Exhibit 10.10

EXECUTION VERSION

ABL CREDIT AGREEMENT

Among

LBM MIDCO, LLC

as Holding,

LBM BORROWER, LLC

as Parent Borrower,

THE SUBSIDIARY BORROWERS PARTY HERETO

as Borrowers,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO,

ROYAL BANK OF CANADA

as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Lender,

RBC CAPITAL MARKETS(1) AND CREDIT SUISSE SECURITIES (USA) LLC

as Joint Lead Arrangers,

RBC CAPITAL MARKETS, CREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS

BANK PLC and SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Bookrunners

and

BARCLAYS BANK PLC and SUNTRUST BANK

as Co-Documentation Agents

Dated as of August 20, 2015

(1)           RBC Capital Markets is a marketing name for the capital markets activities of Royal Bank of Canada and its affiliates.

i

4.13	Certain Rules Relating to the Payment of Additional Amounts	107
4.14	Controls on Prepayment if Aggregate Outstanding Credit Exceeds
	Aggregate Revolving Credit Loan Commitments	109
4.15	Defaulting Lenders	110
4.16	Cash Management	112

SECTION 5. REPRESENTATIONS AND WARRANTIES		116

5.1	Financial Condition	116
5.2	No Change; Solvent	117
5.3	Corporate Existence; Compliance with Law	117
5.4	Corporate Power; Authorization; Enforceable Obligations	117
5.5	No Legal Bar	118
5.6	No Material Litigation	118
5.7	No Default	118
5.8	Ownership of Property; Liens	118
5.9	Intellectual Property	118
5.10	No Burdensome Restrictions	119
5.11	Taxes	119
5.12	Federal Regulations	119
5.13	ERISA	119
5.14	Collateral	120
5.15	Investment Company Act; Other Regulations	121
5.16	Subsidiaries	121
5.17	Purpose of Loans	121
5.18	Environmental Matters	121
5.19	No Material Misstatements	122
5.20	Labor Matters	123
5.21	Insurance	123
5.22	Anti-Terrorism; FCPA	123

SECTION 6. CONDITIONS PRECEDENT		124

6.1	Conditions to Initial Extension of Credit	124
6.2	Conditions Precedent to Each Extension of Credit After the Closing
	Date	128

SECTION 7. AFFIRMATIVE COVENANTS		129

7.1	Financial Statements	129
7.2	Certificates; Other Information	131
7.3	Payment of Taxes	133
7.4	Maintenance of Existence; Compliance with Laws	133
7.5	Maintenance of Property; Insurance	134
7.6	Inspection of Property; Books and Records; Discussions	135
7.7	Notices	136
7.8	Environmental Laws	137

7.9	After-Acquired Real Property and Fixtures and Future Subsidiaries	138
7.10	[Reserved.]	140
7.11	Use of Proceeds	140
7.12	Post-Closing Security Perfection	141
7.13	Annual Conference Calls	141

SECTION 8. NEGATIVE COVENANTS		141

8.1	Limitation on Indebtedness	141
8.2	Limitation on Liens	146
8.3	Limitation on Fundamental Changes	150
8.4	Limitation on Asset Dispositions	152
8.5	Limitation on Dividends and Other Restricted Payments	153
8.6	Limitation on Transactions with Affiliates	156
8.7	Limitation on Amendments	158
8.8	Accounting Changes	158
8.9	Limitations on Restrictive Agreements	158
8.10	Financial Condition Covenant	160

SECTION 9. EVENTS OF DEFAULT		162

9.1	Events of Default	162
9.2	Remedies Upon an Event of Default	165
9.3	Parent Borrower’s Right to Cure	165

SECTION 10. THE AGENTS AND THE OTHER REPRESENTATIVES		166

10.1	Appointment	166
10.2	The Administrative Agent and Affiliates	167
10.3	Action by Agent	167
10.4	Exculpatory Provisions	167
10.5	Acknowledgement and Representation by Lenders	168
10.6	Indemnity; Reimbursement by Lenders	169
10.7	Right to Request and Act on Instructions	170
10.8	Swingline Lender	171
10.9	Collateral Matters	171
10.10	Successor Agent	173
10.11	Withholding Tax	174
10.12	Other Representatives	174
10.13	Appointment of Borrower Representatives	174
10.14	Administrative Agent May File Proofs of Claims	174
10.15	Application of Proceeds	175
10.16	Approved Electronic Communications	176

SECTION 11. MISCELLANEOUS		177

11.1	Amendments and Waivers	177
11.2	Notices	180

11.3	No Waiver; Cumulative Remedies	183
11.4	Survival of Representations and Warranties	183
11.5	Payment of Expenses and Taxes	183
11.6	Successors and Assigns; Participations and Assignments	185
11.7	Adjustments; Set-off; Calculations; Computations	193
11.8	Judgment	194
11.9	Counterparts	195
11.10	Severability	195
11.11	Integration	195
11.12	GOVERNING LAW	195
11.13	Submission to Jurisdiction; Waivers	195
11.14	Acknowledgements	197
11.15	WAIVER OF JURY TRIAL	197
11.16	Confidentiality	197
11.17	Incremental Indebtedness; Additional Indebtedness	199
11.18	USA Patriot Act Notice	199
11.19	Special Provisions Regarding Pledges of Capital Stock in, and
	Promissory Notes Owed by, Persons Not Organized in the United
	States	199
11.20	Electronic Execution of Assignments and Certain Other Documents	199
11.21	Joint and Several Liability; Postponement of Subrogation	199
11.22	Designated Cash Management Agreements and Designated Hedging
	Agreements	200

SCHEDULES

A	Commitments and Addresses
B	Eligible Inventory Locations
4.16	DDAs and Concentration Accounts
5.4	Consents Required
5.16	Subsidiaries
5.21	Insurance
7.12	Post-Closing Security Perfection
8.1	Existing Indebtedness
8.2	Existing Liens

EXHIBITS

A-1	Form of Revolving Credit Note
A-2	Form of Swingline Note
B	Form of Guarantee and Collateral Agreement
C	Form of ABL/Term Loan Intercreditor Agreement
D	Form of Mortgage
E	Form of Prepayment Notice
F	Form of U.S. Tax Compliance Certificate
G	Form of Assignment and Acceptance

H	Form of Officer’s Certificate
I	Form of Secretary’s Certificate
J	Form of Borrowing Base Certificate
K	[Reserved]
L	Form of L/C Request
M	Swingline Loan Participation Certificate
N	[Reserved]
O	[Reserved]
P	[Reserved]
Q	[Reserved]
R	[Reserved]
S	Form of Borrowing/Continuation/Conversion Notice
T	Form of Solvency Certificate
U	Form of Subsidiary Borrower Joinder
V-1	[Reserved]
V-2	Form of Lender Joinder Agreement
W	Form of Intercompany Subordination Agreement

v

CREDIT AGREEMENT, dated as of August 20, 2015, among LBM BORROWER, LLC, a Delaware limited liability company (“Acquisition Sub” and the “Parent Borrower”), the Subsidiary Borrowers from time to time party hereto (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), LBM MIDCO, LLC, a Delaware limited liability company (“Holding”), the several banks and other financial institutions from time to time party to this Agreement (as further defined in subsection 1.1, the “Lenders”) and ROYAL BANK OF CANADA, as swingline lender (in such capacity, the “Swingline Lender”), as an issuing lender (in such capacity, an “Issuing Lender”), and as administrative agent and collateral agent for the Lenders and the Issuing Lenders hereunder (in such capacities, respectively, the “Administrative Agent” and “Collateral Agent”).

The parties hereto hereby agree as follows:

WITNESSETH:

WHEREAS, to consummate the transactions contemplated by the Acquisition Agreement, the Parent Borrower will (A) enter into the First Lien Credit Agreement to borrow First Lien Term Loans in an aggregate principal amount of $656.5 million (unless reduced in accordance with subsection 6.1(b)), (B) borrow Second Lien Term Loans, under the Second Lien Credit Agreement in an aggregate principal amount of up to $154.5 million (unless reduced in accordance with subsection 6.1(b)) and (C) obtain Commitments under this Agreement in an aggregate principal amount of up to $175.0 million;

WHEREAS, the cash proceeds of the Equity Contribution, the First Lien Term Loans, the Second Lien Term Loans and any Loans made on the Closing Date hereunder will be used on the Closing Date, inter alia, to consummate the Transactions, and to pay fees, premiums and expenses incurred in connection with the Transactions; and

WHEREAS, the Parent Borrower has requested the Lenders (A) to extend credit in the form of Revolving Credit Loans at any time and from time to time prior to the Termination Date, in an aggregate principal amount at any time outstanding not in excess of $175.0 million and (B) to participate in the Swingline Loans provided for herein and (C) issue and participate in the Letters of Credit provided for herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.         DEFINITIONS.

1.1          Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“30-Day Projected Specified Excess Availability”: as of the date of any Specified Transaction, the sum of (x) the quotient obtained by dividing (a) the sum of each day’s projected Excess Availability during the 30 consecutive day period immediately following such Specified Transaction (in each case as reasonably determined by the Parent Borrower in good faith and calculated on a pro forma basis for each day during such 30-day period to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with such Specified Transaction) by (b) 30 days plus (y) Specified Unrestricted Cash as of such date (but excluding therefrom the cash proceeds of any Specified Equity Contribution).

“ABL Loan Documents” or “Loan Documents”: this Agreement, any Revolving Credit Notes, the Guarantee and Collateral Agreement, the ABL/Term Loan Intercreditor Agreement, each Other Intercreditor Agreement (on and after the execution thereof) and any other Security Documents, each as amended, supplemented, waived or otherwise modified, extended, renewed, refinanced or replaced from time to time.

“ABL Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement whether or not the same remains in full force and effect.

“ABL/Term Loan Intercreditor Agreement”: the intercreditor agreement, dated as of the date hereof, between the Collateral Agent, the First Lien Collateral Agent (in its capacity as collateral agent under the First Lien Loan Documents) and the Second Lien Collateral Agent (in its capacity as collateral agent under the Second Lien Loan Documents), and acknowledged by certain of the Loan Parties in the form attached hereto as Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBOR Rate (determined at or about 11:00 A.M. (London time) on such day) for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00%. “Prime Rate” shall mean the rate of interest per annum determined from time to time by Royal Bank of Canada to be its prime rate in effect at its principal office in New York City and notified to the Parent Borrower (the Prime Rate not being intended to be the lowest rate of interest charged by Royal Bank of Canada in connection with extensions of credit to debtors). “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (b) or (c) above, as the case may be, and the ABR shall be determined by reference to clause (a) of this definition until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accelerated”: as defined in subsection 9.1(e).

“Acceleration”: as defined in subsection 9.1(e).

“Account Debtor”: any Person who is obligated on an Account, Chattel Paper, or a General Intangible.

“Accounts”: as defined in the UCC; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services in the ordinary course made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Account Debtors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquisition”: the direct or indirect acquisition by Acquisition Sub of the outstanding equity interests of Target pursuant to the Acquisition Agreement.

“Acquisition Agreement”: the Membership Interest Acquisition Agreement dated as of July 24, 2015, among Target, Holding Parent and others, as the same may be amended, supplemented, waived or otherwise modified from time to time (and as such Acquisition Agreement may be amended to assign certain rights of Holding Parent to Holding or Acquisition Sub on or prior to the Closing Date, it being understood that any such amendment shall not be deemed to be materially adverse to the Lenders).

“Acquisition Agreement Material Adverse Effect”: any event, change, circumstance, development, fact or event that has, or would reasonably be expected to have, a material adverse effect upon the financial condition, business or results of operations of the Company Group, taken as a whole; provided, however, that none of the following shall be taken into account, either alone or in combination, in determining whether an Acquisition Agreement Material Adverse Effect has occurred or would reasonably be expected to occur: (i) conditions generally affecting the United States economy, the regulatory environment or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index or any changes in interest rates or exchange rates) in the United States or elsewhere in the world, (ii) any national, international or supranational political or geopolitical conditions, including the engagement in or escalation of hostilities or war, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, or any epidemics, pandemics, outbreaks, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event) or any other national or international calamity or crisis, (iii)

changes in GAAP, accounting standards or in the interpretation or enforcement thereof, (iv) changes in any Legal Requirement, (v) any adverse change in the credit ratings of any member of the Company Group (it being understood that the facts and circumstances giving rise to such change may be taken into account to determine whether there has been an Acquisition Agreement Material Adverse Effect), (vi) any change that is generally applicable to the industries or markets in which any member of the Company Group operates, (vii) the execution or announcement of the Acquisition Agreement or the transactions contemplated by the Acquisition Agreement, in each case to the extent directly attributable to the execution or announcement of the Acquisition Agreement or the transactions contemplated by the Acquisition Agreement (including by reason of the identity of Buyer or by Buyer’s or any of its Affiliates’ announcement regarding their respective plans or intentions with respect to the conduct of the Business and, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, employees or others having business relationships with any member of the Company Group), (viii) any failure in and of itself by any member of the Company Group to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings, cash flow or cash position and any seasonal changes in the results of operations of any member of the Company Group for any period ending on or after the date of the Acquisition Agreement (it being understood that the facts and circumstances giving rise to such failure may be taken into account to determine whether there has been an Acquisition Agreement Material Adverse Effect), (ix) the taking of any action required by the Acquisition Agreement and/or the Transaction Documents by any member of the Company Group, or any failure to take any action by any member of the Company Group due to Buyer’s failure to consent to the Sellers’ request to take such action pursuant to Section 7.1 of the Acquisition Agreement; except in the case of clauses (i), (ii), (iii), (iv) and (v) above, if such conditions, events, changes, crisis and disasters, as applicable, have a materially disproportionate impact on the Company Group, taken as a whole, as compared to other Persons engaged in the same industry. Capitalized terms used in this definition of “Acquisition Agreement Material Adverse Effect” (other than “Acquisition Agreement” and “Acquisition Agreement Material Adverse Effect”, which have the meanings set forth in this Agreement) shall have the meaning given to them in the Acquisition Agreement.

“Acquisition Sub”: as defined in the Preamble hereto.

“Additional Agent”: as defined in the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Assets”: (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent Borrower or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Indebtedness”: as defined in the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, or, if no such intercreditor agreement is in effect, any Indebtedness that is or may from time to time be incurred in compliance with subsection 8.1 and, in any such case, that is secured by a Lien on Collateral and is permitted to be so Incurred in compliance with subsection 8.1 and secured by subsection 8.2, and is designated as “Additional Indebtedness” by the Parent Borrower in writing to the Administrative Agent.

“Additional Lender”: as defined in subsection 2.6(a).

“Adjusted LIBOR Rate”: with respect to any Borrowing of Eurocurrency Loans for any Interest Period, an interest rate per annum determined by the Administrative Agent to be equal to (i) the LIBOR Rate for such Borrowing of Eurocurrency Loans in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurocurrency Loans for such Interest Period; provided that the Adjusted LIBOR Rate shall in any event, be deemed to be not less than 0.0%.

“Adjusted Pre-Tax Income”: the trailing four-quarter Consolidated EBITDA minus (1) Consolidated Interest Expense, (2) book depreciation, and (3) book amortization.

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to subsection 10.10.

“Affected Loans”: as defined in subsection 4.9.

“Affected Rate”: as defined in subsection 4.7.

“Affiliate”: with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction”: as defined in subsection 8.6(a).

“Agent Advance”: as defined in subsection 2.1(c).

“Agent Advance Period”: as defined in subsection 2.1(c).

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent.

“Aggregate Lender Exposure”: the sum of (a) the aggregate principal amount of all Revolving Credit Loans then outstanding, (b) the aggregate amount of all L/C Obligations at such time and (c) the aggregate amount of all Swingline Exposure at such time.

“Aggregate Outstanding Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Revolving Credit Lender then outstanding, (b) the aggregate amount equal to such

Revolving Credit Lender’s Commitment Percentage of the L/C Obligations then outstanding and (c) the aggregate amount equal to such Revolving Credit Lender’s Commitment Percentage, if any, of the Swingline Loans then outstanding.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

“Amendment”: as defined in subsection 8.9(c).

“Applicable Commitment Fee Rate”: with respect to commitment fees payable hereunder with respect to any Fiscal Quarter, (a) initially a percentage per annum equal to 0.375% and (b) from and after the date falling at the end of the first Fiscal Quarter ended at least three months after the Closing Date, a rate per annum equal to the rate set forth below opposite the applicable Average Daily Used Percentage for the immediately preceding Fiscal Quarter:

	Average Daily Used	Commitment Fee
Level	Percentage	Rate
I	< 50%	0.375%
II	> 50%	0.250%

“Applicable Margin”: a rate per annum equal to the rate set forth below for the applicable type of Loan and opposite the applicable Average Daily Excess Availability Percentage:

	Average Daily
	Excess
	Availability
Level	Percentage	Applicable Margin
			Adjusted
			LIBOR
		ABR	Rate
I	< 33.33%	1.00%	2.00%
II	>33.33, but < 66.67%	0.75%	1.75%
III	< 66.67%	0.50%	1.50%

Each change in the Applicable Margin resulting from a change in Average Daily Excess Availability Percentage for the most recent Fiscal Quarter ended immediately preceding the first day of a Fiscal Quarter shall be effective with respect to all Loans and Letters of Credit outstanding on and after such first day of such Fiscal Quarter. Notwithstanding the foregoing, Average Daily Excess Availability Percentage (i) shall be deemed to be in Level I from the Closing Date to the date of delivery to the Administrative Agent of the Borrowing Base

Certificate required by subsection 7.2(f) for the first Fiscal Quarter ended at least three (3) months after the Closing Date and (ii) shall be deemed to be in Level I at any time (after the expiration of the applicable cure period) during which the Parent Borrower has failed to deliver the Borrowing Base Certificate required by subsection 7.2(f).

In addition, at all times while an Event of Default known to the Parent Borrower shall have occurred and be continuing, the Applicable Margin shall not decrease from that previously in effect as a result of the delivery of such Borrowing Base Certificate.

“Approved Electronic Communications”: each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided that “Approved Electronic Communications” shall exclude (i) any notice pursuant to subsection 4.4 and (ii) all notices of any Default.

“Approved Electronic Platform”: as defined in subsection 10.16.

“Asset Disposition”: any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Parent Borrower or any of its Restricted Subsidiaries (including any disposition of shares of Capital Stock of any joint venture held by the Parent Borrower or a Restricted Subsidiary or any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Parent Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments in the ordinary course of business or consistent with past practice, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, in each case in connection with the compromise or collection thereof, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by subsection 8.3, (vii) [reserved], (viii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Parent Borrower or any Restricted Subsidiary, so long as the Parent Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property (other than Inventory or Accounts) built or acquired by the Parent Borrower or any Restricted Subsidiary after the Closing Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation, eminent domain or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Parent Borrower in good faith)

in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $10.0 million, (xvi) any Exempt Sale and Leaseback Transaction, (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole, (xviii) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property or (xix) dispositions for net available cash not exceeding in the aggregate in any Fiscal Year $10.0 million.

“Assignee”: as defined in subsection 11.6(b).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit G.

“Auto-Renewal L/C”: as defined in subsection 3.1(c).

“Availability”: the lesser of (x) the total Commitments as in effect at such time and (y) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered).

“Availability Reserves”: reserves, if any, (1) established by the Administrative Agent from time to time hereunder in its Permitted Discretion against the Borrowing Base, including without limitation, and such reserves, subject to subsection 2.1(b), as the Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impairment to (A) the value, or the collectability in the ordinary course of business, of Eligible Accounts or Eligible Extended Accounts (including, without limitation, on account of bad debts) or the value (based on cost and quantity) of Eligible Inventory or (B) the enforceability or priority of the Lien on the Collateral consisting of Eligible Accounts or Eligible Extended Accounts or Eligible Inventory included in the Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral), (2) constituting Cash Management Reserves and Designated Hedging Reserves established in accordance with subsection 2.1(b) and (3) Dilution Reserves.

“Available Incremental Amount”: at any time, without duplication, an amount equal to the difference (but not less than zero) between (a) $225.0 million and (b) the sum of the Commitments (other than Incremental Revolving Commitments) plus all Incremental Revolving Commitments established in each case prior to such date pursuant to subsection 2.6.

“Average Daily Excess Availability Percentage”: for any Fiscal Quarter, the percentage derived by dividing (x) the average daily Excess Availability for such Fiscal Quarter by (y) the average daily amount of the aggregate Commitments during such Fiscal Quarter.

“Average Daily Used Percentage”: for any Fiscal Quarter, the percentage derived by dividing (a) the sum of (x) the average daily principal balance of all Loans (other than the principal balance of any Swingline Loans) during such Fiscal Quarter plus (y) the average daily undrawn amount of all outstanding Letters of Credit by (b) the average daily amount of the aggregate Commitments during such Fiscal Quarter.

“Bank Products Affiliate”: any ABL Bank Product Affiliate as defined in the ABL/Term Loan Intercreditor Agreement.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including the processing of payments and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by the Parent Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Obligations”: of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Benefited Lender”: as defined in subsection 11.7(a).

“BlackEagle Parties”: BlackEagle Partners Fund, L.P., BlackEagle Partners GP, LLC, BlackEagle Partners LLC and any other investment vehicle or fund which, directly or indirectly, is in control of, is controlled by, or is under common control with, BlackEagle Partners Fund, L.P., BlackEagle Partners GP, LLC and/or BlackEagle Partners LLC.

“Blocked Account”: as defined in subsection 4.16(b)(iii).

“Blocked Account Agreement”: as defined in subsection 4.16(b)(iii).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Borrower Representative”: the Parent Borrower in its capacity as Borrower Representative pursuant to the provisions of subsection 10.13.

“Borrowers”: as defined in the Preamble hereto, including any successor in interest thereto permitted pursuant to the terms of this Agreement.

“Borrowing”: the borrowing of one Type of Loan of a single Tranche by the Borrowers (on a joint and several basis) from all the Lenders having Commitments or other commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of Eurocurrency Loans, the same Interest Period.

“Borrowing Base”: as of any date of determination, shall equal the sum of

(a)                                 85% of Eligible Accounts and 85% of Eligible Extended Accounts, plus

(b)                                 the lesser of (i) 75% of Eligible Inventory, valued at the lower of moving weighted average cost basis and fair market value, and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory, minus

(c)                                  the amount of all Availability Reserves.

The Borrowing Base shall equal $171,116,524.99 until a field examination and inventory appraisal is completed to the reasonable satisfaction of the Administrative Agent and, subsequent to completion of such field exam and inventory appraisal, a Borrowing Base Certificate is provided in accordance with subsection 7.2(f).

“Borrowing Base Certificate”: as defined in subsection 7.2(f) (together with, for the avoidance of doubt, the borrowing base certificate provided to the Administrative Agent pursuant to subsection 6.1(r)).

“Borrowing Date”: any Business Day specified in a notice pursuant to subsection 2.2, 2.4 or 3.2 as a date on which the Borrower Representative requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Broker-Dealer Subsidiary”: any Subsidiary required to be registered as a broker-dealer under the Exchange Act.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City, except that, when used in connection with any Eurocurrency Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Capital Expenditures”: with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of (i) expenditures made for Investments permitted by subsection 8.5, (ii) interest capitalized during such period to the extent relating to Capital Expenditures or (iii) expenditures made with the proceeds of any equity securities issued or capital contributions received, or

Indebtedness incurred, by the Parent Borrower or any of its consolidated Restricted Subsidiaries) which, in accordance with GAAP, are or should be included in “capital expenditures”.

“Capital Stock”: of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation”: an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary”: any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents”: any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America or a member state of The European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or the First Lien Credit Agreement or the Second Lien Credit Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act and (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“Cash Management Arrangements”: any agreement or arrangement relating to any service provided pursuant to a Bank Products Agreement with a Cash Management Party.

“Cash Management Party”: any Bank Products Affiliate party to a Bank Products Agreement.

“Cash Management Reserves”: reserves in an amount equal to the then reasonably anticipated monetary obligations of the Loan Parties under any Designated Cash Management Agreements owing to any Cash Management Party. Such anticipated monetary obligations shall be the amount calculated by the relevant Cash Management Party and provided to the Administrative Agent, the relevant Loan Party and the Parent Borrower together with the supporting calculations therefor (a) on or prior to the date on which the applicable Bank Products Agreement is designated as a Designated Cash Management Agreement and (b) thereafter promptly (but in any case not later than three (3) Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or the Parent Borrower, as applicable.

“Change in Law”: as defined in subsection 4.11(a).

“Change of Control”: (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as the Parent Borrower is a Subsidiary of any Parent, shares of Voting Stock having less than 50% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Parent Borrower is not a Subsidiary of any Parent, shares of Voting Stock having less than 50% of the total voting power of all outstanding shares of the Parent Borrower; (ii) at any time upon or after the consummation of a Qualifying IPO, (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as the Parent Borrower is a Subsidiary of any Parent, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Parent Borrower is not a Subsidiary of any Parent, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of the Parent Borrower and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Parent Borrower is a Subsidiary of any Parent, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Parent Borrower is not a Subsidiary of any Parent, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of the Parent Borrower; (iii) Holding shall cease to own, directly or indirectly, 100% of the Capital Stock of the Parent Borrower (or any successor to the Parent Borrower permitted pursuant to subsection 8.3) or (iv) a “Change of Control” as defined in the First Lien Credit Agreement or the Second Lien Credit Agreement (or any indenture or other agreement governing Refinancing Indebtedness in respect of the First Lien Term Loans or the Second Lien Term Loans and in each case relating to Indebtedness in an aggregate principal amount equal to or greater than $30.0 million); as used in this paragraph “Voting Stock” shall mean shares of Capital Stock entitled to vote generally in the election of directors. Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Chattel Paper”: chattel paper (as such term is defined in Article 9 of the UCC).

“Closing Date”: the date on which all the conditions precedent set forth in subsection 6.1 shall be satisfied or waived.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the Preamble hereto and shall include any successor to the Collateral Agent appointed pursuant to subsection 10.10.

“Collateral Representative”: the Person designated for the purpose of representing the Secured Parties with respect to the Collateral pursuant to this Agreement, the Guarantee and Collateral Agreement, the ABL/Term Loan Intercreditor Agreement and each Other Intercreditor Agreement (on and after the execution thereof).

“Collection Amounts”: as defined in subsection 10.15.

“Commercial L/C”: as defined in subsection 3.1(b).

“Commitment”: as to any Lender, the commitment, if any, of such Lender to make Extensions of Credit to the Borrowers in the amount set forth opposite its name on Schedule A hereto or as may subsequently be set forth in the Register from time to time. The original amount of the aggregate Commitments of the Lenders is $175,000,000.

“Commitment Letter”: the Commitment Letter, dated as of July 24, 2015, among Holding Parent, Royal Bank of Canada, Credit Suisse AG, Cayman Islands Branch, and Credit Suisse Securities (USA) LLC and as amended and restated on July 29, 2015.

“Commitment Percentage”: of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the aggregate Commitments at such time; provided that for purposes of subsections 4.15(d) and 4.15(e), “Commitment Percentage” shall mean the percentage of the total Commitments (disregarding the Commitment of any Defaulting Lender to the extent its Swingline Exposure or L/C Obligations is reallocated to the Non-Defaulting Lenders) represented by such Lender’s Commitment; provided, further, that if any such determination is to be made after the Commitments (and the related Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Commitment Period”: the period from and including the Closing Date to but not including the Termination Date, or such earlier date as the Commitments shall terminate as provided herein.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Compliance Certificate”: as defined in subsection 7.2(b).

“Compliance Period”: any period commencing on the date on which either (x) a Specified Default has occurred and has been continuing or (y) the Administrative Agent determines that Specified Availability is less than the greater of (x) 10.0% of Availability and (y) $14.0 million, in each case as of such date of determination. The Compliance Period shall be deemed continuing notwithstanding that Specified Availability may thereafter exceed the amount set forth in the preceding sentence unless and until for twenty (20) consecutive days (x) no Specified Default has existed or been continuing and (y) Specified Availability shall have been not less than the greater of (x) 10.0% of Availability at such time and (y) $14.0 million, in which event a Compliance Period shall no longer be deemed to be continuing.

“Concentration Account”: any concentration account maintained by any Qualified Loan Party (other than any such concentration account if such concentration account is (i) an Excluded Account or (ii) all of the funds and other assets owned by a Qualified Loan Party held in such concentration account are excluded from the Collateral pursuant to any Security Document, including Excluded Assets) into which the funds in any DDA are transferred on a periodic basis as provided for in subsection 4.16(b). All funds in any Concentration Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in such Concentration Account, subject to the Security Documents, the ABL/Term Loan Intercreditor Agreement or any other applicable Other Intercreditor Agreement.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Parent Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to any Borrower.

“Confidential Information Memorandum”: that certain Confidential Information Memorandum furnished to the Lenders on or about July 30, 2015.

“Consolidated EBITDA”: for any period, the Consolidated Net Income for such period, plus (w) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) the maximum amount of Restricted Payments that could have been made pursuant to Section 8.5(b)(viii) during such period (assuming that there was sufficient cash available to make all such Restricted Payments) and provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated

Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees and (for purposes of calculating the Consolidated Total Leverage Ratio) any Special Purpose Financing Expense, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Parent Borrower or any of its Restricted Subsidiaries), (v) the amount of any minority interest expense deducted from subsidiary income attributable to minority equity interests of third parties in any Non-Wholly-Owned Subsidiary, (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any Investor or any of its Affiliates permitted to be paid pursuant to subsection 8.6(b)(vii), (vii) interest and investment income, (viii) the amount of loss on any Financing Disposition, (ix) any stretch or retention bonus actually paid to management and employees pursuant to any bona fide plan or agreement, (x) internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP, (xi) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, (xii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Parent Borrower or an issuance of Capital Stock of the Parent Borrower (other than Disqualified Stock) that are not designated as Excluded Contributions, and (xiii) integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities or stores, costs and operating expenses incurred in connection with any strategic initiatives or attributable to the implementation of cost saving initiatives, costs or accruals or reserves incurred in connection with acquisitions whether on, after or prior to the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), severance costs and expenses, one-time compensation charges, retention or completion bonuses, executive recruiting costs, consulting fees, restructuring costs and reserves, and curtailments or modifications to pension and postretirement employee benefit plans and any acquisition (including any such transactions consummated prior to the Closing Date and any such transactions whether or not successful) and any charges or non-recurring transaction costs incurred during such period as a result of any such transaction, plus (x) the amount of net cost savings projected by the Parent Borrower in good faith to be realized as a result of actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 18 months after the date of determination to take such action (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Total Leverage Ratio”; and (C) such cost savings are reasonably expected by the Parent Borrower to be realized within 18 months after the date any such actions are taken, minus (y) the sum of the following to the extent included in calculating such Consolidated Net Income, without duplication: (i) non-cash gains relating to cash receipts in a prior period to the extent such cash receipts were included in the calculation of Consolidated

EBITDA in such prior period, (ii) non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period.

“Consolidated Fixed Charge Coverage Ratio”: (a) as of the last day of the Most Recent Four Quarter Period, the ratio of (a) (i) the aggregate amount of Consolidated EBITDA, for such period minus (ii) the unfinanced portion of all Capital Expenditures (excluding any Capital Expenditure made in an amount equal to all or part of the proceeds, applied within twelve months of receipt thereof, of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Inventory)) of the Parent Borrower and its consolidated Restricted Subsidiaries during such period, to (b) the sum, without duplication, of (i) Debt Service Charges payable in cash by the Parent Borrower and its consolidated Restricted Subsidiaries during such period plus (ii) federal, state and foreign income taxes paid in cash by the Parent Borrower and its consolidated Restricted Subsidiaries (net of refunds received) during such period plus (iii) cash paid by the Parent Borrower during the relevant period pursuant to subsection 8.5(b)(viii)(B) and (C).

“Consolidated Indebtedness”: at the date of determination thereof, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes or similar instruments, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (ii) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, subsection 8.1(b)(ix).

“Consolidated Interest Expense”: for any period,

(i)                                     the total interest expense of the Parent Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Parent Borrower and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Parent Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Parent Borrower or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus

(ii)                                  Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Parent Borrower held by Persons other than the Parent Borrower or a Restricted Subsidiary, minus

(iii)                               to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities, plus

(iv)                              dividends paid in cash on Designated Preferred Stock pursuant to subsection 8.5(b)(xv)(A) or (B),

in each case under clauses (i) through (iv) as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Parent Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income”: for any period, the net income (loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that, without duplication, there shall not be included in such Consolidated Net Income:

(i)                                     any net income (loss) of any Person that is not the Parent Borrower or a Restricted Subsidiary, except that the Parent Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or other distribution,

(ii)                                  [Reserved],

(iii)                               any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by the Parent Borrower in good faith) or (y) the disposal, abandonment or discontinuation of operations of the Parent Borrower or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations,

(iv)                              any items classified as an extraordinary, unusual or nonrecurring loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Closing Date),

(v)                                 the cumulative effect of a change in accounting principles,

(vi)                              all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii)                           any unrealized gains or losses in respect of Currency Agreements,

(viii)                        any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)                              any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x)                                 to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary,

(xi)                              any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(xii)                           any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiii)                        any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date),

(xiv)                       any accruals and reserves established or adjusted within twelve months after the Closing Date that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies,

(xv)                          to the extent covered by insurance and actually reimbursed (or the Parent Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption,

(xvi)                       any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815 shall be excluded, and

(xvii)                    effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded, provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (xvii) shall also exclude the tax impact of any such item, if applicable.

“Consolidated Total Assets”: as of any date of determination, the total assets, in each case reflected on the consolidated balance sheet of the Parent Borrower as at the end of the most recently ended Fiscal Quarter of the Parent Borrower for which a balance sheet is available, determined on a consolidated basis in accordance with GAAP (but excluding assets of any Unrestricted Subsidiary) (and, in the case of any determination relating to any Incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness”: at the date of determination thereof, an amount equal to (i) Consolidated Indebtedness (other than Indebtedness of up to $30.0 million Incurred under this Agreement) as at such date minus (ii) the amount of Unrestricted Cash of the Parent Borrower and its Restricted Subsidiaries as at such date.

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive Fiscal Quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available (determined, for any Fiscal Quarter (or portion thereof) ending prior to the Closing Date, on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such four-quarter period), provided that:

(1)                                 if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)                                 if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, a

“Purchase”) Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)                                 if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

provided that, for purposes of the foregoing calculation, in the event that the Parent Borrower shall classify Indebtedness Incurred on the date of determination as Incurred in part pursuant to subsection 8.1(b)(xiii) and/or pursuant to subsection 8.1(a) (as provided in subsections 8.1(c)(ii) and (iii)) and in part pursuant to one or more other clauses of subsection 8.1(b), Consolidated Total Indebtedness shall not include any such Indebtedness Incurred pursuant to one or more such other clauses of subsection 8.1(b), and shall not give effect to any Discharge of any Indebtedness from the proceeds of any such Indebtedness being disregarded for purposes of the calculation of the Consolidated Total Leverage Ratio that otherwise would be included in Consolidated Total Indebtedness.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Parent Borrower; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Parent Borrower to be taken no later than 18 months after the date of determination.

“Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Parent Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning. For purposes of this Agreement for periods ending prior to the Closing Date, references to the consolidated financial statements of the Parent Borrower shall be to the consolidated financial statements of Target (with Subsidiaries of Target after giving effect to the Transactions being deemed Subsidiaries of the Parent Borrower), as the context may require.

“Consulting Services Agreement”: the consulting services agreement, dated July 24, 2015, entered into by and among LBM Acquisition, LLC, Saratoga Bend Partners, LLC, Michael Madden and Jason Runco, pursuant to which, among other things, Saratoga Bend Partners, LLC, Michael Madden and Jason Runco provides certain consulting and advisory services to LBM Acquisition, LLC; provided that the Consulting Services Agreement may only provide for payments to Saratoga Bend Partners, LLC, Michael Madden, Jason Runco, any

Investor or any Affiliates of the foregoing up to an amount not in excess of the Consulting Services Payment Amount; as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof so long as any such amendment, supplement, waiver or modification does not increase the aggregate amount of fees, payments or other compensation payable thereunder, while any Obligations under the ABL Loan Documents are outstanding, to an amount in excess of the Consulting Services Payment Amount.

“Consulting Services Payment Amount” means (x) payments for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, of no more than $1.0 million in any fiscal year and (y) payments of all reasonable out-of-pocket expenses incurred in connection with such services or activities.

“Contingent Obligation”: with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts”: the aggregate amount of capital contributions applied by the Parent Borrower to permit the Incurrence of Contribution Indebtedness pursuant to subsection 8.1(b)(xii).

“Contribution Indebtedness”: Indebtedness of the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions, the proceeds from the issuance of Disqualified Stock or Designated Preferred Stock or contributions by the Parent Borrower or any Restricted Subsidiary) made to the capital of the Parent Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate signed by a Responsible Officer on the date of Incurrence thereof.

“Core Concentration Account”: as defined in subsection 4.16(c).

“Credit Facilities”: one or more of (i) the First Lien Loan Documents, (ii) the Second Lien Loan Documents, (iii) the ABL Loan Documents and (iv) any other facilities or arrangements designated by the Parent Borrower, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Indebtedness”: any and all amounts, whether outstanding on the Closing Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation any principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Borrower or any Restricted Subsidiary, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Cure Amount”: as defined in subsection 9.3(a).

“Cure Expiration Date”: as defined in the definition of the term “Specified Equity Contribution” in this subsection 1.1.

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“DDA”: any checking or other demand deposit bank account maintained by any Qualified Loan Party (other than any such checking or other demand deposit account if such checking or other demand deposit account is (i) an Excluded Account or (ii) all of the funds and other assets owned by a Qualified Loan Party held in such checking or other demand deposit account are excluded from the Collateral pursuant to any Security Document, including Excluded Assets) into which the proceeds of ABL Priority Collateral are deposited or are expected to be deposited. All funds in any DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in such DDA, subject to the Security Documents, the ABL/Term Loan Intercreditor Agreement or any applicable Other Intercreditor Agreement.

“Debt Financing”: the debt financing transactions contemplated under (a) the First Lien Loan Documents, (b) the Second Lien Loan Documents and (c) the ABL Loan Documents, in each case including any Interest Rate Agreements related thereto.

“Debt Service Charges”: for any period, the sum of (a) if positive, the difference between cash interest expense with respect to borrowed money of the Parent Borrower and its Restricted Subsidiaries less any amounts received pursuant to Hedging Agreements relating to such borrowed money and cash interest income for such period, plus (b) scheduled principal payments required to be made on, or redemptions with respect to, borrowed money and Capitalized Lease Obligations during such period (excluding, for the avoidance of doubt, any voluntary or mandatory prepayments with respect thereto, including any payments required to be made on the final maturity date thereof), plus (c) scheduled mandatory payments on account of Disqualified Stock of the Parent Borrower and its consolidated Restricted Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a consolidated basis in accordance with GAAP.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of subsection 9.1(e), if applicable, a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”: as defined in subsection 9.1(e).

“Defaulting Lender”: (subject to subsection 4.15(g)) any Lender or Agent whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deposit Account”: a deposit account (as such term is defined in Article 9 of the UCC).

“Designated Cash Management Agreements”: Bank Products Agreements that are (i) secured by Liens on ABL Priority Collateral that are pari passu in priority with the Liens on such Collateral securing the amounts due under this Agreement, pursuant to the Security Documents and (ii) designated as a “Designated Cash Management Agreement” as contemplated by subsection 11.22.

“Designated Hedging Agreements”: Hedging Agreements that are (i) secured by Liens on ABL Priority Collateral that are pari passu in priority with the Liens on such Collateral securing the amounts due under this Agreement, pursuant to the Security Documents and (ii) designated as a “Designated Hedging Agreement” to the Administrative Agent as contemplated by subsection 11.22.

“Designated Hedging Reserves”: reserves in an amount equal to the then aggregate outstanding mark-to-market (“MTM”) exposure of all Loan Parties to the relevant Hedging Parties under all Designated Hedging Agreements as provided by the applicable Hedging Party in writing from time to time in accordance with the succeeding requirements. Such exposure shall be the sum of the positive aggregate MTM values to each Hedging Party of all Designated Hedging Agreements with such Hedging Party outstanding at the time of the relevant calculation. The aggregate MTM value to a Hedging Party of all Designated Hedging Agreements with such Hedging Party shall be calculated by such Hedging Party (i) on a net basis by taking into account the netting provision contained in the ISDA Master Agreement (or other similar agreement with netting provisions substantially similar to an ISDA Master Agreement) with such Hedging Party and (ii) if applicable, by taking into account any master netting agreement or arrangement in place among such Hedging Party, any Subsidiary or Affiliate thereof that is also party to a Designated Hedging Agreement and the relevant Loan Party, in which case the positive aggregate MTM value of all relevant Designated Hedging Agreements to such Hedging Party and such Subsidiaries or Affiliates who are parties to such master netting agreements shall be calculated in respect of all of the relevant Designated Hedging Agreements on a net basis across all such Designated Hedging Agreements; provided that the Parent Borrower (i) certifies to the Administrative Agent that such master netting agreement shall apply to all such Designated Hedging Agreements in all cases including upon the occurrence of an event of default by the relevant Loan Party in respect of any such Designated Hedging Agreement and (ii) upon request, provides to the Administrative Agent a copy of the master netting agreement. The Hedging Party, in calculating the positive aggregate MTM value to such Hedging Party, shall take into account the value of collateral posted to such Hedging Party in respect of such Designated Hedging Agreements, such that the value of such collateral shall reduce the MTM value of such Designated Hedging Agreements that is out-of-the-money to the relevant Loan Party by an amount equal to (x) the amount of cash collateral or (y) the value of non-cash collateral with such value as determined by the relevant Hedging Party or the relevant valuation agent in accordance with the relevant credit support annex or other collateral agreement (for the avoidance of doubt, taking into account any haircut provision applicable to such non-cash collateral); provided that the Parent Borrower shall provide any supporting documentation for such value as may be reasonably requested by the Administrative Agent. For the avoidance of doubt, if the MTM value of all Designated Hedging Agreements with a Hedging Party is a negative amount to such Hedging Party (i.e., if all such Designated Hedging Agreements with such Hedging Party are in-the-money to the relevant Loan Party on a net basis), such MTM value shall be treated as zero in calculating the amount of the Designated Hedging Reserves. The MTM value of a Designated Hedging Agreement for this purpose shall be calculated and provided to the Administrative Agent, the relevant Loan Party and the Parent Borrower together with the supporting calculations therefor (i) on or prior to the date on which the applicable Hedging Agreement is designated as a Designated Hedging Agreement and (ii) thereafter promptly (but in any case not later than three (3) Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or the Parent Borrower, as applicable, for such MTM value. Upon receipt of such MTM value of a Designated Hedging Agreement from the relevant Hedging Party, the Parent Borrower may, within three (3) Business Days of such receipt, notify the Administrative Agent that the Parent Borrower does not agree with such MTM value provided by such Hedging Party and seek a Dealer Polling (as defined below) with respect to the relevant Designated Hedging Agreement as set forth below. In the event the Parent Borrower does not provide such notice to the Administrative Agent, the Administrative Agent shall use such MTM value in calculating the relevant portion of the Designated Hedging Reserves. Prior to any Hedging Party providing the MTM value of a Hedging Agreement, the applicable Hedging Agreement will not be designated as a Designated Hedging Agreement for the purposes of this Agreement, until such time as an MTM value is provided by such Hedging

Party or an alternative value is provided by the Parent Borrower pursuant to a Dealer Polling. The Parent Borrower may commence a Dealer Polling (i) at any time if a Hedging Party fails to provide an MTM value or (ii) within three (3) Business Days of the receipt by the Administrative Agent of an MTM value provided by a Hedging Party. In the case of the immediately preceding sub-clause (ii), until Dealer Polling results in an alternative MTM value, the MTM value provided by the Hedging Party shall be used for purposes of calculating the Designated Hedging Reserves. If a Hedging Party provides an MTM value in respect of the relevant Designated Hedging Agreement subsequent to the determination of an MTM value in accordance with a Dealer Polling, such MTM value so provided by the Hedging Party shall be used in calculating the relevant portion of the Designated Hedging Reserves; provided that the Parent Borrower may disagree with such new MTM value and commence a new Dealer Polling in accordance with these provisions. A “Dealer Polling” for purposes hereof is a procedure by which the Parent Borrower seeks mid-market quotations (which may be firm or indicative) from at least two (and not more than three) recognized dealers in Hedging Agreements of the same or similar type of the MTM value of a Designated Hedging Agreement. In seeking such quotations, the Parent Borrower shall (x) instruct each such dealer to calculate its mid-market valuation in a manner consistent with the manner in which such dealer would calculate such valuation for products of its own that are of the same or substantially similar type as the relevant Designated Hedging Agreement and (y) provide each such dealer with the transaction details and other information necessary for such dealer to provide such mid-market quotation. The Parent Borrower shall provide a copy of all written communications with each such dealer and all information provided pursuant to clause (y) of the preceding sentence to the dealers participating in the Dealer Polling to the Administrative Agent and the relevant Hedging Party. Upon notification and delivery by the Parent Borrower to the Administrative Agent of (A) the details and results of any such mid-market quotations from such other dealers attributable to the Designated Hedging Agreement for which such additional dealer mid-market quotations have been obtained, and (B) a certificate showing the amount determined by calculating either (i) the arithmetic average of the valuation provided by the relevant Hedging Party and the valuations provided by each of such other dealers in the event the Parent Borrower did not agree with the valuation provided by such Hedging Party or (ii) the arithmetic average of the valuations provided by each of such other dealers in the event the relevant Hedging Party has not provided its valuation (in either case, including reasonable details of such calculation), the Administrative Agent shall adjust the Designated Hedging Reserves attributable to the Designated Hedging Agreement for which such additional dealer mid-market quotations have been obtained to equal the amount provided by the Parent Borrower in preceding clause (B). In the event that (x) the Parent Borrower commenced the Dealer Polling but no third party dealer has provided any quotation within seven (7) Business Days from the date on which the Parent Borrower notified the Administrative Agent of the commencement of the Dealer Polling, or (y) the Parent Borrower has failed to commence the Dealer Polling in a situation described above, then the MTM value of the relevant Designated Hedging Agreement for purposes of the determination of the relevant portion of the Designated Hedging Reserves shall be determined by the Administrative Agent based on the previous MTM value provided by the relevant Hedging Party.

“Designated Noncash Consideration”: the Fair Market Value of non-cash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate signed by a Responsible Officer and delivered to the Administrative Agent, setting forth the basis of such valuation.

“Designated Preferred Stock”: Preferred Stock of the Parent Borrower (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to a certificate executed by a Responsible Officer of the Parent Borrower or the applicable Parent, as the case may be, on the date of issuance thereof.

“Designation Date”: as defined in subsection 2.8(f).

“Dilution”: as of any date of determination, as to Accounts, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, contract allowances, credits, volume or other rebates, returns, chargebacks or other dilutive items with respect to such Accounts during such period, by (b) billings with respect to such Accounts.

“Dilution Reserve”: as of any date of determination, as to Accounts an amount equal to the product of (a) the amount (if positive), expressed as a percentage, by which Dilution of such Accounts exceeds 5.00% and (b) the aggregate Accounts.

“Discharge”: any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of any Indebtedness, or any Designated Preferred Stock of the Parent Borrower, that is no longer outstanding on such date of determination.

“Disinterested Directors”: with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Parent Borrower, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Parent Borrower or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Lender”: any competitor of the Parent Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Parent Borrower and its Restricted Subsidiaries or any Affiliate of such competitor, in each case designated in writing by the Parent Borrower to the Administrative Agent from time to time (which designation shall be made available to Lenders by the Administrative Agent) or any other Affiliate of such competitor clearly identifiable as such on the basis of such Affiliate’s name (other than any such Affiliate that is a bank, financial institution or fund that regularly invests in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant entity (A) make investment decisions or (B) have access to non-public information relating to the Borrower and its Subsidiaries or any person that forms part of the Borrower’s business). Notwithstanding the ability of the Parent Borrower to supplement the list of Disqualified Lenders, no such supplement or other modification shall be given retroactive effect.

“Disqualified Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or other disposition), in whole or in part, in each case on or prior to the Termination Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Parent Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Restricted Subsidiary of the Parent Borrower other than a Foreign Subsidiary.

“Dominion Event”: a period (a) commencing on the date on which either (x) a Specified Default has occurred and has been continuing or (y) the Specified Availability has been less than the greater of (i) 10.0% of Availability as of such time of determination and (ii) $14.0 million in the case of (y) above for a period of five (5) consecutive Business Days; provided that the Administrative Agent has notified the Borrower Representative thereof and (b) ending on the first date thereafter on which both (x) no Specified Default has existed or been continuing and (y) the Specified Availability shall have been not less than the greater of (i) 10.0% of Availability as of such time of determination and (ii) $14.0 million in the case of (y) above for twenty (20) consecutive calendar days.

“Eligible Accounts”: those Accounts owing to any Borrower and any Subsidiary Guarantor in the ordinary course of its business, that arise out of the sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion, subject to subsection 2.1(b), to address the results of any audit performed by the Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a)                                 Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or within 60 days of the date when due,

(b)                                 Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)                                  Accounts with respect to which the Account Debtor is an Affiliate of a Parent Borrower or a Subsidiary Guarantor or an employee or agent of a Parent Borrower or a Subsidiary Guarantor; provided that Accounts of a portfolio company of (x) the Sponsor or any Affiliate thereof or (y) any Investors referred to in subsection (i) of the definition of Investors, shall not be excluded by virtue of this subclause (c),

(d)                                 Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (other than, for the avoidance of doubt, a rental or lease basis),

(e)                                  Accounts that are not payable in Dollars,

(f)                                   Accounts with respect to which the Account Debtor (x) is a person other than a Governmental Authority unless the Account Debtor either (i) maintains its chief executive office in the United States, or (ii) is organized under the laws of the United States or any state or subdivision thereof, or (iii) is a natural person with a billing address in the United States or (y) is the government of any foreign country or sovereign state or subdivision thereof, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless, in respect of (x) and (y) above, (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Administrative Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent in its Permitted Discretion,

(g)                                  Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers or Subsidiary Guarantors have complied, to the reasonable satisfaction of the Administrative Agent in its Permitted Discretion, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States,

(h)                                 Accounts with respect to which the Account Debtor (i) is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or (ii) has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i)                                     Accounts with respect to an Account Debtor whose total obligations owing to Borrowers or Subsidiary Guarantors exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible

Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j)                                    Accounts with respect to which the Account Debtor is subject to an insolvency proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent insolvency proceeding or a material impairment of the financial condition of such Account Debtor, unless (x) such Account is supported by a letter of credit reasonably satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent or (y) such Account Debtor has received debtor-in-possession financing sufficient as determined by the Administrative Agent in its Permitted Discretion to finance its ongoing business activities,

(k)                                 Accounts, the collection of which, the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l)                                     Accounts that are not subject to a valid and perfected first-priority Lien in favor of the Collateral Agent, pursuant to the relevant Security Documents (as and to the extent provided therein),

(m)                             Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n)                                 Accounts with respect to which the Account Debtor is the target of any U.S. sanctions administered by OFAC or a person on the list of “Specially Designated Nationals and Blocked Persons”,

(o)                                 Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Borrower of the subject contract for goods or services, or

(p)                                 Accounts owned by a target acquired in connection with a Purchase, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to Administrative Agent (which appraisal and field examination may be conducted prior to the closing of such Purchase); provided that the aggregate amount of such Accounts as described in this clause (p), together with the aggregate amount of Inventory described in clause (k) of the definition of “Eligible Inventory” shall only be excluded to the extent such aggregate amount exceeds $20.0 million; provided further that if such appraisal and field examination shall not have been completed by (x) the 90th day following such Purchase, such amounts, together with amounts under clause (k) of the definition of “Eligible Inventory” shall only be excluded to the extent such aggregate amount exceeds $5.0 million and (y) the 120th day following such Purchase, all such amounts shall be excluded, in each case until completion of such appraisal and field examination.

“Eligible Extended Accounts”: those Accounts owing to any Borrower and any Subsidiary Guarantor in the ordinary course of its business, that arise out of the sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Extended Accounts made in the Loan Documents, that would be Eligible Accounts but for their being excluded as ineligible by virtue of the excluding criteria set forth in clause (a) of the definition of Eligible Accounts, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth in this definition; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion, subject to subsection 2.1(b), to address the results of any audit performed by the Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Extended Accounts shall be calculated net of customer deposits and unapplied cash; provided further that the aggregate principal amount of Eligible Extended Accounts included in the Borrowing Base shall not exceed $10.0 million. Eligible Extended Accounts shall not include Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or within 60 days of the date when due.

“Eligible Inventory”: Inventory of a Borrower or a Subsidiary Guarantor consisting of first quality finished goods held for sale in the ordinary course of its business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in Administrative Agent’s Permitted Discretion, subject to subsection 2.1(b), to address the results of any audit or appraisal performed by the Administrative Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ and Subsidiary Guarantors’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a)                                 a Borrower or a Subsidiary Guarantor does not have good, valid, and marketable title thereto,

(b)                                 a Borrower or a Subsidiary Guarantor does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Borrower or Subsidiary Guarantor),

(c)                                  it is not located at one of the locations in the continental United States set forth on Schedule B (or in-transit from one such location to another such location),

(d)                                 it is in-transit to or from a location of a Borrower or a Subsidiary Guarantor (other than in-transit from one location set forth on Schedule B to another location set forth on Schedule B),

(e)                                  it is located on real property leased by a Borrower or a Subsidiary Guarantor or in a contract warehouse, in each case, unless (i) it is subject to a collateral access agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by the lessor, landlord, processor, consignee, mortgagee, warehouseman or other person, as the case may be, or the Administrative Agent, in its Permitted

Discretion either gives its prior consent thereto or institutes a reserve for rent with respect to such premises or storage in accordance with subsection 2.1(b) hereof, but in no event to exceed the aggregate of two months’ rent with respect to each such location, have been established with respect thereto (provided that the requirement for reserves for rent set forth in this clause (e)(i) shall be waived for the first 90 days following the Closing Date and Inventory located on premises leased by any Borrower or Subsidiary Guarantor, or stored with a bailee, warehouseman, processor or similar Person shall not be excluded from the definition of Eligible Inventory by virtue of this clause (e) during such period to the extent the Parent Borrower is using commercially reasonable efforts to obtain such collateral access agreements during such 90 day period), and (ii) it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(f)                                   it is the subject of a bill of lading or other document of title,

(g)                                  it is not subject to a valid and perfected first-priority Agent’s Lien in favor of the Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Inventory hereunder)),

(h)                                 it consists of goods returned or rejected by a Borrower’s or a Subsidiary Guarantor’s customers, unless such returned items are of good and merchantable quality and held for resale by a Borrower or a Subsidiary Guarantor in the ordinary course of business,

(i)                                     it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrower’s or a Subsidiary Guarantor’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment, or

(j)                                    it is subject to third-party trademark, licensing, or other proprietary rights, unless the Administrative Agent is satisfied that such Inventory can be freely sold by the Administrative Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(k)                                 it was acquired in connection with a Purchase, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Administrative Agent (which appraisal and field examination may be conducted prior to the closing of such Purchase); provided that the aggregate amount of such Inventory as described in this clause (k), together with the aggregate amount of Accounts described in clause (p) of the definition of “Eligible Accounts” shall only be excluded to the extent such aggregate amount exceeds $20.0 million; provided further that if such appraisal and field examination shall not have been completed by (x) the 90th day following such Purchase, such amounts, together with amounts under clause (p) of the definition of “Eligible Accounts” shall only be excluded to the extent such aggregate amount exceeds $5.0 million and (y) the 120th day following such Purchase, all such amounts shall be excluded, in each case until completion of such appraisal and field examination.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S. or foreign federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Contribution”: the direct or indirect cash equity contribution to the Parent Borrower by the Investors, in an aggregate amount no less than $402.0 million.

“Equity Offering”: a sale of Capital Stock (x) that is a sale of Capital Stock of the Parent Borrower (other than Disqualified Stock), or (y) proceeds of which are (or are intended to be) contributed to the equity capital of the Parent Borrower or any of its Restricted Subsidiaries.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event”: as defined in subsection 5.13(a).

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Adjusted LIBOR Rate.

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Availability”: as of any date of determination, the amount by which (a) Availability exceeds (b) the Aggregate Lender Exposure at such time. For purposes of the definition of “Payment Condition”, the Excess Availability shall be calculated on a pro forma basis to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit and the making of Restricted Payments in connection with the proposed transaction.

“Excluded Accounts”: (a) bank accounts the balance of which consists exclusively of and used exclusively for (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Parent Borrower to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any of the Loan Parties and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (b) bank accounts constituting (and the balance of which consists solely of funds set aside to be used in connection with) trust and tax withholding accounts and payroll bank accounts and (c) petty cash accounts established (or otherwise maintained) by the Parent Borrower and its Subsidiaries that do not have cash balances at any time exceeding $1.0 million individually and $2.5 million in the aggregate for all such petty cash accounts.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Contribution”: Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock; Designated Preferred Stock or Contribution Amounts) of the Parent Borrower after the Closing Date, in each case to the extent designated as an Excluded Contribution pursuant to a certificate signed by a Responsible Officer of the Parent Borrower.

“Excluded Subsidiary”: (a) any Special Purpose Subsidiary, (b) any Subsidiary of a Foreign Subsidiary, (c) any Unrestricted Subsidiary, (d) any Immaterial Subsidiary, (e) any not-for-profit Subsidiary, (f) any Captive Insurance Subsidiary, (g) any Subsidiary that is prohibited by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) or Requirement of Law from Guaranteeing, or granting Liens to secure, the Obligations or if Guaranteeing, or granting Liens to secure, the Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (h) any Investment Company Subsidiary, (i) any Subsidiary with respect to which the Parent Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom; (j) any Subsidiary with respect to which the provision of such guarantee of the Obligations would result in material adverse tax consequences to Holding or one of its Subsidiaries (as reasonably determined by the Parent Borrower and notified in writing to the Administrative Agent); (k) any Subsidiary that is a joint venture or Non-Wholly Owned Subsidiary; (l) any Subsidiary formed solely for the purpose of (x) becoming a Parent, or (y) merging with the Parent Borrower in connection with another Subsidiary becoming a Parent, in each case to the extent such entity becomes a Parent or is merged with the Parent Borrower within 60 days of the formation thereof, or otherwise creating or forming a Parent; (m) any Broker-Dealer Subsidiary or (n) any Subsidiary that is an “Excluded Subsidiary” under and as defined in the First Lien Credit Agreement (or the equivalent definition in any other agreement or instrument governing any other Senior Priority Obligations); provided that, notwithstanding the foregoing, any Subsidiary that Guarantees the payment of the First Lien Term Loans or the Second Lien Term Loans shall not be an Excluded Subsidiary. Subject to the proviso in the preceding sentence, any Subsidiary that fails to meet the foregoing requirements as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an Excluded Subsidiary hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to subsection 7.1 with respect to such Most Recent Four Quarter Period.

“Excluded Taxes”: any (a) Taxes measured by or imposed upon the net income of any Agent, or Lender or its applicable lending office, or any branch or affiliate thereof, (b) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any Agent, or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which such Agent, or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof, (c) Taxes imposed by reason of any connection between the jurisdiction imposing such Tax and any Agent, or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent, or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any other Loan Document and (d) Taxes imposed under FATCA.

“Exempt Sale and Leaseback Transaction”: any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 180 days of the acquisition of such property by the Parent Borrower or any of its Subsidiaries or (b) that involves property with a book value of $30.0 million or less, and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons.

“Existing Capitalized Lease Obligations”: Capitalized Lease Obligations of the Parent Borrower and its Restricted Subsidiaries existing on the Closing Date.

“Existing Letters of Credit”: Letters of Credit issued prior to, and outstanding on, the Closing Date (if any).

“Extended ABL Loans”: Loans made pursuant to Extended Revolving Commitments.

“Extended Revolving Commitment”: as defined in subsection 2.8(a).

“Extending Lenders”: as defined in subsection 2.8(a).

“Extending Revolving Credit Lender”: as defined in subsection 2.8(a).

“Extension”: as defined in subsection 2.8(a).

“Extension of Credit”: as to any Lender, the making of a Loan, or, in the case of subsection 2.4(d), participation in a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Extension Offer”: as defined in subsection 2.8(a).

“Facility”: each of (a) the Commitments and the Extensions of Credit made thereunder and (b) any other committed facility hereunder and the Extensions of Credit made thereunder, and collectively the “Facilities”.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by senior management of the Parent Borrower or the Board of Directors of the Parent Borrower, whose determination will be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable), any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement.

“FCPA”: as defined in subsection 5.22.

“Federal District Court”: as defined in subsection 11.13(a).

“Federal Funds Effective Rate”: as defined in the definition of the term “ABR” in this subsection 1.1.

“Fee Letter”: the Fee Letter, dated as of July 24, 2015, among Holding Parent, Royal Bank of Canada, Credit Suisse AG, Cayman Islands Branch and Credit Suisse Securities (USA) LLC (as amended and restated on July 29, 2015).

“FILO Tranche”: as defined in subsection 2.6(d).

“Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (i) by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (ii) by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“First Lien Agent”: Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent under the First Lien Loan Documents, or any successor administrative agent or collateral agent under the First Lien Loan Documents.

“First Lien Credit Agreement”: the First Lien Credit Agreement, dated as of the date hereof, among Holding, the Parent Borrower, the lenders and other financial institutions party thereto from time to time and the First Lien Agent, as administrative agent and collateral agent thereunder, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original First Lien Credit Agreement or one or more other credit agreements, otherwise, unless such agreement, instrument or other document expressly provides that it is not intended to be and is not a First Lien Credit Agreement hereunder). Any reference to the First Lien Credit Agreement hereunder shall be deemed a reference to each First Lien Credit Agreement then in existence.

“First Lien Loan Documents”: the “Loan Documents” as defined in the First Lien Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a First Lien Loan Document).

“First Lien Loan Document Obligations”: the “First Lien Loan Document Obligations” as defined in the First Lien Credit Agreement.

“First Lien Obligations”: the “First Lien Obligations” as defined in the First Lien Credit Agreement.

“First Lien Term Loans”: the “Initial Term Loans” referred to in the First Lien Credit Agreement.

“Fiscal Period”: each fiscal month of the Parent Borrower and its Restricted Subsidiaries.

“Fiscal Quarter”: for any Fiscal Year, (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.

“Fiscal Year”: any period of twelve (12) consecutive months ending on December 31 of any calendar year.

“Fixed GAAP Date”: the Closing Date, provided that at any time after the Closing Date, the Parent Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the covenant contained in subsection 8.12 and the definitions of the terms “Capital Expenditures,” “Capitalized Lease Obligations,” “Consolidated EBITDA,” “Consolidated Fixed Charge Coverage Ratio,” “Consolidated Indebtedness,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Total Assets,” “Consolidated Total Indebtedness,” “Consolidated Total Leverage Ratio,” “Consolidation,” and “Debt Service Charges”, (b) all defined terms in the Loan Documents to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of the Loan Documents that, at the Parent Borrower’s election, may be specified by the Parent Borrower by written notice to the Administrative Agent from time to time.

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary of the Parent Borrower sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Plan Event”: as defined in subsection 5.13(b).

“Foreign Subsidiary”: (i) any Restricted Subsidiary of the Parent Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Parent Borrower that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries. Any Subsidiary which is a Foreign Subsidiary Holdco that fails to meet the foregoing requirements as of the last day of the period for which consolidated financial statements of the Parent Borrower are available shall continue to be deemed a “Foreign Subsidiary Holdco” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to subsection 7.1 with respect to such period.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Parent Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“General Intangibles”: general intangibles (as such term is defined in Article 9 of the UCC), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”: the ABL Guarantee and Collateral Agreement, dated as of the date hereof, made by the Borrowers and the Guarantors party thereto in favor of the Administrative Agent and the Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time; substantially in the form of Exhibit B.

“Guarantor Subordinated Obligations”: with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Guarantors”: the collective reference to Holding and each Subsidiary Guarantor that is from time to time party to the Guarantee and Collateral Agreement; individually, a “Guarantor”.

“Hedging Affiliate”: any ABL Hedging Affiliate as defined in the ABL/Term Loan Intercreditor Agreement.

“Hedging Agreements”: collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Party”: any Hedging Affiliate party to a Hedging Agreement.

“Hedging Obligations”: of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holding”: as defined in the Preamble hereto.

“Holding Parent”: LBM Acquisition, LLC, a Delaware limited liability company, and any successor thereto.

“Holding Permitted Subsidiary:” means a direct or indirect wholly owned Subsidiary of Holding having Consolidated Total Assets not exceeding $10,000 and that does not have any direct Subsidiaries except other Holding Permitted Subsidiaries or the Borrower.

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: any Subsidiary of the Parent Borrower designated by the Parent Borrower to the Administrative Agent in writing that had (a) total consolidated revenues of less than 3.0% of the total consolidated revenues of the Parent Borrower and its Subsidiaries during the most recently completed period of four consecutive Fiscal Quarters of the Parent Borrower for which financial statements have been delivered under subsection 7.1 and (b) total consolidated assets of less than 3.0% of the total consolidated assets of the Borrower and its Subsidiaries as of the last day of such period; provided that (x) for purposes of subsection 7.9, any Special Purpose Subsidiary shall be deemed to be an “Immaterial Subsidiary”, and (y) Immaterial Subsidiaries (other than any Special Purpose Subsidiary) shall not, in the aggregate, have had (i) revenues in excess of 6.0% of the total consolidated revenues of the Parent Borrower and its Subsidiaries during the most recently completed period of four consecutive Fiscal Quarters for which financial statements have been delivered under subsection 7.1 or (ii) total assets in excess of 6.0% of the total consolidated assets of the Borrower and its Subsidiaries as of the last day of such period. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive Fiscal Quarter period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to subsection 7.1 with respect to the last quarter of such four consecutive Fiscal Quarter period.

“Incremental ABL Loans”: Loans made pursuant to Incremental Revolving Commitments.

“Incremental Facility” and “Incremental Facilities”: as defined in subsection 2.6(a).

“Incremental Facility Increase”: as defined in subsection 2.6(a).

“Incremental Indebtedness”: Indebtedness incurred by any Borrower pursuant to and in accordance with subsection 2.6.

“Incremental Revolving Commitment Effective Date”: as defined in subsection 2.6(f)(i).

“Incremental Revolving Commitments”: as defined in subsection 2.6(a).

“Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs”, “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”: with respect to any Person on any date of determination (without duplication): (i) the principal of indebtedness of such Person for borrowed money, (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (v) all Capitalized Lease Obligations of such Person, (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Parent Borrower other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or senior management of the Parent Borrower or the board of directors or other governing body of the issuer of such Capital Stock), (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and (ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business or any earn-out payments pursuant to the Acquisition Agreement. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement or, to the extent not provided herein, shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”: as defined in subsection 11.5.

“Indemnitee”: as defined in subsection 11.5.

“Individual Lender Exposure”: of any Revolving Credit Lender, at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender and then outstanding, (b) the sum of such Lender’s Commitment Percentage in each then outstanding Letter of Credit multiplied by the sum of the Stated Amount of the respective Letters of Credit and any Unpaid Drawings relating thereto and (c) such Lender’s Commitment Percentage of the Swingline Loans then outstanding.

“Initial Agreement”: as defined in subsection 8.9(c).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: as defined in subsection 5.9.

“Intercreditor Agreement Supplement”: as defined in subsection 10.9(a).

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any Eurocurrency Loan:

(a)                                 initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months, or, if agreed to by all relevant Lenders, 12 months or a shorter period thereafter, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)                                 thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months, or, if agreed to by all relevant Lenders, 12 months or a shorter period thereafter, as selected by the Borrower Representative by irrevocable notice to the Administrative Agent not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  any Interest Period that would otherwise extend beyond the applicable Termination Date shall end on the applicable Termination Date;

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)                              the Borrower Representative shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Interpolated Screen Rate”: in relation to the LIBOR Rate for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (b) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period each as of approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“Inventory”: inventory (as such term is defined in Article 9 of the UCC).

“Investment”: in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and subsection 8.5 only, (i) “Investment” shall include the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer and (iii) the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation (excluding the amount of such Investment then outstanding pursuant to clause (xv) or (xviii) of the definition of the term “Permitted Investment” or subsections 8.5(b)(vii) or (xvi)). Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Parent Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Company Subsidiary”: any Subsidiary that is, or is registered as, an “investment company” as defined in the Investment Company Act, the Investments of which are managed by the Parent Borrower or any of its Subsidiaries.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other Rating Agency.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Property”: investment property (as such term is defined in Article 9 of the UCC) and any and all supporting obligations in respect thereof.

“Investors”: (i) KIA IX (Hammer) Investor, L.P., KSN Fund IX, L.P., KEP VI, LLC, KIA IX (Hammer), L.P., KIA IX (Hammer) Blocker, LLC, KIA IX (Hammer DE), L.P., KIA IX (Hammer) GP, L.P., Kelso Hammer Co-Investment, L.P., Kelso Hammer Co-Investment Blocker, LLC, Kelso Hammer Co-Investment (DE), L.P., KEP VI AIV (Hammer), LLC, KSN Fund IX (Hammer), L.P. and the BlackEagle Parties, (ii) any Person that acquires Voting Stock of Holding on or prior to the Closing Date and any Affiliate of such Person, (iii) the Management Investors and (iv) any of their respective legal successors.

“ISP”: the International Standby Practices (1998), International Chamber of Commerce Publication No. 590.

“Issuing Lender”: as the context may require, (a) Royal Bank of Canada in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Lender pursuant to subsections 3.10 and 3.11 in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing; provided that in no event shall Royal Bank of Canada be required to issue Commercial L/Cs.

“Judgment Conversion Date”: as defined in subsection 11.8(a).

“Judgment Currency”: as defined in subsection 11.8(a).

“Junior Debt”: (i) any Indebtedness secured by Liens on Term Loan Priority Collateral that are junior to the Liens securing the ABL Loan Documents and (ii) any Subordinated Obligations and Guarantor Subordinated Obligations.

“Kelso”: Kelso & Company and any other investment vehicle or fund which, directly or indirectly, is in control of, is controlled by, or is under common control with, Kelso & Company.

“LCA Election”: as defined in subsection 1.2(j).

“LCA Test Date”: as defined in subsection 1.2(j).

“L/C Disbursement”: as defined in subsection 3.5.

“L/C Exposure”: at any time the aggregate principal amount at such time of the L/C Obligations. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate L/C Exposure at such time.

“L/C Fee Payment Date”: with respect to any Letter of Credit, the last day each of March, June, September and December to occur after the date of issuance thereof, to and including the first such day to occur on or after the date of expiry thereof; provided that if any L/C Fee Payment Date would otherwise occur on a day that is not a Business Day, such L/C Fee Payment Date shall be the immediately preceding Business Day.

“L/C Fees”: the fees and commissions specified in subsection 3.3.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a).

“L/C Request”: a letter of credit request in the form of Exhibit L attached hereto or, in such form as the applicable Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Lead Arrangers”: RBC Capital Markets and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners.

“Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within two (2) Business Days after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent, the Swingline Lender, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Parent Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender becomes subject to a Lender-Related Distress Event.

“Lender Joinder Agreement”: as defined in subsection 2.6(e)(i).

“Lender-Related Distress Event”: with respect to any Agent or Lender (such Person, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or Lender or any person that directly or indirectly controls such Agent or Lender by a Governmental Authority or an instrumentality thereof.

“Lenders”: the several banks and other financial institutions from time to time party to this Agreement acting in their capacity as lenders, together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by written notice to the Administrative Agent and the Parent Borrower, to make any Loans available to the Borrowers; provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letters of Credit” or “L/Cs”: letters of credit (including Existing Letters of Credit) issued by any Issuing Lender to, or for the account of the Borrowers, pursuant to Section 3.

“Liabilities”: collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“LIBOR Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be:

(a)                                 the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Reuters Monitor Money Rates Service page (being currently the page designated as “LIBO”) (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Administrative Agent from time to time and as consented to by the Parent Borrower) at or about 11:00 A.M. (London time) two London Business Days before the first day of such Interest Period; or

(b)                                 if no such page (or other source) is available, the Interpolated Screen Rate; or

(c)                                  if no such page (or other source) is available and it is not possible to calculate an Interpolated Screen Rate for the applicable Loan, the arithmetic mean of the rates (rounded upwards to the nearest 1/100th of 1.00% per annum) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market two London Business Days before the first day of such Interest Period for deposits in Dollars of a duration equal to the duration of such Interest Period; provided that any Reference Bank that has failed to provide a quote in accordance with subsection 4.6(c) shall be disregarded for purposes of determining the mean.

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition”: any acquisition by one or more of the Parent Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this

Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan”: each Revolving Credit Loan, Incremental ABL Loan, Extended ABL Loan or Swingline Loan, as the context shall require; collectively, the “Loans.”

“Loan Parties”: Holding, the Parent Borrower, each other Borrower and each Subsidiary Guarantor that is a party to an ABL Loan Document as a Guarantor or a pledgor under any of the Security Documents; individually, a “Loan Party”. No Excluded Subsidiary shall be a Loan Party.

“Management Advances”: (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Parent Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding, when aggregated with any outstanding Management Guarantees made pursuant to clauses (x) and/or (y)(2) of the definition thereof, $10.0 million outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under subsection 8.1.

“Management Agreement Payment Amount” means the aggregate of (w) fees of no more than 1.0% of transaction value in the aggregate, plus reasonable out-of-pocket expenses, in connection with the Transactions, (x) payments for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, of no more than $6.0 million in any fiscal year, (y) payments in connection with any public offering of Capital Stock of Holding or the Borrower or any Parent, any recapitalization or any similar transactions, which are made pursuant to the Management Agreements or are approved by a majority of the Board of Directors in good faith, of no more than $20.0 million in the aggregate and (z) payments of all reasonable out-of-pocket expenses incurred in connection with such services or activities.

“Management Agreements”: collectively, (i) the advisory services agreement, dated on or around the date of this Agreement, entered into by and among the Target, Black Eagle Partners, L.P., and Kelso, pursuant to which, among other things, Kelso, Black Eagle Partners, L.P. and certain other Investors provide certain consulting and advisory services to the Target, and (ii) any other agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors); provided that any Management Agreements may only provide for payments to Kelso, Black Eagle Partners, L.P., any Investor or any Affiliates of the foregoing up to an amount not in excess of the Management Agreement Payment Amount while any First Lien Loan Document Obligations are outstanding; in each case in clauses (i) through (ii) as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof, so long as any such amendment, supplement, waiver or modification does not increase the aggregate amount of fees, payments or other compensation payable thereunder, while any First Lien Loan Document Obligations are outstanding, to an amount in excess of the Management Agreement Payment Amount.

“Management Guarantees”: guarantees (x) in connection with their purchase of Management Stock, in an amount not to exceed, when aggregated with Management Guarantees made pursuant to clause (y) hereof and Management Advances made pursuant to clause (1)(z) of the definition thereof, $10.0 million outstanding at any time, or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Parent Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding, when aggregated with Management Guarantees made pursuant to clause (x) hereof and Management Advances made pursuant to clause (1)(z) of the definition thereof, $10.0 million in the aggregate outstanding at any time.

“Management Indebtedness”: Indebtedness Incurred to any Management Investor to finance the repurchase or other acquisition of Capital Stock of the Parent Borrower or any Parent (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by subsection 8.5.

“Management Investors”: US LBM Excess Rollover LLC, Saratoga Bend Partners, LLC and the officers, directors, employees and other members of the management of any Parent, the Parent Borrower or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for inheritance from other Management Investors, as determined in good faith by the Parent Borrower, which determination shall be conclusive) or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of US LBM Excess Rollover LLC, the Parent Borrower or any Parent.

“Management Stock”: Capital Stock of the Parent Borrower or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Mandatory Revolving Credit Loan Borrowing”: as defined in subsection 2.4(c).

“Margin Stock”: as defined in Regulation U.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Subsidiaries”: Restricted Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Restricted Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”: any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Minimum Extension Condition”: as defined in subsection 2.8(b).

“Minority Owners”: the individuals who may from time to time own minority interests in Subsidiaries.

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Mortgaged Properties”: the collective reference to real properties, if any, acquired after the Closing Date and owned in fee by the Loan Parties on which the Loan Parties are required to grant a mortgage pursuant to subsection 7.9(a).

“Mortgages”: each of the mortgages and deeds of trust, if any, executed and delivered by any Loan Party to the Collateral Agent, substantially in the form of Exhibit D, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Most Recent Four Quarter Period”: the four-fiscal-quarter period of the Parent Borrower ending on the last day of the most recently completed Fiscal Year or Fiscal Quarter for which financial statements of the Parent Borrower have been (or have been required to be) delivered under subsection 7.1(a) or 7.1(b).

“MTM”: as defined in the definition of “Designated Hedging Reserves” in this subsection 1.1.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negotiable Collateral”: letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Net Cash Proceeds”: with respect to any issuance or sale of any securities of, or the Incurrence of Indebtedness by, the Parent Borrower or any Subsidiary by the Parent Borrower or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale, contribution or Incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or Incurrence and net of taxes paid or payable or the amount of Restricted Payments made or reasonably expected to be made pursuant to Section 8.5(b)(viii) as a result thereof.

“Net Orderly Liquidation Value”: the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Qualified Loan Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory expressed as a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Inventory appraisal completed by a qualified third-party appraisal company (approved by the Administrative Agent in its Permitted Discretion) delivered to the Administrative Agent.

“New York Courts”: as defined in subsection 11.13(a).

“New York Supreme Court”: as defined in subsection 11.13(a).

“Non-Consenting Lender”: as defined in subsection 11.1(g).

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Non-Extending Lender”: as defined in subsection 2.8(e).

“Non-Loan Party”: Restricted Subsidiaries that are not Subsidiary Guarantors.

“Non-Wholly Owned Subsidiary”: each Subsidiary that is not a Wholly Owned Subsidiary.

“Note”: a Revolving Credit Note or a Swingline Note.

“Obligation Currency”: as defined in subsection 11.8(a).

“Obligations”: obligations of the Parent Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium (if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrowers or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations and interest thereon and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrowers or any Restricted Subsidiary whether or not a claim for post-filing monetary obligations is allowed in such proceedings), of the Parent Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“Obligor”: any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries (other than to any Special Purpose Subsidiaries and the Foreign Subsidiaries) in respect of a purchase of such goods or services.

“OFAC”: as defined in subsection 5.22.

“Organizational Documents”: with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person.

“Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Collateral Agent.

“Other Parent”: as defined in the definition of “Parent”.

“Other Representatives”: each of RBC Capital Markets, Credit Suisse Securities (USA) LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc. in their collective capacity as Joint Bookrunners of the Commitments hereunder, each of RBC Capital Markets and Credit Suisse Securities (USA) LLC in their collective capacity as Joint Lead Arrangers of the Commitments hereunder and Barclays Bank PLC and SunTrust Bank in their collective capacity as Co-Documentation Agents.

“Parent”: any of Holding Parent, Holding, and any Other Parent and any other Person that is a Subsidiary of Holding Parent, Holding, or any Other Parent and of which the Parent Borrower is a Subsidiary. As used herein, “Other Parent” means a Person of which the Parent Borrower becomes a Subsidiary after the Closing Date that is designated by the Parent Borrower as an “Other Parent”, provided that either (x) immediately after the Parent Borrower first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Parent Borrower immediately prior to the Parent Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Parent Borrower first becoming a Subsidiary of such Person.

“Parent Borrower”: as defined in the Preamble hereto.

“Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Parent Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Parent Borrower or any Restricted Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Parent Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Parent Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Participant”: as defined in subsection 11.6(c)(i).

“Participant Register”: as defined in subsection 11.6(c)(ii).

“Patriot Act”: as defined in subsection 11.18.

“Payment Condition”: at any time of determination with respect to any Specified Transaction, that the following conditions are all satisfied: (w) no Event of Default shall have occurred and be continuing or result therefrom, (x) (1) 30-Day Projected Specified Excess Availability and (2) the Specified Availability on the date of such Specified Transaction after giving effect thereto, in each case exceed the greater of (A) 12.5% (or, in respect of any Restricted Payment described in subsection 8.5(a)(i) and (ii), 15.0%) of Availability as of such time of determination and (B) $17.5 million (or, in respect of any Restricted Payment described in subsection 8.5(a)(i) and (ii), $21.0 million) and (y) unless the Fixed Charge Condition (as defined below) is satisfied (to the extent applicable), the Parent Borrower shall be in pro forma compliance with a minimum Consolidated Fixed Charge Coverage Ratio of at least 1.00:1.00 and (z) if reasonably requested by the Administrative Agent, Parent Borrower shall have delivered to the Administrative Agent a copy of calculations required by preceding clause (y) in reasonable detail. “Fixed Charge Condition” shall mean (1) 30-Day Projected Specified Excess Availability and (2) the Specified Availability on the date of such Specified Transaction after giving effect thereto, in each case exceed the greater of (A) 17.5% (or, in respect of any Restricted Payment described in subsection 8.5(a)(i) and (ii), 20.0%) of Availability as of such time of determination and (B) $24.5 million (or, in respect of any Restricted Payment described in subsection 8.5(a)(i) and (ii), $28.0 million).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Cure Securities”: common equity securities of Holding or any Parent or other equity securities of Holding or any Parent that do not constitute Disqualified Capital Stock.

“Permitted Discretion”: the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Inventory or Eligible Accounts or Eligible Extended Accounts, the enforceability or priority of the applicable Agent’s Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Inventory or Eligible Accounts or Eligible Extended Accounts or (b) is evidence that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Inventory or Eligible Accounts or Eligible Extended Accounts, as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Inventory or Eligible Accounts or Eligible Extended Accounts.

“Permitted Holders”: any of the following: (i) any of the Investors or Management Investors, and any of their respective Affiliates; (ii) any investment fund or vehicle managed or sponsored by Kelso or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Parent Borrower.

“Permitted Investment”: an Investment by the Parent Borrower or any Restricted Subsidiary in, or consisting of, any of the following:

(i)                                     (x) a Restricted Subsidiary, (y) the Parent Borrower, or (z) a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary); provided that the aggregate amount of Investments made by Loan Parties in any Non-Loan Party pursuant to this clause (i), together with, but without duplication of, Investments by any Loan Party in any Non-Loan Party pursuant to clause (ii) below, shall not exceed the greater of (A) $15.0 million and (B) 2.50% of Consolidated Total Assets at any time outstanding;

(ii)                                  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Parent Borrower or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer); provided that the aggregate amount of Investments made by Loan Parties in any Non-Loan Party pursuant to this clause (ii), together with, but without duplication of, Investments by any Loan Party in any Non-Loan Party pursuant to clause (i) above, shall not exceed the greater of (A) $15.0 million and (B) 2.50% of Consolidated Total Assets at any time outstanding;

(iii)                               Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv)                              receivables owing to the Parent Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v)                                 any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with subsection 8.4;

(vi)                              securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Parent Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)                           Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date;

(viii)                        Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with subsection 8.1;

(ix)                              pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under subsection 8.2;

(x)                                 (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition (described in clause (i) of the definition thereof) by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness in an aggregate amount not to exceed the greater of $30.0 million and 3.0% of Consolidated Total Assets, or (2) any promissory note issued by the Parent Borrower, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Parent Borrower;

(xi)                              bonds secured by assets leased to and operated by the Parent Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Parent Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)                           [reserved];

(xiii)                        any Investment to the extent made using Capital Stock of any Parent, as consideration;

(xiv)                       Management Advances;

(xv)                          Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of (a) $7.5 million and (b) 0.75% of Consolidated Total Assets;

(xvi)                       any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of subsection 8.6(b) (except transactions described in clauses (i), (iii), (v) and (vi) thereof), including any Investment pursuant to any transaction described in clause (ii) of such subsection (whether or not any Person party thereto is at any time an Affiliate of the Parent Borrower);

(xvii)                    any Investment (1) by any Captive Insurance Subsidiary in connection with its provision of insurance to the Parent Borrower or its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(xviii)                 other Investments in an aggregate amount outstanding at any time not to exceed the greater of $7.5 million and 0.75% of Consolidated Total Assets;

(xix)                       [reserved];

(xx)                          any Investment in any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(xxi)                       Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business.

If any Investment pursuant to clause (xv) or (xviii) above, or subsection 8.5(b)(vii), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Parent Borrower or a Restricted Subsidiary, then, such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xv) or (xviii) above, or subsection 8.5(b)(vii), as applicable (and, in the case of the foregoing clause (A), for so long as such Person continues to be a Restricted Subsidiary unless and until such Person is merged or consolidated into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Parent Borrower or a Restricted Subsidiary).

“Permitted Lien”: any Lien permitted pursuant to subsection 8.2.

“Permitted Payment”: as defined in subsection 8.5(b).

“Person”: any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”: as applied to the Capital Stock of any corporation or company, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over shares of Capital Stock of any other class of such corporation or company.

“Prime Rate”: as defined in the definition of the term “ABR” in this subsection 1.1.

“Purchase”: as defined in the definition of “Consolidated Total Leverage Ratio”.

“Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Loan Party”: each Borrower and each Subsidiary Guarantor.

“Qualifying IPO”: the issuance by Holding or any Parent or any parent entity of Holding, of its common equity interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Rating Agencies”: collectively, Moody’s and S&P, or, if Moody’s or S&P or both shall not make a rating on the applicable security or instrument publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Reference Banks”: Royal Bank of Canada and Credit Suisse AG or such additional or other banks as may be appointed (with such bank’s consent) by the Administrative Agent and reasonably acceptable to the Parent Borrower; provided that, at any time, the maximum number of Reference Banks does not exceed seven.

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Agreement”: as defined in subsection 8.9(c).

“Refinancing Indebtedness”: Indebtedness that is Incurred to refinance any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Closing Date and set forth on Schedule 8.1 or Incurred (or established) in compliance with this Agreement (including Indebtedness of any Borrower that refinances Indebtedness of another Borrower or any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of a Borrower or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that (1) if the Indebtedness being refinanced is Subordinated Obligations, Guarantor Subordinated Obligations or (other than Indebtedness secured on a senior basis over the ABL Priority Collateral) is secured by Liens ranking junior in right of security with the Liens securing the Obligations, the Refinancing Indebtedness (x) has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or, if shorter, the First Lien Term Loans), (y) has a weighted average life to maturity at the time such Refinancing Indebtedness is Incurred that is equal to or longer than the remaining weighted average life to maturity of the Indebtedness being refinanced (or, if shorter, the remaining weighted average life to maturity of the First Lien Term Loans), and (z) is subordinated in right of payment to the Obligations to the same extent as the Indebtedness being refinanced, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under the financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with subsection 8.1 immediately prior to such refinancing, plus (z) fees, underwriting discounts, premiums and other costs and expenses incurred (including accrued and unpaid interest) in connection with such refinancing, (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of a Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to subsection 8.1 or (y) Indebtedness of a Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Refunded Swingline Loans”: as defined in subsection 2.4(c).

“Refunding Capital Stock”: as defined in subsection 8.5(b).

“Register”: as defined in subsection 11.6(b)(iv).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reimbursement Obligations”: the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to subsection 3.5(a) for amounts drawn under the applicable Letters of Credit.

“Related Business”: those businesses in which the Parent Borrower or any of its Restricted Subsidiaries is engaged on the date of this Agreement, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of such Person and of such Person’s affiliates and “Related Party” shall mean any of them.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being formed or incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries or any Parent), or being a holding company of the Parent Borrower, any of its Subsidiaries or any Parent, or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under subsection 8.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof, (y) any taxes of a Parent attributable (1) to any taxable period (or portion thereof) ending on or prior to the Closing Date and incurred in connection with the Transactions, or (2) to any Parent’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable, up to an amount not to exceed, with respect to U.S. federal income taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Parent Borrower had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group consisting only of the Parent Borrower and its Subsidiaries (in each case, reduced by any such taxes paid directly by the Parent Borrower or its Subsidiaries). Taxes include all interest, penalties and additions related thereto.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043 or any successor regulation thereto.

“Required Lenders”: Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) represent a majority of aggregate Commitments (or after the termination thereof, the sum of the Individual Lender Exposures) at such time; provided that the Commitments (or Individual Lender Exposures) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 7.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person. For all purposes of this Agreement, the term “Responsible Officer” shall mean a Responsible Officer of the Parent Borrower unless the context otherwise requires.

“Restricted Payment”: as defined in subsection 8.5(a).

“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to subsection 8.5, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”: any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Facility”: the revolving credit facility available to the Borrowers hereunder.

“Revolving Credit Lender”: any Lender having a Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Credit Loan”: a Loan made pursuant to subsection 2.1(a).

“Revolving Credit Note”: as defined in subsection 2.1(d).

“Revolving Exposure”: at any time the aggregate principal amount at such time of all outstanding Revolving Credit Loans. The Revolving Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate Revolving Exposure at such time.

“Rollover Indebtedness”: Indebtedness of a Borrower or a Guarantor issued to any Lender in lieu of such Lender’s pro rata portion of any repayment of First Lien Term Loans or Second Lien Term Loans made pursuant to the terms of the Term Loan Documents.

“S&P”: Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and its successors.

“Sale”: as defined in the definition of “Consolidated Total Leverage Ratio”.

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Parent Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary.

“SEC”: the Securities and Exchange Commission.

“Second Lien Agent”: Credit Suisse AG, Cayman Islands Branch in its capacity as administrative agent and collateral agent under the Second Lien Loan Documents, or any successor administrative agent or collateral agent under the Second Lien Loan Documents.

“Second Lien Collateral Agent”: the Person referred to as “Collateral Agent” in the Second Lien Credit Agreement.

“Second Lien Credit Agreement”: the Second Lien Credit Agreement, dated as of the date hereof, among Holding, the Parent Borrower, the lenders and other financial institutions party thereto from time to time and the Second Lien Agent, as administrative agent and collateral agent thereunder, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Second Lien Credit Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or other document expressly provides that it is not intended to be and is not a Second Lien Credit Agreement). Any reference to the Second Lien Credit Agreement hereunder shall be deemed a reference to each Second Lien Credit Agreement then in existence.

“Second Lien Facility”: the collective reference to the Second Lien Credit Agreement, any Second Lien Loan Documents, any notes issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Second Lien Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Second Lien Facility). Without limiting the generality of the foregoing, the term “Second Lien Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of Holding as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Second Lien Loan Document Obligations”: the “Second Lien Loan Document Obligations” as defined in the Second Lien Credit Agreement.

“Second Lien Loan Documents”: the “Loan Documents” as defined in the Second Lien Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Second Lien Loan Document).

“Second Lien Term Loans”: the “Initial Term Loans” referred to in the Second Lien Credit Agreement.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Account”: any securities account maintained by any Qualified Loan Party (but excluding any such securities account if such securities account, together with any other such securities accounts so excluded, contains funds and other assets at any time with a value not exceeding $2.5 million in the aggregate for all such securities accounts). All funds and other assets in any Securities Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts and other assets on deposit in, or credited to, such Securities Account, subject to the terms of the Security Documents, the ABL/Term Loan Intercreditor Agreement or any other applicable Other Intercreditor Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to each Mortgage related to any Mortgaged Property (if any), the Guarantee and Collateral Agreement and all other similar security documents delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other ABL Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to subsection 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Set”: the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurocurrency Loans shall originally have been made on the same day).

“Settlement Service”: as defined in subsection 11.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”: with respect to the Parent Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date means (i) the Fair Value and Present Fair Salable Value of the assets of the Parent Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Parent Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition (other than “Parent Borrower”, “Closing Date”, “Subsidiary” and “Transactions”, which have the meanings set forth in this Agreement) shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit T).

“Special Purpose Entity”: (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables and/or related assets.

“Special Purpose Financing”: any financing or refinancing of assets consisting of or including Receivables of the Parent Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Expense”: for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”: representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Parent Borrower or any of its Restricted Subsidiaries that the Parent Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Parent Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Parent Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”: a Subsidiary of the Parent Borrower that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by Chattel Paper, instruments or general intangibles), all proceeds thereof and/or all rights (contractual and other), collateral and/or other assets relating thereto and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Parent Borrower.

“Specified Availability”: as of any date of determination, without duplication of amounts calculated thereunder, the sum of the Excess Availability plus Specified Unrestricted Cash (but excluding therefrom the cash proceeds of any Specified Equity Contribution) as at such date.

“Specified Default”: (a) the occurrence and continuance of an Event of Default under subsection 9.1(b) as a result of a material breach of any representation or warranty set forth in any Borrowing Base Certificate (or a misrepresentation of the Borrowing Base in any material respect), (b) the occurrence and continuance of an Event of Default under subsection 9.1(c) as a result of the failure of any Loan Party to comply with the terms of subsection 4.16 or a failure to comply with the delivery obligations with respect to Borrowing Base Certificates set forth in subsection 7.2(f) or a breach of subsection 8.12 or (c) the occurrence and continuance of an Event of Default under subsection 9.1(a) or subsection 9.1(f).

“Specified Equity Contribution”: any cash equity contribution made to Holding or any Parent in exchange for Permitted Cure Securities; provided that (a) (i) such cash equity contribution to Holding or any Parent and (ii) the contribution of any proceeds therefrom to, and the receipt thereof by, the Parent Borrower occur (x) after the beginning of the relevant Fiscal Quarter and (y) on or prior to the date that is ten (10) Business Days after the date on which financial statements are required to be delivered for such Fiscal Quarter (or Fiscal Year) pursuant to subsection 7.1(a) or 7.1(b) (the “Cure Expiration Date”), (b) the Parent Borrower identifies such equity contribution as a “Specified Equity Contribution” in a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent; (c) in each four (4) Fiscal Quarter period, there shall exist a period of at least two (2) Fiscal Quarters in respect of which no Specified Equity Contribution shall have been made; (d) no more than five Specified Equity Contributions may be made during the term of this Agreement; and (e) the amount of any Specified Equity Contribution included in the calculation of Consolidated EBITDA hereunder shall be limited to the amount required to effect or continue compliance with subsection 8.12 hereof, whether or not a Compliance Period is in effect, and such amount shall be added to Consolidated EBITDA solely when calculating EBITDA for purposes of determining compliance with subsection 8.12. Notwithstanding anything to the contrary, in no event shall the proceeds of a Specified Equity Contribution reduce Indebtedness on a pro forma basis or otherwise provided that, to the extent such proceeds are applied to prepay Indebtedness, actual reductions in interest expense incurred shall be reflected in determining compliance with subsection 8.12 in subsequent periods.

“Specified Representations”: the representations set forth in the last sentence of subsection 5.2, subsection 5.3(a), subsection 5.4 (other than the second sentence thereof), subsection 5.5 (with respect to the execution, delivery and enforceability of the Loan Documents, the incurrence and repayment of the Loans, the provision of Guarantees and granting of security interests by the Loan Parties not contravening the Organizational Documents of any Loan Party), subsection 5.12(b), subsection 5.14 (subject to the limitations set forth in the proviso to subsections 6.1(a), 6.1(i) and 6.1(j)), the first sentence of subsection 5.15, subsection 5.22(a)(i) and subsection 5.22(c).

“Specified Transaction”: (a) any Restricted Payment, (b) any Investment or (c) any incurrence of Indebtedness.

“Specified Unrestricted Cash”: as of any date of determination, an amount equal to all Unrestricted Cash of the Parent Borrower and the Loan Parties that is deposited in (i) DDAs, (ii) Concentration Accounts, (iii) other deposit accounts in the United States, in each case with respect to which a control agreement is in place between the applicable Loan Party, the applicable depositary institution and the Administrative Agent or the Collateral Agent (or over which any such Agent has “control” whether or not pursuant to a control agreement), or (iv) Securities Accounts.

“Sponsor”: Kelso.

“Standby Letter of Credit”: as defined in subsection 3.1(b).

“Stated Amount”: at any time, as to any Letter of Credit, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Statutory Reserves”: for any day as applied to a Eurocurrency Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding $1.0 billion against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurocurrency Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Obligations”: any Indebtedness of a Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Obligations pursuant to a written agreement.

“Subsidiary”: of any Person means any corporation, association, partnership, or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Borrower Joinder”: a joinder in substantially the form of Exhibit U hereto, to be executed by each Subsidiary Borrower designated as such after the Closing Date.

“Subsidiary Borrowers”: each Domestic Subsidiary that is both a Restricted Subsidiary and Wholly Owned Subsidiary and holds assets of the type included in the Borrowing

Base that becomes a Borrower after five (5) days’ written notice to the Administrative Agent pursuant to a Subsidiary Borrower Joinder, together with their respective successors and assigns; provided that no Non-Wholly Owned Subsidiary shall be permitted to be a Subsidiary Borrower unless the consent of each Minority Owner of such Non-Wholly Owned Subsidiary to the incurrence of the Obligations shall have been obtained. Upon receipt thereof the Administrative Agent shall promptly transmit each such notice to each of the Lenders; provided that any failure to do so by the Administrative Agent shall not in any way affect the status of any such Domestic Subsidiary as a Subsidiary Borrower hereunder. Any Subsidiary Borrower shall cease to be a Borrower after five days’ written notice from the Borrower Representative to the Administrative Agent accompanied by an updated Borrowing Base Certificate; provided that any such Subsidiary shall not cease to be a Guarantor solely as a result of ceasing to be a Borrower pursuant to the delivery of such notice. Upon receipt thereof the Administrative Agent shall promptly transmit each such notice delivered to it pursuant to the preceding sentence to each of the Lenders; provided that any failure to do so by the Administrative Agent shall not in any way affect the status of any such Subsidiary.

“Subsidiary Guarantee”: the guarantee of the obligations of the Borrowers under the Loan Documents provided pursuant to the Guarantee and Collateral Agreement.

“Subsidiary Guarantor”: (x) each Domestic Subsidiary (other than any Borrower or Excluded Subsidiary) of the Parent Borrower which executes and delivers a Subsidiary Guarantee pursuant to subsection 7.9 or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Parent Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guarantee in accordance with terms and provisions thereof and (y) each other Subsidiary of the Parent Borrower which the Parent Borrower causes to execute and deliver a Subsidiary Guarantee pursuant to the last sentence of subsection 7.9(b) or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Subsidiary of the Parent Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guarantee in accordance with terms and provisions thereof.

“Successor Company”: as defined in subsection 8.3(a)(i).

“Supermajority Lenders”: Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) representing more than 66 2/3% of the sum of the aggregate amount of the total Commitments less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders) at such time.

“Swingline Commitment”: the Swingline Lender’s obligation to make Swingline Loans pursuant to subsection 2.4.

“Swingline Exposure”: at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at

any time shall equal its Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender”: as defined in the Preamble hereto.

“Swingline Loan Participation Certificate”: a certificate in substantially the form of Exhibit M hereto.

“Swingline Loans”: as defined in subsection 2.4(a).

“Swingline Note”: as defined in subsection 2.4(b).

“Target”: US LBM Holdings, LLC, a Delaware limited liability company.

“Tax Distributions”: has the meaning specified in subsection 8.5(b)(viii)(C).

“Tax Receivable Agreement”: an agreement entered into among the Parent Borrower or its Affiliates and the Parent Borrower’s direct or indirect owners in connection with a public offering of common stock or equity of the Parent Borrower, or any Parent and providing for the payment of certain realized tax savings, which payment shall not exceed 85% of such tax savings, arising to Parent Borrower or its Affiliates to such direct or indirect owners, on terms that are customary market terms for such agreements, including for the avoidance of doubt, with respect to their termination and any payment obligations arising in connection with a termination.

“Tax Sharing Agreement”: a tax sharing agreement among the Parent Borrower and Holding, as the same may be amended, supplemented, waived or otherwise modified from time to time, provided that such agreement does not permit the Parent Borrower to make Restricted Payments in excess of the amount of Tax Distributions that the Parent Borrower is permitted to make pursuant to Section 8.5(b)(viii)(C).

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement or the First Lien Credit Agreement or the Second Lien Credit Agreement or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $500.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Parent Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Parent Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing at least 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Loan Collateral Agent”: Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent under the Term Loan Documents, or any successor collateral agent under the Term Loan Documents.

“Term Loan Documents”: the First Lien Loan Documents and the Second Lien Loan Documents, as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a First Lien Loan Documents or Second Lien Loan Document, as applicable).

“Term Loan Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement, whether or not the same remains in full force and effect.

“Termination Date”: the date which is the five (5) year anniversary of the Closing Date and in respect of any loans (or other credit or letter of credit facility) added pursuant to subsections 2.6 and 2.8, as applicable, the “Termination Date” set forth in the applicable documents relating to the implementation of such loans (or other credit or letter of credit facility), as the context may require.

“Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trading Price”: as defined in subsection 11.6(k).

“Tranche”: each Tranche of Loans available hereunder, with there being two tranches on the Closing Date; namely, Revolving Credit Loans and Swingline Loans.

“Transactions”: collectively, any or all of the following: (i) the entry into the Acquisition Agreement and the consummation of the transactions contemplated thereby, including the Acquisition, (ii) the entry into this Agreement and the other Loan Documents and the Incurrence of Indebtedness hereunder by one or more of the Parent Borrower and its Subsidiaries, (iii) the entry into the First Lien Credit Agreement and the other First Lien Loan Documents and the Incurrence of Indebtedness thereunder, (iv) the entry into the Second Lien Credit Agreement and the other Second Lien Loan Documents and the incurrence of Indebtedness thereunder, (v) the Equity Contribution, (vi) the repayment of certain existing Indebtedness, and (vii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“Treasury Capital Stock”: as defined in subsection 8.5(b).

“Type”: the type of Loan determined based on the interest option applicable thereto, with there being two Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“Unpaid Drawing”: drawings on Letters of Credit that have not been reimbursed by the applicable Borrower.

“Unrestricted Cash”: at any date of determination, the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Parent Borrower prepared in accordance with GAAP as of the end of the most recent four consecutive Fiscal Quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the First Lien Loan Document Obligations, Second Lien Loan Document Obligations, or other Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement).

“Unrestricted Subsidiary”: (i) any Subsidiary of the Parent Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Parent Borrower (including any newly acquired or newly formed Subsidiary of the Parent Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent Borrower or any other Restricted Subsidiary of the Parent Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) such designation was made at or prior to the Closing Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under subsection 7.5. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation the Borrower could Incur at least $1.00 of additional Indebtedness under subsection 8.1(a). Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer of the Parent Borrower certifying that such designation complied with the foregoing provisions.

“Unutilized Commitment”: with respect to any Lender at any time, an amount equal to the remainder of (x) such Lender’s Commitment as in effect at such time less (y) such Lender’s Individual Lender Exposure at such time (excluding any Swingline Exposure of such Lender).

“U.S. Tax Compliance Certificate”: as defined in subsection 4.11(b)(ii).

“Voting Stock”: as defined in the definition of “Change of Control”.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

1.2                          Other Definitional Provisions.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)                                 As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to.” Any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder.

(d)                                 For purposes of determining any financial ratio or making any financial calculation for any Fiscal Quarter (or portion thereof) ending prior to the Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary for purposes of the components of such financial ratio or financial calculation as of the beginning of such four-quarter period.

(e)                                  For purposes of this Agreement for periods ending prior to the Closing Date, references to the consolidated financial statements of the Parent Borrower shall be to the consolidated financial statements of Target, as the context may require; provided that nothing in this clause (e) shall require the delivery of consolidated financial statements or other similar materials for or with respect to Target and its Subsidiaries, except as otherwise specifically required by this Agreement.

(f)                                   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(g)                                  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) “or” is not exclusive; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and (iii) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

(h)                                 Any financial ratios required to be maintained pursuant to this Agreement required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(i)                                     In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement (other than Section 6.2 hereof) which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, or any representations and warranties in the Loan Documents are true and correct in all material respects, such condition shall, at the option of the Parent Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists and so long as such representations and warranties are true and correct in all material respects on the date the definitive agreements for such Limited Condition Acquisition are entered into. For the avoidance of doubt, if the Parent Borrower has exercised its option under the first sentence of this clause (i), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(j)                                    In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(i)                                     determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Total Leverage Ratio; or

(ii)                                  testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets);

in each case, at the option of the Parent Borrower (and, if the Parent Borrower elects to exercise such option, such option shall be exercised on or prior to the date on which the definitive agreement for such Limited Condition Acquisition is executed) (the Parent Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive Fiscal Quarters ending prior to the LCA Test Date for which consolidated financial statements of the Parent Borrower are available, the Parent Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Parent Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date in connection with any action taken with respect to such Limited Condition Acquisition are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Parent Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Parent Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Parent Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

SECTION 2.                            AMOUNT AND TERMS OF COMMITMENTS.

2.1                               Commitments.

(a)                                 Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Termination Date, a Revolving Credit Loan or Revolving Credit Loans to the Borrowers (on a joint and several basis as between the Borrowers), which Revolving Credit Loans:

(i)                                     shall be denominated in Dollars;

(ii)                                  shall, at the option of the Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided that except as otherwise specifically provided in subsections 4.9 and 4.10, all Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type;

(iii)                               may be repaid and reborrowed in accordance with the provisions hereof;

(iv)                              shall not be made (and shall not be required to be made) by any Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Lender Exposure of such Lender to exceed the amount of its Commitment at such time; and

(v)                                 shall not be made (and shall not be required to be made) by any Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Lender Exposure to exceed the lesser of (A) the total Commitments as then in effect and (B) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered).

(b)                                 (I) Notwithstanding anything to the contrary in subsection 2.1(a) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish Availability Reserves (other than any Designated Hedging Reserves or Cash Management Reserves, which are provided for pursuant to clause (II) below) in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base including reserves with respect to (i) sums that the Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the Borrowers or, without duplication, their respective Restricted Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the ABL Priority Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent is capable of ranking senior in priority to or pari passu with one or more of the Liens in the ABL Priority Collateral granted in the Security Documents (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for surety bonds and ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the ABL Priority Collateral; provided that with respect to any Availability Reserve (other than any Designated Hedging Reserves or Cash Management Reserves, which are provided for pursuant to clause (II) below), the Administrative Agent shall have provided the applicable Borrower reasonable advance notice of any such establishment. Notwithstanding anything else to the contrary, the Administrative Agent may only establish an Availability Reserve or change the eligibility requirements of the definitions of “Eligible Accounts”, “Eligible Extended Accounts” or “Eligible Inventory” after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date (including facts not known to the Administrative Agent as of the Closing Date as a result of completion of the initial field examination and inventory appraisal after the Closing Date) and having given no less than 10 Business Days’ prior written notice to the Parent Borrower. The amount of any such Availability Reserve or any such change to the eligibility requirements of the definitions of “Eligible Accounts”, “Eligible Extended Accounts” or “Eligible Inventory” shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve or change to any such eligibility requirements, as the case may be. Upon delivery of such notice, the Administrative Agent shall be available to discuss any proposed Availability Reserve or any proposed change to the eligibility requirements of the definitions of “Eligible Accounts”, “Eligible Extended Accounts” or “Eligible Inventory”, as the case may be, for a period of at least 10 Business Days before such Availability Reserve or change to any such eligibility requirements is implemented, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish such

Availability Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower. (II) In addition, upon the designation of any Hedging Agreement as a “Designated Hedging Agreement” or any Cash Management Arrangement as a “Designated Cash Management Agreement”, in each case in accordance with subsection 11.22, a Designated Hedging Reserve or Cash Management Reserve in an amount contemplated by the respective definition thereof and set forth in the applicable designation notice to the Administrative Agent relating to such Designated Hedging Agreement or Designated Cash Management Agreement shall be automatically and immediately established, without any action of the Administrative Agent; provided that no such Designated Hedging Reserve or Cash Management Reserve shall be established during the continuance of a Default or Event of Default or if the Aggregate Lender Exposure would exceed Availability as a result thereof, after giving effect to any other changes in the Aggregate Lender Exposure at such time, including any repayment of Revolving Credit Loans at such time. Any adjustment in any Designated Hedging Reserve or Cash Management Reserve contemplated by the respective definitions thereof shall be immediately effective upon the notification to the Administrative Agent of the amount of such adjustment and the details and results of (x) in the case of any Designated Hedging Reserve, the applicable mid-market quotations as provided in the penultimate sentence of the definition of “Designated Hedging Reserve” and (y) in the case of any Cash Management Reserve, the new applicable anticipated monetary obligations as provided in the final sentence of the definition of “Cash Management Reserve”. In the event that the event, condition or other matter giving rise to the establishment of any Availability Reserve shall cease to exist (unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter), the Availability Reserve established pursuant to such event, condition or other matter, shall be discontinued. Notwithstanding anything herein to the contrary, Availability Reserves shall not duplicate (i) eligibility criteria contained in the definition of “Eligible Accounts” or “Eligible Extended Accounts” or “Eligible Inventory” and vice versa, or (ii) reserves or criteria deducted in computing the value of Eligible Inventory (based on cost and quantity) and vice versa.

(c)                                  In the event the Borrowers are unable to comply with (i) the borrowing base limitations set forth in subsection 2.1(a) or (ii) the conditions precedent to the making of Revolving Credit Loans or the issuance of Letters of Credit set forth in Section 6, the Lenders authorize the Administrative Agent, for the account of the Lenders, to make Revolving Credit Loans to the Borrowers, which may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a notice of Borrowing requesting an Agent Advance until the earliest of (i) the 30th Business Day after such date, (ii) the date the respective Borrowers or Borrower is again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Credit Loans and issuance of Letters of Credit, or obtains an amendment or waiver with respect thereto and (iii) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”). The Administrative Agent shall not make any Agent Advance to the extent that at such time the amount of such Agent Advance (A) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 10.0% of the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) or (B) when added to the Aggregate Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the total

Commitments at such time. It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent in its discretion to the extent the Administrative Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable ABL Priority Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Loan Documents, and that the Borrowers shall have no right to require that any Agent Advances be made.

(d)                                 Each Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender’s Revolving Credit Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1 hereto (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Credit Note”), with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans made (or acquired by assignment pursuant to subsection 11.6(b)) by such Revolving Credit Lender to such Borrower. Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

2.2                               Procedure for Revolving Credit Borrowing. Each of the Borrowers may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower Representative shall give the Administrative Agent irrevocable (in the case of any notice except notice with respect to the initial Extension of Credit hereunder, which shall be irrevocable after the funding) notice in substantially the form attached as Exhibit S (which notice must be received by the Administrative Agent prior to (a) 1:00 P.M., New York City time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans or (b) 10:00 A.M., New York City time, on the requested Borrowing Date, for ABR Loans) specifying (i) the identity of a Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurocurrency Loans, ABR Loans or a combination thereof and (v) if the borrowing is to be entirely or partly of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swingline Loans, in multiples of $500,000 (or, if the Commitments then available (as calculated in accordance with subsection 2.1(a)) are less than $500,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $500,000, or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from the Borrower Representative the Administrative Agent shall promptly notify each applicable Revolving Credit Lender thereof. Subject to the satisfaction of the conditions precedent specified in subsection 6.2 (or in the case of the initial Extension of Credit on the Closing Date, subsection 6.1), each applicable Revolving Credit Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the

Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent specified in subsection 11.2 prior to 3:00 P.M., New York City time. (or, if the time period for the Borrower Representative’s delivery of notice was extended, such later time as agreed to by the Borrower Representative and the Administrative Agent in its reasonable discretion, but in no event less than two hours following notice) (or 9:00 A.M., in the case of the initial borrowing hereunder (or, if the time period for the Borrower Representative’s delivery of notice was extended, such later time as agreed to by the Borrower Representative and the Administrative Agent in its reasonable discretion, but in no event less than one hour following notice)), New York City time, on the Borrowing Date requested by such Borrower and in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the applicable Borrower on the books of the Administrative Agent with the aggregate of the amounts made to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3                               Termination or Reduction of Commitments. The Parent Borrower (on behalf of itself and each other applicable Borrower) shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (who will promptly notify the Lenders), to terminate the Commitments, or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swingline Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans and Swingline Loans then outstanding, when added to the sum of the then outstanding L/C Obligations, would exceed the Commitments then in effect and provided, further, that any such notice of termination delivered by the Parent Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Commitments then in effect.

2.4                               Swingline Commitments.

(a)                                 Subject to the terms and conditions hereof, the Swingline Lender agrees to make Swingline loans (individually, a “Swingline Loan”; collectively, the “Swingline Loans”) to any of the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $20.0 million; provided that at no time may the sum of the then outstanding Swingline Loans, Revolving Credit Loans and L/C Obligations exceed the lesser of (1) the Commitments then in effect and (2) the Borrowing Base then in effect (based on the most recent Borrowing Base Certificate). Swingline Loans shall be made in minimum amounts of (x) at all times when a Dominion Event is not in existence, $100,000 and (y) at all other times, there will be no minimum amount. Amounts borrowed by any Borrower under this subsection 2.4 may be repaid and, through but excluding the Termination Date, reborrowed. All Swingline Loans made to any Borrower shall be made in Dollars as ABR Loans, and shall not be entitled to be converted into Eurocurrency Loans. The Borrower Representative (on behalf of itself or any other Borrower as the case may be), shall give the Swingline Lender irrevocable notice (which notice must be received by the Swingline Lender prior to 3:00 P.M., New York City time, on the requested Borrowing Date) specifying (1) the identity of a Borrower, (2) the amount of the requested Swingline Loan and (3) that the Borrowing is to be of ABR Loans. The proceeds of the Swingline Loans will be made available by the Swingline Lender to the Borrower identified in such notice at an office of the Swingline Lender by crediting the account of such Borrower at such office with such proceeds in Dollars.

(b)                                 Each of the Borrowers agrees that, upon the request to the Administrative Agent by the Swingline Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence the Swingline Loans such Borrower will execute and deliver to the Swingline Lender a promissory note substantially in the form of Exhibit A-2 hereto, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Swingline Note”), payable to the Swingline Lender and representing the obligation of such Borrower to pay the amount of the Swingline Commitment or, if less, the unpaid principal amount of the Swingline Loans made to such Borrower, with interest thereon as prescribed in subsection 4.1. The Swingline Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

(c)                                  The Swingline Lender, (i) may, at any time in its sole and absolute discretion and (ii) shall, at any time as there shall be a Swingline Loan outstanding (x) in an aggregate amount in excess of $5.0 million (or such other amount as the Parent Borrower may specify to the Swingline Lender from time to time, provided that such notice is received at least 1 Business Day prior to the effectiveness of such change) or (y) for more than five Business Days, on behalf of the Borrower to which the Swingline Loan has been made (which hereby irrevocably directs and authorizes such Swingline Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under subsection 9.1(f)) each Lender, including the Swingline Lender, to make a Revolving Credit Loan as an ABR Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of all Swingline Loans made in Dollars (each, a “Mandatory Revolving Credit Loan Borrowing”) in an amount equal to such Lender’s Commitment Percentage of the principal amount of all of the Swingline Loans (collectively, the “Refunded Swingline Loans”) outstanding on the date such notice is given; provided that the provisions of this subsection 2.4 shall not affect the obligations of any Borrower to prepay Swingline Loans in accordance with the provisions of subsection 4.4(c). Unless the Commitments shall have expired or terminated (in which event the procedures of clause (d) of this subsection 2.4 shall apply), each Lender hereby agrees to make the proceeds of its Revolving Credit Loan (including any Eurocurrency Loan) available to the Administrative Agent for the account of the Swingline Lender at the office of the Administrative Agent prior to 11:00 A.M., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Credit Loan Borrowing may not comply with the minimum amount for Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Credit Loan Borrowing and (v) the amount of the Commitment of such, or any other, Lender at such time. The proceeds of such Revolving Credit Loans (including without limitation, any Eurocurrency Loan) shall be immediately applied to repay the Refunded Swingline Loans.

(d)                                 If the Commitments shall expire or terminate at any time while Swingline Loans are outstanding, each Lender shall, at the option of the Swingline Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the Commitments, make a Loan as an ABR Loan (which Revolving Credit Loan shall be deemed a “Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swingline Loans, in either case in an amount equal to such Lender’s Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Commitments of the aggregate principal amount of such Swingline Loans; provided that in the event that any Mandatory Revolving Credit Loan Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any domestic or foreign bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred, but adjusted for any payments received from such Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in such outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective Commitment Percentages, provided, further, that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to Revolving Credit Loans made as ABR Loans. Each Lender will make the proceeds of any Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swingline Lender at the office of the Administrative Agent prior to 11:00 A.M., New York City time, in Dollars in funds immediately available on the Business Day next succeeding the date on which the Commitments expire or terminate. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Swingline Loans outstanding on the date of termination or expiration of the Commitments. In the event that the Lenders purchase undivided participating interests pursuant to the first sentence of this clause (d), each Lender shall immediately transfer to the Swingline Lender, in Dollars in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a Swingline Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(e)                                  Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof (whether directly from a Borrower or otherwise, including proceeds of Collateral applied thereto by the Swingline Lender), or any payment of interest on account thereof, the Swingline Lender will, if such payment is received prior to 11:00 A.M., New York City time, on a Business Day, distribute to such Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swingline Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it.

(f)                                   Each Lender’s obligation to make the Revolving Credit Loans and to purchase participating interests with respect to Swingline Loans in accordance with subsections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any of the Borrowers may have against the Swingline Lender, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5                               Repayment of Loans.

(a)                                 Each Borrower hereby unconditionally promises to pay to the Administrative Agent in Dollars for the account of: (i) each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9); and (ii) the Swingline Lender, the then unpaid principal amount of the Swingline Loans made to such Borrower, on the Termination Date (or such earlier date on which the Swingline Loans become due and payable pursuant to Section 9). Each Borrower hereby further agrees to pay interest on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

(b)                                 Each Lender (including the Swingline Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, the Borrowers to which such Loan is made, each Interest Period, if any, applicable thereto and whether such Loans are Revolving Credit Loans or Swingline Loans, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each applicable Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each of the Borrowers and each applicable Lender’s share thereof.

(d)                                 The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.6                               Incremental Facility.

(a)                                 So long as no Event of Default exists or would arise therefrom, the Borrowers shall have the right, at any time and from time to time after the Closing Date, to request an increase of the aggregate amount of the then outstanding Commitments (the “Incremental Revolving Commitments” or the “Incremental Facilities” and each, an “Incremental Facility”). Notwithstanding anything to contrary herein, the principal amount of any Incremental Revolving Commitments shall not exceed the Available Incremental Amount at such time. The Parent Borrower may seek to obtain Incremental Revolving Commitments from existing Lenders or other Persons, as applicable (each an “Incremental Facility Increase,” and each Person extending, or Lender extending, Incremental Revolving Commitments, an “Additional Lender”), provided, however, that (i) no Lender shall be obligated to provide an Incremental Facility Increase as a result of any such request by the Borrowers, and (ii) any Additional Lender which is not an existing Lender shall be subject to the approval of, the Administrative Agent and, in the case of any Incremental Revolving Commitments, the Swingline Lender, each Issuing Lender and the Borrowers (each such approval not to be unreasonably withheld). Each Incremental Facility Increase shall be in a minimum aggregate amount of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof. Any Incremental Facility Increase may be denominated in Dollars.

(b)                                 [Reserved].

(c)                                  Any Incremental Revolving Commitments (A) shall be guaranteed by the Guarantors and shall rank pari passu in right of (x) priority with respect to the same Collateral securing the Obligations and (y) payment with respect to the Obligations in respect of the Commitments in effect prior to the Incremental Revolving Commitment Effective Date and (B) shall be on terms and pursuant to the documentation applicable to the existing Commitments; provided that the Applicable Margin relating to the Incremental Revolving Commitments may exceed the Applicable Margin relating to the Commitments in effect prior to the Incremental Revolving Commitment Effective Date so long as the Applicable Margins relating to all Revolving Credit Loans shall be adjusted to be equal to the Applicable Margin payable to the Lenders providing such Incremental Revolving Commitments.

(d)                                 The Incremental Facilities may be in the form of a separate “first-in, last-out” tranche (the “FILO Tranche”) with a separate borrowing base against the ABL Priority Collateral and interest rate margins in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Loans pursuant to clause (c) above) among the Parent Borrower, the Administrative Agent and the Lenders providing the FILO Tranche so long as (1) any loans under the FILO Tranche may not be guaranteed by any Subsidiaries of the Parent Borrower other than the Guarantors and shall rank pari passu (or, at the option of the Parent Borrower, junior) in right of priority with respect to the Collateral; (2) if the FILO Tranche availability exceeds $0, any Extension of Credit under the Revolving Credit Facility thereafter requested shall be made under the FILO Tranche until the FILO Tranche availability no longer exceeds $0; (3) as between (x) the Revolving Credit Facility (other than the FILO Tranche) and the Designated Hedging Agreements and Designated Cash Management Agreements and (y) the FILO Tranche, all proceeds from the liquidation or other realization of the Collateral (including ABL Priority Collateral) shall be applied, first to obligations owing under, or with respect to, the Revolving Credit Facility (other than the FILO Tranche) and such Designated Hedging Agreements and Designated Cash Management Agreements and second to the FILO Tranche; (4) no Borrower may prepay Revolving Credit Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Loans and/or Reimbursement Obligations (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) are outstanding; (5) the Required Lenders (calculated as including Lenders under the Incremental Facilities and the FILO Tranche) shall, subject to the terms of the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement, control exercise of remedies in respect of the Collateral and (5) no changes affecting the priority status of the Revolving Credit Facility (other than the FILO Tranche) vis-à-vis the FILO Tranche may be made without the consent of the Required Lenders under the Revolving Credit Facility, other than such changes which affect only the FILO Tranche.

(e)                                  No Incremental Facility Increase shall become effective unless and until each of the following conditions have been satisfied:

(i)                                     The Borrowers, the Administrative Agent, and any Additional Lender shall have executed and delivered a joinder to the Loan Documents (“Lender Joinder Agreement”) in substantially the form of Exhibit V-2 hereto;

(ii)                                  The Borrowers shall have paid such fees and other compensation to the Additional Lenders and to the Administrative Agent as the applicable Borrowers, the Administrative Agent and such Additional Lenders shall agree;

(iii)                               The applicable Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent from counsel to the applicable Borrowers reasonably satisfactory to the Administrative Agent and dated such date;

(iv)                              A Revolving Credit Note (to the extent requested) will be issued at the applicable Borrowers’ expense, to each such Additional Lender, to be in conformity with requirements of subsection 2.1(d) (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Lender;

(v)                                 The Parent Borrower shall deliver a certificate certifying that (A) the representations and warranties made by the Parent Borrower and its Restricted Subsidiaries contained herein and in the other Loan Documents are true and correct in all material respects on and as of closing date of such Incremental Facility except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Event of Default has occurred and is continuing; and

(vi)                              The applicable Borrowers and Additional Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested in order to effectuate the documentation of the foregoing.

(f)

(i)                                     In the case of any Incremental Facility Increase, the Administrative Agent shall promptly notify each Lender as to the effectiveness of such Incremental Facility Increase (with each date of such effectiveness being referred to herein as an “Incremental Revolving Commitment Effective Date”), and at such time (A) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental Revolving Commitments, (B) Schedule A shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders and (C) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect any such Incremental Revolving Commitments.

(ii)                                  In the case of any Incremental Facility Increase, the Administrative Agent, the Additional Lenders and the Borrowers agree to enter into any amendment required to incorporate the addition of the Incremental Revolving Commitments, the pricing of the Incremental Revolving Commitments, the maturity date of the Incremental Revolving Commitments and such other amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection therewith. The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments.

(g)                                  In connection with the Incremental Facility Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the applicable Borrowers shall, in coordination with the Administrative Agent, (x) repay applicable outstanding Revolving Credit Loans of certain Lenders, and obtain applicable Revolving Credit Loans from certain other Lenders (including the Additional Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent to the extent necessary so that the Lenders effectively participate in each of the outstanding Revolving Credit Loans, as applicable, pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Commitments pursuant to this subsection 2.6), and (ii) the applicable Borrowers shall pay to the Lenders any costs of the type referred to in subsection 4.12 in connection with any repayment and/or Revolving Credit Loans required pursuant to the preceding clause (i). Without limiting the obligations of the Borrowers provided for in this subsection 2.6, the Administrative Agent and the Lenders agree that they will use commercially reasonable efforts to attempt to minimize the costs of the type referred to in subsection 4.12 which the Borrowers would otherwise incur in connection with the implementation of an increase in the Commitments.

2.7                               [Reserved].

2.8                               Extension of Commitments.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Revolving Credit Lenders of Commitments with a like maturity date (based on the aggregate outstanding principal amount of the applicable Commitments) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Commitments and otherwise modify the terms of such Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of, or changing the amortization or prepayment provisions of, such Commitments (and related outstandings)) (each, an “Extension”, and each group of Commitments as so extended, as well as the original Commitments (not so extended) being a “tranche”; any Extended Revolving Commitments shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were converted), so long as the following terms are satisfied: (i) except as to interest rates, fees, final maturity, amortization and prepayment provisions (which shall be determined by the Borrowers and set forth in the relevant Extension Offer), the Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Commitment (an “Extending Revolving Credit Lender” or the “Extending Lenders”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) with the same terms as the original Commitments (and related outstandings); provided that (x) subject to the provisions of Section 3 and subsection 2.4 to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Commitments in accordance with their Commitment Percentage of the Commitments and all borrowings under Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Commitments) and (y) at no time shall there be Commitments hereunder (including Extended Revolving Commitments and any original Commitments) which have more than two different maturity dates, unless otherwise agreed by the Administrative Agent and the Borrowers (including agreements as to additional administrative fees to be paid by the Borrowers), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.

(b)                                 With respect to all Extensions consummated by the Borrowers pursuant to this subsection 2.8, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of subsection 4.4 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrowers’ sole discretion and which may be waived by the Borrowers) of Commitments of any or all applicable tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this subsection 2.8 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving

Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this subsection 2.8.

(c)                                  No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to its Commitments (or a portion thereof) and (B) with respect to any Extension of the Commitments, the consent of each Issuing Lender and the Swingline Lender, which consent shall not be unreasonably withheld or delayed. All Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Commitments so extended, permit the repayment of non-extending Loans on the Termination Date and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection therewith, in each case on terms consistent with this subsection 2.8. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)                                 In connection with any Extension, the Borrowers shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this subsection 2.8.

(e)                                  If, in connection with any proposed Extension, any Lender declines to consent to the extension of its Commitment on the terms and by the deadline set forth in the applicable Extension Offer (each such other Lender, a “Non-Extending Lender”) then the Parent Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (i) replace such Non-Extending Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all or any part of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide a Commitment on the terms set forth in such Extension Offer; and provided, further, that all obligations of the Borrowers owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Acceptance or (ii) if no Event of Default exists under subsection 9.1(a) or (f), upon notice to the Administrative Agent, prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Non-Extending Lender, in whole or in part, subject to subsection 4.12, without premium or penalty. In connection with any such replacement under this subsection 2.8, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (B) the date as of which all obligations of the Borrowers owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (or, at its option, the Borrower) to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date, the Administrative Agent shall record such assignment in the Register and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f)                                   Following any Extension, with the written consent of the Parent Borrower, any Non-Extending Lender may elect to have all or a portion of its existing Commitments deemed to be an Extended Revolving Commitment under the applicable extended tranche on any date (each date a “Designation Date”) prior to the maturity date or termination date, as applicable, of such extended tranche; provided that (i) such Lender shall have provided written notice to the Parent Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) no more than 3 Designation Dates may occur in any one-year period without the written consent of the Administrative Agent. Following a Designation Date, the existing Commitments held by such Lender so elected to be extended will be deemed to be an Extended Revolving Commitment as applicable, and any existing Commitments held by such Lender not elected to be extended, if any, shall continue to be existing Commitments.

SECTION 3.                            LETTERS OF CREDIT.

3.1                               L/C Commitment.

(a)                                 Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in subsection 3.4(a), agrees to continue under this Agreement for the account of the Parent Borrower the Existing Letters of Credit issued by it and to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the applicable Borrower or (if required by the applicable Issuing Lender, so long as a Borrower is a co-applicant and jointly and severally liable thereunder) any Restricted Subsidiary on any Business Day during the Commitment Period but in no event later than the fifth (5th) day prior to the Termination Date in such form as may be approved from time to time by the Issuing Lender; provided that no Letter of Credit shall be issued if, after giving effect to such issuance, (i) the aggregate Extensions of Credit to the Borrowers would exceed the applicable limitations set forth in subsection 2.1, (ii) the L/C Obligations in respect of Letters of Credit would exceed $20.0 million or (iii) the Aggregate

Outstanding Credit of all the Revolving Credit Lenders would exceed the Commitments of all the Revolving Credit Lenders then in effect.

(b)                                 Each Letter of Credit shall be denominated in Dollars, in an aggregate principal amount no less than $50,000 and shall be either (i) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Restricted Subsidiaries, contingent or otherwise, which finance or otherwise arise in connection with the working capital and business needs of the Parent Borrower or its Restricted Subsidiaries, and for general corporate purposes, of the Parent Borrower or any of its Restricted Subsidiaries (a “Standby Letter of Credit”), or (ii) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower, or any of its Restricted Subsidiaries (a “Commercial L/C”), and unless otherwise agreed by the applicable Issuing Lender and, in the case of clause (B) below, the Administrative Agent, expire no later than the earlier of (A) one year after its date of issuance and (B) the fifth (5th) Business Day prior to the Termination Date; provided that, notwithstanding any extension of the Termination Date pursuant to subsection 2.8, unless otherwise agreed, no Issuing Lender shall be obligated to issue a Letter of Credit that expires beyond the non-extended Termination Date.

(c)                                  Notwithstanding anything to the contrary in subsection 3.1(b), if the Borrower Representative so requests in any L/C Request, the applicable Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal L/C”); provided that any such Auto-Renewal L/C must permit the applicable Issuing Lender to prevent any such renewal at least once in each twelvemonth period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Lender, the applicable Borrower shall not be required to make a specific request to such Issuing Lender for any such renewal. Once an Auto-Renewal L/C has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the renewal of such Letter of Credit at any time to an extended expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the fifth (5th) Business Day prior to the Termination Date; provided that such Issuing Lender shall not permit any such renewal if (x) such Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of subsection 3.2(c) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this clause (c), (1) from the Administrative Agent that any Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate subsection 3.1.

(d)                                 Each Letter of Credit issued by an Issuing Lender shall be deemed to constitute a utilization of the Commitments, and shall be participated in (as more fully described in the following subsection 3.4) by the Lenders in accordance with their respective Commitment Percentages. All Letters of Credit issued hereunder shall be denominated in Dollars and shall be issued for the account of the applicable Borrower or (if required by the applicable Issuing

Lender, so long as a Borrower is a co-applicant and jointly and severally liable thereunder) any Subsidiary.

(e)                                  Unless otherwise agreed by the applicable Issuing Lender and the Parent Borrower, each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the ISP shall apply to each standby Letter of Credit and the Uniform Customs shall apply to each commercial Letter of Credit. The ISP shall not in any event apply to this Agreement. All Letters of Credit shall be issued on a sight basis only.

3.2                               Procedure for Issuance of Letters of Credit.

(a)                                 The Borrower Representative may, from time to time during the Commitment Period but in no event later than the 30th day prior to the Termination Date, request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent at its address for notices specified herein, an L/C Request therefor in the form of Exhibit L hereto (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any L/C Request, such Issuing Lender will process such L/C Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall an Issuing Lender be required, unless otherwise agreed to by such Issuing Lender, to issue any Letter of Credit earlier than five (5) Business Days after its receipt of the L/C Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower Representative. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower Representative promptly following the issuance thereof. No Issuing Lender shall amend, cancel or waive presentation of any Letter of Credit in a manner adverse to the Borrowers (as determined by the applicable Issuing Lender in its reasonable discretion). Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the applicable Issuing Lender shall promptly notify the Administrative Agent, who shall promptly notify each Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to subsection 3.4. If the applicable Issuing Lender is not the same person as the Administrative Agent, on the first Business Day of each calendar month, such Issuing Lender shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Lender.

(b)                                 The making of each request for a Letter of Credit by the Borrower Representative shall be deemed to be a representation and warranty by the Borrower Representative that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, subsection 3.1. Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of

Credit would violate subsection 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the applicable Borrower or Subsidiary in accordance with such Issuing Lender’s usual and customary practices.

(c)                                  No Issuing Lender shall be under any obligation to issue any Letter of Credit if:

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any banking regulatory authority with jurisdiction over such Issuing Lender shall prohibit the issuance of letters of credit generally, or

(ii)                                  the issuance of such Letter of Credit would violate one or more existing (as of the date hereof) policies of such Issuing Lender consistently applied by such Issuing Lender to borrowers generally.

3.3                               Fees, Commissions and Other Charges.

(a)                                 Each Borrower agrees to pay to the Administrative Agent a letter of credit commission with respect to each Letter of Credit issued by such Issuing Lender on its behalf, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Eurocurrency Loans calculated based upon the actual number of days elapsed over a 360-day year, of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein. Such commission shall be payable to the Administrative Agent for the account of the applicable Revolving Credit Lenders to be shared ratably among them in accordance with their respective Commitment Percentages. Each Borrower shall pay to the relevant Issuing Lender with respect to each Letter of Credit a fee equal to 1/8 of 1.0% per annum of the aggregate amount available to be drawn under such Letter of Credit or such other amounts as may be agreed by such Borrower and such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such other date as the Commitments shall terminate calculated based upon the actual number of days elapsed over a 360-day year. Such commissions and fees shall be nonrefundable. Such fees and commissions shall be payable in Dollars.

(b)                                 In addition to the foregoing commissions and fees, each Borrower agrees to pay amounts necessary to reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender within ten (10) days after demand therefor.

(c)                                  The Administrative Agent shall, promptly following any receipt thereof, distribute to the applicable Issuing Lender and the applicable Lenders all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this subsection 3.3.

3.4                               L/C Participations.

(a)                                 By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Lender or the Lenders, each Issuing Lender hereby irrevocably grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. All calculations of the Lenders’ Commitment Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

(b)                                 If the Borrowers fail to reimburse the applicable Issuing Lender on the due date as provided in subsection 3.5, such Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Commitment Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 P.M., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 P.M., New York City time, on any day, not later than 11:00 A.M., New York City time, on the next succeeding Business Day), an amount equal to such Lender’s Commitment Percentage of the unreimbursed L/C Disbursement in the same manner as provided in subsection 2.2 with respect to Loans made by such Lender, and the Administrative Agent will promptly pay to the applicable Issuing Lender the amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the applicable Issuing Lender any amounts received by it from the Borrowers pursuant to the above clause (a) prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the Borrowers thereafter will be promptly remitted by the Administrative Agent to the Lender that shall have made such payments and to such Issuing Lender, as appropriate.

(c)                                  If any Lender shall not have made its Commitment Percentage of such L/C Disbursement available to the Administrative Agent as provided above, each of such Lender and each Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Lender at (i) in the case of a Borrower, the rate per annum set forth in subsection 3.5(b) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

3.5                               Reimbursement Obligation of the Borrowers.

(a)                                 Each Issuing Lender shall promptly notify the Borrower Representative and the Administrative Agent of any presentation of a draft under any Letter of Credit. Each Borrower hereby agrees to reimburse each Issuing Lender, upon receipt by the Borrower Representative of notice from the applicable Issuing Lender of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Lender (an “L/C Disbursement”), for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the applicable Issuing Lender, at its address for notices specified herein, in Dollars in immediately available funds, no later than 3:00 P.M., New York City time, on the date which is one (1) Business Day (or, if the Facility is fully drawn on such date and the applicable Borrower does not have sufficient cash on hand to make such payment, two (2) Business Days) after the date on which the Borrower Representative receives such notice, if received prior to 11:00 A.M., New York City Time, on a Business Day and otherwise, no later than 3:00 P.M., New York City time, on the next succeeding Business Day; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with subsection 2.2 that such payment be financed with ABR Loans or Swingline Loans in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Loans or Swingline Loans.

(b)                                 Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this subsection 3.5(b) from the date the draft presented under the affected Letter of Credit is paid to the date on which the applicable Borrower is required to pay such amounts pursuant to clause (a) above at the rate which would then be payable on any outstanding ABR Loans that are Revolving Credit Loans and thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Revolving Credit Loans which were then overdue.

3.6                               Obligations Absolute. The Reimbursement Obligations of Borrowers as provided in subsection 3.5 shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of a Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of the Parent Borrower and its Restricted Subsidiaries. None of the Agents, the Lenders, the Issuing Lenders or any of their affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lenders; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable Requirements of Law) suffered by the Borrowers that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as determined in a final non-appealable judgment by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7                               L/C Disbursements. The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Lender shall promptly give written notice to the Administrative Agent and the Borrower Representative of such demand for payment and whether such Issuing Lender has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its Reimbursement Obligation to such Issuing Lender and the Lenders with respect to any such L/C Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in subsection 3.5).

3.8                               L/C Request. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any L/C Request or other application or agreement submitted by any Borrower or any Subsidiary, to, or entered into by any Borrower or any Subsidiary with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

3.9                               Cash Collateralization. If the maturity of the Loans has been accelerated or to the extent any L/C Obligation remains outstanding following the Termination Date, the Borrowers shall then deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Collateral Agent and for the benefit of the Revolving Credit Lenders, an amount in cash equal to 103% of the amount of L/C Obligations as of such date plus any accrued and unpaid interest thereon. Funds so deposited shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be applied to satisfy other Obligations of the Borrowers under this Agreement.

3.10                        Additional Issuing Lenders. The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing lender under the terms of this Agreement. Any Lender designated as an issuing lender pursuant to this subsection 3.10 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender. The Administrative Agent shall notify the Lenders of any such additional Issuing Lender. If at any time there is more than one Issuing Lender hereunder, the Borrower Representative may, in its discretion, select which Issuing Lender is to issue any particular Letter of Credit.

3.11                        Resignation or Removal of the Issuing Lender. Any Issuing Lender may resign as Issuing Lender hereunder at any time upon at least thirty (30) days’ prior notice to the Lenders, the Administrative Agent and the Borrower Representative. Any Issuing Lender may be replaced at any time by written agreement among the Borrower Representative, each Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Lender. At the time any such resignation of an Issuing Lender shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the retiring Issuing Lender pursuant to subsection 3.3. From and after the effective date of any such resignation or replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation or replacement of an Issuing Lender, the retiring or replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

SECTION 4.                            GENERAL PROVISIONS.

4.1                               Interest Rates and Payment Dates.

(a)                                 Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBOR Rate determined for such day plus the Applicable Margin in effect for such day.

(b)                                 Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

(c)                                  If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection 4.1 plus 2.00%, (y) in the case of other amounts (including overdue interest), the rate described in paragraph (b) of this subsection 4.1 for ABR Loans that are Revolving Credit Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment); provided that (1) no amount shall be payable pursuant to this subsection 4.1(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) no amounts shall accrue pursuant to this subsection 4.1(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 4.1 shall be payable from time to time on demand.

(e)                                  It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2                               Conversion and Continuation Options.

(a)                                 The applicable Borrowers may elect from time to time to convert outstanding Loans from Eurocurrency Loans to ABR Loans by the Borrower Representative giving the Administrative Agent at least two Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior irrevocable notice of such election. The applicable Borrowers may elect from time to time to convert outstanding Loans from ABR Loans to Eurocurrency Loans by the Borrower Representative giving the Administrative Agent at least three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. Any such notice of conversion to Eurocurrency Loans shall be in substantially the form attached hereto as Exhibit S and shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurocurrency Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Parent Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the applicable Termination Date.

(b)                                 Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative giving notice, in substantially the form attached hereto as Exhibit S, to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Parent Borrower that no such continuations may be made or (ii) after the date that is one month prior to the applicable Termination Date, and provided further, that if the Borrower Representative shall fail to give any required notice as described above in this subsection 4.2(b) or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3                               Minimum Amounts of Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Set shall be equal to $500,000 or a whole multiple of $500,000 in excess thereof and so that there shall not be more than 10 Sets in any one Tranche at any one time outstanding.

4.4                               Optional and Mandatory Prepayments.

(a)                                 Each of the Borrowers may at any time and from time to time prepay the Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to subsection 4.12, without premium or penalty, upon notice (in substantially the form attached hereto as Exhibit E) by the Borrower Representative to the Administrative Agent prior to 1:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Eurocurrency Loans), or prior to 1:00 P.M., New York City time at least one Business Day prior to (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) the date of prepayment (in the case of ABR Loans other than Swingline Loans) or same-day notice by the Borrower Representative to the Administrative Agent (in the case of (x) Swingline Loans and (y) Reimbursement Obligations outstanding in Dollars). Such notice shall specify, in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is (i) of Revolving Credit Loans, Incremental ABL Loans, Extended ABL Loans or Swingline Loans, or a combination thereof, and (ii) of Eurocurrency Loans or ABR Loans, or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. If any such notice is given and is not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to this subsection 4.12. Partial prepayments of the Revolving Credit Loans and the Reimbursement Obligations pursuant to subsection 4.4(a) shall (unless the Parent Borrower otherwise directs) be applied, first, to payment of the Swingline Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent. Partial prepayments pursuant to this subsection 4.4(a) shall be in multiples of $250,000, as applicable, provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b)                                 On any day (other than with respect to Agent Advances during an Agent Advance Period) on which the Aggregate Lender Exposure or the unpaid balance of Extensions of Credit to, or for the account of, the Borrowers exceeds the Borrowing Base (based on the Borrowing Base Certificate last delivered) or the total Commitments at such time, the Borrowers shall prepay on such day the principal of outstanding Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans, the aggregate amount of the L/C Obligations exceeds the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) or the total Commitments at such time, the Borrowers shall pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the Issuing Lenders and the Revolving Credit Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(c)                                  The Borrowers shall prepay all Swingline Loans then outstanding simultaneously with each borrowing by them of Revolving Credit Loans.

(d)                                 Prepayments pursuant to subsection 4.4(b) shall be applied, first, to prepay Swingline Loans then outstanding, second, to prepay Revolving Credit Loans then outstanding, third, to pay any Reimbursement Obligations then outstanding and, last, to cash collateralize all L/C Obligations on terms reasonably satisfactory to the Administrative Agent.

(e)                                  For avoidance of doubt, the Commitments shall not be correspondingly reduced by the amount of any prepayments of Revolving Credit Loans, payments of Reimbursement Obligations and cash collateralizations of L/C Obligations, in each case, made under subsection 4.4(b).

(f)                                   Notwithstanding the foregoing provisions of this subsection 4.4, if at any time any prepayment of the Loans pursuant to subsection 4.4(a) or 4.4(b) would result, after giving effect to the procedures set forth in this Agreement, in any Borrower incurring breakage costs under subsection 4.12 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of such Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by such Borrower) or (ii) make a prepayment of the Revolving Credit Loans in accordance with subsection 4.4(a) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Commitments that would reduce Excess Availability to an amount that is less than the amount of such prepayment until the related portion of such Eurocurrency Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans; provided that, in the case of either clause (i) or (ii) above, such unpaid Eurocurrency Loans shall continue to bear interest in accordance with subsection 4.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans, as the case may be, have or has been prepaid.

(g)                                  If a notice of prepayment in connection with a repayment of all outstanding Loans is given in connection with a conditional notice of termination of Commitments as contemplated by subsection 2.3, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with subsection 2.3.

(h)                                 Notwithstanding anything to the contrary herein, this subsection 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans (or other credit or letter of credit facility) added pursuant to subsections 2.6 and 2.8, as applicable.

4.5                               Commitment Fees; Administrative Agent’s Fee; Other Fees.

(a)                                 Each Borrower agrees to pay, or cause to be paid, to the Administrative Agent, for the account of each Lender, a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Applicable Commitment Fee Rate on the average daily amount of the Unutilized Commitment of such Revolving Credit Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first such date to occur after the date hereof.

(b)                                 Each Borrower agrees to pay, or cause to be paid, to the Administrative Agent the fees set forth in the last paragraph under the heading “ABL Facility Fees” of the Fee Letter on the payment dates set forth therein.

4.6                               Computation of Interest and Fees.

(a)                                 Interest (other than interest based on Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and interest based on the Prime Rate and any other fees shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of each determination of an Adjusted LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative or any Lender, deliver to the Borrower Representative or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1, excluding any Adjusted LIBOR Rate which is based upon the Reuters Monitor Money Rates Services page and any ABR Loan which is based upon the Prime Rate.

(c)                                  Upon the request of the Administrative Agent, each Reference Bank (whether or not currently a Lender hereunder) agrees that, if such Reference Bank is currently providing quotes for deposits in Dollars to leading banks in the London interbank market, it will promptly (and no later than the Business Day following any such request) supply the Administrative Agent with the rate quoted by such Reference Bank to leading banks in the London interbank market two Business Days before the first day of the relevant Interest Period for deposits in Dollars of a duration equal to the duration of such Interest Period.

4.7                               Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate with respect to any Eurocurrency Loan (the “Affected Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Parent Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurocurrency Loans the rate of interest applicable to which is based on the Affected Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans, (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be converted to or continued as ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate.

4.8                               Pro Rata Treatment and Payments.

(a)                                 Except as expressly otherwise provided herein, each borrowing of Revolving Credit Loans (other than Swingline Loans) by any of the applicable Borrowers from the Lenders hereunder shall be made, each payment (except as provided in subsection 4.15) by any of the Borrowers on account of any commitment fee in respect of the Commitments hereunder shall be allocated by the Administrative Agent and any reduction (except as provided in subsection 2.6, 4.13(d) or 11.1(g)) of the Commitments of the Lenders, as applicable, shall be allocated by the Administrative Agent in each case pro rata according to the Commitment Percentage of the Lenders provided that at the request of the Parent Borrower, in lieu of such application on a pro rata basis among all Commitments, such reduction may be applied to any Commitments so long as the Termination Date of such Commitments precedes the Termination Date of each other Tranche of Commitments then outstanding or, in the event more than one Tranche of Commitments shall have an identical Termination Date that precedes the Termination Date of each other Tranche of Commitments then outstanding, to such Tranches on a pro rata basis. Except as expressly otherwise provided herein, each payment (including each prepayment (but excluding payments made pursuant to subsection 2.6, 2.8, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.15(c) or 11.1(g) or 11.6)) by any of the applicable Borrowers on account of principal of and interest on any Revolving Credit Loans (other than (x) payments in respect of any difference in the Applicable Margin, Adjusted LIBOR Rate or ABR in respect of any Tranche, (y) [Reserved] and (z) any payment accompanying a termination of Commitments pursuant to the provisos to the first sentence of this subsection 4.8(a) which shall be applied to the Loans outstanding under the Tranches under which Commitments are being terminated) shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the relevant Revolving Credit Lenders. All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time) on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, the Administrative Agent, or the Other Representatives, as the case may be, at the Administrative Agent’s office specified in subsection 11.2, and shall be made in Dollars, and in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives, as the case may be, on the next succeeding Business Day. If any payment hereunder (other than payments on Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This subsection 4.8(a) may be amended in accordance with subsection 11.1(d) or 11.1(g) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to subsections 2.6 and 2.8, as applicable.

(b)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrowers in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Parent Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to subsection 2.1.

4.9                               Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower Representative and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan (or a Swingline Loan) when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law. If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.12.

4.10                        Requirements of Law.

(a)                                 If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender or any Issuing Lender, or compliance by any Lender or any Issuing Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender or such Issuing Lender becomes an Issuing Lender):

(i)                                     shall subject such Lender or such Issuing Lender to any Tax of any kind whatsoever with respect to any Letter of Credit, any L/C Request or any Eurocurrency Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof, in each case, except for Non-Excluded Taxes, Taxes imposed by FATCA and Taxes measured by or imposed upon net income, or franchise Taxes, or Taxes measured by or imposed upon overall capital or net worth, or branch Taxes (in the case of such capital, net worth or branch Taxes, imposed in lieu of such net income Tax), of such Lender, such Issuing Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)                               shall impose on such Lender or such Issuing Lender any other condition (excluding any Tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender or such Issuing Lender, by an amount which such Lender or such Issuing Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans, or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Parent Borrower from such Lender, through the Administrative Agent in accordance herewith, the applicable Borrower shall promptly pay such Lender or such Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender or such Issuing Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 4.10(a) and such amounts, if any, as may be required pursuant to subsection 4.12. If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this subsection 4.10(a), it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender or Issuing Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection 4.10(a) submitted by such Lender or Issuing Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this subsection 4.10(a), the Parent Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this subsection 4.10(a) (i) for any amounts incurred more than six months prior to the date that such Lender or Issuing Lender notifies the Parent Borrower of such Lender’s or Issuing Lender’s intention to claim compensation therefor or (ii) for any amounts, if such Lender or Issuing Lender is applying this provision to the Parent Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This subsection 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 If any Lender or any Issuing Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or such Issuing Lender or any corporation controlling such Lender or such Issuing Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s, Issuing Lender’s or such corporation’s capital as a consequence of such Lender’s, or such Issuing Lender’s obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, Issuing Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such Issuing Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Lender to be material, then from time to time, within ten Business Days after submission by such Lender or Issuing Lender to the Parent Borrower (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or such Issuing Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this subsection 4.10(b) submitted by such Lender or Issuing Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this subsection 4.10(b), the Parent Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this subsection 4.10(b) (i) for any amounts incurred more than six months prior to the date that such Lender or Issuing Lender notifies the Parent Borrower of such Lender’s or Issuing Lender’s intention to claim compensation therefor or (ii) for any amounts, if such Lender or Issuing Lender is applying this provision to the Parent Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This subsection 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)                                  Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

4.11                        Taxes.

(a)                                 Except as provided below in this subsection 4.11 or as required by law (which term shall include FATCA), all payments made by the Borrowers under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by any Borrower or Agent to any Agent or any Lender hereunder or under any Notes, the amounts so payable by the Borrowers shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrowers shall be entitled to deduct and withhold, and the Borrowers shall not be required to indemnify for any Non-Excluded Taxes, and any such amounts payable by any Borrower or Agent to or for the account of any Agent or Lender, shall not be increased (x) if such Agent or Lender fails to comply with the requirements of clauses (b), (c) or (d) of this subsection 4.11, or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement, unless such Non-Excluded Taxes are imposed (1) as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”) or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by any Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from any Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed (1) as a result of a Change in Law or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by any Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from any Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective. Whenever any Non-Excluded Taxes are payable by any Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt (or other documentary evidence of such payment reasonably acceptable to the Administrative Agent) received by such Borrower showing payment thereof. If any Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. For the purposes of this Section 4.11 and related definition, “Lender” includes “Issuing Lender”.

(b)                                 Each Agent and each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Parent Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 11.6, on the date of such assignment or transfer to such Agent or Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that such Agent or Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal backup withholding Tax with respect to payments to be made under this Agreement and under any Note. Each Agent and each Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Parent Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 11.6, on the date of such assignment or transfer to such Agent or Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN-E (claiming the benefits of an income tax treaty) (or successor forms), in each case certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if such Agent or Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) or Form W-8BEN-E (claiming the benefits of an income tax treaty) (or successor form) pursuant to clause (i) above, (x) two certificates substantially in the form of Exhibit F (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (claiming the benefits of the portfolio interest exemption) or Form W-8BEN-E (claiming the benefits of the portfolio interest exemption) (or successor forms) certifying to such Agent’s, or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments, including to the extent applicable, U.S. Tax Compliance Certificates) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (i) non-U.S. persons claiming portfolio interest treatment, a complete exemption from

United States withholding tax with respect to interest payments or (ii) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case, such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by any Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from any Borrower. In addition, each Agent and Lender agrees that from time to time after the Closing Date, when the passage of time or a change in circumstances renders the previous certification obsolete or inaccurate, such Agent or Lender shall deliver to the Parent Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Internal Revenue Service Form W-8ECI, Form W-8BEN (claiming the benefits of an income tax treaty), or Form W-8BEN-E (claiming the benefits of an income tax treaty), or Form W-8BEN (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance Certificate, or Form W-8BEN-E (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance Certificate, or Form W-8IMY (with respect to a non-U.S. intermediary or flow-through entity), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Agent or Lender to a continued exemption from United States federal withholding tax with respect to payments under this Agreement and any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (i) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (ii) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case, (1) there has been a Change in Law that occurs after the date such Agent or Lender becomes an Agent or Lender hereunder (or after the date the relevant beneficiary or member in the case of a Lender that is a non-U.S. intermediary or flow through entity for U.S. federal income tax purposes becomes a beneficiary or member, if later) which renders all such forms inapplicable or which would prevent such Agent or Lender from duly completing and delivering any such form with respect to it, in which case such Agent or Lender shall promptly notify the Parent Borrower and the Administrative Agent of its inability to deliver any such form or (2) such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by any Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from any such Borrower.

(c)                                  Each Agent and Lender shall, upon request by the Parent Borrower or the Administrative Agent, deliver to the Parent Borrower, the Administrative Agent and/or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by any Borrower or the Administrative Agent under this Agreement or any Note to such Agent or Lender may be made free and clear of, and without deduction or withholding for or on account of any Non-Excluded Taxes (or to allow any such deduction or withholding to be at a reduced rate), provided that such Agent or Lender is legally entitled to complete, execute and deliver such form or certificate. Each Person that shall become a Lender or a Participant pursuant to subsection 11.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to paragraph (b), this paragraph (c) and paragraph (d) of this subsection 4.11 (subject to the requirements and limitations therein), provided that in the case of a Participant the obligations of such Participant pursuant to paragraph (b), this paragraph (c) and paragraph (d) of this subsection 4.11 shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(d)                                 If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)                                  Notwithstanding the foregoing, if the Administrative Agent is not a United States Person, on or before the date of any payment by any Borrower under this Agreement or any Notes to the Administrative Agent, the Administrative Agent shall deliver to the Parent Borrower (A) two accurate and complete original signed Internal Revenue Service Forms W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two accurate and complete original signed Internal Revenue Service Forms W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. person with respect to such payments (and the Parent Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation § 1.1441-1(b)(2)(iv)) and (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by any Borrower under this Agreement or any Notes (whether for its own account or for the account of others) without deduction or withholding of any U.S. federal income taxes. In addition, the Administrative Agent shall deliver to the Parent Borrower two further accurate and complete original signed forms or certifications provided in the prior sentence on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Parent Borrower, unless in any such case (other than with respect to United States backup withholding tax) there has been a Change in Law which renders all such forms inapplicable or which would prevent the Administrative Agent from duly completing and delivering any such form with respect to it and the Administrative Agent so advises the Parent Borrower.

4.12                        Indemnity. Each Borrower agrees to indemnify each Lender in respect of Extensions of Credit made, or requested to be made, to the Borrowers and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Parent Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurocurrency Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 4.12, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this subsection 4.12 submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. This subsection 4.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13                        Certain Rules Relating to the Payment of Additional Amounts.

(a)                                 Upon the request, and at the expense of the applicable Borrower, each Lender and Issuing Lender and Agent to which any of the Borrowers is required to pay any additional amount pursuant to subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender or Issuing Lender or Agent shall not be required to afford such Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Lender or Issuing Lender or Agent its obligation to pay such amounts pursuant to this Agreement and (ii) such Borrower shall reimburse such Lender or Issuing Lender or Agent for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender or Issuing Lender or Agent shall be required to afford any Borrower the opportunity to contest, or cooperate with such Borrower in contesting, the imposition of any Non-Excluded

Taxes, if such Lender or Issuing Lender or Agent in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)                                 If a Lender or Issuing Lender changes its applicable lending office (other than (i) pursuant to clause (c) below or (ii) after an Event of Default under subsection 9.1(a) or 9.1(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any of the Borrowers to become obligated to pay any additional amount under subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

(c)                                  If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender or Issuing Lender or Agent by any of the Borrowers pursuant to subsection 4.10 or 4.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, pursuant to subsection 4.9, such Lender or Issuing Lender or Agent shall promptly after becoming aware of such event or condition notify the Parent Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender or Issuing Lender or Agent shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Parent Borrower agrees to reimburse such Lender or Issuing Lender or Agent for the reasonable incremental out-of-pocket costs thereof).

(d)                                 If any of the Borrowers shall become obligated to pay additional amounts pursuant to subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection 4.10 or 4.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, under subsection 4.9 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such conversion under subsection 4.9, the applicable Borrower shall have the right, for so long as such obligation remains, (i) to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and such Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent to prepay the affected Loan, in whole or in part, subject to subsection 4.12, without premium or penalty and terminate the Commitments in respect of the Revolving Credit Facility of such Lender. In the case of the substitution of a Lender, then, the Parent Borrower, any other applicable Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 11.6(b) in connection with such assignment shall be paid by the Parent Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this subsection 4.13) prior to such substitution or prepayment. In the case of the substitution of a Lender pursuant to this subsection 4.13(d) or subsection 4.15(c)(i), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Parent Borrower to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e)                                  If any Agent or any Lender or any Issuing Lender receives a refund directly attributable to Taxes for which any of the Borrowers has made additional payments pursuant to subsection 4.10(a) or 4.11(a), such Agent or such Lender or such Issuing Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender or Issuing Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)                                   The obligations of any Agent, Lender, Issuing Lender or Participant under this subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

4.14                        Controls on Prepayment if Aggregate Outstanding Credit Exceeds Aggregate Revolving Credit Loan Commitments.

(a)                                 In addition to the provisions set forth in subsection 4.4(b), the Parent Borrower will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the objective of preventing any request for an Extension of Credit that would result in (i) the Aggregate Outstanding Credit with respect to all of the Revolving Credit Lenders (including the Swingline Lender) being in excess of the aggregate Commitments then in effect or (ii) any other circumstance under which an Extension of Credit would not be permitted pursuant to subsection 2.1(a).

(b)                                 The Administrative Agent will calculate the Aggregate Outstanding Credit with respect to all of (A) the Revolving Credit Lenders and (B) the Lenders (in each case, including the Swingline Lender) from time to time, and in any event not less frequently than once during each calendar week. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swingline Lender in respect of outstanding Swingline Loans and from the Issuing Lenders in respect of outstanding L/C Obligations.

4.15                        Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Credit Lender is a Defaulting Lender:

(a)                                 no commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender (except to the extent it is payable to any Issuing Lender pursuant to clause (d)(v) below);

(b)                                 in determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded;

(c)                                  the Parent Borrower shall have the right, at its sole expense and effort (i) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Parent Borrower to each become a substitute Revolving Credit Lender and assume all or part of the Commitment of any Defaulting Lender and the Parent Borrower, the Administrative Agent and any such substitute Revolving Credit Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (ii) so long as no Event of Default under subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty;

(d)                                 if any Swingline Exposure exists or any L/C Obligations exist at the time a Revolving Credit Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such Swingline Exposure and L/C Obligations shall be re-allocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and L/C Obligations does not exceed the total of all Non-Defaulting Lenders’ Commitments;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause

(i) above) on terms reasonably satisfactory to the Administrative Agent for so long as such L/C Obligations are outstanding;

(iii)                               if any portion of such Defaulting Lender’s L/C Obligations is cash collateralized pursuant to clause (ii) above, the Borrowers shall not be required to pay the L/C Fee for participation with respect to such portion of such Defaulting Lender’s L/C Exposure so long as it is cash collateralized;

(iv)                              if any portion of such Defaulting Lender’s L/C Obligations is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Commitment Percentages; or

(v)                                 if any portion of such Defaulting Lender’s L/C Obligations is neither cash collateralized nor reallocated pursuant to this subsection 4.15(d), then, without prejudice to any rights or remedies of any Issuing Lender or any Revolving Credit Lender hereunder, the commitment fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) and the letter of credit commission payable with respect to such Defaulting Lender’s L/C Obligations shall be payable to the applicable Issuing Lender until such L/C Obligations are cash collateralized and/or reallocated;

(e)                                  so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lenders shall not be required to issue, amend or increase any Letter of Credit, unless they are respectively satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the Administrative Agent, and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Commitment Percentages (and Defaulting Lenders shall not participate therein);

(f)                                   any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to subsection 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the

Administrative Agent and the Parent Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by a Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of L/C Disbursements in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in subsection 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender; and

(g)                                  In the event that the Administrative Agent, the Borrower Representative, each applicable Issuing Lender or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage. The rights and remedies against a Defaulting Lender under this subsection 4.15 are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this subsection 4.15 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

4.16                        Cash Management.

(a)                                 Annexed hereto as Schedule 4.16, as the same may be modified from time to time by notice to the Administrative Agent, is a schedule of all DDAs, Securities Accounts and Concentration Accounts that are maintained by the Qualified Loan Parties, which schedule includes, with respect to each depository or securities intermediary, as applicable, (i) the name and address of such depository; (ii) the account number(s) (and account name(s) of such bank account(s)) maintained with such depository or securities intermediary, as applicable, and (iii) a contact person at such depository or securities intermediary, as applicable.

(b)                                 Each Qualified Loan Party shall (i) deliver to the Administrative Agent notifications executed on behalf of each such Qualified Loan Party to each depository institution with which any DDA (other than Excluded Accounts) is maintained, in form reasonably satisfactory to the Administrative Agent of the Administrative Agent’s interest in such DDA (each, a “DDA Notification”), (ii) instruct each depository institution for a DDA (other than Excluded Accounts) that the amount in excess of the minimum balance (not to exceed $1.0 million per account or $3.0 million in the aggregate) of any required by the bank at which such account is maintained and available at the close of each Business Day in such DDA should be swept to one of the Qualified Loan Parties’ Concentration Accounts no less frequently than on a once every Business Day, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent, (iii) enter into a blocked account agreement or securities account control agreement, as applicable, (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the Administrative Agent or the Collateral Agent and any securities intermediary or bank with which such Qualified Loan Party maintains a Securities Account or Concentration Account into which the DDAs (other than Excluded Accounts) are swept (each such account, a “Blocked Account” and collectively, the “Blocked Accounts”), covering each such Securities Account or Concentration Account maintained with such securities intermediary or bank, as applicable, and (iv) (A) instruct all Account Debtors of such Qualified Loan Party that remit payments of Accounts of such Account Debtor regularly by check pursuant to arrangements with such Qualified Loan Party to remit all such payments to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to the applicable DDA or Concentration Account, which remittances shall be collected by the applicable bank and deposited in the applicable DDA or Concentration Account or (B) cause the checks of any such Account Debtors to be deposited in the applicable DDA or Concentration Account within two Business Days after such check is received by such Qualified Loan Party. All amounts received by the Parent Borrower or any of its Domestic Subsidiaries that is a Loan Party in respect of any Account, in addition to all other cash received from any other source, shall upon receipt of such amount or cash (other than any such amount (i) to be deposited in Excluded Accounts or (ii) cash excluded from the Collateral pursuant to any Security Document) be deposited into a DDA (other than an Excluded Account) or Concentration Account. Each Qualified Loan Party agrees that it will not cause proceeds of such DDAs (other than Excluded Accounts) to be otherwise redirected.

(c)                                  Each Blocked Account Agreement shall require, after the occurrence and during the continuance of a Dominion Event, the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the monetary obligations then due and owing hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have either been terminated or expired (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent)), of all available cash balances, cash receipts and other assets, including the then contents or then entire available ledger balance of each Blocked Account net of such minimum balance (not to exceed $1,000,000 per account or $3,000,000 in the aggregate), if any, required by the bank or securities intermediary at which such Blocked Account is maintained to an account maintained by the Administrative Agent at a bank of recognized standing reasonably selected by the Administrative Agent with the reasonable consent of the Parent Borrower (the “Core Concentration Account”). Each Qualified Loan Party agrees that it will not cause proceeds of any Blocked Account to be otherwise redirected.

(d)                                 Subject to Section 10.15, all collected amounts received in the Core Concentration Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and after giving effect to the application of any such amounts constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document, the ABL/Term Loan Intercreditor Agreement or any Other

Intercreditor Agreement, as applicable): (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent or the Collateral Agent under any of the Loan Documents and to repay or prepay outstanding Revolving Credit Loans advanced by the Administrative Agent; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each Issuing Lender under any of the Loan Documents and to repay all outstanding Unpaid Drawings and all interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Revolving Credit Loans and all accrued and unpaid fees actually due and payable to the Administrative Agent, the Issuing Lenders and the Lenders under any of the ABL Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Revolving Credit Loans (whether or not then due and payable); (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all outstanding obligations of the Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under this Agreement; and (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under any of the other Loan Documents. This subsection 4.16(d) may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to subsections 2.6 and 2.8, as applicable, in accordance with subsection 11.1(d).

(e)                                  If, at any time after the occurrence and during the continuance of a Dominion Event as to which the Administrative Agent has notified the Borrower Representative, any cash, Cash Equivalents or Temporary Cash Investments owned by any Qualified Loan Party (other than (i) de minimis cash, Cash Equivalents and/or Temporary Cash Investments from time to time inadvertently misapplied by any Qualified Loan Party, (ii) cash, Cash Equivalents or Temporary Cash Investments deposited or to be deposited in an Excluded Account in accordance with this subsection 4.16, (iii) cash, Cash Equivalents or Temporary Cash Investments that are (or are in any bank account that is) excluded from the Collateral pursuant to any Security Document, including Excluded Assets and (iv) cash, Cash Equivalents or Temporary Cash Investments in the Asset Sales Proceeds Account (as defined in the ABL/Term Loan Intercreditor Agreement), if any) are deposited to any securities account or bank account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the Administrative Agent shall be entitled to require the applicable Qualified Loan Party to close such securities account or bank account and have all funds therein transferred to a Blocked Account, and to cause all future deposits that were previously made or required to be made to such securities account or bank account to be made to a Blocked Account.

(f)                                   (a) The Qualified Loan Parties respectively may close Securities Accounts, DDAs or Concentration Accounts and/or open new Securities Accounts, new DDAs or new Concentration Accounts, subject to, in the case of any new Securities Account or

Concentration Account, (i) the contemporaneous execution and delivery to the Administrative Agent of a Blocked Account Agreement consistent with the provisions of this subsection 4.16 with respect to each such new Securities Account or Concentration Account or (ii) other arrangements reasonably satisfactory to the Administrative Agent and (b) as part of the Compliance Certificate to be delivered concurrently with the delivery of financial statements and reports referred to in subsections 7.1(a) and 7.1(b) the Parent Borrower will provide a list to the Administrative Agent of any new opened or acquired Securities Accounts, DDAs or Concentration Accounts during the preceding Fiscal Quarter.

(g)                                  In the event that a Qualified Loan Party acquires any new Securities Account, Concentration Account or DDA in connection with an acquisition, the Parent Borrower will procure that such Qualified Loan Party shall within ninety (90) days of the date of such acquisition (or such longer period as may be agreed by the Administrative Agent) cause such new Securities Accounts, DDAs or Concentration Accounts so acquired to comply with the applicable requirements of subsection 4.16(b) (including, with respect to any new Securities Accounts or Concentration Account, by entering into a Blocked Account Agreement) or shall enter into other arrangements consistent with the provisions of this subsection 4.16 and otherwise reasonably satisfactory to the Administrative Agent with respect to any new Securities Account, Concentration Account or DDA that, in either case, is to become a Blocked Account.

(h)                                 The Core Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. The Parent Borrower, on behalf of each Qualified Loan Party, hereby acknowledges and agrees that, except to the extent otherwise provided in the Guarantee and Collateral Agreement, the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, (x) such Qualified Loan Party has no right of withdrawal from the Core Concentration Account, (y) the funds on deposit in the Core Concentration Account shall at all times continue to be collateral security for all of the Obligations of the Qualified Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Core Concentration Account shall be applied as provided in this Agreement and the ABL/Term Loan Intercreditor Agreement (and any other applicable intercreditor agreement). In the event that, notwithstanding the provisions of this subsection 4.16, any Qualified Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Core Concentration Account pursuant to subsection 4.16(c), such proceeds and collections shall be held in trust by such Qualified Loan Party for the Administrative Agent, shall not be commingled with any of such Qualified Loan Party’s other funds or deposited in any bank account of such Qualified Loan Party (other than any bank account by which such Qualified Loan Party received or acquired dominion or control over such proceeds and collections or with any funds in such bank account) and shall promptly be deposited into the Core Concentration Account or dealt with in such other fashion as such Qualified Loan Party may be instructed by the Administrative Agent.

(i)                                     So long as no Dominion Event has occurred and is continuing, the Qualified Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts. During the continuance of a Dominion Event, the Blocked Accounts shall at all times be under the sole dominion and control of the Administrative Agent. The Parent Borrower, on behalf of each Qualified Loan Party, hereby acknowledges and agrees that during the continuance of a Dominion Event and except to the extent otherwise provided in the Guarantee and Collateral Agreement, the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, (x) such Qualified Loan Party has no right of withdrawal from the Blocked Accounts, (y) the funds or other assets on deposit in, or credited to, as applicable, the Blocked Accounts shall at all times continue to be collateral security for all of the Obligations of the Qualified Loan Parties hereunder and under the other Loan Documents, and (z) the funds or other assets on deposit in, or credited to, as applicable, the Blocked Accounts shall be applied as provided in this Agreement and the ABL/Term Loan Intercreditor Agreement (and any other applicable intercreditor agreement).

(j)                                    Any amounts held or received in the Core Concentration Account (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the monetary obligations due and owing hereunder and under the other ABL Loan Documents have been satisfied or (y) all Dominion Events have been cured, shall (subject in the case of clause (x) to the provisions of the applicable intercreditor agreement), be remitted to the operating bank account of the applicable Qualified Loan Party.

(k)                                 Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this subsection 4.16 during the initial 90 day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is 90 days following the Closing Date or such later date as the Administrative Agent, in its sole discretion, may agree.

SECTION 5.                            REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, Holding (with respect to itself), the Parent Borrower (with respect to itself and its Restricted Subsidiaries), hereby represents and warrants, on the Closing Date, after giving effect to the Transactions, and on every Borrowing Date thereafter, to the Administrative Agent and each Lender that:

5.1                               Financial Condition. (i) The audited consolidated balance sheets and the consolidated statements of income, shareholders’ equity and cash flows of Target and its consolidated Subsidiaries for the Fiscal Years ended December 31, 2012, December 31, 2013, and December 31, 2014 reported on by and accompanied by unqualified reports from Crowe Horwath LLP and (ii) the unaudited consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows of Target and its consolidated Subsidiaries for the quarters ended March 31, 2015 and June 30, 2015, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective Fiscal Years then ended, of Target and its consolidated Subsidiaries. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of the Parent Borrower, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements). As of the Closing Date, except as set forth in the financial statements referred to in the first sentence of this subsection 4.1, there are no liabilities of the Borrower or any Restricted Subsidiary of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be reasonably expected to have a Material Adverse Effect.

5.2                               No Change; Solvent. Since the Closing Date, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the Transactions contemplated hereby). As of the Closing Date, after giving effect to the consummation of the Transactions occurring on the Closing Date, the Parent Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

5.3                               Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation except (other than with respect to the Parent Borrower), to the extent that the failure to be organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a corporation or a limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4                               Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each of the Borrowers, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each of the Borrowers, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, any Notes and the L/C Requests. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each of the Borrowers, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to or on the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent Borrower and its Restricted Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by Holding and the Parent Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of Holding, the Parent Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5                               No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect except (other than with respect to any violation of the Organizational Documents of the Loan Parties) as would not reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6                               No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues which would be reasonably expected to have a Material Adverse Effect.

5.7                               No Default. Neither the Parent Borrower, nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would be reasonably expected to have a Material Adverse Effect. Since the Closing Date, no Default or Event of Default has occurred and is continuing.

5.8                               Ownership of Property; Liens. Each of the Parent Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien, except for Permitted Liens.

5.9                               Intellectual Property. The Parent Borrower and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business substantially as currently conducted except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.

5.10                        No Burdensome Restrictions. Neither the Parent Borrower nor any of its Restricted Subsidiaries is in violation of any Requirement of Law applicable to the Parent Borrower or any of its Restricted Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

5.11                        Taxes. Each of the Parent Borrower and its Restricted Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns that are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge (other than, for purposes of this subsection 5.11, any (i) taxes, fees, other charges or Liens with respect to which the failure to pay, or the existence thereof, individually or in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holding, the Parent Borrower or one or more of its Restricted Subsidiaries, as the case may be).

5.12                        Federal Regulations.

(a)                                 None of the Parent Borrower or any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                                 No part of the proceeds of any Extensions of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purposes of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that violates, or that is inconsistent with, the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board.

5.13                        ERISA.

(a)                                 During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (vi) or (viii) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event; (ii) any failure by any Plan to satisfy the minimum funding standard (as defined in 412 of the Code or Section 302 of ERISA) applicable to such plan; (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) any Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (viii) any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the Reorganization or Insolvency of any Multiemployer Plan; (x) withdrawal as a substantial employer under ERISA Section 4063 from a Single Employer Plan that has one or more contributing employers who are not a Commonly Controlled Entity; (xi) a substantial cessation of operations under ERISA Section 4062(e) with respect to a Single Employer Plan; or (xii) any transactions that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA; provided that the representation made in clauses (ii), (iii), (ix) and (xii) of this subsection 5.13(a) with respect to a Multiemployer Plan is based on knowledge of the Parent Borrower (each of the events described in clauses (i) through (xii) hereof (as qualified by the aforementioned proviso) are hereinafter referred to as an “ERISA Event”).

(b)                                 With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan that is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Parent Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law (each of the events described in clauses (i) through (vii) hereof are hereinafter referred to as a “Foreign Plan Event”).

5.14                        Collateral. Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages, if any, will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing). When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) constituting Collateral a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, the applicable Collateral Representative or any

Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable ABL/Term Loan Intercreditor Agreement or Other Intercreditor Agreement, (c) all Electronic Chattel Paper and Pledged Stock (as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC), are under the “control” of the Collateral Agent or the Administrative Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable ABL/Term Loan Intercreditor Agreement or Other Intercreditor Agreement, and (d) the Mortgages, if any, have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 6 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms that are used in this subsection 5.14 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.15                        Investment Company Act; Other Regulations. None of the Borrowers nor any of the Guarantors is required to register as an “investment company” under the Investment Company Act. None of the Borrowers is subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.16                        Subsidiaries. Schedule 5.16 sets forth all the Subsidiaries of the Parent Borrower at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Parent Borrower therein.

5.17                        Purpose of Loans. The proceeds of the Revolving Credit Loans and Swingline Loans shall be used by the Borrowers (a) on the Closing Date, to effect, in part, the Transactions (in an amount not to exceed $35.0 million) and to pay certain transaction fees and expenses related thereto and (ii) thereafter, to finance the working capital, capital expenditures, business requirements and general corporate purposes of the Parent Borrower and its Subsidiaries and for other purposes not prohibited by this Agreement.

5.18                        Environmental Matters. Other than as would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a)                                 The Parent Borrower and its Restricted Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.

(b)                                 Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries or at any other location, that would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Parent Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Parent Borrower’s or any of its Restricted Subsidiaries’ planned or continued operations, or (iii) impair the fair saleable value of any real property owned by the Parent Borrower or any of its Restricted Subsidiaries that is part of the Collateral.

(c)                                  There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened.

(d)                                 Neither the Parent Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the United States Federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e)                                  Neither the Parent Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.19                        No Material Misstatements. The written factual information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Parent Borrower to the Administrative Agent, the Other Representatives and the Lenders on or prior to the Closing Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about the Parent Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.20                        Labor Matters. There are no strikes pending or, to the knowledge of the Parent Borrower, reasonably expected to be commenced against the Parent Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Parent Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.21                        Insurance.   Schedule 5.21 sets forth a complete and correct listing of all insurance that is (a) maintained by the Parent Borrower and its Restricted Subsidiaries that are Loan Parties and (b) material to the business and operations of the Parent Borrower and its Restricted Subsidiaries taken as a whole, in each case as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

5.22                        Anti-Terrorism; FCPA.

(a)                                 To the extent applicable, each of Holding, the Parent Borrower and each Restricted Subsidiary is in compliance, in all material respects, with (i) the PATRIOT Act, (ii) the Trading with the Enemy Act, as amended, (iii) any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and any other enabling legislation or executive order relating thereto and (iv) the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”).

(b)                                 Neither Holding, the Parent Borrower or any Restricted Subsidiary nor, to the knowledge of the Parent Borrower, any director, officer or employee of Holding, the Parent Borrower or any Restricted Subsidiary, is the target of any U.S. sanctions administered by OFAC or a person on the list of “Specially Designated Nationals and Blocked Persons”. Except to the extent not prohibited by applicable law, regulation or license, neither Holding, the Parent Borrower or any Restricted Subsidiary nor, to the knowledge of the Parent Borrower, any director or any officer of Holding, the Parent Borrower or any Restricted Subsidiary, is a Person who is located, incorporated, organized or ordinarily resident in any country or territory that itself is the subject of a comprehensive embargo under U.S. sanctions laws.

(c)                                  No proceeds of the Loans will be used by the Parent Borrower or any Restricted Subsidiary to its knowledge, directly or indirectly, (i) except as otherwise permitted by applicable law, regulation or license, for the purpose of funding or financing the activities or business of any Person that is at the time of such funding or financing is either the target of any U.S. sanctions administered by OFAC or a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

SECTION 6.                            CONDITIONS PRECEDENT.

6.1                               Conditions to Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)                                 Loan Documents. The Administrative Agent shall have received (or, in the case of Loan Parties other than Holding and the Borrowers, shall receive substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1) the following Loan Documents, executed and delivered as required below:

(i)                                     this Agreement, executed and delivered by a duly authorized officer of the Parent Borrower and Holding;

(ii)                                  the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each Loan Party signatory thereto; and

(iii)                               the ABL/Term Loan Intercreditor Agreement, acknowledged by a duly authorized officer of each Loan Party signatory thereto;

provided that, clause (ii) above notwithstanding, but without limiting the requirements set forth in subsections 6.1(i) and (j), to the extent that a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with priority contemplated thereby) is not provided on the Closing Date and to the extent the Parent Borrower and its Subsidiaries have used commercially reasonable efforts to provide such Collateral, the provisions of clause (ii) above shall be deemed to have been satisfied and the Loan Parties shall be required to provide such Collateral in accordance with the provisions set forth in subsection 7.12 if, and only if, each Loan Party shall have executed and delivered the Guarantee and Collateral Agreement to the Administrative Agent and the Administrative Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing a UCC financing statement and the Term Loan Collateral Agent shall have possession of all certificated Capital Stock of the Parent Borrower and of its Domestic Subsidiaries (to the extent constituting Collateral) together with undated stock powers executed in blank.

(b)                                 Acquisition Agreement. The Acquisition shall have been or, substantially concurrently with the initial funding pursuant to the Debt Financing shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder by Acquisition Sub that are materially adverse to the Lenders without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that any change in the purchase price shall not be deemed to be materially adverse to the Lenders but any purchase price reduction shall be allocated to ratable reductions in the First Lien Term Loans, the Second Lien Term Loans and the Equity Contribution in proportion to the equity and debt structure contemplated by the Commitment Letter.

(c)                                  Equity Contribution. (i) The Equity Contribution shall have been, or substantially concurrently with the initial funding pursuant to the Debt Financing shall be, consummated, which to the extent including equity interests of Holding or the Parent Borrower shall be common equity interests thereof and (ii) after giving effect to the Transactions, the Sponsor shall control, directly or indirectly, the Parent Borrower.

(d)                                 Outstanding Indebtedness. After giving effect to the consummation of the Transactions, Holding and its Subsidiaries shall have no outstanding Indebtedness for borrowed money, held by third parties, except for Indebtedness incurred pursuant to the Debt Financing, Indebtedness that has been redeemed, released, defeased or otherwise discharged (or irrevocable notice for redemption thereof has been given), any Existing Capitalized Lease Obligations, any performance bonds, the Indebtedness set forth in Schedule 8.1 or any Indebtedness to which the Lead Arrangers have consented (such consent not to be unreasonably withheld) shall remain outstanding.

(e)                                  Financial Information. The Lead Arrangers shall have received (i) unaudited consolidated balance sheets and related statements of operations, equity and cash flows of Target for each Fiscal Quarter ended after March 31, 2015 and at least 45 days prior to the Closing Date, (ii) an unaudited pro forma consolidated balance sheet and a related unaudited pro forma consolidated statement of operations of the Target and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-Fiscal Quarter period ended at least 45 days before the Closing Date (or if the end of the most recently completed four-Fiscal Quarter period is the end of a Fiscal Year, ended at least 90 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations).

(f)                                   Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent of the UCC and judgment lien filings that have been filed with respect to personal property of the Parent Borrower and its Subsidiaries in each of the jurisdictions requested by it at least 15 calendar days prior to the Closing Date.

(g)                                  Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)                                     the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to each of Holding, the Borrowers and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent; and

(ii)                                  the executed legal opinion of Richards, Layton & Finger P.A., special Delaware counsel to each of Holding, the Borrowers and certain other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(h)                                 Officer’s Certificate. The Administrative Agent shall have received a certificate from each Borrower, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments.

(i)                                     Perfected Liens. The Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with the priority contemplated therein and in the ABL/Term Loan Intercreditor Agreement); and all documents, instruments, filings, and recordations reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made, or shall be delivered or made substantially concurrently with the initial funding pursuant to the Debt Financing under the Loan Documents pursuant to arrangements reasonably satisfactory to the Administrative Agent, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens or pledges, security interests or mortgages to be released on the Closing Date; provided that with respect to any such Collateral the security interest in which may not be perfected by the filing of a UCC financing statement or by possession of certificated Capital Stock of the Parent Borrower or its Domestic Subsidiaries (to the extent constituting Collateral) if perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or before the Closing Date after the applicable Loan Party’s use of commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such documents and instruments (including Mortgages, if any), and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests in accordance with subsection 7.12 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (except as provided in clause (j) below) (in each case, unless otherwise agreed by the Administrative Agent in its sole discretion).

(j)                                    Pledged Stock; Stock Powers; Pledged Notes; Endorsements. The Term Loan Collateral Agent shall have received:

(i)                                     the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii)                                  the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement;

provided that such Pledged Notes, Pledged Stock and related stock powers of the Parent Borrower and its Subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Seller, so long as the Parent Borrower has used reasonable best efforts to obtain them on the Closing Date; provided further, that with respect to any such Pledged Notes or Pledged Stock other than Capital Stock of the Parent Borrower and its Domestic Subsidiaries (to the extent constituting Collateral), if delivery of such Pledged Notes or Pledged Stock and related stock powers, as applicable, to the Term Loan Collateral Agent may not be accomplished on or before the Closing Date after the applicable Loan Party’s use of commercially reasonable efforts to do so, then delivery of such Pledged Notes or Pledged Stock and related stock powers, as applicable, shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such Pledged Notes or Pledged Stock and related stock powers, as applicable, in accordance with subsection 7.12 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably, but in no event later than the 31st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion).

(k)                                 Fees. The Lead Arrangers, the Agents and the Lenders, respectively, shall have received all fees (and reimbursement of reasonable invoiced expenses) related to the Transactions payable to them to the extent due (which may be offset against the proceeds of the Facilities).

(l)                                     Secretary’s Certificate. The Administrative Agent shall have received a certificate from each Borrower and Holding and, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, each other Loan Party, dated the Closing Date, substantially in the form of Exhibit I, with the appropriate insertions and attachments of resolutions or other actions, evidence of incumbency and the signature of authorized signatories and Organizational Documents, executed by a Responsible Officer or other authorized representative and the Secretary, any Assistant Secretary or another authorized representative of such Loan Party.

(m)                             Solvency. The Administrative Agent shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Parent Borrower certifying the Solvency, after giving effect to the Transactions, of the Parent Borrower and its Subsidiaries on a consolidated basis in substantially the form attached hereto as Exhibit T.

(n)                                 Patriot Act. The Administrative Agent and the Lead Arrangers shall have received at least three days prior to the Closing Date all documentation and other information about the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested in writing at least ten calendar days prior to the Closing Date.

(o)                                 Acquisition Agreement Conditions; Specified Representations. (i) The representations and warranties relating to Target, its subsidiaries and their respective business in the Acquisition Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that the Parent Borrower (or any of its Affiliates that is a party to the Acquisition Agreement) has the right to terminate its obligations (or otherwise decline to consummate the Acquisition)

under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement) shall be true and correct in all material respects on and as of such date (except to the extent such representation and warranty speaks to an earlier date, in which case such representation and warranty shall be true and correct in all material respects on and as of such earlier date) and (ii) the Specified Representations shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representation and warranty speaks to an earlier date, in which case such representation and warranty shall be true and correct in all material respects on and as of such earlier date).

(p)                                 No Acquisition Agreement Material Adverse Effect. Since the date of the Acquisition Agreement no Acquisition Agreement Material Adverse Effect, or fact, circumstance, change, event, development or effect that would reasonably be expected to have an Acquisition Agreement Material Adverse Effect, shall have occurred.

(q)                                 Borrowing Notice or L/C Request. With respect to the initial Extensions of Credit to be made on the Closing Date, if any, the Administrative Agent shall have received a notice of such Borrowing as required by subsection 2.2 or 2.4, as applicable (or such notice shall have been deemed given in accordance with subsection 2.2 or 2.4, as applicable). With respect to the issuance of any Letter of Credit to be issued on the Closing Date, if any, the applicable Issuing Lender shall have received a L/C Request.

(r)                                    Borrowing Base Certificate. The Administrative Agent shall have received the borrowing base certificate most recently provided prior to the Closing Date to the administrative agent under the Parent Borrower’s existing asset-based revolving facility agreement entered into by, amongst others, the Parent Borrower and Wells Fargo Capital Finance, LLC as administrative agent on May 2, 2014 (as amended and or amended and restated from time to time), which borrowing base certificate shall be deemed to be a Borrowing Base Certificate.

The making of the initial Extensions of Credit (including the rolling over of Existing Letters of Credit, if applicable) by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2                               Conditions Precedent to Each Extension of Credit After the Closing Date. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date after the Closing Date (including each Swingline Loan made after the Closing Date) is subject to the satisfaction or waiver of the following conditions precedent:

(a)                                 Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document to which it is a party shall be true and correct in all material respects (provided that any such representation and warranty which is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of such date as if made on and as of such date (except to the extent such representation and warranty speaks to an earlier date, in which case such representation and warranty shall be true and correct in all material respects on and as of such earlier date).

(b)                                 No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c)                                  Borrowing Notice or L/C Request. With respect to any Loan, the Administrative Agent shall have received a notice of such borrowing as required by subsection 2.2 or 2.4, as applicable (or such notice shall have been deemed given in accordance with subsection 2.2 or 2.4, as applicable). With respect to the issuance of any Letter of Credit, the applicable Issuing Lender shall have received a L/C Request.

(d)                                 Availability. The requirement of subsection 2.1(a)(v) shall be satisfied.

Each borrowing of Loans by and each Letter of Credit issued on behalf of any of the Borrowers hereunder shall be deemed to constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this subsection 6.2 have been satisfied (excluding, for the avoidance of doubt, the initial Extensions of Credit hereunder).

SECTION 7.                            AFFIRMATIVE COVENANTS.

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and all other Obligations then due and owing to any Lender or any Agent hereunder and the termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Parent Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Restricted Subsidiaries to:

7.1                               Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to so distribute):

(a)                                 as soon as available, but in any event not later than (i) the 120th day following the end of the Fiscal Year ending December 31, 2015 and (ii) the 90th day following the end of each subsequent Fiscal Year of the Parent Borrower, a copy of the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming Termination Date hereunder or an upcoming “maturity date” under the First Lien Credit Agreement or an upcoming “maturity date” under the Second Lien Credit Agreement or (ii) any potential inability to satisfy any financial maintenance covenant included herein or in any other Indebtedness of the Parent Borrower or its Subsidiaries on a future date in a future period), by Crowe Horwath LLP or other independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of the Parent Borrower’s or any Parent’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Parent Borrower’s obligation under this subsection 7.1(a) with respect to such year including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception or qualification arising out of the scope of the audit (other than a “going concern” or like qualification or exception with respect to (i) an upcoming Termination Date hereunder or an upcoming “maturity date” under the First Lien Credit Agreement or an upcoming “maturity date” under the Second Lien Credit Agreement or (ii) any potential inability to satisfy any financial maintenance covenant included herein or in any other Indebtedness of the Parent Borrower or its Subsidiaries on a future date in a future period)), together with a management’s discussion and analysis of financial information (which need not be prepared in accordance with Item 303 of Regulation S-K of the Securities Act);

(b)                                 as soon as available, but in any event not later than the fifth Business Day after (i) the 60th day following the end of the Fiscal Quarter ending September 30, 2015 and (ii) the 45th day following the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent Borrower commencing with the Fiscal Quarter ending March 31, 2016, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Parent Borrower’s or any Parent’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Parent Borrower’s obligations under this subsection 7.1(b) with respect to such quarter to the extent such quarterly report includes the information specified in this subsection 7.1(b)), together with a management’s discussion and analysis of financial information (which need not be prepared in accordance with Item 303 of Regulation S-K of the Securities Act);

(c)                                  to the extent applicable, concurrently with any delivery of consolidated financial statements under subsection 7.1(a) or (b) above, related unaudited condensed consolidating financial statements reflecting the material adjustments necessary (as determined by the Parent Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from the accounts of the Parent Borrower and its Restricted Subsidiaries; and

(d)                                 all such financial statements delivered pursuant to subsection 7.1(a) or (b) to fairly present (and, in the case of any financial statements delivered pursuant to subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as fairly presenting) in all material respects the financial condition of the Parent Borrower and its consolidated Subsidiaries in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 7.1(b), for the absence of certain notes).

7.2                               Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to so distribute):

(a)                                 (i) during the continuance of any Compliance Period, concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate or report of the independent certified public accountants reporting on such financial statements (but only to the extent permitted by accounting industry policies generally followed by independent certified public accountants) stating that in making the audit necessary therefor no knowledge was obtained of any Event of Default arising from a breach of subsection 8.12 or, if any such Event of Default shall exist, stating the nature and status of such event (which certificate or report may be limited in accordance with accounting rules or guidelines or internal policy of the independent certified public accountant) and (ii) during the continuance of a Dominion Event, as soon as available, but in any event not later than the fifth Business Day after the 30th day following the end of each of the first two months of each Fiscal Quarter of the Parent Borrower (so long as a Compliance Period was in effect for each day during such month), the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries for such month;

(b)                                 concurrently with the delivery of the financial statements and reports referred to in subsections 7.1(a) and (b), a certificate signed by a Responsible Officer of the Parent Borrower (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, the Parent Borrower and its Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, (ii) commencing with the Compliance Certificate delivered for the Fiscal Year ended on December 31, 2015, setting forth a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio for the Most Recent Four Quarter Period (whether or not a Compliance Period is in effect);

(c)                                  as soon as available, but in any event not later than the fifth Business Day following the 90th day after the beginning of Fiscal Year 2016 of the Parent Borrower, and the 90th day after the beginning of each Fiscal Year of the Borrower thereafter, a copy of the annual business plan for such year by the Parent Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Parent Borrower and its Subsidiaries), each such business plan to be accompanied by a certificate signed by the Parent Borrower and delivered by a Responsible Officer of the Parent Borrower to the effect that such projections have been prepared on the basis of assumptions believed by the Parent Borrower to be reasonable at the time of preparation and delivery thereof;

(d)                                 within five Business Days after the same are sent, copies of all financial statements and reports which Parent or the Parent Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which Parent or the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e)                                  within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holding or the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith;

(f)                                   not later than 5:00 P.M., New York City time, on or before the fifteenth (15th) Business Day of each Fiscal Period of the Parent Borrower and its Restricted Subsidiaries (or (i) more frequently (but no more than once per week) as the Parent Borrower may elect, so long as the same frequency of delivery is maintained by the Parent Borrower until the end of the first full month following such request or (ii) upon the occurrence and continuance of a Dominion Event, not later than the third Business Day of each week), a borrowing base certificate setting forth the Borrowing Base (with supporting calculations) substantially in the form of Exhibit J hereto (each, a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding Fiscal Period of the Parent Borrower and its Restricted Subsidiaries (or (x) such other applicable date to be agreed by the Parent Borrower and the Administrative Agent in the case of clause (i) above or (y) the previous Friday in the case of clause (ii) above); provided that a revised Borrowing Base Certificate based on the Borrowing Base Certificate most recently delivered shall be delivered promptly after the consummation not in the ordinary course of business of (1) one or more sales of ABL Priority Collateral with an aggregate value in excess of $10.0 million (other than a sale to a Loan Party and which would not adversely affect the existence, perfection or priority of the Liens of the Collateral Agent in such ABL Priority Collateral), (2) one or more sales or other dispositions of all of the Capital Stock of a Loan Party that owns ABL Priority Collateral with an aggregate value in excess of $10.0 million (other than a sale or other disposition to a Loan Party and which would not adversely affect the existence, perfection or priority of the Liens of the Collateral Agent in such ABL Priority Collateral), (3) any Loan Party that owns ABL Priority Collateral with an aggregate value in excess of $10.0 million becomes an Excluded Subsidiary or (4) one or more consolidations, amalgamations or mergers involving any Loan Party that owns ABL Priority Collateral with an aggregate value in excess of $10.0 million, having the effect of causing such Loan Party to cease to be a Loan Party or otherwise adversely affecting the existence, perfection or priority of the Liens of the Collateral Agent in ABL Priority Collateral with an aggregate value in excess of $10.0 million, in each case giving pro forma effect to such sale, disposition, consolidation, amalgamation or merger, as applicable. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent; and

(g)                                  with reasonable promptness, such additional information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

Documents required to be delivered pursuant to subsection 7.1 or this subsection 7.2 may at the Parent Borrower’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Parent Borrower’s (or Holding’s or any Parent’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent (or, in the case of any such documents required to be delivered pursuant to subsection 7.2(f), on which a link thereto is provided on the Parent Borrower’s (or Holding’s or any Parent’s) website address as the Parent Borrower may specify by written notice to the Administrative Agent from time to time)). Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Parent Borrower of any such documents on any website maintained for or sponsored by the Administrative Agent), the Parent Borrower shall promptly provide the Administrative Agent notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed; provided that, in the absence of bad faith, the failure to provide such prompt notice shall not constitute a Default hereunder.

7.3                               Payment of Taxes. Pay, discharge or otherwise satisfy at or before they become delinquent, all its material Taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or any of its Restricted Subsidiaries, as the case may be, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.4                               Maintenance of Existence; Compliance with Laws. Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 8.3 or 8.4, provided that the Parent Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Parent Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law (including the PATRIOT Act, FCPA and U.S. sanctions administered by OFAC), in each case except to the extent that failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5                               Maintenance of Property; Insurance.

(a)                                 Keep all property useful and necessary in the business of the Loan Parties, taken as a whole, in good working order and condition; use commercially reasonable efforts to (i) maintain with insurance companies insurance on, or self insure, all property material to the business of the Loan Parties, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Loan Parties or otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried and (ii) use commercially reasonable efforts to ensure, that subject to the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement, at all times the Administrative Agent, for the benefit of the Secured Parties, shall be named as additional insured with respect to liability policies, and the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to property insurance for the Mortgaged Properties (if any), maintained by the Parent Borrower or any Loan Party; provided that, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall turn over to the Parent Borrower any amounts received by it as loss payee under any such property insurance maintained by such Loan Parties, and, unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the Parent Borrower and/or the applicable Loan Party shall have the sole right to adjust or settle any claims under such insurance.

(b)                                 With respect to each property of such Loan Parties subject to a Mortgage (if any) acquired after the Closing Date:

(i)                                     If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, such Loan Party shall maintain or cause to be maintained, flood insurance to the extent required by law.

(ii)                                  The applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such Loan Party shall not use or permit the use of such property in any manner that would reasonably be expected to result in the cancellation of any such insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to clause (a) of this subsection 7.5.

(iii)                               If any such Loan Party is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of that would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Parent Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which such Loan Party had insured such property, and pay the premium or premiums therefor, and the Parent Borrower shall pay or cause to be paid to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(iv)                              If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $10.0 million the Parent Borrower shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any such property shall be applied in the manner specified in subsection 7.5(a).

7.6                               Inspection of Property; Books and Records; Discussions.

(a)                                 Keep proper books of records and account in a manner to allow financial statements to be prepared in conformity with GAAP in respect of all material dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Restricted Subsidiaries with officers and employees of the Parent Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, provided that representatives of the Parent Borrower may be present during any such visits, discussions and inspections and, provided further that (a) except during the continuation of an Event of Default, only one such visit shall be at the Parent Borrower’s expense, and (b) during the continuation of an Event of Default, the Administrative Agent and its representatives may do any of the foregoing as often as may be reasonably desired at the Parent Borrower’s expense. Notwithstanding anything to the contrary in this subsection 7.6, no Loan Party will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any other Lender (or their respective representatives) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(b)                                 At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Parent Borrower and its Restricted Subsidiaries will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s premises, books, records, accounts and Inventory so that (i) the Administrative Agent or an appraiser retained by the Administrative Agent may conduct an Inventory appraisal and (ii) the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations (including environmental assessments) as the Administrative Agent may deem reasonably necessary or appropriate, including evaluation of the Parent Borrower’s practices in the computation of the Borrowing

Base. Unless an Event of Default exists, or if previously approved by the Parent Borrower, no environmental assessment by the Administrative Agent may include any sampling or testing of the soil, surface water or groundwater. The Administrative Agent may conduct one (1) field examination and one (1) Inventory appraisal in each calendar year in each case for all of the Loan Parties each at the Loan Parties’ expense; provided that, the Administrative Agent may conduct up to two (2) field examinations and two (2) Inventory appraisals in a calendar year if Specified Availability falls below 20% of Availability for five (5) consecutive Business Days at any time in such calendar year, each at the Loan Parties’ expense. Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of any Event of Default the Administrative Agent may cause such additional field examinations and Inventory appraisals to be taken for each of the Loan Parties as the Administrative Agent in its reasonable discretion determines are necessary or appropriate (each, at the expense of the Loan Parties). All amounts chargeable to the applicable Borrowers under this subsection 7.6(b) shall constitute Obligations that are secured by all of the applicable Collateral and shall be payable to the Agents hereunder. Notwithstanding the foregoing, the Parent Borrower may at any time, in its sole discretion, instruct the Administrative Agent in writing to suspend the inclusion of any Eligible Inventory in the Borrowing Base and from and after any such suspension the Administrative Agent may not conduct any Inventory appraisals. Following any such suspension, at any time the Parent Borrower may instruct the Administrative Agent in writing to terminate such suspension period and include Eligible Inventory in the Borrowing Base on the conditions and terms set forth herein, provided that the Administrative Agent has the right to conduct an Inventory appraisal prior to including any Eligible Inventory in the Borrowing Base.

(c)                                  The Qualified Loan Parties shall use commercially reasonable efforts to provide the Administrative Agent and its advisors and consultants with sufficient information and access to the Qualified Loan Parties and their respective assets to facilitate the completion of the initial field examination and inventory appraisal no later than the 90th day after the Closing Date (subject to extensions by the Administrative Agent in its reasonable discretion).

7.7                               Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a)                                 as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any Default or Event of Default;

(b)                                 as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Restricted Subsidiaries and any Governmental Authority, which would reasonably be expected to be adversely determined and if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)                                  as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any litigation or proceeding affecting the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(d)                                 as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower or any of its Restricted Subsidiaries knows of the occurrence of an ERISA Event or Foreign Plan Event; provided, however, that no such notice will be required under this clause (d) unless the event giving rise to such notice, when aggregated with all other such events under this clause (d), would be reasonably expected to result in a Material Adverse Effect; and

(e)                                  as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, (i) any release or discharge by the Parent Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

7.8                               Environmental Laws. (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries with, all applicable Environmental Laws including all Environmental Permits and all orders and directions of any Governmental Authority; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries. Noncompliance shall not constitute a breach of this subsection 7.8, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Subsidiary shall promptly undertake reasonable efforts, if any, to achieve compliance, and provided further that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

7.9                               After-Acquired Real Property and Fixtures and Future Subsidiaries.

(a)                                 With respect to any owned real property or fixtures thereon, in each case with a purchase price or a fair market value at the time of acquisition of at least $10.0 million in which any Loan Party (and in any event excluding any Foreign Subsidiary and any Excluded Subsidiary) acquires ownership rights at any time after the Closing Date (or owned by any Subsidiary that becomes a Loan Party after the Closing Date (and in any event excluding any Foreign Subsidiary and any Excluded Subsidiary)), promptly grant to the Collateral Agent for the benefit of the Secured Parties, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA and flood determinations under Regulation H of the Board); provided that (i) nothing in this subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents that would attach or be perfected pursuant to the terms thereof without action by any Loan Party or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this subsection 7.9 on any owned real property or fixtures the acquisition of which is or is to be financed or refinanced in whole or in part through the incurrence of Indebtedness permitted by subsection 8.1, until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 8.1) or, as the case may be, the Parent Borrower determines not to proceed with such financing or refinancing. In connection with any such grant to the Collateral Agent, for the benefit of the Secured Parties, of a Lien of record on any such real property in accordance with this subsection 7.9, the Parent Borrower or such Restricted Subsidiary shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b)                                 With respect to any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) (A) created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (B) being designated as a Restricted Subsidiary, (C) ceasing to be an Immaterial Subsidiary, a Foreign Subsidiary Holdco or other Excluded Subsidiary as provided in the applicable definition thereof after the expiry of any applicable period referred to in such definition or (D) that becomes a Domestic Subsidiary as a result of a transaction pursuant to, and permitted by, subsection 8.3 or 8.5 (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Secured Parties such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with and subject to the applicable ABL/Term Loan Intercreditor Agreement or Other Intercreditor Agreement, the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent. In addition, the Parent Borrower may cause any Subsidiary that is not required to become a Subsidiary Guarantor to become a Subsidiary Guarantor by executing and delivering a Subsidiary Guaranty and the Parent Borrower may cause any Subsidiary that satisfies the requirements set forth in the definition of “Subsidiary Borrower” to become a Subsidiary Borrower by executing and delivering a Subsidiary Borrower Joinder.

(c)                                  With respect to any Foreign Subsidiary or Domestic Subsidiary that is a Non-Wholly Owned Subsidiary created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (in each case, other than any Excluded Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or a Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Subsidiary that is directly owned by the Parent Borrower or any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with and subject to the applicable ABL/Term Loan Intercreditor Agreement or Other Intercreditor Agreement, the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein (in each case as and to the extent required by the Guarantee and Collateral Agreement); provided that in either case in no event shall more than 65.0% of the voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2)) of any such new Foreign Subsidiary be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any Non-Wholly Owned Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Parent Borrower or any of its Subsidiaries was made therein.

(d)                                 At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents (to the extent the Collateral Agent determines, in its reasonable discretion, that such action is required to ensure the perfection or the enforceability as against third parties of its security interest in such Collateral) in each case in accordance with, and to the extent required by, the Guarantee and Collateral Agreement.

(e)                                  Notwithstanding anything to contrary in this Agreement, nothing in this subsection 7.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

(f)                                   Notwithstanding anything to the contrary in this Agreement, (A) the foregoing requirements shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement and, in the event of any conflict with such terms, the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, shall control, (B) no security interest or lien is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of any of Holding, the Parent Borrower or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset, (C) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (D) to the extent not automatically perfected by filings under the Uniform Commercial Code of each applicable jurisdiction, and except with respect to Blocked Accounts, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts, but excluding Capital Stock required to be delivered pursuant to the Guarantee and Collateral Agreement or subsections 7.9(b) and (c) above), and (E) nothing in this subsection 7.9 shall require that any Subsidiary grant a Lien with respect to any property or assets in which such Subsidiary acquires ownership rights to the extent that the Parent Borrower and the Administrative Agent reasonably determine in writing that the costs or other consequences to Holding or any of its Subsidiaries of the granting of such a Lien is excessive in view of the benefits that would be obtained by the Secured Parties.

7.10                        [Reserved.]

7.11                        Use of Proceeds. Use the proceeds of Loans only for the purposes set forth in subsection 5.17 and request the issuance of Letters of Credit only for the purposes set forth in subsection 3.1(b).

7.12                        Post-Closing Security Perfection. The Parent Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests described in the provisos to subsections 6.1(a), 6.1(i) and 6.1(j) that are not so provided on the Closing Date, and in any event to provide such perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 7.12, as such time periods may be extended by the Administrative Agent, in its sole discretion.

7.13                        Annual Conference Calls. If requested by the Administrative Agent, annually, at a time mutually agreed with the Administrative Agent that is a reasonable period of time after the delivery of the financial statements referred to in Section 6.1(a), commencing with the delivery of financial statements with respect to the fiscal year ending December 31, 2015, participate in a conference call for Lenders, subject to appropriate confidentiality requirements, to discuss the financial position and results of operations of Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.

SECTION 8.                            NEGATIVE COVENANTS.

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and all other Obligations then due and owing to any Lender or any Agent and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent):

8.1                               Limitation on Indebtedness.

(a)                                 Holding and the Parent Borrower will not, and will not permit any Restricted Subsidiary to Incur any Indebtedness; provided, however, that the Parent Borrower or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness the applicable Payment Conditions are satisfied.

(b)                                 Notwithstanding the foregoing paragraph (a), the Parent Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)                                     Indebtedness represented by (A) obligations permitted to be Incurred pursuant to subsection 7.1(b)(i) of the First Lien Credit Agreement (as in effect on the date hereof and whether or not the First Lien Credit Agreement is in effect) and (B) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this subsection 8.1(b)(i);

(ii)                                  Indebtedness (A) of any Restricted Subsidiary to the Parent Borrower or (B) of the Parent Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that any such Indebtedness owing to any Restricted Subsidiary that is not a Loan Party is expressly subordinated to the Obligations (but only to the extent permitted by applicable law and not giving effect to material adverse Tax consequences) on terms at least as favorable as those in the intercompany subordination agreement set forth in Exhibit W or otherwise reasonably satisfactory to the Administrative Agent; provided, further, that any subsequent issuance or transfer of any Capital Stock of such Restricted

Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Parent Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this subsection 8.1(b)(ii);

(iii)                               Indebtedness represented by (A) obligations permitted to be Incurred pursuant to subsection 7.1(b)(i) of the Second Lien Credit Agreement (as in effect on the date hereof and whether or not the Second Lien Credit Agreement is in effect), (B) any Indebtedness (other than the Indebtedness described in clause (i) above) outstanding (or Incurred pursuant to any commitment outstanding) on the Closing Date and (C) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this subsection 8.1(b)(iii) or subsection 8.1(a) above;

(iv)                              Purchase Money Obligations, Capitalized Lease Obligations, and in each case any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $30.0 million and 3.00% of Consolidated Total Assets;

(v)                                 Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Restricted Subsidiaries;

(vi)                              (A) Guarantees by the Parent Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Parent Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Parent Borrower or such Restricted Subsidiary, as the case may be, in violation of this subsection 8.1), or (B) without limiting subsection 8.2, Indebtedness of the Parent Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Parent Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Parent Borrower or such Restricted Subsidiary, as the case may be, in violation of this subsection 8.1);

(vii)                           Indebtedness of the Parent Borrower or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)                        Indebtedness of the Parent Borrower or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-

insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees or Management Indebtedness, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Parent Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, or (I) Bank Products Obligations;

(ix)                              Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings); (2) in the event such Indebtedness shall become recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Parent Borrower as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this subsection 8.1 for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Parent Borrower may classify such Indebtedness in whole or in part as Incurred under this subsection 8.1(b)(ix);

(x)                                 [Reserved];

(xi)                              Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $15.0 million and 2.50% of Consolidated Total Assets plus in the event of any refinancing of any Indebtedness Incurred under this clause (xi), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(xii)                           Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xiii)                        Indebtedness of (A) the Parent Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Parent

Borrower would have a Consolidated Total Leverage Ratio equal to or less than 5.75:1.00 or (2) the Parent Borrower would have a Consolidated Total Leverage Ratio equal to or less than the Consolidated Total Leverage Ratio immediately prior to giving effect thereto; provided, further, that with respect to revolving commitments or letter of credit commitments, if, at the Parent Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, pro forma effect is given to the Incurrence of the entire committed amount of such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (xiii); and any Refinancing Indebtedness with respect to any such Indebtedness;

(xiv)                       Indebtedness Incurred pursuant to this Agreement and the other ABL Loan Documents (including, but not limited to, in respect of letters of credit or bankers’ acceptances used or created thereunder and in respect of Incremental Facilities) and any Refinancing Indebtedness in respect thereof in a maximum principal amount at any time outstanding not exceeding in the aggregate $300 million;

(xv)                          Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with paragraph (a) above, and any Refinancing Indebtedness with respect thereto;

(xvi)                       Indebtedness of the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $30.0 million and 3.00% of Consolidated Total Assets;

(xvii)                    Indebtedness of the Parent Borrower or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any joint venture in the ordinary course of business; and

(xviii)                 Indebtedness of (A) the Parent Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation), provided that such Indebtedness is in an aggregate principal amount at any time outstanding not exceeding $15.0 million.

(c)                                  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this subsection 8.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this subsection 8.1) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness Incurred pursuant to subsection 8.1(b) meets the criteria of more than one of the types of Indebtedness described in subsection 8.1(b) above, the Parent Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of subsection 8.1(b) (including in part under one such clause and in part under another such clause); provided that (if the Parent Borrower shall so determine) any Indebtedness Incurred pursuant to clause (b)(xvi) of this subsection 8.1 or clause (b)(iv) of this subsection 8.1 as limited by the proviso thereto, shall, at the Parent Borrower’s election, cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of paragraph (a) of this subsection 8.1 from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under paragraph (a) of this subsection 8.1 without reliance on such clause; (iii) (x) in the event that Indebtedness could be Incurred in part under subsection 8.1(a), the Parent Borrower, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under subsection 8.1(a) and the remainder of such Indebtedness as having been Incurred under subsection 8.1(b) and (y) in the event that Indebtedness could be Incurred in part under subsection 8.1(b)(i) or 8.1(b)(iii)(A) the Parent Borrower, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under subsection 8.1(b)(i) or 8.1(b)(iii)(A) and the remainder of such Indebtedness as having been Incurred under any other clause of subsection 8.1(b) (excluding subsection 8.1(b)(xiv); (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (v) the principal amount of Indebtedness outstanding under any clause of paragraph (b) above shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness and (vi) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of Incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing. Notwithstanding anything herein to the contrary, Indebtedness Incurred by the Borrowers on the Closing Date under this Agreement or the First Lien Credit Agreement or the Second Lien Credit Agreement shall be classified as Incurred under subsection 8.1(b)(xiv), 8.1(b)(i) and 8.1(b)(iii)(A) respectively, and not, in each case, under subsection 8.1(a).

(d)                                 For purposes of determining compliance with any Dollar denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to this Agreement or the First Lien Credit Agreement or the Second Lien Credit Agreement shall be calculated based on the relevant currency exchange rate in effect on, at the Parent Borrower’s option, (i) the Closing Date, (ii) any date on which any of the respective commitments under this Agreement or the First Lien Credit Agreement or the Second Lien Credit Agreement shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

8.2                               Limitation on Liens. The Parent Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, securing any Indebtedness, except for the following Liens:

(a)                                 Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which would not reasonably be expected to have a Material Adverse Effect on the Parent Borrower and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Parent Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)                                 Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)                                  pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)                                 pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole;

(f)                                   Liens existing on, or provided for under written arrangements existing on, the Closing Date, which Liens or arrangements are set forth on Schedule 8.2, or (in the case of any such Liens securing Indebtedness of the Parent Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g)                                  (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Parent Borrower or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h)                                 Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (i) Hedging Obligations or Bank Products Obligations Incurred in compliance with subsection 8.1 (and not otherwise secured by the ABL Priority Collateral on a pari passu basis with the Obligations under the Term Loan Documents) or (ii) Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with subsection 8.1(b)(iv);

(i)                                     Liens arising out of judgments, decrees, orders or awards in respect of which the Parent Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)                                    leases, subleases, licenses or sublicenses to or from third parties;

(k)                                 Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Parent Borrower (or at the time the Parent Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Parent Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further, that for purposes of this clause (k), if a Person other than the Parent Borrower is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Parent Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(l)                                     Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(m)                             Liens securing Indebtedness (including Liens securing any obligations in respect thereof) consisting of (i) Indebtedness Incurred in compliance with subsection 8.1(b)(i); provided that such Liens shall only encumber Collateral and provided further that any such Liens on ABL Priority Collateral are junior in priority to the Liens securing the Indebtedness hereunder, which priority shall be effected pursuant to the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement (it being understood that any such Liens on non-ABL Priority Collateral may be senior in priority to the Liens securing the Indebtedness hereunder), (ii) Indebtedness Incurred in compliance with subsections 8.1(b)(iii)(B) and (C) (other than Refinancing Indebtedness Incurred in respect of Indebtedness Incurred in compliance with subsection 8.1(a)) and subsections 8.1(b)(iv), (v), (vii), (viii), (ix) or (xi), (iii) Credit Facility Indebtedness Incurred in compliance with subsection 8.1(b)(xvi) provided that any such Liens on ABL Priority Collateral other than in respect of the ABL Loan Documents are junior in priority to the Liens securing the Indebtedness hereunder, which priority shall be effected pursuant to the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement (it being understood that any such Liens on non-ABL Priority Collateral may be senior in priority to the Liens securing the Indebtedness hereunder), (iv) Indebtedness Incurred in compliance with subsection 8.1(b)(iii)(A), provided that any such Liens on ABL Priority Collateral are junior in priority to the Liens securing the Indebtedness hereunder, which priority shall be effected pursuant to the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement (it being understood that any such Liens on non-ABL Priority Collateral may be senior in priority to the Liens securing the Indebtedness hereunder), (v) Indebtedness Incurred in compliance with subsection 8.1(b)(xiv) (it being understood that such Indebtedness shall be secured by Liens on ABL Priority Collateral and non-ABL Priority Collateral that have the same priority as, or are junior in priority to, the Liens securing the Indebtedness hereunder), (vi) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (vii) Indebtedness or other obligations of any Special Purpose Entity or (viii) obligations in respect of Management Advances or Management Guarantees, in each case under the foregoing clauses (i) through (viii) including Liens securing any Guarantee of any thereof;

(n)                                 any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)                                 Liens securing Indebtedness (including Liens securing any obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate, provided further that any such Liens on ABL Priority Collateral are junior in priority to the Liens securing the Indebtedness hereunder, which priority shall be effected pursuant to the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement (it being understood that any such Liens on non-ABL Priority Collateral may be senior in priority to the Liens securing the Indebtedness hereunder);

(p)                                 Liens (i) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (ii) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (iii) [Reserved], (iv) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (v) securing or arising by reason of any netting or set-off or customer deposit arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (vi) in favor of the Parent Borrower or any Subsidiary (other than Liens on property or assets of the Parent Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (vii) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (viii) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (ix) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (x) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (xi) arising in connection with repurchase agreements permitted under subsection 8.1, on assets that are the subject of such repurchase agreements, or (xii) in favor of any Special Purpose Entity in connection with any Financing Disposition;

(q)                                 other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed the greater of $15.0 million and 1.50% of Consolidated Total Assets at any time outstanding; and

(r)                                    [Reserved]

(s)                                   Liens securing Indebtedness (including Liens securing any obligations in respect thereof) consisting of (i) Indebtedness Incurred in compliance with subsection 8.1(a); provided further that either such Indebtedness is not secured by Liens on ABL Priority Collateral or any such Liens on ABL Priority Collateral are junior in priority to the Liens securing the Indebtedness hereunder, which priority shall be effected pursuant to the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement (it being understood that any such Liens on non-ABL Priority Collateral may be senior in priority to the Liens securing the Indebtedness hereunder).

For purposes of determining compliance with this subsection 8.2, (v) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this subsection 8.2 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category (other than subsection 8.2(m) in respect of Indebtedness under the ABL Loan Documents)), (w) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Parent Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this subsection 8.2; (x) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (m)(i) and/or (m)(iv) and/or (m)(v) above, the Parent Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to clause (m)(i) and/or (m)(iv) and/or (m)(v) above and the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition (other than clause (r)) and (y) if any Liens securing Indebtedness are Incurred to refinance Liens securing Indebtedness initially Incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of Incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness secured by such Liens does not exceed the principal amount of such Indebtedness secured by such Liens being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing.

8.3                               Limitation on Fundamental Changes.

(a)                                 The Parent Borrower will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)                                     the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Parent Borrower) will expressly assume all the obligations of the Parent Borrower under this Agreement and the Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(ii)                                  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor

Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii)                               immediately after giving effect to such transaction, the Parent Borrower (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to subsection 8.1(a);

(iv)                              each applicable Subsidiary Borrower and Guarantor (other than (x) any Subsidiary Borrower and Subsidiary Guarantor that will be released from its obligations under this Agreement or its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its obligations as applicable under this Agreement or its Subsidiary Guarantee (other than obligations under this Agreement or any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction)(if a Subsidiary Guarantor) or guarantee of the obligations of the Parent Borrower under the ABL Loan Documents pursuant to the Guarantee and Collateral Agreement (if any other Guarantor);

(v)                                 to the extent required to be Collateral pursuant to the terms of the Security Documents and this Agreement, the Collateral owned by the Successor Company will (a) continue to constitute Collateral under the Security Documents and (b) be subject to a Lien in favor of the Collateral Agent; and

(vi)                              the Parent Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of this subsection 8.3(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in clause (d) of this subsection 8.3.

(b)                                 Any Indebtedness that becomes an obligation of the Parent Borrower (or, if applicable, the Successor Company with respect thereto) or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this subsection 8.3, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with subsection 8.1.

(c)                                  Upon any transaction involving the Parent Borrower in accordance with subsection 8.3(a) in which the Parent Borrower is not the Successor Company, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Parent Borrower under the Loan Documents, and thereafter the predecessor Parent Borrower shall be relieved of all obligations and covenants under this Agreement, except that the predecessor Parent Borrower in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Loans.

(d)                                 Clauses (ii) and (iii) of subsection 8.3(a) will not apply to any transaction in which the Parent Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Parent Borrower in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Parent Borrower so long as all assets of the Parent Borrower and its Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. Subsection 8.3(a) will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Parent Borrower (and for the avoidance of doubt the Parent Borrower is the surviving entity) or (2) the Transactions.

8.4                               Limitation on Asset Dispositions.

(a)                                 The Parent Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i)                                     the Parent Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition, (determined on the date a legally binding commitment for such Asset Disposition was entered into),

(ii)                                  in the case of any Asset Disposition (or series of related Asset Dispositions) having a Fair Market Value (on the date a legally binding commitment for such Asset Disposition was entered into) of $15.0 million or more, at least 75% of the consideration therefor received by the Parent Borrower or such Restricted Subsidiary is in the form of cash, and

(iii)                               no Event of Default under subsection 8.1(a) or (f) shall have occurred and be continuing at the time of any such Asset Disposition after giving effect thereto.

(b)                                 [Reserved].

(c)                                  [Reserved].

(d)                                 For the purposes of subsection 8.4(a)(ii) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Parent Borrower (other than Disqualified Stock of the Parent Borrower) or any Restricted Subsidiary and the release of the Parent Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Parent Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Parent Borrower or any Restricted Subsidiary from the transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Parent Borrower or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $30.0 million and 3.00% of Consolidated Total Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured on the date a legally binding commitment for such Asset Disposition (or if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

8.5                               Limitation on Dividends and Other Restricted Payments.

(a)                                 The Parent Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Parent Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Parent Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent Borrower held by Persons other than the Parent Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Junior Debt (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”).

(b)                                 The provisions of subsection 8.5(a) above do not prohibit any of the following (each, a “Permitted Payment”):

(i)                                     (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Parent Borrower (“Treasury Capital Stock”) or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Parent Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Parent Borrower, in each case after the Closing Date other than Excluded Contributions and Contribution Amounts and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to subsection 8.5(b)(xv), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii)                                  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Junior Debt made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Parent Borrower or Refinancing Indebtedness, in each case Incurred in compliance with subsection 8.1;

(iii)                               any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or notice such dividend or redemption would have complied with this subsection 8.5;

(iv)                              Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v)                                 loans, advances, dividends or distributions by the Parent Borrower to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Parent Borrower to repurchase or otherwise acquire Capital Stock of any Parent or the Parent Borrower (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Parent Borrower or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x) (1) $10.0 million per Fiscal Year (increasing to $15.0 million per Fiscal Year upon the consummation of a public offering of Capital Stock of Holding or a Parent), any unutilized portion of which may be carried forward to the immediately succeeding two Fiscal Years, plus (y) the Net Cash Proceeds received by the Parent Borrower after the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof but excluding Disqualified Stock, Excluded Contributions and Contribution Amounts), to the extent such Net Cash Proceeds are not designated as an Excluded Contribution, plus (z) the cash proceeds of key man life insurance policies received by the Parent Borrower or any Restricted Subsidiary (or by any Parent and contributed to the Parent Borrower) since the Closing Date; provided that any cancellation of Indebtedness owing to the Parent Borrower or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this subsection 8.5 or any other provision of this Agreement;

(vi)                              the payment by the Parent Borrower of, or loans, advances, dividends or distributions by the Parent Borrower to any Parent to pay, dividends on the common stock or equity of the Parent Borrower or any Parent following a public offering of such common stock or equity in an amount not to exceed in any Fiscal Year 6% of the aggregate gross proceeds received by the Parent Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering other than a public offering with respect to the Parent Borrower’s or Parent’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(vii)                           Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to $5.0 million;

(viii)                        loans, advances, dividends or distributions to any Parent or other payments by the Parent Borrower or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Consulting Services Agreement or under the Management Agreements, (B) pursuant to any Tax Sharing Agreement or any Tax Receivable Agreement, (C) if the Parent Borrower is treated as a partnership or disregarded entity for U.S. federal income tax purposes, distributions (either directly or through other Loan Parties) with respect to any taxable period ending after the date hereof (collectively “Tax Distributions”) equal to the product of (i) the Parent Borrower’s Adjusted Pre-Tax Income (plus the Parent Borrower’s Adjusted Pre-Tax Income for any prior taxable period to the extent that a Tax Distribution was not made in respect of such Adjusted Pre-Tax Income) and (ii) the highest combined marginal federal, state and local income and Medicare tax rate, taking into account, with respect to the determination of the federal income tax rate, the deductibility of state and local income and Medicare taxes, applicable to individuals (or, if higher, corporations) resident or domiciled in the jurisdiction of the United States with the highest combined marginal federal, state and local income and Medicare tax rate; provided that such income and gain for any period shall be computed as though the Parent Borrower was a partnership for U.S. federal income tax purposes even if it is treated as a disregarded entity for such purposes; provided, further, that (i) in all cases substantially all of such Tax Distributions are used by a Parent to make distributions to its members within thirty (30) days of receipt of such Tax Distributions by such Parent and (ii) any distribution under this clause (C) that is allocable to net income, as determined under GAAP, of any Unrestricted Subsidiary shall be made solely to the extent of any actual distribution received by the Parent Borrower and its Subsidiaries from such Unrestricted Subsidiary or (D) to pay or permit any Parent to pay (without duplication) any Parent Expenses or any Related Taxes;

(ix)                              cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable into Capital Stock of the Parent Borrower or any Parent;

(x)                                 dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi)                              any Restricted Payment pursuant to or in connection with the Transactions, including any earn-out payments pursuant to the Acquisition Agreement;

(xii)                           dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with subsection 8.1;

(xiii)                        [Reserved];

(xiv)                       [Reserved];

(xv)                          [Reserved];

(xvi)                       Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding the greater of $7.5 million and 0.75% of Consolidated Total Assets; and

(xvii)                    distributions or payments of Special Purpose Financing Fees; and

(xviii)                 additional Restricted Payments provided that at the time any such Restricted Payment is made, the applicable Payment Conditions are satisfied;

provided that with respect to subsection 8.5(b)(vii), no Event of Default under subsection 9.1(a), (c), (e), (f), (h), (i), (j) or (k) or other Event of Default known to the Parent Borrower shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The Parent Borrower, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

8.6                               Limitation on Transactions with Affiliates.

(a)                                 The Parent Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Parent Borrower (an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Parent Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $20.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this subsection 8.6(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b)                                 The provisions of subsection 8.6(a) above will not apply to:

(i)                                     any Restricted Payment Transaction,

(ii)                                  (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer, director or consultant of or to the Parent Borrower, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Parent Borrower or any of its Subsidiaries or any Parent (as determined in good faith by the Parent Borrower, such Subsidiary or such Parent), (4) any transaction with an officer or director of the Parent Borrower or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $1.0 million in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii)                               any transaction between or among any of the Parent Borrower, one or more Restricted Subsidiaries and/or one or more Special Purpose Entities,

(iv)                              any transaction arising out of agreements or instruments in existence on the Closing Date (other than any Tax Sharing Agreement or Management Agreement or the Consulting Services Agreement referred to in subsection 8.6(b)(vii) below), and any payments made pursuant thereto,

(v)                                 any transaction in the ordinary course of business on terms that are fair to the Parent Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Parent Borrower, or are not materially less favorable to the Parent Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Parent Borrower,

(vi)                              any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Parent Borrower or any Restricted Subsidiary and any Affiliate of the Parent Borrower controlled by the Parent Borrower that is a joint venture or similar entity,

(vii)                           the execution, delivery and performance of (A) any Management Agreements, (B) any Tax Sharing Agreement, (C) any Tax Receivable Agreement and (D) the Consulting Services Agreement,

(viii)                        the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions,

(ix)                              any issuance or sale of Capital Stock (other than Disqualified Stock) of the Parent Borrower or capital contribution to the Parent Borrower, and

(x)                                 any investment by any Investor in securities of the Parent Borrower or any of its Restricted Subsidiaries so long as (i) such securities are being offered generally to other investors on the same or more favorable terms and (ii) such investment by all Investors constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

8.7                               Limitation on Amendments. The Parent Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)                                 Amend, supplement, waive or otherwise modify any of the provisions of any indenture, instrument or agreement evidencing Junior Debt in a manner that (i) changes the subordination provisions of such Indebtedness in a manner that is materially adverse to the Lenders or (ii) shortens the maturity date of such Indebtedness to a date prior to the Termination Date; provided that, notwithstanding the foregoing, the provisions of this subsection 8.7(a) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) permitted pursuant to subsection 8.1.

(b)                                 [Reserved].

8.8                               Accounting Changes. The Parent Borrower will not, and will not permit any Restricted Subsidiary to, make any change in Fiscal Year; provided that the Parent Borrower may, upon written notice to the Administrative Agent, change the Fiscal Year financial reporting convention to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

8.9                               Limitation on Restrictive Agreements. The Parent Borrower will not, and will not permit any Restricted Subsidiary to create or otherwise cause to exist or become effective any consensual encumbrance or restriction on (x) the ability of the Borrower or any of its Restricted Subsidiaries (other than any Excluded Subsidiaries) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of the Obligations upon any of its property, assets or revenues constituting Collateral, whether now owned or hereafter acquired or (y) the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Parent Borrower, (ii) make any loans or advances to the Parent Borrower or (iii) transfer any of its property or assets to the Parent Borrower (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(a)                                 pursuant to an agreement or instrument in effect at or entered into on the Closing Date, this Agreement and the other Loan Documents in effect or entered into on the Closing Date, the First Lien Credit Agreement and the First Lien Loan Documents in

effect or entered into on the Closing Date, the Second Lien Credit Agreement and the Second Lien Loan Documents in effect or entered into on the Closing Date and the ABL/Term Loan Intercreditor Agreement;

(b)                                 pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Parent Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this subsection 8.9(b), if a Person other than the Parent Borrower is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(c)                                  pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in subsection 8.9(a) or (b) above or this subsection 8.9(c) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Parent Borrower);

(d)                                 (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (vii) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, (viii) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Parent Borrower or any Restricted Subsidiary in any manner material to the Parent Borrower or such Restricted Subsidiary, or (ix) pursuant to Hedging Obligations or Bank Products Obligations;

(e)                                  with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(f)                                   by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent Borrower or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary;

(g)                                  pursuant to an agreement or instrument (i) relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to subsection 8.1, (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement (as determined in good faith by the Parent Borrower), or (B) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Parent Borrower) and either (x) the Parent Borrower determines in good faith that such encumbrance or restriction will not materially affect the Parent Borrower’s ability to create and maintain the Liens on the Collateral and to make principal or interest payments on the Loans or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (ii) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (iii) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity;

(h)                                 any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by subsection 8.2; or

(i)                                     with respect to clause (x) of the first paragraph of this subsection 8.9, any agreement governing or relating to Indebtedness and/or other obligations and liabilities secured by a Lien permitted by subsection 8.2 (in which case any restriction shall only be effective against the assets subject to such Lien, except as otherwise may be permitted under this subsection 8.9).

8.10                        Limitation on Lines of Business. The Parent Borrower will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses of the same general type as those in which the Parent Borrower and the Restricted Subsidiaries are engaged on the Closing Date or that constitutes a Related Business.

8.11                        Limitations on Holding. Holding shall not conduct, transact or otherwise engage in any material business or operations; provided that the following shall be permitted in any event: (i) its ownership of the Capital Stock of the Parent Borrower and activities incidental thereto; (ii) the entry into, and the performance of its obligations with respect to the Loan Documents or documentation relating to other Indebtedness and other agreements contemplated hereby and thereby; (iii) the consummation of the Transactions; (iv) the performing of transactions and other activities (including, without limitation, cash management activities) and the entry into documentation with respect thereto, in each case, permitted by, or expressly contemplated under, this Agreement for Holding to enter into and perform; (v) the payment of dividends and distributions (and other activities in lieu thereof permitted by this Agreement), the making of contributions to the capital of its Subsidiaries and the Guarantees of Indebtedness permitted to be incurred hereunder by any Borrower or any of the Restricted Subsidiaries; (vi) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vii) the performing of its obligations with respect to the Acquisition Agreement and the other agreements contemplated thereby; (viii) the performing of activities in preparation for and consummating any public offering of its or a Parent’s common stock or any other issuance or sale of its or a Parent’s Capital Stock (other than Disqualified Stock) including converting into another type of legal entity; (ix) the participation in tax, accounting and other administrative matters as a member of the consolidated group of Holding and the Parent Borrower, including compliance with applicable Requirements of Law and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (x) the holding of any cash and Cash Equivalents (but not operating any property); (xi) the entry into and performance of its obligations with respect to contracts and other arrangements with officers, managers, directors, employees, consultants and independent contractors (including the providing of indemnification to such Persons); (xii) the merger or consolidation into any Parent or any Holding Permitted Subsidiary; provided that, if Holding is not the surviving entity, such Parent or Holding Permitted Subsidiary, as applicable, undertakes the obligations of Holding under the Loan Documents; (xiii) the ownership directly or indirectly of the Equity Interests of any Holding Permitted Subsidiary and (xiv) any activities incidental to the foregoing. Holding shall not create, incur, assume or suffer to exist any Lien on any Capital Stock of the Borrower (other than Liens of the type described in subsection 8.2).

8.12                        Financial Condition Covenant. During each Compliance Period, the Parent Borrower shall not permit, for the Most Recent Four Quarter Period, the Consolidated Fixed Charge Coverage Ratio as at the last day of such period of four (4) consecutive Fiscal Quarters to be less than 1.00 to 1.00, provided that such Fixed Charge Coverage Ratio will only be tested (a) on the date on which a Compliance Period begins, as of the last day of the Most Recent Four Quarter Period ending immediately prior to the date on which such Compliance Period shall have commenced and (b) as of the last day of each four fiscal-quarter period thereafter until such Compliance Period is no longer continuing.

SECTION 9.                            EVENTS OF DEFAULT.

9.1                               Events of Default. Any of the following events from and after the Closing Date shall constitute an Event of Default:

(a)                                 Any of the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at Stated Maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Loan, Reimbursement Obligation, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or that is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; provided that the failure of any representation or warranty (other than the representations and warranties referenced in subsection 6.1(o)(ii) and the representation contained in the Officer’s Certificate delivered pursuant to subsection 6.1(h) with respect to the satisfaction of the condition set forth in subsection 6.1(o)(i)) to be true and correct on the Closing Date will not constitute an Event of Default hereunder or under any other Loan Document, including for the purposes of exercising any remedy under subsection 9.2 or for the purpose of determining any right to exercise enforcement rights under any Loan Document; or

(c)                                  Any Loan Party shall default in the payment, observance or performance of any term, covenant or agreement contained in (i) subsection 4.16 (provided that, if any such failure with respect to subsection 4.16 is (x) of a type that can be cured and (y) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such failure shall not constitute an Event of Default for five Business Days after the occurrence thereof so long as the Loan Parties are diligently pursuing the cure of such failure), (ii) subsection 7.2(f) (after a grace period of five (5) Business Days or, if during the continuance of a Dominion Event, a grace period of three (3) Business Days), (iii) subsection 7.11, (iv) subsection 7.7(a) or (v) Section 8, (provided that any Event of Default under subsection 8.12 is subject to cure as provided in subsection 9.3); or

(d)                                 Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this subsection 9.1), and such default shall continue unremedied for a period of 30 days after the date on which written notice thereof shall have been given to the Parent Borrower by the Administrative Agent or the Required Lenders; or

(e)                                  (i) Any Loan Party or any of its Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness for borrowed money, or any Loan Party or any of its Material Subsidiaries shall default in any payment of principal of or interest on any Indebtedness, in each case (excluding the Loans and the Reimbursement Obligations and any Indebtedness owed to the Parent Borrower or any Loan Party) in excess of $30.0 million beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Loan Party or any of its Material Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Loans and the Reimbursement Obligations) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its Stated Maturity (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and any such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given, and such default, event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such indebtedness (provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder); or

(f)                                   If (i) Holding, any Borrower or any Material Subsidiary of the Parent Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Parent Borrower that is not a Loan Party) or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holding, any Borrower or any Material Subsidiary of the Parent Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holding, any Borrower or any Material Subsidiary of the Parent Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against Holding, any Borrower or any Material Subsidiary of the Parent Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holding, any Borrower or any Material Subsidiary of the Parent Borrower shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holding, any Borrower or any Material Subsidiary of the Parent Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)                                  (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (ii) any failure by any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, or (v) either of the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan or Foreign Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h)                                 One or more judgments or decrees shall be entered against any Loan Party or any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $30.0 million or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)                                     The Guarantee and Collateral Agreement, or any other Security Document covering a significant portion of the ABL Priority Collateral (at any time after its execution, delivery and effectiveness) shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or the Parent Borrower or any Loan Party, in each case that is a party to such Security Document shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j)                                    Any Loan Party shall assert in writing that the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor agreement (other than pursuant to the terms hereof or thereof); or

(k)                                 A Change of Control shall have occurred.

9.2                               Remedies Upon an Event of Default. (a) If any Event of Default occurs and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of subsection 9.1(f) with respect to any Borrower, the Commitments, if any, shall automatically terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower Representative, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(b)                                 Except as expressly provided above in this Section 9, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

9.3                               Parent Borrower’s Right to Cure. (a) Notwithstanding anything to the contrary otherwise contained in Section 9, in the event of any Event of Default under the covenant set forth in subsection 8.12 and upon the receipt of a Specified Equity Contribution within the time period specified, and subject to the satisfaction of the other conditions with respect to Specified Equity Contribution set forth in the definition thereof, Consolidated EBITDA shall be increased with respect to such applicable Fiscal Quarter and any four Fiscal Quarter period that contains such Fiscal Quarter by the amount of such Specified Equity Contribution (the “Cure Amount”), solely for the purpose of measuring compliance with subsection 8.12. If, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Parent Borrower and its Restricted Subsidiaries, in each case, with respect to such Fiscal Quarter only), the Parent Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of subsection 8.12, they shall be deemed to have been in compliance therewith as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default hereunder that had occurred shall be deemed cured for the purposes of this Agreement.

(b)                                 The parties hereby acknowledge that notwithstanding any other provision in this Agreement to the contrary, (i) the Cure Amount received pursuant to the occurrence of any Specified Equity Contribution shall be disregarded for purposes of calculating Consolidated EBITDA in any determination of any financial ratio-based conditions (other than as applicable to subsection 8.12), or any available basket under Section 8 and (ii) no Lender or Issuing Lender shall be required to make any Extension of Credit hereunder, if an Event of Default under the covenant set forth in subsection 8.12 has occurred and is continuing during the 10 Business Day period during which a Specified Equity Contribution may be made (as provided in the definition of Specified Equity Contribution), unless and until the Cure Amount is actually received.

(c)                                  Upon receipt by the Administrative Agent of written notice, on or prior to the Cure Expiration Date, that the Borrowers intend to exercise the cure rights set forth in this subsection 9.3 in respect of a Fiscal Quarter, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the financial covenant set forth in subsection 8.12, unless such failure is not cured pursuant to the exercise of the cure rights set forth in this subsection 9.3 on or prior to the Cure Expiration Date.

SECTION 10. THE AGENTS AND THE OTHER REPRESENTATIVES.

10.1                        Appointment.

(a)                                 Each Lender and each Issuing Lender hereby irrevocably designates and appoints Royal Bank of Canada, as the Administrative Agent and Collateral Agent of such Lender or Issuing Lender under this Agreement and the other Loan Documents, and each such Lender or Issuing Lender irrevocably authorizes Royal Bank of Canada, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the Collateral Agent and the Issuing Lender, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents or the Other Representatives.

(b)                                 Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related

Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(c)                                  Except for subsections 10.5, and (to the extent of the Borrowers’ rights thereunder and the conditions included therein) 10.9, the provisions of this Section 10 are solely for the benefit of the Agents, the Lenders and the Issuing Lenders, and no Borrower or any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2                        The Administrative Agent and Affiliates. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holding, the Borrowers or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.3                        Action by Agent. In performing its functions and duties under this Agreement, (a) each Agent shall act solely as an agent for the Lenders and, as applicable, the other secured parties, and (b) no Agent assumes any (and shall not be deemed to have assumed any) relationship of agency or trust with or for any Borrower or any of the Subsidiaries of the Parent Borrower. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.4                        Exculpatory Provisions.

(a)                                 No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i)                                     shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                  shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(iii)                               shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

(b)                                 No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in subsection 9.1 or subsection 11.1, as applicable) or (y) in the absence of its own bad faith, gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by a Borrower, a Lender or an Issuing Lender.

(c)                                  No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

10.5                        Acknowledgement and Representation by Lenders. Each Lender and each Issuing Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of any Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender and each Issuing Lender further represents and warrants to the Agents, the Other Representatives and each of the Loan Parties that it has had the opportunity to review the Confidential Information Memorandum and each other document made available to it on the Approved Electronic Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and each Issuing Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties, it has made its own decision to make its Loans or issue Letters of Credit hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender and each Issuing Lender represents to each other party hereto that (i) it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business and that it is participating hereunder as a Lender or Issuing Lender, as applicable, for such commercial purposes and (ii) it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender and/or Issuing Lender hereunder. Each Lender and each Issuing Lender acknowledges and agrees to comply with the provisions of subsection 10.6 applicable to the Lenders and each Issuing Lender hereunder. Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrowers and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

10.6                        Indemnity; Reimbursement by Lenders.

(a)                                 To the extent that the Parent Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under subsection 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Lenders, the Swingline Lenders or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective Commitment Percentages on the date on which the applicable unreimbursed expense or indemnity payment is sought under this subsection 10.6 (or, if the applicable unreimbursed expense or indemnity payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages, immediately prior to such date) such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Lenders in their capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Lenders in connection with such capacity and (ii) such indemnity for the Swingline Lender or the Issuing Lenders shall not include losses incurred by the Swingline Lender or the Issuing Lenders due to one or more Lenders defaulting in their obligations to purchase participations of Swingline Exposure under subsections 2.4(c) and 2.4(d) or L/C Obligations under subsection 3.4 (it being understood that the proviso shall not affect the Swingline Lender’s or any Issuing Lender’s rights against any Defaulting Lender). The obligations of the Lenders under this subsection 10.6 are subject to the provisions of subsection 4.8.

(b)                                 Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)                                  All amounts due under this subsection 10.6 shall be payable not later than three Business Days after demand therefor. The agreements in this subsection 10.6 shall survive the payment of the Loans and all other amounts payable hereunder.

10.7                        Right to Request and Act on Instructions.

(a)                                 Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or Supermajority Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders or Supermajority Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of subsection 10.6.

(b)                                 Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of a Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

10.8                        Swingline Lender. The provisions of this Section 10 shall apply to the Swingline Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.9                        Collateral Matters.

(a)                                 Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into (x) the Security Documents, the ABL/Term Loan Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents, the ABL/Term Loan Intercreditor Agreement and any Other Intercreditor Agreement or enter into a separate intercreditor agreement in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent the Incurrence thereof, the creation of such Lien and such priority is permitted by the Loan Documents) and (z) any Lender Joinder Agreement as provided in subsection 2.6 and any amendments provided for under subsections 2.6 and 2.8 respectively. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Lender Joinder Agreement, any agreement required in connection with an Incremental Facility pursuant to subsection 2.6, and any agreement required in connection with an Extension Offer pursuant to subsection 2.8 and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent and the Collateral Agent are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(b)                                 The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, in each case at its option and in its discretion, to (A) release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with subsection 8.4, (iii) owned by any Subsidiary Guarantor which becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Borrower or constituting Capital Stock or other equity interests of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by subsection 11.1); (v) as otherwise may be expressly provided in the relevant Security Documents or (vi) to the extent required pursuant to the terms of any intercreditor agreement (including the ABL/Term Loan Intercreditor Agreement and any Other Intercreditor Agreement); (B) enter into any intercreditor agreement (including the ABL/Term Loan Intercreditor Agreement and any Other Intercreditor Agreement) on behalf of, and binding with respect to, the Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets; (C) at the written request of the Parent Borrower to subordinate any Lien on any Excluded Assets (or to confirm in writing the absence of any Lien thereon) or any other property granted to or held by such Agent under any Loan Document to the holder of any Permitted Lien (other than Permitted Liens securing the Obligations under the Loan Documents or that are required by the express terms of this Agreement to be pari passu with or junior to the Liens on the Collateral securing the First Lien Loan Document Obligations pursuant to the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement) and (D) to release any Subsidiary Guarantor from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Parent Borrower or becomes an Excluded Subsidiary. Upon request by the Administrative Agent or the Collateral Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this subsection 10.9.

(c)                                  The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by subsection 11.17. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this subsection 10.9(c).

(d)                                 No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Parent Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection 10.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender (if any) and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e)                                  Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either subsection 11.1 or 11.17, as applicable, with the written consent of the Agent party thereto and the Loan Party party thereto.

(f)                                   The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

10.10                 Successor Agent. Subject to the appointment of a successor as set forth herein, the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, upon 10 days’ notice to the Lenders, the Issuing Lenders and the Parent Borrower and if the Administrative Agent has admitted in writing that it is insolvent or becomes a Defaulting Lender, either the Required Lenders or the Parent Borrower may, upon 10 days’ notice to the Administrative Agent, remove such Agent. If the Administrative Agent or Collateral Agent shall resign or be removed as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Parent Borrower (provided that such approval by the Parent Borrower in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default under subsection 9.1(a) or (f) has occurred and is continuing; provided further, that the Parent Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000) whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Additionally, after any retiring Agent’s resignation or removal as such Agent, the provisions of this subsection 10.10 and subsection 11.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents. After the resignation or removal of the Administrative Agent pursuant to the preceding provisions of this subsection 10.10, the resigning or removed Administrative Agent (x) shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation or removal and (y) shall not be required to act as Swingline Lender with respect to Swingline Loans to be made after the date of such resignation or removal (and all outstanding Swingline Loans of such resigning or removed Administrative Agent shall be required to be repaid in full upon its resignation or removal), although the resigning Administrative Agent shall retain all rights hereunder as Issuing Lender and Lender with respect to all Letters of Credit issued by it and all Swing Line Loans made by it, prior to the effectiveness of its resignation or removal as Administrative Agent hereunder.

10.11                 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or any Issuing Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender or any Issuing Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender or any Issuing Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender or any Issuing Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Parent Borrower and without limiting the obligation of the Parent Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses. The agreements in this subsection 10.11 shall survive the resignation and/or replacement of the Administrative Agent, and assignment of rights by, or the replacement of, a Lender or any Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

10.12                 Other Representatives. None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender.

10.13                 Appointment of Borrower Representatives. Each Borrower hereby designates the Parent Borrower as its Borrower Representative. The Borrower Representative will be acting as agent on each of the Borrowers behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to subsection 4.2 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

10.14                 Administrative Agent May File Proofs of Claims. In case of the pendency of any bankruptcy proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) is hereby authorized by the Lenders, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and/or Issuing Lender, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders or any Issuing Lender, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and/or Issuing Lender and the Administrative Agent under subsections 4.5 and 11.5) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and/or Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and/or Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under subsections 4.5 and 11.5.

10.15                 Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: subject to the terms of the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender on account of amounts then due and outstanding under any of the Loan Documents (the “Collection Amounts”) shall, except as otherwise expressly provided herein, be applied as follows: first, to pay interest on and then principal of Agent Advances then outstanding, second, to pay interest on and then principal of Swingline Loans then outstanding, third, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents, the Lenders and the Issuing Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), fourth, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders in connection with enforcing such Lender’s rights under the Loan Documents, fifth, to pay interest on Revolving Credit Loans and L/C Obligations then outstanding, sixth, to pay (on a ratable basis) (A) principal of Revolving Credit Loans then outstanding and any Reimbursement Obligations then outstanding, and to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent and (B) any outstanding obligations payable under (i) Designated Cash Management Agreements, up to the maximum amount of the exposure thereunder as notified from time to time by the Cash Management Party to the Administrative Agent pursuant to the definition of “Cash Management Reserves” (but in any event not to exceed the Cash Management Reserves) and (ii) Designated Hedging Agreements up to the maximum amount of the MTM value thereunder as notified from time to time by the Hedging Party (or, if applicable, an alternative MTM value notified by the Parent Borrower pursuant to a Dealer Polling) to the Administrative Agent pursuant to the definition of “Designated Hedging Reserves”, in each case which are secured under the Security Documents (but in any event not to exceed the Designated Hedging Reserves), seventh, to pay obligations under Cash Management Arrangements (other than pursuant to any Designated Cash Management Agreements, but including any amounts not paid pursuant to clause “sixth”(B)(i) above) and Hedging Obligations to any Hedging Affiliate (other than pursuant to any Designated Hedging Agreements, but including any amounts not paid pursuant to clause “sixth”(B)(ii) above) and eighth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent that any amounts available for distribution pursuant to clause “fifth” and “sixth” above are attributable to the issued but undrawn amount of outstanding Letters of Credit which are then not yet required to be reimbursed hereunder, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then following the expiration of all Letters of Credit, to all other obligations of the type described in such clause “fifth” and “sixth”. To the extent that any amounts available for distribution pursuant to clause “fifth” or “sixth” above are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Lenders and Issuing Lenders based on their respective Commitment Percentages. This subsection 10.15 may be amended (and the Lenders and Issuing Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to subsections 2.6 and 2.8, as applicable.

Notwithstanding the foregoing, Excluded Obligations (as defined in the Guarantee and Collateral Agreement) with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets and such Excluded Obligations shall be disregarded in any application of Collection Amounts pursuant to the preceding paragraph.

10.16                 Approved Electronic Communications. Each of the Lenders, Issuing Lenders and the Loan Parties agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). The Approved Electronic Communications and the Approved Electronic Platform are provided (subject to subsection 11.16) “as is” and “as available.”

Each of the Lenders and (subject to subsection 11.16) each of the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 11. MISCELLANEOUS.

11.1                        Amendments and Waivers.

(a)                                 Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to subsections 11.1(d) and (f) may be effected without the consent of the Required Lenders to the extent provided therein; provided further that no such waiver and no such amendment, supplement or modification shall:

(i)                                     reduce or forgive the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation or of any scheduled installment thereof or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or change the currency in which any Loan or Reimbursement Obligation is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that amendments to, or waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments of all Lenders shall not constitute an increase of the Commitment of, or an extension of the scheduled date of maturity, any scheduled installment, or the scheduled date of payment of the Loans of, any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)                                  amend, modify or waive any provision of this subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders,” or consent to the assignment or transfer by the Parent Borrower of any of its rights and obligations under this Agreement and the other ABL Loan Documents (other than pursuant to subsection 8.3 or 11.6(a)), in each case without the written consent of all the Lenders;

(iii)                               release Guarantors accounting for all or substantially all of the value of the Guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral in each case without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv)                              require any Lender to make Loans having an Interest Period of longer than six months or shorter than one month without the consent of such Lender;

(v)                                 amend, modify or waive any provision of Section 10 or otherwise affect the rights or duties of the then Administrative Agent, Collateral Agent or any Other Representative without the written consent of the then Administrative Agent, Collateral Agent or Other Representative, as applicable, in each case directly and adversely affected thereby;

(vi)                              amend, modify or waive any provision of the Swingline Note (if any) or subsection 2.4 without the written consent of the Swingline Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swingline Loan pursuant to subsection 2.4(d);

(vii)                           amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender with respect thereto and each directly and adversely affected Lender;

(viii)                        increase the advance rates set forth in the definition of “Borrowing Base,” or make any change to the definitions of “Borrowing Base” (by adding additional categories or components thereof), “Eligible Accounts”, “Eligible Extended Accounts” or “Eligible Inventory” that would have the effect of increasing the amount of the Borrowing Base in each case without the consent of the Supermajority Lenders; provided that the Administrative Agent may increase or decrease the amount of, or otherwise modify or eliminate, any Availability Reserves that it implements in its Permitted Discretion in accordance with subsection 2.1(b) or otherwise in accordance with the terms of this Agreement, and in any such case, such change will not be deemed to require any Supermajority Lender or other Lender consent; or

(ix)                              [Reserved];

(x)                                 amend, modify or waive any provision of subsections 4.4, 4.8(a), 4.16(d) and 10.15 in a manner that would alter the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender directly and adversely affected thereby.

(b)                                 Any waiver and any amendment, supplement or modification pursuant to this subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents, the Issuing Lenders and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)                                  Notwithstanding any provision herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents, except to the extent the consent of such Lender would be required under clause (i) in the further proviso to the second sentence of subsection 11.1(a).

(d)                                 Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect, or inconsistency as reasonably determined by Parent Borrower and the Administrative Agent, and such amendment shall be deemed approved by the Required Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (ii) in accordance with subsection 2.6, to incorporate the terms of any Incremental Revolving Commitments with the written consent of the Parent Borrower and Lenders providing such Incremental Revolving Commitments, (iii) in accordance with subsection 2.8, to effectuate an Extension with the written consent of the Parent Borrower and the Extending Lenders and (iv) in accordance with subsection 8.8, to change the financial reporting convention. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including subsection 4.4, 4.8, 4.16 or 10.15, may be amended as set forth in the immediately preceding sentence to provide for non-pro rata borrowings and payments of any amounts hereunder as between any tranche hereunder (including any tranche of Extended Revolving Commitments or Incremental Revolving Commitments and any other tranche created pursuant to subsection 2.6 or 2.8), or to provide for the inclusion, as appropriate, of the Lenders of any tranche of Extended Revolving Commitments or Incremental Revolving Commitments or of any other tranche created pursuant to subsection 2.6 or 2.8 in any required vote or action of the Required Lenders, the Supermajority Lenders or the Lenders of each tranche hereunder. The Administrative Agent hereby agrees (if reasonably requested by the Parent Borrower) to execute any amendment referred to in this clause (d) or an acknowledgement thereof.

(e)                                  Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.

(f)                                   Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by subsection 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto and such amendment shall be deemed approved by the Required Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(g)                                  If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 11.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Parent Borrower may, on prior written notice to the Administrative Agent and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) so long as no Event of Default under subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, prepay the Loans and, at the Parent Borrower’s option, terminate any Commitments of such Non-Consenting Lender, in whole or in part, subject to subsection 4.12, without premium or penalty. In connection with any such replacement under this subsection 11.1(g), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.

11.2                        Notices.

(a)                                 All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, Administrative Agent, the Issuing Lender and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Parent Borrower	LBM Borrower, LLC
(including in its capacity as	c/o Kelso & Company
Borrower Representative):	320 Park Avenue, 24th Floor
New York, New York 10022
Attention: James J. Connors II, Esq.
Facsimile: (212) 223-2379

with copies to:	Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Pierre Maugüé, Esq.
Facsimile: (212) 521-7015
Telephone: (212) 909-6000

The Administrative Agent:	Royal Bank of Canada
Agency Services Group
4th Floor, 20 King Street West
Toronto, Ontario
M5H 1C4
Attention: Manager, Agency Services
Group
Facsimile: (416) 842-4023

The Collateral Agent:	Royal Bank of Canada
Agency Services Group
4th Floor, 20 King Street West
Toronto, Ontario
M5H 1C4
Attention: Manager, Agency Services
Group
Facsimile: (416) 842-4023

The Issuing Lender:	RBC Capital Markets
Credit Administration
200 Vesey Street, 5th Floor
New York, NY 10281-8098
Attention: Chandran Panicker and Nigel
Delph
Facsimile: (212) 428-3015

with copies (which shall not	Paul Hastings LLP
constitute notice) to:	75 East 55th Street,
New York, NY 10022
Attention: Michael S. Baker
Facsimile: (212) 230-7855

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 4.2, 4.4 or 4.8 shall not be effective until received.

(b)                                 Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swingline Lender (in the case of a borrowing of Swingline Loans) or any Issuing Lender (in the case of the issuance of a Letter of Credit) as the case may be may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swingline Lender or such Issuing Lender in good faith to be from a Responsible Officer.

(c)                                  Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by delivery of a signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(d)                                 Electronic Communications. Notices and other communications to the Lenders or any Issuing Lender hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 or Section 3, respectively if such Lender or any Issuing Lender, has notified the Administrative Agent that it is incapable of receiving notices under Section 2 or Section 3, respectively, by electronic communication. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes (with the Parent Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(e)                                  THE APPROVED ELECTRONIC PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWERS HEREUNDER (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.

NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE APPROVED ELECTRONIC PLATFORM.

11.3                        No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4                        Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5                        Payment of Expenses and Taxes. The Parent Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery and administration of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral in accordance with the terms of the Loan Documents, and (2) the reasonable and documented fees and disbursements of Paul Hastings LLP solely in its capacity as counsel to the Agent, and such other special or local counsel (limited to one firm of local counsel in each appropriate jurisdiction), consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Parent Borrower, (b) to pay or reimburse each Lender, the Lead Arrangers and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel (limited to one firm of counsel and, if necessary, one firm of local counsel in each appropriate jurisdiction (and, in the event of any actual or perceived conflict of interest, one additional counsel for each Lender subject to such conflict and, to the extent necessary, one local counsel and/or special counsel for each Lender subject to such conflict)) and if consented to by the Parent Borrower, another counsel, (c) to pay, indemnify or reimburse each Lender, the Lead Arrangers, each Issuing Lender, the Agents and each Other Representative for, and hold each Lender, the Lead Arrangers, each Issuing Lender, the Agents and each Other Representative harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Lead Arrangers, each Issuing Lender, each Agent, each Other Representative, and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (in the case of fees and disbursements of counsel, limited to one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Parent Borrower of such conflict and thereafter, after receipt of the Parent Borrower’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnitee)) arising out of or relating to any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, brought by a third party or by the Parent Borrower (or its Affiliates) or any other Loan Party and regardless of whether any Indemnitee is a party thereto, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, the Letters of Credit (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the term of such Letter of Credit) or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower or any of its Subsidiaries or any of the property of the Parent Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Parent Borrower shall not have any obligation hereunder to any Agent, any Lead Arranger, any Issuing Lender, any Other Representative or any Lender (or any Related Party of any such Agent, Lead Arranger, any Issuing Lender, any Other Representative or Lender) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision) of such Agent, Lead Arranger, Issuing Lender, Other Representative or Lender (or any Related Party of such Agent, Lead Arranger, any Issuing Lender, any Other Representative or Lender), (ii) any material breach of any Loan Document by such Agent, Lead Arranger, Issuing Lender, Other Representative or Lender (or any Related Party of such Agent, Lead Arranger, any Issuing Lender, any Other Representative or Lender) as determined by a court of competent jurisdiction in a final and non-appealable decision or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not arise from any act or omission of the Parent Borrower or its affiliates and that do not involve claims against any Lead Arranger, Agent or Other Representative in its capacity as such. To the fullest extent permitted under applicable law, neither the Parent Borrower nor any Indemnitee shall be liable for any indirect special, consequential or punitive damages in connection with the Facilities provided that nothing contained in this sentence shall limit the Parent Borrower’s indemnity or reimbursement obligations under this subsection 11.5 to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. All amounts due under this subsection 11.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this subsection 11.5 shall be submitted to the address of the Parent Borrower set forth in subsection 11.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Parent Borrower shall have no obligation under this subsection 11.5 to any Indemnitee with respect to any Taxes imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6                        Successors and Assigns; Participations and Assignments.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the applicable Issuing Lender that issues a Letter of Credit), except that (i) other than in accordance with subsection 8.3, the Parent Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with subsection 4.13(d), 11.1(g) or this subsection 11.6.

(b)                                 (i) Subject to the conditions set forth in subsection 11.6(b)(ii) below, any Lender other than a Conduit Lender may, in accordance with applicable law, assign (other than to Disqualified Lenders (to the extent the list of Disqualified Lenders has been made available to all Lenders) or any natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans), pursuant to an Assignment and Acceptance with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to (x) a Lender, an affiliate of a Lender or an Approved Fund or (y) if an Event of Default under subsection 9.1(a) or 9.1(f) (with respect to the Parent Borrower) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, such Lender shall notify the Administrative Agent and the Borrower thereof and the Borrower’s prior written consent shall be required for such assignment; provided, further, that the Parent Borrower shall be deemed to have consented to any assignment by a Lender unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice of such request for assignment from such Lender or the Administrative Agent; and

(B)                               the Administrative Agent and the Issuing Lender (such consent not to be unreasonably withheld or delayed).

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million, unless the Parent Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Parent Borrower shall be required if an Event of Default under subsection 9.1(a) or (f) (with respect to the Parent Borrower) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case);

(C)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D)                               no Commitment or Loan may be assigned by any Affiliate of the Parent Borrower.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5, and bound by its continuing obligations under subsection 11.16 and, in the case of each Reference Bank, subsection 4.6(c)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv)                              The Borrowers hereby collectively designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ non-fiduciary agent, solely for purposes of this subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender (and, solely with respect to entries applicable to such Lender, any Lender), at any reasonable time and from time to time upon reasonable prior notice. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee (unless such assignment is being made in accordance with subsection 4.13(d) or subsection 11.1(g), in which case the effectiveness of such Assignment and Acceptance shall not require execution by assigning Lender), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this subsection 11.6(b) and any written consent to such assignment required by this subsection 11.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Parent Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                              On or prior to the effective date of any assignment pursuant to this subsection 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled.”

Notwithstanding the foregoing provisions of this subsection 11.6(b) or any other provision of this Agreement, if the Parent Borrower shall have consented thereto in writing (such consent not to be unreasonably withheld), the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans, Commitments and Incremental Revolving Commitments via an electronic settlement system acceptable to the Administrative Agent and the Parent Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Parent Borrower and shall be consistent with the other provisions of this subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans, Commitments and Incremental Revolving Commitments pursuant to the Settlement Service. Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Parent Borrower may withdraw its consent to the use of the Settlement Service at any time upon at least 10 Business Days prior written notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans, Commitments and Incremental Revolving Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this subsection 11.6(b) would be entitled to receive any greater payment under subsection 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under subsection 9.1(a) or (f) (with respect to the Parent Borrower) has occurred and is continuing or the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)                                  (i) Any Lender other than a Conduit Lender may in accordance with applicable law, without the consent of the Parent Borrower or the Administrative Agent, sell participations (other than, to the extent the list of Disqualified Lenders has been made available to all Lenders, to a Disqualified Lender or to a natural person or to an Affiliate of the Parent Borrower) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments, Incremental Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents and (D) the Parent Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that, to the extent of such participation, such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) or (iii) of the second proviso to the second sentence of subsection 11.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(iii) of this subsection 11.6, the Parent Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection 11.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to subsection 11.7(a) as though it were a Lender. Notwithstanding the foregoing, to the extent the list of Disqualified Lenders has been made available to all Lenders, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender and any such participation shall be void ab initio, except to the extent the Parent Borrower has consented to such participation in writing (in which case such Lender will not be considered a Disqualified Lender solely for that particular participation). Any attempted participation which does not comply with this subsection 11.6 shall be null and void. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, the compliance of any Lender with the requirements of this subsection 11.6(c) (it being understood that each Lender shall be responsible for or have any liability for, ensuring its own compliance with the requirements of this subsection 11.6(c)). Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender.

(ii)                                  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amount) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit, Tax proceeding or any other governmental inquiry to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)                               No Loan Party shall be obligated to make any greater payment under subsection 4.10, 4.11 or 11.5, than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Parent Borrower and the Parent Borrower expressly waives the benefit of this provision at the time of such participation. No Participant shall be entitled to the benefits of subsection 4.11 to the extent such Participant fails to comply with subsection 4.11(b) and/or (c) or to provide the forms and certificates referenced therein to the Lender that granted such participation and such failure increases the obligation of the Borrower under subsection 4.11.

(iv)                              Subject to paragraph (c)(iii), any Lender other than a Conduit Lender may also sell participations on terms other than the terms set forth in paragraph (c)(i) above, provided such participations are on terms and to Participants satisfactory to the Parent Borrower and the Parent Borrower has consented to such terms and Participants in writing.

For the purposes of this subsection 11.6, the term “Approved Fund” has the following meaning: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender, except to the extent the Borrower has consented to such assignment in writing (in which case such Lender will not be considered a Disqualified Lender solely for that particular assignment).

(d)                                 Any Lender, without the consent of the Parent Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other similar central bank, and this subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law; provided that any such request shall be made solely for the foregoing purposes and not for the purpose of identifying the name of any Participant.

(f)                                   Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 11.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Parent Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)                                  If the Parent Borrower wishes to replace the Loans or Commitments under any Facility or Tranche in whole or in part with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) advance notice to the Lenders of such Facility or Tranche, as applicable, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility or Tranche to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 11.1. Pursuant to any such assignment, (x) all Loans to be replaced shall be purchased at par plus any premium that would be payable if such Loans were being optionally prepaid by the Borrower (in each case allocated among the Lenders of such Facility or Tranche in the same manner as would be required if such Loans were being optionally prepaid), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsection 4.12 and (y) all Commitments to be replaced shall be allocated among the Lenders under such Facility in the same manner as would be required if such Commitments were being optionally reduced or terminated by the Borrowers, accompanied by payment of any accrued fees thereon and any amounts owing pursuant to subsection 4.12. By receiving such purchase price, the Lenders of such Facility or Tranche, as applicable, shall automatically be deemed to have assigned the Loans or Commitments under such Facility or Tranche pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit G, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h)                                 [Reserved.]

(i)                                     [Reserved.]

(j)                                    Notwithstanding the foregoing provisions of this subsection 11.6, nothing in this subsection 11.6 is intended to or should be construed to limit the Borrower’s right to prepay the Loans as provided hereunder, including under subsection 4.4.

(k)                                 (i) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender or Participant at any time is a Disqualified Lender, then for so long as such Lender or Participant shall be a Disqualified Lender, the provisions of this subsection 11.6(k) shall apply with respect to such Disqualified Lender unless the Parent Borrower shall have otherwise expressly consented in writing in its sole discretion (and regardless of whether the Parent Borrower shall have consented to any assignment or participation to such Lender or Participant).

(ii)                                  No Disqualified Lender shall have any right to approve, disapprove or consent to any amendment, supplement, waiver or modification of this Agreement or any other Loan Document or any term hereof or thereof. In determining whether the requisite Lender or Lenders have consented to any such amendment, supplement, waiver or modification, and in determining the Required Lenders and Supermajority Lenders for any purpose under or in respect of any Loan Document, any Lender that is a Disqualified Lender (and the Loans, Commitments, and/or interests in L/C Obligations of such

Disqualified Lender) shall be excluded and disregarded. Each such amendment, supplement, waiver or modification shall be binding and effective as to each Disqualified Lender.

(iii)                               The Parent Borrower shall have the right (A) at the sole expense of any Lender that is a Disqualified Lender and/or the Person that assigned its Commitments and/or Loans to such Disqualified Lender (provided that no such expense shall be required from the Person that assigned its Commitments and/or Loans to a Disqualified Lender unless such assignee Disqualified Lender was a Disqualified Lender at the time of such assignment and the list of Disqualified Lenders was available to all Lenders at such time), to seek to replace or terminate such Disqualified Lender as a Lender by causing such Lender to (and such Lender shall be obligated to) assign any or all of its Commitments and/or Loans and its rights and obligations under this Agreement to one or more assignees; provided that (1) the Administrative Agent shall not have any obligation to the Parent Borrower to find such a replacement Lender, (2) the Parent Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person and (3) the assignee (or, at its option, the Borrower) shall pay to such Disqualified Lender concurrently with such assignment an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Loans so assigned and (y) the amount that such Disqualified Lender paid to acquire such Commitments and/or Loans, in each case without interest thereon (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to be receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower)) or (B) to prepay any Loans held by such Disqualified Lender, in whole or in part, by paying an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Loans so prepaid and (y) the amount that such Disqualified Lender paid to acquire such Loans, and if applicable, terminate the Commitments of such Disqualified Lender, in whole or in part. In connection with any such replacement, (1) if the Disqualified Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Parent Borrower, which determination shall be conclusive) to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which the Disqualified Lender shall be paid by the assignee Lender (or, at its option, the Borrower) the amount required pursuant to this subsection 11.6(k)(iii)(B), then such Disqualified Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Parent Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Disqualified Lender, and the Administrative Agent shall record such assignment in the Register, (2) each Lender (whether or not then a party hereto) agrees to disclose to the Parent Borrower the amount that the applicable Disqualified Lender paid to acquire Commitments and/or Loans from such Lender and (3) each Lender that is a Disqualified Lender agrees to disclose to the Parent Borrower the amount it paid to acquire the Commitments and/or Loans held by it.

(iv)                              No Disqualified Lender (whether as a Lender, a Participant or otherwise) shall have any right to (A) receive any information or material made available to any Lender or the Administrative Agent hereunder or under any other Loan Document, (B) have access to any Internet or intranet website to which any of the Lenders and the Administrative Agent have access (whether a commercial, third-party or other website or whether sponsored by the Administrative Agent, the Borrower or otherwise), (C) attend (including by telephone) or otherwise participate in any meeting or discussions (or portions thereof) among or with the Parent Borrower, the Administrative Agent and/or one or more Lenders, (D) receive any information or material prepared by the Parent Borrower, the Administrative Agent and/or one or more Lenders or (E) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege. Any Disqualified Lender shall not solicit or seek to obtain any such information or material. If at any time any Disqualified Lender receives or possesses any such information or material, such Disqualified Lender shall (1) notify the Parent Borrower as soon as possible that such information or material has become known to it or came into its possession, (2) immediately return to the Parent Borrower or, at the option of the Parent Borrower, destroy (and confirm to the Parent Borrower such destruction) such information or material, together with any notes, analyses, compilations, forecasts, studies or other documents related thereto which it or its advisors prepared and (3) keep such information or material confidential and shall not utilize such information or material for any purpose. Each Lender (whether or not then a party hereto) agrees to notify the Parent Borrower as soon as possible if it becomes aware that (x) it made an assignment to or has a participation with a Disqualified Lender or (y) any such Disqualified Lender has received any such information of materials.

(v)                                 The rights and remedies of the Parent Borrower provided herein are cumulative and are not exclusive of any other rights and remedies provided to the Parent Borrower at law or in equity, and the Parent Borrower shall be entitled to pursue any remedy available to it against any Lender that has (or has purported to have) made an assignment or sold or maintained a participation to or with a Disqualified Lender or against any Disqualified Lender. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender.

11.7                        Adjustments; Set-off; Calculations; Computations.

(a)                                 If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8.1(f), or otherwise (except pursuant to subsection 2.6, 2.8, 4.4, 4.9, 4.10, 4.11, 4.12, 4.13(d), 11.1(g) or 11.6))), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or the Reimbursement Obligations as the case may be, owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans or Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 9.1(a) to set off and appropriate and apply against any amount then due and payable under subsection 9.1(a) by such Borrowers any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8                        Judgment.

(a)                                 If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 11.8 being hereinafter in this subsection 11.8 referred to as the “Judgment Conversion Date”).

(b)                                 If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan

Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)                                  The term “rate of exchange” in this subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9                        Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

11.10                 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11                 Integration. This Agreement, the other Loan Documents and the Fee Letter represent the entire agreement of each of the Loan Parties party hereto, the Agents, the Lenders and the Issuing Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein, in the other Loan Documents or in the Fee Letter.

11.12                 GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.13                 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New

York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)                                  agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that

(i)                                     if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(ii)                                  in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this subsection 11.13(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(iii)                               the Agents and the Lenders may bring any legal action or proceeding against any Loan Party in any jurisdiction in connection with the exercise of any rights under any Security Documents, provided that any Loan Party shall be entitled to assert any claim or defense (including any claim or defense that this subsection 11.13(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(iv)                              any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(d)                                 agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto;

(e)                                  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (c)) shall limit the right to sue in any other jurisdiction; and

(f)                                   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 11.13 any consequential or punitive damages.

11.14                 Acknowledgements. Each Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any Agent, Other Representative Issuing Lender or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

11.15                 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16                 Confidentiality.

(a)                                 Each Agent, each Issuing Lender, each Lead Arranger and each Lender agrees to keep confidential any information (x) provided to it by or on behalf of Holding, or any of its Subsidiaries pursuant to or in connection with the Loan Documents or (y) obtained by such Lender based on a review of the books and records of Holding or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this subsection 11.16 (or with other confidentiality provisions satisfactory to and consented to in writing by the Parent Borrower) pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii)), in respect of any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of Holding and the Parent Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Parent Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, by such Agent, Lead Arranger or Lender (or any of their respective Affiliates) (vi) in connection with the exercise of any remedy hereunder or under any Loan Document, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s, Arranger’s or a Lender’s (or any of their respective Affiliates) possession on a non-confidential basis without a duty of confidentiality to Holding or any Borrower (or any of their respective Affiliates) being violated or independently developed by an Agent, Lead Arranger or a Lender (or any of their respective Affiliates), (x) for purposes of establishing a defense, (xi) such information was received by an Agent, Lead Arranger or a Lender from a third party that is not, to such Agent’s, Lead Arranger’s or Lender’s knowledge (as applicable), subject to a duty of confidentiality to Holding or any Borrower (or any of their respective Affiliates) and (xii) subject to prior approval by the Parent Borrower of the information to be disclosed (such approval not to be unreasonably withheld, conditioned or delayed), to Rating Agencies in connection with obtaining or maintaining ratings for the Parent Borrower and the Term Loans. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders, in each case only to the extent required for the administration and management of this Agreement, the other Loan Documents, the Commitments, and the extensions of credit hereunder and in each case to the extent such information is not of the type described in subsection (x) or (y) of the first sentence of this section 11.16(a) unless the disclosure of such information would be permitted under the first sentence of this section 11.16(a). Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

(b)                                 Each Lender acknowledges that any such information referred to in subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Borrowers or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrowers, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17                 Incremental Indebtedness; Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness or Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agrees to execute and deliver the ABL/Term Loan Intercreditor Agreement, any Other Intercreditor Agreement or Intercreditor Agreement Supplement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Mortgages), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Indebtedness or Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such Incurrence, creation of a Lien or priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.18                 USA Patriot Act Notice. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower and each Subsidiary Guarantor, which information includes the name of each Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify each Borrower and each Subsidiary Guarantor in accordance with the Patriot Act, and each Borrower agrees to provide such information from time to time to any Lender.

11.19                 Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the United States. To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Capital Stock in, any Person organized under the laws of a jurisdiction outside the United States, it is acknowledged that no actions have been or will be required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Capital Stock is pledged, under the Security Documents.

11.20                 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an originally executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.21                 Joint and Several Liability; Postponement of Subrogation. (a) The obligations of the Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Borrower shall be liable for all of such obligations of the other Borrowers under this Agreement and the other Loan Documents. To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this subsection 11.21, in bankruptcy or in any other instance.

(b)                                 Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.

11.22                 Designated Cash Management Agreements and Designated Hedging Agreements. (a) Subject to no continuing Specified Default, the Borrower Representative may from time to time elect by notice in writing to the Administrative Agent that (x) a Cash Management Arrangement is to be a “Designated Cash Management Agreement” and that the monetary obligations thereunder be treated as pari passu with the Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in subsection 10.15, or (y) a Hedging Agreement is to be a “Designated Hedging Agreement” and that the monetary obligations thereunder be treated as pari passu with the Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in subsection 10.15, provided that no Designated Cash Management Agreement or Designated Hedging Agreement can be secured at the same time on a first lien basis by the Term Loan Priority Collateral (and any request under this subsection 11.22 will be deemed to be a representation by the Parent Borrower to such effect), and provided, further, that no monetary obligations under any Designated Cash Management Agreement or Designated Hedging Agreement shall receive any benefit of the designation under this subsection 11.22 after the Discharge of ABL Obligations (as defined in the ABL/Term Loan Intercreditor Agreement). Any such designation notice shall include the information required under the definition of “Cash Management Reserves” or “Designated Hedging Reserves”, as applicable.

(b)                                 Notwithstanding any such designation of a Cash Management Arrangement as a Designated Cash Management Agreement or a Hedging Agreement as a Designated Hedging Agreement, no provider or holder of any such Designated Cash Management Agreement or Designated Hedging Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider under such agreements, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other ABL Loan Documents, including, without limitation, as to any matter relating to the Collateral or the release of the Collateral or any Subsidiary Guarantors.

(c)                                  The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Designated Cash Management Agreement or Designated Hedging Agreement, and shall be entitled in all cases to rely on the applicable Cash Management Party, Hedging Party or the Parent Borrower (in the case of any Dealer Polling), as the case may be, in each case party to such agreement for the calculation thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date first written above.

PARENT BORROWER:	LBM BORROWER, LLC

	By:	/s/ James J. Connors, II
		Name:	James J. Connors, II
		Title:	Vice President and Secretary

[Signature Page to ABL Credit Agreement]

HOLDING:	LBM MIDCO, LLC

	By:	/s/ James J. Connors, II
		Name:	James J. Connors, II
		Title:	Vice President and Secretary

[Signature Page to ABL Credit Agreement]

AGENT:	ROYAL BANK OF CANADA,
as Administrative Agent and Collateral Agent

	By:	/s/ Ann Hurley
		Name:	Ann Hurley
		Title:	Manager, Agency

[Signature Page to ABL Credit Agreement]

LENDERS:	ROYAL BANK OF CANADA

	By:	/s/ Philippe Pepin
		Name:	Philippe Pepin
		Title:	Authorized Signatory

[Signature Page to ABL Credit Agreement]

CREDIT SUISSE AG, CAYMAN
ISLANDS BRANCH

By:	/s/ Christopher Day
	Name:	CHRISTOPHER DAY
	Title:	AUTHORIZED SIGNATORY

By:	/s/ Michaela Kenny
	Name:	Michaela Kenny
	Title:	Authorized Signatory

[Signature Page to ABL Credit Agreement]

SUNTRUST BANK

By:	/s/ Mark Forrest
	Name:	Mark Forrest
	Title:	Managing Director

[Signature Page to ABL Credit Agreement]

BARCLAYS BANK PLC

By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Vice President

[Signature Page to ABL Credit Agreement]

Wells Fargo Bank, National Association

By:	/s/ Thomas Blackman
	Name:	Thomas Blackman
	Title:	Director

[Signature Page to ABL Credit Agreement]

ISSUING LENDER:	ROYAL BANK OF CANADA
as Issuing Lender

	By:	/s/ Philippe Pepin
		Name:	Philippe Pepin
		Title:	Authorized Signatory

[Signature Page to ABL Credit Agreement]

SWINGLINE LENDER:	ROYAL BANK OF CANADA
as Swingline Lender

	By:	/s/ Philippe Pepin
		Name:	Philippe Pepin
		Title:	Authorized Signatory

[Signature Page to ABL Credit Agreement]

EXHIBIT A-1

to

ABL CREDIT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

New York, New York

[                               , 20 ]

FOR VALUE RECEIVED, the undersigned, LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Parent Borrower”) [and the Subsidiary Borrowers (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”)], hereby unconditionally promises to pay to [•] (the “Lender”), and its successors and assigns, at the office of ROYAL BANK OF CANADA, located at 200 Vesey Street, New York, NY 10281, Attn: [•] in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the undersigned pursuant to Subsection 2.1 of the Credit Agreement referred to below, which sum shall be payable on the Termination Date.

The [Parent] Borrower[s] further agree[s] to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Subsection 4.1 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).

This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and is subject in all respects to, the ABL Credit Agreement, dated as of August 20, 2015 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, Holding, the Subsidiary Borrowers (as defined therein) from time to time party thereto, the several banks and other financial institutions from time to time party thereto (including the Lender), ROYAL BANK OF CANADA, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), as an issuing lender and as swingline lender, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Revolving Credit Note in respect thereof. Each holder hereof, by its acceptance of this Revolving Credit Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Revolving Credit Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

LBM BORROWER, LLC
[SUBSIDIARY BORROWERS]

By:
Name:
Title:

2

EXHIBIT A-2

to

ABL CREDIT AGREEMENT

FORM OF SWINGLINE NOTE

New York, New York

[                               , 20 ]

FOR VALUE RECEIVED, the undersigned, LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Parent Borrower”), [and the Subsidiary Borrowers (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”)], hereby unconditionally promises to pay to ROYAL BANK OF CANADA, (the “Swingline Lender”) and its successors and assigns, located at 200 Vesey Street, New York, NY 10281, Attn: [•], in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Swingline Loans made by the Swingline Lender to the undersigned pursuant to Subsection 2.4 of the Credit Agreement referred to below, which sum shall be payable on the Termination Date.

The [Parent] Borrower[s] further agree[s] to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Subsection 4.1 of the Credit Agreement until paid in full (both before and after judgment).

This Swingline Note is the Swingline Note referred to in, and is subject in all respects to, the ABL Credit Agreement, dated as of August 20, 2015 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the Subsidiary Borrowers from time to time party thereto, Holding, the several banks and other financial institutions from time to time party thereto (including the Swingline Lender) (the “Lenders”), ROYAL BANK OF CANADA, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), as an issuing lender and as swingline lender, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and in the Loan Documents and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Swingline Note in respect thereof. The holder hereof, by its acceptance of this Swingline Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Swingline Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Swingline Note.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

LBM BORROWER, LLC
[SUBSIDIARY BORROWERS]

By:
Name:
Title:

2

EXHIBIT B

to

ABL CREDIT AGREEMENT

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[See attached.]

EXECUTION VERSION

ABL GUARANTEE AND COLLATERAL AGREEMENT

made by

LBM MIDCO, LLC,

LBM BORROWER, LLC,

and certain of its Domestic Subsidiaries,

in favor of

ROYAL BANK OF CANADA

as Collateral Agent

Dated as of August 20, 2015

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7.5 Right of Inspection	44

SECTION 8 NON-LENDER SECURED PARTIES	45
8.1 Rights to Collateral	45
8.2 Appointment of Agent	46
8.3 Waiver of Claims	46

SECTION 9 MISCELLANEOUS	47
9.1 Amendments in Writing	47
9.2 Notices	47
9.3 No Waiver by Course of Conduct; Cumulative Remedies	47
9.4 Enforcement Expenses; Indemnification	47
9.5 Successors and Assigns	48
9.6 Set-Off	48
9.7 Counterparts	49
9.8 Severability	49
9.9 Section Headings	49
9.10 Integration	49
9.11 GOVERNING LAW	49
9.12 Submission to Jurisdiction; Waivers	49
9.13 Acknowledgments	50
9.14 WAIVER OF JURY TRIAL	51
9.15 Additional Granting Parties	51
9.16 Releases	51
9.17 Transfer Tax Acknowledgment	53

SCHEDULES

Schedule 1	—	Notice Addresses of Guarantors
Schedule 2	—	Pledged Securities
Schedule 3	—	Perfection Matters
Schedule 4A	—	Financing Statements
Schedule 4B	—	Jurisdiction of Organization
Schedule 5	—	Intellectual Property
Schedule 6	—	Commercial Tort Claims
Schedule 7	—	Letter-of-Credit Rights

ANNEXES

Annex 1	—	Acknowledgment and Consent of Issuers who are not Granting Parties
Annex 2	—	Assumption Agreement
Annex 3	—	Supplemental Agreement
Annex 4	—	Joinder and Release

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ABL GUARANTEE AND COLLATERAL AGREEMENT

ABL GUARANTEE AND COLLATERAL AGREEMENT, dated as of August 20, 2015, made by LBM BORROWER, LLC, a Delaware limited liability company (the “Parent Borrower”), LBM MIDCO, LLC, a Delaware limited liability company (together with any successor in interest thereto, “Holding”) and certain Subsidiaries of the Parent Borrower from time to time party hereto (the “Subsidiary Borrowers” and together with the Parent Borrower, collectively, the “Borrowers”), in favor of ROYAL BANK OF CANADA, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below) and administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) for the banks and other financial institutions (collectively, the “Lenders”; individually, a “Lender”) from time to time parties to the Credit Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to that certain ABL Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “Credit Agreement”), among Holding, the Parent Borrower, the Subsidiary Borrowers, the Collateral Agent, the Administrative Agent, the Issuing Lender and the other parties from time to time party thereto, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of companies that includes Holding, the Parent Borrower, the Subsidiary Borrowers, the Parent Borrower’s other Domestic Subsidiaries that are party hereto or that becomes a party hereto from time to time after the date hereof (it being understood that no Excluded Subsidiary shall be required to be or become a party hereto) (the Parent Borrower, Holding and such Domestic Subsidiaries party hereto, collectively, the “Granting Parties”);

WHEREAS, the Borrowers and the other Granting Parties are engaged in related businesses, and each such Granting Party will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition to the obligations of the Lenders to make their respective extensions of credit under the Credit Agreement that the Granting Parties shall execute and deliver this Agreement to the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, pursuant to that certain First Lien Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under, such agreement or successor agreements, the “First Lien Credit Agreement”), among Holding, the Parent Borrower, Credit Suisse AG, Cayman Islands Branch, as collateral agent and as administrative agent (in such capacities, and together with its successors and assigns in such capacities, the “First Lien Collateral Agent”), and the other parties party thereto, the Lenders party thereto have severally agreed to make extensions of credit to the Parent Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain First Lien Guarantee and Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “First Lien Collateral Agreement”), among Holding, the Parent Borrower, certain other wholly owned Domestic Subsidiaries of the Parent Borrower and Credit Suisse AG, Cayman Islands Branch, as First Lien Collateral Agent, the Parent Borrower and such other Domestic Subsidiaries have granted a first priority Lien to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties (as defined below) on the Term Loan Priority Collateral (as defined herein) and a second priority Lien to the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties on the ABL Priority Collateral (as defined herein);

WHEREAS, pursuant to that certain Second Lien Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under, such agreement or successor agreements, the “Second Lien Credit Agreement”), among Holding, the Parent Borrower, Credit Suisse AG, Cayman Islands Branch, as collateral agent and as administrative agent (in such capacities, and together with its successors and assigns in such capacities, the “Second Lien Collateral Agent”), and the other parties party thereto, the Lenders party thereto have severally agreed to make extensions of credit to the Parent Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain Second Lien Guarantee and Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Second Lien Collateral Agreement”), among Holding, the Parent Borrower, certain other wholly owned Domestic Subsidiaries of the Parent Borrower and Credit Suisse AG, Cayman Islands Branch, as the Second Lien Collateral Agent, the Parent Borrower and such other Domestic Subsidiaries have granted a second priority Lien to the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties (as defined herein) on the Term Loan Priority Collateral and third priority Lien on ABL Priority Collateral;

WHEREAS, the First Lien Collateral Agent and the Second Lien Collateral Agent have entered into a First/Second Lien Intercreditor Agreement dated as of the date hereof and acknowledged by Holding, the Parent Borrower and the other Granting Parties (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “First/Second Lien Intercreditor Agreement”);

WHEREAS, the Collateral Agent, the First Lien Collateral Agent and the Second Lien Collateral Agent have entered into an ABL/Term Loan Intercreditor Agreement, acknowledged by Holding, the Parent Borrower and the other Granting Parties, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “ABL/Term Loan Intercreditor Agreement”); and

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WHEREAS, the Collateral Agent, the First Lien Collateral Agent, the Second Lien Collateral Agent and/or one or more Additional Term Agents may in the future enter into one or more Other Intercreditor Agreements or Intercreditor Agreement Supplements.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, and in consideration of the receipt of other valuable consideration (which receipt is hereby acknowledged), each Granting Party hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties (as defined below), as follows:

SECTION 1                               DEFINED TERMS

1.1                               Definitions.

(a)                                 Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms that are defined in the Code (as in effect on the date hereof) are used herein as so defined: Chattel Paper, Commercial Tort Claims, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Letter of Credit Rights, Instruments, Money, Securities Accounts and Supporting Obligations.

(b)                                 The following terms shall have the following meanings:

“ABL Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement.

“ABL/Term Loan Intercreditor Agreement”: as defined in the recitals hereto.

“Accounts”: all accounts (as defined in the Code) of each Grantor, including, without limitation, all Accounts (as defined in the Credit Agreement) and Accounts Receivable of such Grantor.

“Accounts Receivable”: any right to payment, whether or not earned by performance, for goods sold, leased, licensed, assigned or otherwise disposed, or for services rendered or to be rendered, which is not evidenced by an instrument (as defined in the Code) or Chattel Paper.

“Additional Term Agent”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional Term Credit Facilities”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional Term Obligations”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional Term Secured Parties”: as defined in the ABL/Term Loan Intercreditor Agreement.

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“Adjusted Net Worth”: of any Guarantor at any time, the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document, or pursuant to its guarantee with respect to any Indebtedness then outstanding under the First Lien Credit Agreement, the Second Lien Credit Agreement or any Additional Term Credit Facilities) on such date.

“Administrative Agent”: as defined in the preamble hereto.

“Agent”: any of, the Administrative Agent, the Collateral Agent or any Additional Term Agent with respect to the Obligations.

“Agreement”: this ABL Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Applicable Law”: as defined in Section 9.8 hereof.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Grantor (other than letters of credit and other than loans except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Provider” shall mean any Person that (a) has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents as designated by the Parent Borrower in accordance with Section 11.22 of the Credit Agreement (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider with respect to more than one Credit Facility) and (b) is an ABL Bank Products Affiliate (as defined in the ABL/Term Loan Intercreditor Agreement).

“Bankruptcy Case”: (i) Holding or any of its Subsidiaries commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holding, the Parent Borrower or any of the Parent Borrower’s Subsidiaries making a general assignment for the benefit of its creditors; or (ii) there being commenced against Holding, the Parent Borrower or any of the Parent Borrower’s Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results

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in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.

“Bankruptcy Code” shall mean title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Blocked Account”: as defined in the Credit Agreement.

“Borrower Obligations”: With respect to any Borrower or Borrowers, the collective reference to the joint and several obligations and liabilities of such Borrower or Borrowers in respect of the unpaid principal of and interest on (including, without limitation, interest and fees accruing after the maturity of the Loans, the Reimbursement Obligations and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower or Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of such Borrower or Borrowers to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Letters of Credit, the Loans, this Agreement, the other Loan Documents, any Hedging Agreement entered into with any Hedging Provider, any Bank Products Agreement entered into with any Bank Products Provider or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with any such Bank Products Agreement or a termination of any transaction entered into pursuant to any such Hedging Agreement, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by any Borrower pursuant to the terms of the Credit Agreement or any other Loan Document). With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation (the “Excluded Borrower Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Borrower Obligations guaranteed by such Guarantor shall not include any such Excluded Borrower Obligation.

“Borrowers”: as defined in the preamble hereto.

“CFTC”: the Commodity Futures Trading Commission or any successor to the Commodity Futures Trading Commission.

“Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Collateral”: as defined in Section 3 hereof; provided that, for purposes of Section 8, “Collateral” shall have the meaning assigned to such term in the Credit Agreement.

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“Collateral Account Bank”: a bank which at all times is a Collateral Agent or a Lender or an affiliate thereof as selected by the relevant Grantor and consented to in writing by the Collateral Agent (such consent not to be unreasonably withheld or delayed).

“Collateral Agent”: as defined in the preamble hereto.

“Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the relevant Grantor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“Collateral Representative”: (i) in respect of ABL Priority Collateral, the ABL Collateral Representative (as defined in the ABL/Term Loan Intercreditor Agreement) and in respect of Term Loan Priority Collateral, the Term Loan Collateral Representative (as defined in the ABL/Term Loan Intercreditor Agreement) and (ii) if any Other Intercreditor Agreement is then in effect, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement and the Credit Agreement.

“Commercial Tort Action”: any action, other than an action primarily seeking declaratory or injunctive relief with respect to claims asserted or expected to be asserted by Persons other than the Grantors, that is commenced by a Grantor in the courts of the United States of America, any state or territory thereof or any political subdivision of any such state or territory, in which any Grantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it exceeding $10,000,000.

“Commodity Exchange Act”: the Commodity Exchange Act, as in effect from time to time, or any successor statute.

“Contracts”: with respect to any Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof, to which such Grantor is a party or under which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

“Copyright Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States copyright of such Grantor, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including, without limitation, any license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, all United States copyright registrations and copyright applications,

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including, without limitation, any copyright registrations and copyright applications listed on Schedule 5 hereto, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Credit Agreement”: as defined in the recitals hereto.

“Credit Facility”: as defined in the ABL/Term Loan Intercreditor Agreement and any “Credit Facilities” as defined in the Credit Agreement, the First Lien Credit Agreement or the Second Lien Credit Agreement.

“DDAs”: as defined in the Credit Agreement.

“Deposit Account”: any “deposit account” as such term is defined in the Code (as in effect on the date hereof), now or hereafter maintained by any Grantor, and, in any event, shall include, but shall not be limited to, all Blocked Accounts, DDAs and Concentration Accounts.

“Discharge of Term Loan Collateral Obligations”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Excluded Assets”: as defined in subsection 3.3.

“First Lien Collateral Agreement”: as defined in the recitals hereto.

“First Lien Credit Agreement”: as defined in the recitals hereto (as further defined in the Credit Agreement).

“First Lien Secured Parties”: the “Secured Parties” as defined in the First Lien Collateral Agreement.

“Foreign Intellectual Property”: any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, service marks, trademark and service mark applications, trade names, trade dress, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.

“Granting Parties”: as defined in the recitals hereto.

“Grantor”: the Borrowers and each Domestic Subsidiary of the Parent Borrower that from time to time is a party hereto (it being understood that no Excluded Subsidiary shall be required to be or become a party hereto).

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Borrower Obligations guaranteed by such Guarantor pursuant to Section 2 and (ii) all obligations and liabilities of such Guarantor that may arise under or in connection with this

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Agreement or any other Loan Document to which such Guarantor is a party, any Hedging Agreement entered into with any Hedging Provider, any Bank Products Agreement entered into with any Bank Products Provider or any other document made, delivered or given in connection therewith, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent, to the Other Representatives or to any Secured Party Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding). With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation (together with the Excluded Borrower Obligation, the “Excluded Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Guarantor Obligations of such Guarantor shall not include any such Excluded Obligation.

“Guarantors”: the collective reference to each Granting Party other than the Borrowers. Any Subsidiary Borrower that ceases to be a Borrower in accordance with the Credit Agreement shall become a Guarantor (subject to subsection 2.1(d)).

“Hedging Provider”: any Person that (a) has entered into a Hedging Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, as designated by the Parent Borrower in accordance with Section 11.22 of the Credit Agreement (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider with respect to more than one Credit Facility) and (b) is an ABL Hedging Affiliate (as defined in the ABL/Term Loan Intercreditor Agreement).

“Holding”: as defined in the preamble hereto.

“Intellectual Property”: with respect to any Grantor, the collective reference to such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Intercompany Note”: with respect to any Grantor, any promissory note in a principal amount in excess of $15,000,000 evidencing loans made by such Grantor to Holding or any of its Restricted Subsidiaries.

“Intercreditor Agreements”: (a) the ABL/Term Loan Intercreditor Agreement (during the effectiveness thereof) and (b) any Other Intercreditor Agreement that may be entered into in the future by the Collateral Agent and one or more Additional Term Agents and acknowledged by the Borrowers and the other Granting Parties (each as amended, amended and restated, waived, supplemented or otherwise modified from time to time (subject to subsection 9.1)) (upon and during the effectiveness thereof).

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“Inventory”: with respect to any Grantor, all inventory (as defined in the Code) of such Grantor, including, without limitation, all Inventory (as defined in the Credit Agreement) of such Grantor.

“Investment Advisers Act”: the Investment Advisers Act of 1940, as amended from time to time.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code in effect in the State of New York on the date hereof (other than (a) voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States tax purposes) of any Foreign Subsidiary in excess of 65% of any series of such stock and (b) any Capital Stock excluded from the definition of “Pledged Stock” (other than pursuant to clause (vii) of the proviso thereto) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“IRC”: the Internal Revenue Code of 1986, as amended from time to time.

“Issuers”: the collective reference to issuers of Pledged Stock, including (as of the Closing Date) the Persons identified on Schedule 2 as the issuers of Pledged Stock, together with any successors to such companies (including, without limitation, any successors contemplated by subsection 8.3 of the Credit Agreement).

“Lender”: as defined in the preamble hereto.

“Margin Stock”: as defined in Regulation U.

“Non-Lender Secured Parties”: the collective reference to all Bank Products Providers and Hedging Providers and their respective successors and assigns and their permitted transferees and endorsees. For the avoidance of doubt, each reference to a “Non-Lender Secured Party” contained herein shall be a reference to such Person solely in its capacity as a Bank Products Provider and/or Hedging Provider, as applicable, and shall not apply to any other capacity pursuant to which such Person is, or becomes, a Secured Party hereunder.

“Obligations”: (i) in the case of each Borrower, its Borrower Obligations and (ii) in the case of each Guarantor, the Guarantor Obligations of such Guarantor.

“Parent Borrower”: as defined in the recitals hereto.

“Patent Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States patent, patent application or patentable invention, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including, without limitation, the license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

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“Patents”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, all patents and patent applications identified in Schedule 5 hereto, and including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto.

“Pledged Collateral”: as to any Pledgor other than Holding, the Pledged Securities, and as to Holding, the Pledged Stock, in all cases, now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof.

“Pledged Notes”: with respect to any Pledgor other than Holding, all Intercompany Notes at any time issued to, or held or owned by, such Pledgor.

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: with respect to any Pledgor other than Holding, the shares of Capital Stock listed on Schedule 2 as held by such Pledgor, together with any other shares of Capital Stock of any Subsidiary of such Pledgor required to be pledged by such Pledgor pursuant to subsection 7.9 of the Credit Agreement, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of any Capital Stock of any Issuer that may be issued or granted to, or held by, such Pledgor while this Agreement is in effect and, with respect to Holding, the shares of Capital Stock of the Parent Borrower, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of the Parent Borrower that may be issued or granted to, or held by, Holding while this Agreement is in effect, in each case, unless and until such time as the respective pledge of such Capital Stock under this Agreement is released in accordance with the terms hereof and of the Credit Agreement; provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, directly or indirectly, (i) more than 65% of any series of the voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States tax purposes) of any Foreign Subsidiary, (ii) any Capital Stock of a Subsidiary of any Foreign Subsidiary, (iii) de minimis shares of a Foreign Subsidiary held by any Pledgor as a nominee or in a similar capacity, (iv) any Capital Stock of any Unrestricted Subsidiary, (v) subject to subsection 5.3.5(a), any Capital Stock of any Captive Insurance Subsidiary (or any Subsidiary thereof), (vi) any Margin Stock, and (vii) any Capital Stock of any Excluded Subsidiary (other than, but without limiting clause (i) above, a Subsidiary described in clause (j) of the definition thereof).

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“Pledgor”: Holding (with respect to the Pledged Stock of the Parent Borrower) and each other Granting Party (with respect to Pledged Securities held by such Granting Party and all other Pledged Collateral of such Granting Party).

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, Proceeds of Pledged Securities shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Restrictive Agreements”: as defined in subsection 3.3(a).

“Second Lien Collateral Agent”: as defined in the recitals hereto.

“Second Lien Collateral Agreement”: as defined in the recitals hereto.

“Second Lien Credit Agreement”: as defined in the recitals hereto (as further defined in the Credit Agreement).

“Second Lien Secured Parties”: the “Secured Parties” as defined in the Second Lien Collateral Agreement.

“Secured Parties”: the collective reference to (i) the Administrative Agent, the Collateral Agent, each Other Representative and each Indemnitee, (ii) the Lenders (including without limitation the Issuing Lenders and the Swingline Lender), (iii) the Non-Lender Secured Parties and (iv) the respective successors and assigns and the permitted transferees and endorsees of each of the foregoing.

“Security Collateral”: with respect to any Granting Party, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such Granting Party.

“Specified Asset”: as defined in subsection 4.2.2 hereof.

“Subsidiary Borrowers”: as defined in the preamble hereto.

“Term Loan Collateral Obligations”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Term Loan Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Term Loan Priority Collateral Documents”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Trade Secret Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trade secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any

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kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including, without limitation, the license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed and accepted), and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5 hereto, and including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto in the United States and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

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1.2                               Other Definitional Provisions.

(a)                                 The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Annex references are to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)                                  Where the context requires, terms relating to the Collateral, Pledged Collateral or Security Collateral, or any part thereof, when used in relation to a Granting Party shall refer to such Granting Party’s Collateral, Pledged Collateral or Security Collateral or the relevant part thereof.

(d)                                 All references in this Agreement to any of the property described in the definition of the term “Collateral” or “Pledged Collateral”, or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral or Pledged Collateral, respectively.

SECTION 2                               GUARANTEE

2.1                               Guarantee.

(a)                                 Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties, as a primary obligor and not merely as surety, the prompt and complete payment and performance by each Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations of such Borrower owed to the Secured Parties.

(b)                                 Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Guarantor provided in subsection 2.2 be included as an asset of the respective Guarantor in determining the maximum liability of such Guarantor hereunder.

(c)                                  Each Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d)                                 The guarantee contained in this Section 2 shall remain in full force and effect until the earliest to occur of (i) the first date on which all the Loans, any Reimbursement Obligations, all other Borrower Obligations then due and owing, and the obligations of each Guarantor under the guarantee contained in this Section 2 then due and owing shall have been satisfied by

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payment in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement any of the Borrowers may be free from any Borrower Obligations, (ii) as to any Guarantor, a sale or other disposition of all the Capital Stock of such Guarantor (other than to a Borrower or a Subsidiary Guarantor), or, if such Guarantor is a Subsidiary Guarantor, any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement and (iii) as to any Guarantor, such Guarantor becoming a Borrower or an Excluded Subsidiary.

(e)                                  No payment made by any Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from any of the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of each Borrower guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until the earliest to occur of (i) the first date on which all the Loans, any Reimbursement Obligations and all other Borrower Obligations then due and owing, are paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments are terminated, (ii) as to any Guarantor, a sale or other disposition of all the Capital Stock of such Guarantor (other than to the Parent Borrower or a Subsidiary Guarantor), or, if such Guarantor is a Subsidiary Guarantor, any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement and (iii) as to any Guarantor, such Guarantor becoming an Excluded Subsidiary.

(f)                                   Notwithstanding anything herein or in any other Loan Document to the contrary, including subsection 2.6 hereof, (i) the obligations of Holding under this Agreement, including in respect of its Guarantor Obligations, are expressly limited recourse obligations of Holding, and such obligations shall be payable solely from, limited to, and shall in no event exceed, Holding’s Pledged Collateral, and (ii) upon the collection, sale or disposition of, or other realization upon, all of Holding’s Pledged Collateral by or on behalf of the Collateral Agent or any Secured Party, whether pursuant to Section 6 of this Agreement or otherwise, the obligations of Holding under this Agreement, including in respect of its Guarantor Obligations, shall be irrevocably and indefeasibly terminated and shall not be subject to reinstatement under any circumstance.

2.2                               Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worths of the Guarantors on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid

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its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of subsection 2.3. The provisions of this subsection 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3                               No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Collateral Agent and the other Secured Parties by the Borrowers on account of the Borrower Obligations are paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash or any Letter of Credit shall remain outstanding (and shall not have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) or any of the Commitments shall remain in effect, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be held as collateral security for all of the Borrower Obligations (whether matured or unmatured) guaranteed by such Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

2.4                               Amendments, etc. with respect to the Obligations. To the maximum extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent, the Administrative Agent or any other Secured Party may be rescinded by the Collateral Agent, the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, waived, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Collateral Agent, the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the Collateral Agent or the Administrative Agent (or the Required Lenders or the applicable Lender(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent, the

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Administrative Agent or any other Secured Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. None of the Collateral Agent, the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

2.5                               Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent, the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Borrowers and any of the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any of the other Guarantors with respect to any of the Borrower Obligations. Each Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment (whether or not any bankruptcy, insolvency, receivership or other similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection. Each Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any claim alleging breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent, the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any of the Borrowers against the Collateral Agent, the Administrative Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Obligations, (d) any exchange, non-perfection, taking, or release of Security Collateral, (e) any change in the structure or existence of any of the Borrowers, (f) any application of Security Collateral to any of the Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the Collateral Agent, the Administrative Agent or any other Secured Party with respect thereto, including, without limitation: (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or

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restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives any Borrower of any assets or their use, or of the ability to operate their business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of such Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Borrowers for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any of the Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by the Collateral Agent, the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent, the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6                               Reinstatement. The guarantee of any Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the Collateral Agent, the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7                               Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in Dollars (or in the case of any amount required to be paid in any other currency pursuant to the requirements of the Credit Agreement or other agreement relating to the respective Obligations, such other currency), at the Administrative Agent’s office specified in subsection 11.2 of the Credit Agreement or such other address as may be designated in writing by the Administrative Agent to such Guarantor from time to time in accordance with subsection 11.2 of the Credit Agreement.

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SECTION 3                               GRANT OF SECURITY INTEREST

3.1                               Grant. Each Grantor hereby grants, subject to existing licenses to use the Copyrights, Patents, Trademarks and Trade Secrets granted by such Grantor in the ordinary course of business, to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, except as provided in subsection 3.3. The term “Collateral”, as to any Grantor, means the following property (wherever located) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in subsection 3.3:

                                                                                                (a)                                 all Accounts;

                                                                                                (b)                                 all Chattel Paper;

                                                                                                (c)                                  all Contracts;

                                                                                                (d)                                 all Documents;

                                                                                                (e)                                  all Equipment and Goods;

                                                                                                (f)                                   all General Intangibles;

                                                                                                (g)                                  all Instruments;

                                                                                                (h)                                 all Intellectual Property;

                                                                                                (i)                                     all Inventory;

                                                                                                (j)                                    all Money (including all Cash);

                                                                                                (k)                                 all Cash Equivalents (as defined in the ABL/Term Loan Intercreditor Agreement);

                                                                                                (l)                                     all Deposit Accounts and all Securities Accounts;

                                                                                                (m)                             all Investment Property;

                                                                                                (n)                                 all Letter-of-Credit Rights;

                                                                                                (o)                                 all Fixtures;

                                                                                                (p)                                 all Supporting Obligations;

                                                                                                (q)                                 all Commercial Tort Claims constituting Commercial Tort Actions described in Schedule 6 (together with any Commercial Tort Actions subject to a further writing provided in accordance with subsection 5.2.12);

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(r)                                    all books and records pertaining to any of the foregoing;

(s)                                   the Collateral Proceeds Account; and

(t)                                    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, in the case of each Grantor, Collateral shall not include (i) any Pledged Collateral or (ii) any property or assets specifically excluded from Pledged Collateral (including any voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States tax purposes) of any Foreign Subsidiary in excess of 65% of any series of such stock).

3.2                               Pledged Collateral. Each Granting Party that is a Pledgor, hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Pledgor, except as provided in subsection 3.3.

3.3                               Certain Exceptions. No security interest is or will be granted pursuant to this Agreement or any other Security Document in any right, title or interest of any Granting Party under or in, and “Collateral” and “Pledged Collateral” shall not include the following (collectively, the “Excluded Assets”):

(a)                                 any Instruments, Contracts, Chattel Paper, General Intangibles, Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses or other contracts or agreements with or issued by Persons other than Holding, a Subsidiary of Holding or the Parent Borrower or an Affiliate of any of the foregoing (collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the Code (including applicable anti-assignment provisions) and other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);

(b)                                 any Equipment or other property that would otherwise be included in the Security Collateral (and such Equipment or other property shall not be deemed to constitute a part of the Security Collateral) if such Equipment or other property (x) is subject to a Lien described in subsection 8.2(h) of the Credit Agreement (with respect to Purchase Money Obligations or Capitalized Lease Obligations) or 8.2(o) of the Credit Agreement (with respect to such Liens described in such subsection 8.2(h) of the Credit Agreement (but in each case only for so long as such Liens are in place); or (y) is subject to any Lien in respect of Hedging Obligations (as defined in the Credit Agreement, but

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excluding any Hedging Obligations secured under (A) any Security Document or (B) any Term Loan Priority Collateral Document (as defined in the ABL/Term Loan Intercreditor Agreement)) permitted by subsection 8.2 of the Credit Agreement (but only for so long as such Liens are in place), and such other property consists solely of (i) cash, Cash Equivalents or Temporary Cash Investments, together with proceeds, dividends and distributions in respect thereof, (ii) any assets relating to such assets, together with proceeds, dividends or distributions thereof, or to such Hedging Obligations (as defined in the Credit Agreement), and/or (iii) any other assets consisting of, relating to or arising under or in connection with (1) any Hedging Obligations (as defined in the Credit Agreement) or (2) any other agreements, instruments or documents related to any such Hedging Obligations (as defined in the Credit Agreement) or to any of the assets referred to in any of subclauses (i) through (iii) of this subclause (y);

(c)                                  any property (and/or related rights and/or assets) (A) that would otherwise be included in the Security Collateral (and such property (and/or related rights and/or assets) shall not be deemed to constitute a part of the Security Collateral) if such property (x) has been sold or otherwise transferred in connection with (i) a Special Purpose Financing in accordance with the Credit Agreement, (ii) a Sale and Leaseback Transaction the proceeds of which are applied pursuant to terms of the First Lien Credit Agreement, the Second Lien Credit Agreement or any Additional Term Credit Facility or (iii) an Exempt Sale and Leaseback Transaction, or (y) constitutes the Proceeds or products of any property that has been sold or otherwise transferred pursuant to such Special Purpose Financing, Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction (other than any payments received by such Granting Party in payment for the sale and transfer of such property in such Special Purpose Financing, Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction) or (B) is subject to any Liens securing Indebtedness incurred in compliance with subsection 8.1(b)(ix) of the Credit Agreement, or Liens permitted under subsection 8.2(m)(vii) or 8.2(p)(xii) of the Credit Agreement;

(d)                                 Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) which is described in the proviso to the definition of Pledged Stock;

(e)                                  any interest in leased real property (including Fixtures related thereto) (and there shall be no requirement to deliver landlord lien waivers, estoppels or collateral access letters);

(f)                                   any fee interest in owned real property (including Fixtures related thereto) if the fair market value of such fee interest is less than $10,000,000 individually;

(g)                                  any Vehicles and any assets subject to certificate of title;

(h)                                 Letter-of-Credit Rights and Commercial Tort Claims individually with a value of less than $10,000,000;

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(i)                                     assets to the extent the granting or perfecting of a security interest in such assets would result in costs or other consequences to Holding or any of its Subsidiaries as reasonably determined in writing by the Parent Borrower and the Administrative Agent, that are excessive in view of the benefits that would be obtained by the Secured Parties;

(j)                                    those assets over which the granting of security interests in such assets would be prohibited by contract permitted under the Credit Agreement, applicable law or regulation or the organizational or joint venture documents of any non-wholly owned Subsidiary (including permitted liens, leases and licenses), including contracts over which the granting of security interests therein would result in termination thereof (in each case, after giving effect to the applicable anti-assignment provisions of the Code and other applicable law, other than proceeds and receivables thereof to the extent that their assignment is expressly deemed effective under the Code and/or other applicable law notwithstanding such prohibitions), or to the extent that such security interests would result in material adverse tax consequences to Holding, any Borrower or any one or more of such Borrower’s Subsidiaries as reasonably determined in writing by the Parent Borrower and notified in writing to the Collateral Agent (it being understood that the Lenders shall not require any Borrower or any of such Borrower’s Subsidiaries to enter into any security agreements or pledge agreements governed by foreign law);

(k)                                 the Acquisition Agreement and any rights therein or arising thereunder (it being understood that this clause (k) shall not apply to any proceeds of the Acquisition Agreement);

(l)                                     (i) any assets specifically requiring perfection through control agreements (including cash, cash equivalents, deposit accounts or other bank or securities accounts but excluding the Collateral Proceeds Account, DDAs, Concentration Accounts, the Core Concentration Account and Blocked Accounts (in each case only to the extent a control agreement is required pursuant to Subsection 4.16 of the Credit Agreement)) to the extent the security interest in such asset is not automatically perfected by filings under the Uniform Commercial Code of any applicable jurisdiction or, in the case of Pledged Stock, by being held by the Collateral Agent, the Administrative Agent, or any other Collateral Representative and (ii) Excluded Accounts;

(m)                             Foreign Intellectual Property;

(n)                                 any aircraft, airframes, aircraft engines, helicopters, vessels or rolling stock or any Equipment or other assets constituting a part thereof;

(o)                                 any Capital Stock and other securities of a Subsidiary of the Parent Borrower to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities for the benefit of any holders of securities results in the Parent Borrower or any of its Restricted Subsidiaries being required to file separate financial statements for such Subsidiary with the Securities and Exchange Commission (or any other governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement;

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(p)                                 any assets or property of Holding, other than the Pledged Stock of the Parent Borrower; and

(q)                                 any Goods in which a security interest is not perfected by filing a financing statement in the applicable Grantor’s jurisdiction of organization.

3.4                               Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to subsections 3.1 and 3.2 shall (i) with respect to all Security Collateral other than Security Collateral constituting ABL Priority Collateral, prior to the Discharge of Term Loan Collateral Obligations, be subject and subordinate to the Liens granted to the First Lien Collateral Agent, the Second Lien Collateral Agent and any Additional Term Agent for the benefit of the holders of the applicable Term Loan Collateral Obligations to secure such Term Loan Collateral Obligations pursuant to the applicable Term Loan Priority Collateral Documents (except, in respect of any Additional Term Obligations, as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby) as and to the extent provided for therein and (ii) with respect to all Security Collateral constituting ABL Priority Collateral, prior to the Discharge of ABL Obligations, be senior to the Liens granted to the First Lien Collateral Agent, the Second Lien Collateral Agent and any Additional Term Agent for the benefit of the holders of the applicable Term Loan Collateral Obligations to secure such Term Loan Collateral Obligations pursuant to the applicable Term Loan Priority Collateral Agreements (except, in respect of any Additional Term Obligations, as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby) as and to the extent provided for therein. The Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the Collateral Agent, on the one hand, and the First Lien Collateral Agent, the Second Lien Collateral Agent and any Additional Term Agent, on the other hand, shall be determined solely pursuant to any applicable Intercreditor Agreement, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of each applicable Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control as among (i) the Collateral Agent, on the one hand, and the First Lien Collateral Agent, the Second Lien Collateral Agent and any Additional Term Agent, on the other hand, in the case of the ABL/Term Loan Intercreditor Agreement, and (ii) the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, each Grantor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, for so long as Term Loan Collateral Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Security Collateral constituting Term Loan Priority Collateral shall be satisfied by causing such Term Loan Priority Collateral to be delivered to the applicable Term Loan Collateral Representative (as defined in the ABL/Term Loan Intercreditor Agreement) to be held in accordance with the ABL/Term Loan Intercreditor Agreement.

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SECTION 4                               REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties of Each Guarantor. To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Guarantor hereby represents and warrants to the Collateral Agent and each other Secured Party that the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Parent Borrower’s knowledge shall, for the purposes of this subsection 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2                               Representations and Warranties of Each Grantor. To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party that, in each case after giving effect to the Transactions:

4.2.1                     Title; No Other Liens. Except for the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Grantor’s Collateral by the Credit Agreement (including, without limitation, subsection 8.2 thereof), such Grantor owns each item of such Grantor’s Collateral free and clear of any and all Liens securing Indebtedness. As of the Closing Date, except as set forth on Schedule 3, (x) in the case of the Term Loan Priority Collateral, to the knowledge of such Grantor, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s Term Loan Priority Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia and (y) in the case of the ABL Priority Collateral, to the knowledge of such Grantor, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s ABL Priority Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia, except, in each case, such as have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as are in respect of Liens permitted by the Credit Agreement (including, without limitation, subsection 8.2 thereof) or any other Loan Document or for which termination statements will be delivered on or prior to the Closing Date.

4.2.2                     Perfected First Priority Liens.

(a)                                 This Agreement is effective to create, as collateral security for the Obligations of such Grantor, valid and enforceable Liens on such Grantor’s Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance,

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reorganization, moratorium and other similar laws relating to or affecting creditors rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b)                                 Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights in favor of the United States government as required by law (if any), upon the completion of the Filings and, with respect to Instruments, Chattel Paper and Documents upon the earlier of such Filing or the delivery to and continuing possession by the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of all Instruments, Chattel Paper and Documents a security interest in which is perfected by possession, and upon the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent, the Administrative Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with any applicable Intercreditor Agreement of the Collateral Proceeds Account, Blocked Accounts, all Electronic Chattel Paper and all Letter-of-Credit Rights a security interest in which is perfected by “control” (in the case of Blocked Accounts to the extent required under Subsection 4.16 of the Credit Agreement) and in the case of Commercial Tort Actions (other than such Commercial Tort Actions listed on Schedule 6 on the date of this Agreement), upon the taking of the actions required by subsection 5.2.12, the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in such Grantor’s Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, and, subject to subsection 3.4, will be prior to all other Liens of all other Persons securing Indebtedness, in each case other than Permitted Liens (and subject to any applicable Intercreditor Agreement), and enforceable as such as against all other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the Collateral Agent, the Administrative Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent (in accordance with any applicable Intercreditor Agreement) or the recording of other applicable documents in the United States Patent and Trademark Office or United States Copyright Office may be necessary for perfection or enforceability, and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) or by an implied covenant of good faith and fair dealing. As used in this subsection 4.2.2(b), the following terms shall have the following meanings:

“Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 4A, (ii) this Agreement or a notice thereof with respect to Intellectual Property as set forth in Schedule 5, and (iii) any filings after the Closing Date in any other jurisdiction as may be necessary under any Requirement of Law.

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“Financing Statements”: the financing statements delivered to the Collateral Agent by such Grantor on the Closing Date for filing in the jurisdictions listed in Schedule 4B.

“Ordinary Course Transferees”: (i) with respect to goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, (ii) with respect to general intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (iii) any other Person who is entitled to take free of the Lien pursuant to the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Permitted Liens”: Liens permitted pursuant to the Loan Documents, including, without limitation, those permitted to exist pursuant to subsection 8.2 of the Credit Agreement.

“Specified Assets”: the following property and assets of such Grantor:

(1)                                 Patents, Patent Licenses, Trademarks and Trademark Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the Uniform Commercial Code or by the filing and acceptance thereof in the United States Patent and Trademark Office or (b) such Patents, Patent Licenses, Trademarks and Trademark Licenses are not, individually or in the aggregate, material to the business of the Parent Borrower and its Subsidiaries taken as a whole;

(2)                                 Copyrights and Copyright Licenses with respect thereto and Accounts or receivables arising therefrom to the extent that (a) Liens thereon cannot be perfected by filing and acceptance of intellectual property security agreements in the United States Copyright Office or (b) the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon;

(3)                                 Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia;

(4)                                 goods included in Collateral received by any Person for “sale or return” within the meaning of Section 2-326(1)(b) of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person;

(5)                                 Fixtures, Vehicles, any other assets subject to certificates of title, and Money and Cash Equivalents (other than Cash Equivalents constituting Investment Property to the extent a security interest therein is perfected by the

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filing of a financing statement under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction);

(6)                                 Proceeds of Accounts, receivables or Inventory which do not themselves constitute Collateral or which do not constitute identifiable Cash Proceeds or which have not been transferred to or deposited in the Collateral Proceeds Account (if any) or a Deposit Account of a Grantor subject to the Collateral Agent’s control;

(7)                                 Contracts, Accounts or receivables subject to the Assignment of Claims Act;

(8)                                 Fixtures; and

(9)                                 uncertificated securities (to the extent a security interest is not perfected by the filing of a financing statement).

4.2.3                     Jurisdiction of Organization.

(a)                                 On the date hereof, such Grantor’s jurisdiction of organization is specified on Schedule 4B.

4.2.4                     Farm Products. None of such Grantor’s Collateral constitutes, or is the Proceeds of, Farm Products.

4.2.5                     Accounts Receivable. The amounts represented by such Grantor to the Administrative Agent or the other Secured Parties from time to time as owing by each account debtor or by all account debtors in respect of such Grantor’s Accounts Receivable constituting Security Collateral will at such time be the correct amount, in all material respects, actually owing by such account debtor or debtors thereunder, except to the extent that appropriate reserves therefor have been established on the books of such Grantor in accordance with GAAP. Unless otherwise indicated in writing to the Administrative Agent, each Account Receivable of such Grantor arises out of a bona fide sale and delivery of goods or rendition of services by such Grantor. Such Grantor has not given any account debtor any deduction in respect of the amount due under any such Account, except in the ordinary course of business or as such Grantor may otherwise advise the Administrative Agent in writing.

4.2.6                     Patents, Copyrights and Trademarks. Schedule 5 lists all material Trademarks, material Copyrights and material Patents, in each case, registered in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and owned by such Grantor in its own name as of the date hereof, and all material Trademark Licenses, all material Copyright Licenses and all material Patent Licenses (including, without limitation, material Trademark Licenses for registered Trademarks, material Copyright Licenses for registered Copyrights and material Patent Licenses for registered Patents but excluding licenses to commercially available “off-the-shelf” software) owned by such Grantor in its own name as of the date hereof, in each case, that is not Foreign Intellectual Property.

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4.3                               Representations and Warranties of Each Pledgor. To induce the Collateral Agent, the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Pledgor hereby represents and warrants to the Collateral Agent and each other Secured Party that:

4.3.1                     Except as provided in subsection 3.3, the shares of Pledged Stock pledged by such Pledgor hereunder constitute (i) in the case of shares of a Domestic Subsidiary, all the issued and outstanding shares of all classes of the Capital Stock of such Domestic Subsidiary owned by such Pledgor and (ii) in the case of any Pledged Stock constituting voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States tax purposes) of any Foreign Subsidiary, as of the Closing Date such percentage (not more than 65%) as is specified on Schedule 2 of all the issued and outstanding shares of each series of the voting Capital Stock of each such Foreign Subsidiary owned by such Pledgor.

4.3.2                     [RESERVED]

4.3.3                     Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the security interest created by this Agreement and Liens permitted by the Credit Agreement (or described in the definition of “Permitted Lien” in the Credit Agreement).

4.3.4                     Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon delivery to the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of the certificates evidencing the Pledged Securities held by such Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created in such Pledged Securities constituting certificated securities by this Agreement, assuming the continuing possession of such Pledged Securities by the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement, will constitute a valid, perfected third priority (subject, in terms of priority only, to the priority of the Liens of the First Lien Collateral Agent, the Second Lien Collateral Agent, the applicable Collateral Representative and any Additional Term Agent) security interest in such Pledged Securities to the extent provided in and governed by the Code, enforceable in accordance with its terms against all creditors of such Pledgor and any Persons purporting to purchase such Pledged Securities from such Pledgor, in each case subject to subsection 3.4 and any Liens permitted by the Credit Agreement (including Permitted Liens) (and any applicable Intercreditor Agreement), except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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4.3.5                     Upon the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent (or their respective agents appointed for purposes of perfection), as applicable, in accordance with each applicable Intercreditor Agreement, of all Pledged Securities that constitute uncertificated securities, the security interest created by this Agreement in such Pledged Securities that constitute uncertificated securities, will constitute a valid, perfected third priority (subject, in terms of priority only, to the priority of the Liens of the First Lien Collateral Agent, the applicable Collateral Representative, the Second Lien Collateral Agent and any Additional Term Agent) security interest in such Pledged Securities constituting uncertificated securities, enforceable in accordance with its terms against all creditors of such Pledgor and any persons purporting to purchase such Pledged Securities from such Pledgor, to the extent provided in and governed by the Code, in each case subject to subsection 3.4 and any Liens permitted by the Credit Agreement (including Permitted Liens) (and any applicable Intercreditor Agreement), except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 5                               COVENANTS

5.1                               Covenants of Each Guarantor. Each Guarantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans, any Reimbursement Obligations and all other Obligations then due and owing, shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments shall have terminated, (ii) a sale or other disposition of all the Capital Stock of such Guarantor (other than to a Borrower or a Subsidiary Guarantor), or, if such Guarantor is a Subsidiary Guarantor, any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement or (iii) such Guarantor becoming an Excluded Subsidiary, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Restricted Subsidiaries.

5.2                               Covenants of Each Grantor. Each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans, any Reimbursement Obligations and all other Obligations then due and owing shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments shall have terminated, (ii) a sale or other disposition of all the Capital Stock of such Grantor (other than to a Borrower or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Grantor ceases to be a Restricted Subsidiary of the Parent

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Borrower, in each case that is permitted under the Credit Agreement or (iii) such Grantor becoming an Excluded Subsidiary:

5.2.1                     Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of such Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the Collateral Agent, for the benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, upon the request of the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement, such Instrument or Chattel Paper shall be promptly delivered to the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held as Collateral pursuant to this Agreement. Such Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the Credit Agreement or as contemplated by the Intercreditor Agreements.

5.2.2                     [Reserved].

5.2.3                     Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, material claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.2.4                     Maintenance of Perfected Security Interest; Further Documentation.

(a)                                 Such Grantor shall use commercially reasonable efforts to maintain the security interest created by this Agreement in such Grantor’s Collateral as a perfected security interest as and to the extent described in subsection 4.2.2 and to defend the security interest created by this Agreement in such Grantor’s Collateral against the claims and demands of all Persons whomsoever (subject to the other provisions hereof).

(b)                                 Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing such Grantor’s ABL Priority Collateral and such other reports in connection with such Grantor’s ABL Priority

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Collateral as the Collateral Agent may reasonably request in writing, all in reasonable detail.

(c)                                  At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Grantor, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) as in effect from time to time in any United States jurisdiction with respect to the security interests created hereby; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, no Borrower nor any Grantor will be required to (v) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (w) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by Subsection 4.16 of the Credit Agreement and (B) in the case of Security Collateral that constitutes Capital Stock or Pledged Notes in certificated form, delivering such Capital Stock or Pledged Notes to the Collateral Agent, (or another Person as required under any applicable Intercreditor Agreement), (x) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) (except, in each case (A) as required by subsection 4.16 of the Credit Agreement and (B) to the extent consisting of proceeds perfected by the filing of a financing statement under the Code or, in the case of Pledged Stock, by being held by the Collateral Agent, the First Lien Collateral Agent, any Collateral Representative or any Additional Term Agent as agent for the Collateral Agent), (y) deliver landlord lien waivers, estoppels or collateral access letters or (z) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.

(d)                                 The Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or the obtaining a delivery of documents or other deliverables with respect to, particular assets of any Grantor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

5.2.5                     Changes in Name, Jurisdiction of Organization, etc. Such Grantor will give prompt written notice to the Collateral Agent of any change in its name, legal form or jurisdiction of organization (whether by merger or otherwise) (and in any event within 30 days of such change); provided that, promptly after receiving a written request therefor from the Collateral Agent, such Grantor shall deliver to the Collateral Agent all additional financing statements and other documents reasonably necessary to maintain

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the validity, perfection and priority of the security interests created hereunder and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests as and to the extent provided for herein and upon receipt of such additional financing statements the Collateral Agent shall either promptly file such additional financing statements or approve the filing of such additional financing statements by such Grantor. Upon any such approval such Grantor shall proceed with the filing of the additional financing statements and deliver copies (or other evidence of filing) of the additional filed financing statements to the Collateral Agent.

5.2.6                     [Reserved].

5.2.7                     Pledged Stock. In the case of each Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 with respect to the Pledged Stock issued by it and (iii) the terms of subsections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3(c) or 6.7 with respect to the Pledged Stock issued by it.

5.2.8                     Accounts Receivable.

(a)                                 With respect to Accounts Receivable constituting ABL Priority Collateral, other than in the ordinary course of business or as permitted by the Loan Documents, such Grantor will not (i) grant any extension of the time of payment of any of such Grantor’s Accounts Receivable, (ii) compromise or settle any such Account Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Account Receivable, (iv) allow any credit or discount whatsoever on any such Account Receivable or (v) amend, supplement or modify any Account Receivable unless such extensions, compromises, settlements, releases, credits, discounts, amendments, supplements or modifications would not reasonably be expected to materially adversely affect the value of the Accounts Receivable constituting ABL Priority Collateral taken as a whole.

(b)                                 Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it from any obligor under the Accounts Receivable constituting ABL Priority Collateral that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Accounts Receivable.

5.2.9                     Maintenance of Records.

(a)                                 Such Grantor will keep and maintain at its own cost and expense reasonably satisfactory and complete records of its Collateral, including, without limitation, a record of all payments received and all credits granted with respect to such Collateral, provided that with respect to the Term Loan Priority Collateral, the

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satisfactory maintenance of such records shall be determined in good faith by such Grantor or the Parent Borrower.

(b)                                 In the case of ABL Priority Collateral, such Grantor shall mark the records referred to in the preceding clause (a) to evidence this Agreement and the Liens and the security interests created hereby.

5.2.10              Acquisition of Intellectual Property. Concurrently with or prior to the delivery of the annual Compliance Certificate pursuant to subsection 7.2(b) of the Credit Agreement, the Parent Borrower will notify the Collateral Agent of any acquisition by the Grantors of any registration of any material United States Copyright, Patent or Trademark constituting Collateral, and each applicable Grantor shall take such actions as may be reasonably requested by the Collateral Agent (but only to the extent such actions are within such Grantor’s control) to perfect the security interest granted to the Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any United States Copyright, Patent or Trademark constituting Collateral, by the making of appropriate filings in the United States Patent and Trademark Office, or with respect to Copyrights, the United States Copyright Office.

5.2.11              [Reserved].

5.2.12              Commercial Tort Actions. All Commercial Tort Actions of each Grantor in existence on the date of this Agreement, known to such Grantor on the date hereof, are described in Schedule 6 hereto. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Action, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon and subject to the terms of this Agreement.

5.2.13              Deposit Accounts; Securities Accounts; Etc. Such Grantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no breach of Subsection 4.16 of the Credit Agreement is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

5.3                               Covenants of Each Pledgor. Each Pledgor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the Loans, any Reimbursement Obligations and all other Obligations then due and owing shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments shall have terminated, (ii) as to any Pledgor, a sale or other disposition of all the Capital Stock of such Pledgor (other than to a Borrower or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Pledgor (other than Holding) ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement or (iii) as to any Pledgor, such Pledgor becoming an Excluded Subsidiary:

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5.3.1                     Additional Shares. If such Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Pledgor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same forthwith to the Collateral Agent (who will hold the same on behalf of the Secured Parties), the First Lien Collateral Agent, any applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement, in the exact form received, duly indorsed by such Pledgor to the Collateral Agent, the First Lien Collateral Agent, any applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement, if required, together with an undated stock power covering such certificate duly executed in blank by such Pledgor, to be held by the Collateral Agent, the First Lien Collateral Agent, any applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations (subject to subsection 3.3 and provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, more than 65% of any series of the voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States tax purposes). If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary of the Parent Borrower in accordance with the Credit Agreement) shall be paid over to the Collateral Agent, the First Lien Collateral Agent, any applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement to be held by the Collateral Agent, the First Lien Collateral Agent, any applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement subject to the terms hereof as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement subject to the terms hereof as additional collateral security for the Obligations, in each case except as otherwise provided by any applicable Intercreditor Agreement. If any sums of money or property

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so paid or distributed in respect of the Pledged Stock shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement hold such money or property in trust for the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Obligations.

5.3.2                     [Reserved]

5.3.3                     Pledged Notes.

(a)                                 Such Pledgor shall, on the date of this Agreement (or on such later date upon which it becomes a party hereto pursuant to subsection 9.15), deliver to the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with each applicable Intercreditor Agreement, all Pledged Notes then held by such Pledgor, endorsed in blank or, at the request of the Collateral Agent, endorsed to the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with each applicable Intercreditor Agreement. Furthermore, within ten Business Days (or such longer period as may be agreed by the Collateral Agent in its sole discretion) after any Pledgor obtains a Pledged Note, such Pledgor shall cause such Pledged Note to be delivered to the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed in blank or, at the request of the Collateral Agent, the First Lien Collateral Agent, any applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed to the Collateral Agent, the First Lien Collateral Agent, any applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with any applicable Intercreditor Agreement.

5.3.4                     Maintenance of Security Interest.

(a)                                 Such Pledgor shall use commercially reasonable efforts to defend the security interest created by this Agreement in such Pledgor’s Pledged Collateral against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Collateral Agent and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Pledgor provided, that notwithstanding any other provision of this Agreement or any other Loan Documents, neither the Parent Borrower nor any other Pledgor will be required to (v) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (w) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities

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account or other Collateral, except (A) as required by Subsection 4.16 of the Credit Agreement and (B) in the case of Security Collateral that constitutes Capital Stock or Pledged Notes in certificated form, delivering such Capital Stock or Pledged Notes to the Collateral Agent (or another Person as required under any Intercreditor Agreement), (x) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) (except, in each case, to the extent consisting of proceeds perfected by the filing of a financing statement under the Code or, in the case of Pledged Stock, by being held by the Collateral Agent, any Collateral Representative, the First Lien Collateral Agent or an Additional Term Agent as agent for the Collateral Agent), (y) deliver landlord lien waivers, estoppels or collateral access letters or (z) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.

(b)                                 The Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining or delivery of documents or other deliverables with respect to, particular assets of any Pledgor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

SECTION 6    REMEDIAL PROVISIONS

6.1                               Certain Matters Relating to Accounts.

(a)                                 At any time and from time to time after the occurrence and during the continuance of an Event of Default (subject to each applicable Intercreditor Agreement) the Collateral Agent shall have the right to make test verifications of the Accounts Receivable constituting Collateral in any reasonable manner and through any reasonable medium that it reasonably considers advisable, and the relevant Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, (subject to each applicable Intercreditor Agreement), upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable constituting Collateral.

(b)                                 The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts Receivable constituting Collateral and the Collateral Agent may curtail or terminate said authority at any time, without limiting the Collateral Agent’s rights under Subsection 4.16 of the Credit Agreement, after the occurrence and during the continuance of an Event of Default specified in subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement. If required by the Collateral Agent at any time, without limiting the Collateral Agent’s rights under subsection 4.16 of the Credit Agreement, after the occurrence and during the continuance of an Event of Default specified in subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement, any Proceeds constituting payments or other

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cash proceeds of Accounts Receivable constituting Collateral, when collected by such Grantor, (i) shall be forthwith (and, in any event, within two (2) Business Days of receipt by such Grantor) deposited in, or otherwise transferred by such Grantor to, the Collateral Proceeds Account, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in subsection 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. All Proceeds constituting collections or other cash proceeds of Accounts Receivable constituting Collateral while held by the Collateral Account Bank (or by any Grantor in trust for the benefit of the Collateral Agent and the other Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided. At any time when an Event of Default specified in Subsection 9.1(a) of the Credit Agreement has occurred and is continuing, subject to any applicable Intercreditor Agreement, at the Collateral Agent’s election, each of the Collateral Agent and the Administrative Agent may apply all or any part of the funds on deposit in the Collateral Proceeds Account established by the relevant Grantor to the payment of the Obligations of such Grantor then due and owing, such application to be made as set forth in Subsection 6.5. So long as no Event of Default has occurred and is continuing, the funds on deposit in the Collateral Proceeds Account shall be remitted as provided in Subsection 6.1(d).

(c)                                  At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 9.1(a) of the Credit Agreement (subject to each applicable Intercreditor Agreement) at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent copies or, if required by the Collateral Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such Grantor evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Accounts Receivable constituting Collateral, including, without limitation, all statements relating to such Grantor’s Accounts Receivable constituting Collateral and all orders, invoices and shipping receipts.

(d)                                 So long as no Event of Default has occurred and is continuing, subject to each applicable Intercreditor Agreement, the Collateral Agent shall instruct the Collateral Account Bank to promptly remit any funds on deposit in each Grantor’s Collateral Proceeds Account to a Blocked Account of such Grantor maintained in compliance with subsection 4.16 of the Credit Agreement. In the event that an Event of Default has occurred and is continuing (subject to each applicable Intercreditor Agreement) the Collateral Agent and the Grantors agree that the Collateral Agent, at its option, may require that each Collateral Proceeds Account of each Grantor be established at the Collateral Agent or at another institution reasonably acceptable to the Collateral Agent. Subject to subsection 4.16 of the Credit Agreement, each Grantor shall have the right, at any time and from time to time, to withdraw such of its own funds from its own Blocked Account, and to maintain such balances in its Blocked Accounts, as it shall deem to be necessary or desirable.

6.2                               Communications with Obligors; Grantors Remain Liable.

(a)                                 The Collateral Agent in its own name or in the name of others, may at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 9.1(a) of the Credit Agreement (subject to each applicable Intercreditor Agreement) communicate with obligors under the Accounts Receivable constituting Collateral

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and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.

(b)                                 Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in subsection 9.1(a) of the Credit Agreement (subject to each applicable Intercreditor Agreement) each Grantor shall notify obligors on such Grantor’s Accounts Receivable and parties to such Grantor’s Contracts (in each case, to the extent constituting Collateral) that such Accounts Receivable and such Contracts have been assigned to the Collateral Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the Collateral Agent.

(c)                                  Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the Collateral Agent, the Administrative Agent or any other Secured Party shall have any obligation or liability under any Account Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

6.3                               Pledged Stock.

(a)                                 Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Pledgor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to subsection 6.3(b) (which notice shall automatically be deemed to have been given in the case of an Event of Default pursuant to subsection 9.1(f) of the Credit Agreement), each Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, and to exercise all voting and corporate rights with respect to the Pledged Stock.

(b)                                 Subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing and the Collateral Agent shall give written notice of its intent to exercise such rights to the relevant Pledgor or Pledgors (which notice shall automatically be deemed to have been given in the case of an Event of Default pursuant to subsection 9.1(f) of the Credit Agreement), (i) the Collateral Agent or the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations of the relevant Pledgor as provided in the Credit Agreement consistent

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with subsection 6.5, and (ii) any or all of the Pledged Stock shall be registered in the name of the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent or the respective nominee thereof in accordance with the terms of each applicable Intercreditor Agreement, and the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, or acting through its respective nominee, if applicable, in accordance with the terms of each applicable Intercreditor Agreement, may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof, including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by the relevant Pledgor or the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may reasonably determine, all without liability to the maximum extent permitted by applicable law (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, shall have no duty to any Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in subsection 6.6 other than in accordance with subsection 6.6.

(c)                                  Each Pledgor hereby authorizes and instructs each Issuer or maker of any Pledged Securities pledged by such Pledgor hereunder to, subject to each applicable Intercreditor Agreement, (i) comply with any instruction received by it from the Collateral Agent in writing with respect to Capital Stock in such Issuer that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.

6.4                               Proceeds to be Turned Over to the Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in subsection 6.1 with respect to payments of Accounts Receivable constituting Collateral, subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing, and the Collateral Agent shall have instructed any Grantor to do so, all Proceeds of Collateral received by such Grantor consisting of cash, checks and other Cash Equivalent items shall be held by such Grantor in trust

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for the Collateral Agent and the other Secured Parties hereto, or the First Lien Collateral Agent and the other First Lien Secured Parties or any Additional Term Agent and the other applicable Additional Term Secured Parties (as defined in the applicable Intercreditor Agreement), or the applicable Collateral Representative, as applicable, in each case in accordance with the terms of the applicable Intercreditor Agreement, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the terms of the applicable Intercreditor Agreement in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, the First Lien Collateral Agent, the applicable Collateral Representative or any Additional Term Agent, as applicable, in accordance with the terms of the applicable Intercreditor Agreement, if required). All Proceeds of Collateral received by the Collateral Agent hereunder shall be held by the Collateral Agent in the relevant Collateral Proceeds Account maintained under its sole dominion and control, subject to each applicable Intercreditor Agreement. All Proceeds of Collateral while held by the Collateral Agent in such Collateral Proceeds Account (or by the relevant Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations of such Grantor and shall not constitute payment thereof until applied as provided in subsection 6.5 and each applicable Intercreditor Agreement.

6.5                               Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the relevant Granting Party’s Collateral (as defined in the Credit Agreement) received by the Collateral Agent (whether from the relevant Granting Party or otherwise) shall be held by the Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations of the relevant Granting Party (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Collateral Agent, subject to each applicable Intercreditor Agreement, be applied by the Collateral Agent against the Obligations of the relevant Granting Party then due and owing in the order of priority set forth in subsection 10.15 of the Credit Agreement.

6.6                               Code and Other Remedies. If an Event of Default shall occur and be continuing, subject to the terms of each applicable Intercreditor Agreement, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law and subject to each applicable Intercreditor Agreement, all rights and remedies of a secured party under the Code or any other applicable law and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Granting Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms

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and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. To the extent permitted by law and subject to each applicable Intercreditor Agreement, the Collateral Agent or any other Secured Party shall have the right, upon any such sale or sales, to purchase the whole or any part of the Security Collateral so sold, free of any right or equity of redemption in such Granting Party, which right or equity is hereby waived and released. Each Granting Party further agrees, at the Collateral Agent’s request (subject to each applicable Intercreditor Agreement), to assemble the Security Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Granting Party’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this subsection 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Security Collateral or in any way relating to the Security Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant Granting Party then due and owing, in the order of priority specified in subsection 6.5 above, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Code, need the Collateral Agent account for the surplus, if any, to such Granting Party. To the extent permitted by applicable law, (i) such Granting Party waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Security Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of Security Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7                               Registration Rights.

(a)                                 Subject to each applicable Intercreditor Agreement, if the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to subsection 6.6, and if in the reasonable opinion of the Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Pledgor will use its reasonable best efforts to cause the Issuer thereof to (i) execute and deliver, and use its best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Such Pledgor agrees to use its reasonable best efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all states and the District of Columbia that the Collateral Agent shall reasonably designate and to

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make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(b)                                 Such Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Such Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)                                  Such Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this subsection 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Such Pledgor further agrees that a breach of any of the covenants contained in this subsection 6.7 will cause irreparable injury to the Collateral Agent and the Lenders, that the Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this subsection 6.7 shall be specifically enforceable against such Pledgor, and, to the extent permitted by applicable law, such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement.

6.8                               Waiver; Deficiency. Each Granting Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Collateral are insufficient to pay in full, the Loans, Reimbursement Obligations constituting Obligations of such Granting Party and, to the extent then due and owing, all other Obligations of such Granting Party and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

SECTION 7     THE COLLATERAL AGENT

7.1                               Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)                                 Each Granting Party hereby irrevocably constitutes and appoints the Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Granting Party and in the name of such Granting Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided

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that the Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default, and in accordance with and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law and subject to each applicable Intercreditor Agreement, (x) each Pledgor hereby gives the Collateral Agent the power and right, on behalf of such Pledgor, without notice or assent by such Pledgor, to execute, in connection with any sale provided for in subsection 6.6(a) or 6.7, any indorsements, assessments or other instruments of conveyance or transfer with respect to such Pledgor’s Pledged Collateral, and (y) each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)                                     in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor whenever payable;

(ii)                                  in the case of any Copyright, Patent, or Trademark constituting Collateral of such Grantor, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to such Grantor to evidence the Collateral Agent’s and the Lenders’ security interest in such Copyright, Patent, or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby, and such Grantor hereby consents to the non-exclusive royalty free use by the Collateral Agent of any Copyright, Patent or Trademark owned by such Grantor included in the Collateral for the purposes of disposing of any ABL Priority Collateral;

(iii)                               pay or discharge taxes and Liens, other than Liens permitted under this Agreement or the other Loan Documents, levied or placed on the Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and

(iv)                              (A) direct any party liable for any payment under any of the Collateral of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral of such Grantor or any portion thereof

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and to enforce any other right in respect of any Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral of such Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent or Trademark constituting Collateral of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral of such Grantor and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)                                 The reasonable expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this subsection 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans that are Revolving Loans, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Granting Party, shall be payable by such Granting Party to the Collateral Agent on demand.

(c)                                  Each Granting Party hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant Granting Party until this Agreement is terminated as to such Granting Party, and the security interests in the Security Collateral of such Granting Party created hereby are released.

7.2                               Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Security Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Security Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Security Collateral upon the request of any Granting Party or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Security Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and to the maximum extent permitted by applicable law, neither they nor any of their officers, directors, employees or agents shall be responsible to any Granting Party for any act or

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failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable decision).

7.3                               Financing Statements. Pursuant to any applicable law, each Granting Party authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to such Granting Party’s Security Collateral without the signature of such Granting Party in such form and in such filing offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Granting Party authorizes the Collateral Agent to use any collateral description reasonably determined by the Collateral Agent, including, without limitation, the collateral description “all personal property” or “all assets” or words of similar meaning in any such financing statements, provided that any collateral description in any financing statement or other filing or recording document or instrument with respect to Holding and/or Holding’s Pledged Collateral shall be limited to an accurate and precise description of Holding’s Pledged Collateral. The Collateral Agent agrees to use its commercially reasonable efforts to notify the relevant Granting Party of any financing or continuation statement filed by it, provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.

7.4                               Authority of Collateral Agent. Each Granting Party acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Granting Parties, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Granting Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5                               Right of Inspection. Upon reasonable written advance notice to any Grantor and as often as may reasonably be desired, or at any time and from time to time after the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have reasonable access during normal business hours to all the books, correspondence and records of such Grantor , and the Collateral Agent and its representatives may examine the same, and to the extent reasonable take extracts therefrom and make photocopies thereof, and such Grantor agrees to render to the Collateral Agent at such Grantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Agent and its representatives shall also have the right, upon reasonable advance written notice to such Grantor subject to any lease restrictions, to enter during normal business hours into and upon any premises owned, leased or operated by such Grantor where any of such Grantor’s Inventory or Equipment is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein to the extent not inconsistent with the provisions of the Credit Agreement and the other Loan Documents (and subject to each applicable Intercreditor Agreement). Notwithstanding anything to the contrary in this subsection 7.5, no Grantor will be

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required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Collateral Agent or any other Secured Party (or their respective representatives) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

SECTION 8     NON-LENDER SECURED PARTIES

8.1                               Rights to Collateral.

(a)                                 The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the Credit Agreement) or to direct the Collateral Agent to do the same, including, without limitation, the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release any Guarantor under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, this Agreement); (iii) vote in any Bankruptcy Case or similar proceeding in respect of Holding or any of its Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning, the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with this Agreement); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders or Agent seeking on an equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.

(b)                                 Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Collateral Agent and the Lenders, with the consent of the Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets

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of Holding or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.

(c)                                  Notwithstanding any provision of this subsection 8.1, the Non-Lender Secured Parties shall be entitled, subject to each applicable Intercreditor Agreement, to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with each applicable Intercreditor Agreement and authorizes the Collateral Agent to enter into the Intercreditor Agreements on its behalf.

(d)                                 Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees that the Collateral Agent and the Lenders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Borrower Obligations and/or the Guarantor Obligations, and may release any Guarantor from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

8.2                               Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the Collateral Agent, as agent under the Credit Agreement (and all officers, employees or agents designated by the Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. It is understood and agreed that the Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

8.3                               Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in subsection 8.1(b) above), except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person. To the maximum extent permitted by applicable law, none of the Collateral Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Holding, any Subsidiary of Holding, any Non-Lender Secured Party or any other Person or to take any

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other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person.

SECTION 9     MISCELLANEOUS

9.1                               Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Granting Party and the Collateral Agent; provided that any provision of this Agreement imposing obligations on any Granting Party may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreements that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreements or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of any Granting Party hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected Granting Party and the Collateral Agent in accordance with this subsection 9.1.

9.2                               Notices. All notices, requests and demands to or upon the Collateral Agent or any Granting Party hereunder shall be effected in the manner provided for in subsection 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1, unless and until such Guarantor shall change such address by notice to the Collateral Agent and the Administrative Agent given in accordance with subsection 11.2 of the Credit Agreement.

9.3                               No Waiver by Course of Conduct; Cumulative Remedies. None of the Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4                               Enforcement Expenses; Indemnification.

(a)                                 Each Guarantor jointly and severally agrees to pay or reimburse each Secured Party and the Collateral Agent for all their respective reasonable costs and expenses incurred in collecting against any Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against such Guarantor and the other Loan Documents to which such Guarantor is a party, including, without limitation, the

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reasonable fees and disbursements of counsel to the Secured Parties, the Collateral Agent and the Administrative Agent, in each case to the extent the Parent Borrower would be required to do so pursuant to subsection 11.5 of the Credit Agreement.

(b)                                 Each Grantor jointly and severally agrees to pay, and to save the Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Security Collateral or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent such Borrower would be required to do so pursuant to subsection 11.5 of the Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from bad faith, gross negligence or willful misconduct of the Collateral Agent, the Administrative Agent or any other Secured Party as determined by a court of competent jurisdiction in a final and nonappealable decision.

(c)                                  The agreements in this subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

9.5                               Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Granting Parties, the Collateral Agent and the Secured Parties and their respective successors and assigns permitted by the Credit Agreement.

9.6                               Set-Off. Each Guarantor (other than Holding) hereby irrevocably authorizes each of the Administrative Agent and the Collateral Agent and each other Secured Party at any time and from time to time without notice to such Guarantor, any other Guarantor or the Borrower, any such notice being expressly waived by each Guarantor and by the Borrower, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under subsection 9.1(a) of the Credit Agreement so long as any amount remains unpaid after it becomes due and payable by such Guarantor hereunder, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final) (other than the Collateral Proceeds Account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent, the Administrative Agent or such other Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Collateral Agent, the Administrative Agent or such other Secured Party may elect. The Collateral Agent, the Administrative Agent and each other Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the Collateral Agent, the Administrative Agent or such other Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent, the Administrative Agent and each other Secured Party under this subsection 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Collateral Agent, the Administrative Agent or such other Secured Party may have.

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9.7                               Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.8                               Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged Stock issued by a Foreign Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.

9.9                               Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10                        Integration. This Agreement and the other Loan Documents represent the entire agreement of the Granting Parties, the Collateral Agent, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Granting Parties, the Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11                        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12                        Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such

49

action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that

(i)                                     if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(ii)                                  in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this subsection 9.12(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(iii)                               the Collateral Agent may bring any legal action or proceeding against any Loan Party in any jurisdiction in connection with the exercise of any rights under any Security Documents, provided that any Loan Party shall be entitled to assert any claim or defense (including any claim or defense that this subsection 9.12(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(iv)                              any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(d)                                 agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent Borrower or the Collateral Agent, as the case may be, at the address specified in subsection 11.2 of the Credit Agreement or at such other address of which the Collateral Agent and the Parent Borrower shall have been notified pursuant thereto;

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any consequential or punitive damages.

9.13                        Acknowledgments. Each Granting Party hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

50

(b)                                 none of the Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

9.14                        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.15                        Additional Granting Parties. Each new Subsidiary of the Parent Borrower that is required to become a party to this Agreement pursuant to subsection 7.9(b) of the Credit Agreement shall become a Granting Party for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in substantially the form of Annex 2 hereto. Each existing Granting Party that is required to become a Pledgor with respect to Capital Stock of any new Subsidiary of the Parent Borrower pursuant to subsection 7.9(b) of the Credit Agreement shall become a Pledgor with respect thereto upon execution and delivery by such Granting Party of a Supplemental Agreement in substantially the form of Annex 3 hereto.

9.16                        Releases.

(a)                                 At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Commitments have been terminated, all Security Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Granting Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Security Collateral shall revert to the Granting Parties. At the request and sole expense of any Granting Party following any such termination, the Collateral Agent shall deliver to such Granting Party any Security Collateral held by the Collateral Agent hereunder, and the Collateral Agent and the Administrative Agent shall execute and deliver to such Granting Party such documents (including without limitation UCC termination statements) as such Granting Party shall reasonably request to evidence such termination.

(b)                                 Upon a sale or other disposition of Security Collateral permitted by the Credit Agreement (other than any sale or disposition to another Grantor), the Lien pursuant to this Agreement on such sold or disposed of Security Collateral shall be automatically released. In connection with a sale or other disposition of all the Capital Stock of any Granting Party or any

51

other transaction or occurrence as a result of which such Granting Party ceases to be a Restricted Subsidiary of the Parent Borrower or the sale or other disposition of Security Collateral (other than a sale or disposition to another Grantor ) permitted under the Credit Agreement, the Collateral Agent shall, upon receipt from the Parent Borrower of a written request for the release of such Granting Party from its Guarantee or the release of the Security Collateral subject to such sale, disposition or other transaction, identifying such Granting Party or the relevant Security Collateral, together with a certification by the Parent Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents, execute and deliver to the Parent Borrower or the relevant Granting Party, at the sole cost and expense of such Granting Party, any Security Collateral of such relevant Granting Party held by the Collateral Agent, or the Security Collateral subject to such sale or disposition (as applicable), and, at the sole cost and expense of such Granting Party, execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as the Parent Borrower or such Granting Party shall reasonably request (x) to evidence or effect the release of such Granting Party from its Guarantee (if any) and of the Liens created hereby (if any) on such Granting Party’s Security Collateral or (y) to evidence the release of the Security Collateral subject to such sale or disposition.

(c)                                  Upon any Granting Party becoming an Excluded Subsidiary in accordance with the provisions of the Credit Agreement, the Lien pursuant to this Agreement on all Security Collateral of such Granting Party (if any) shall be automatically released, and the Guarantee (if any) of such Granting Party, and all obligations of such Granting Party hereunder, shall terminate, all without delivery of any instrument or performance of any act by any party, and the Collateral Agent shall, upon the request of the Parent Borrower or such Granting Party, deliver to the Parent Borrower or such Granting Party any Security Collateral of such Granting Party held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to the Parent Borrower or such Granting Party (at the sole cost and expense of the Parent Borrower or such Granting Party) all releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such Granting Party from its Guarantee (if any) or the Liens created hereby (if any) on such Granting Party’s Security Collateral, as applicable, as the Parent Borrower or such Granting Party may reasonably request.

(d)                                 Upon any Security Collateral being or becoming an Excluded Asset, the Lien pursuant to this Agreement on such Security Collateral shall be automatically released. At the request and sole expense of any Granting Party, the Collateral Agent shall deliver such Security Collateral (if held by the Collateral Agent) to such Granting Party and execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as such Granting Party shall reasonably request to evidence such release.

(e)                                  Notwithstanding any other provision of this Agreement or any other Loan Document, Holding shall have the right to transfer all of the Capital Stock of the Parent Borrower held by Holding to any Parent Entity or any Subsidiary of any Parent Entity (a “Successor Holding Company”) that (i) is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (ii) assumes all of

52

the obligations of Holding under this Agreement and the other Loan Documents to which Holding is a party by executing and delivering to the Collateral Agent a joinder substantially in the form of Annex 4 hereto, or one or more other documents or instruments, together with a financing statement in appropriate form for filing under the Uniform Commercial Code of the relevant jurisdiction, in form and substance reasonably satisfactory to the Collateral Agent, upon which (x) such Successor Holding Company will succeed to, and be substituted for, and may exercise every right and power of, Holding under this Agreement and the other Loan Documents, and shall be thereafter be deemed to be “Holding” for purposes of this Agreement and the other Loan Documents, (y) Holding as predecessor to the Successor Holding Company (“Predecessor Holding”) shall be irrevocably and unconditionally released from its Guarantee and all other obligations hereunder and under the other Loan Documents, and (z) the Lien pursuant to this Agreement on all Security Collateral of Predecessor Holding, and any Lien pursuant to any other Loan Document on any other property or assets of Predecessor Holding, shall be automatically released (it being understood that such transfer of Capital Stock of the Parent Borrower to and assumption of rights and obligations of Holding by such Successor Holding Company shall not constitute a Change of Control). At the request and the sole expense of Predecessor Holding or the Parent Borrower, the Collateral Agent shall deliver to Predecessor Holding any Security Collateral and other property or assets of Predecessor Holding held by the Collateral Agent that is not required to be pledged under this Agreement or any other Loan Document by Successor Holding Company (including the Capital Stock of the Parent Borrower) and execute, acknowledge and deliver to Predecessor Holding (subject to subsection 7.2, without recourse and without representation or warranty) such releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as Predecessor Holding or the Parent Borrower shall reasonably request to evidence or effect the release of Predecessor Holding from its Guarantee and other obligations hereunder and under the other Loan Documents, and the release of the Liens created hereby on Predecessor Holding’s Security Collateral (other than the Capital Stock of the Parent Borrower) and by any other Loan Document on any other property or assets of Predecessor Holding.

(f)                                   So long as no Event of Default has occurred and is continuing, the Collateral Agent shall at the direction of any applicable Granting Party return to such Granting Party any proceeds or other property received by it during any Event of Default pursuant to either subsection 5.3.1 or 6.4 and not otherwise applied in accordance with subsection 6.5.

(g)                                  The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Security Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this subsection 9.16.

9.17                        Transfer Tax Acknowledgment. Each party hereto acknowledges that the shares delivered hereunder are being transferred to and deposited with the Collateral Agent (or other Person in accordance with any applicable Intercreditor Agreement) as security for the Obligations and that this Section 9.17 is intended to be the certificate of exemption from New York stock transfer taxes for the purposes of complying with Section 270.5(b) of the Tax Law of the State of New York.

53

[Remainder of page left blank intentionally; Signature pages follow.]

54

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

LBM MIDCO, LLC

By:
Name:
Title:

LBM BORROWER, LLC

By:
Name:
Title:

2

Acknowledged and Agreed to as of
the date hereof by:

ROYAL BANK OF CANADA,
as Collateral Agent

By:
Name:
Title

3

ANNEX 1

to the ABL Guarantee and Collateral Agreement

ACKNOWLEDGEMENT AND CONSENT*

The undersigned hereby acknowledges receipt of a copy of the ABL Guarantee and Collateral Agreement, dated as of August 20, 2015 (the “Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement or the Credit Agreement referred to therein, as the case may be), made by and among LBM MIDCO, LLC, a Delaware limited liability company, LBM BORROWER, LLC, a Delaware limited liability company, and the other Granting Parties party thereto in favor of ROYAL BANK OF CANADA, as Collateral Agent and Administrative Agent. The undersigned agrees for the benefit of the Collateral Agent, the Administrative Agent and the Lenders as follows:

The undersigned will be bound by the terms of the Agreement applicable to it as an Issuer (as defined in the Agreement) and will comply with such terms insofar as such terms are applicable to the undersigned as an Issuer.

The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 of the Agreement.

The terms of subsections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3 or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
	Name:	[ ]
	Title:	[ ]

Address for Notices:

[ ]

*                 This consent is necessary only with respect to any Issuer that is not also a Granting Party.

ANNEX 2

to the ABL Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of [                   ,    ], 20[   ] (this “Assumption Agreement”), made by [                         ], a [                    ] [corporation] ([each an][the] “Additional Granting Party”), in favor of ROYAL BANK OF CANADA, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined in the ABL Guarantee and Collateral Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the ABL Guarantee and Collateral Agreement, or if not defined therein, in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, LBM MIDCO, LLC, a Delaware limited liability company (together with its successors and assigns, “Holding”), LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower, collectively the “Borrowers” and each individually a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the Collateral Agent and the other parties party thereto are parties to an ABL Credit Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower, certain of its Domestic Subsidiaries and Holding are, or are to become, parties to the ABL Guarantee and Collateral Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “ABL Guarantee and Collateral Agreement”), in favor of the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, [the][each] Additional Granting Party is a member of an affiliated group of companies that includes the Parent Borrower and each other Granting Party; the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Parent Borrower to make valuable transfers to one or more of the other Granting Parties (including such Additional Granting Party) in connection with the operation of their respective businesses; and the Parent Borrower and the other Granting Parties (including such Additional Granting Party) are engaged in related businesses, and each such Granting Party (including [each] such Additional Granting Party) will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, the Credit Agreement requires [the] [each] Additional Granting Party to become a party to the ABL Guarantee and Collateral Agreement; and

WHEREAS, [the][each] Additional Granting Party has agreed to execute and deliver this Assumption Agreement in order to become a party to the ABL Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.                                      Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, [the][each] Additional Granting Party, as provided in subsection 9.15 of the ABL Guarantee and Collateral Agreement, hereby becomes a party to the ABL Guarantee and Collateral Agreement as a Granting Party thereunder with the same force and effect as if originally named therein as a Granting Party and a [Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor](2) and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Granting Party and a [Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor](3) thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [ ] to the ABL Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information. [The][Each] Additional Granting Party hereby represents and warrants that each of the representations and warranties of such Additional Granting Party, in its capacities as a Granting Party and a Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor],(4) contained in Section 4 of the ABL Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. Each Additional Granting Party hereby grants, as and to the same extent as provided in the ABL Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the [Collateral (as such term is defined in subsection 3.1 of the ABL Guarantee and Collateral Agreement) of such Additional Granting Party] [and] [the Pledged Collateral (as such term is defined in the ABL Guarantee and Collateral Agreement) of such Additional Granting Party, except as provided in subsection 3.3 of the ABL Guarantee and Collateral Agreement].

2.                                      GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

(2)         Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

(3)         Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

(4)         Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTING PARTY]

By:
Name:
Title:

Acknowledged and Agreed to as of the date
hereof by:

ROYAL BANK OF CANADA,
as Collateral Agent and Administrative
Agent

By:
Name:
Title:

3

ANNEX 3

to the ABL Guarantee and Collateral Agreement

SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT, dated as of [                ], 20[    ] (this “Supplemental Agreement”), made by [                            ], a [              ] corporation (the “Additional Pledgor”), in favor of ROYAL BANK OF CANADA, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined in the ABL Guarantee and Collateral Agreement (as defined below)). All capitalized terms not defined herein shall have the meaning ascribed to them in the ABL Guarantee and Collateral Agreement, or if not defined therein, in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, LBM MIDCO, LLC, a Delaware limited liability company (together with its successors and assigns, “Holding”), LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower, collectively the “Borrowers” and each individually a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and the Administrative Agent, the Collateral Agent and the other parties party thereto are parties to an ABL Credit Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Parent Borrower, certain of its Domestic Subsidiaries and Holding are, or are to become, parties to the ABL Guarantee and Collateral Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “ABL Guarantee and Collateral Agreement”), in favor of the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Pledgor to become a Pledgor under the ABL Guarantee and Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Additional Pledgor; and

WHEREAS, the Additional Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a Pledgor under the ABL Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.                                      Guarantee and Collateral Agreement. By executing and delivering this Supplemental Agreement, the Additional Pledgor, as provided in subsection 9.15 of the ABL Guarantee and Collateral Agreement, hereby becomes a Pledgor under the ABL Guarantee and Collateral Agreement with respect to the shares of Capital Stock of the Subsidiary of the Additional Pledgor listed in Annex 1 hereto and will be bound by all terms, conditions and duties applicable to a Pledgor under the ABL Guarantee and Collateral Agreement, as a Pledgor thereunder. The information set forth in Annex 1 hereto is hereby added to the information set forth in Schedule 2 to the ABL Guarantee and Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information. The Additional Pledgor hereby represents and warrants that each of the representations and warranties of such Additional Pledgor, in its capacity as a Pledgor, contained in subsection 4.3 of the ABL Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Supplemental Agreement) as if made on and as of such date. The Additional Pledgor hereby undertakes each of the covenants, in its capacity as a Pledgor, contained in subsection 5.3 of the ABL Guarantee and Collateral Agreement. The Additional Pledgor hereby grants, as and to the same extent as provided in the ABL Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in all of the Pledged Collateral of such Additional Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, except as provided in subsection 3.3 of the ABL Guarantee and Collateral Agreement. The Additional Pledgor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplemental Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

2.                                      GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL PLEDGOR]

By:
Name:
Title:

Acknowledged and Agreed to as of the
date hereof by:

ROYAL BANK OF CANADA,
as Collateral Agent and
Administrative Agent

By:
Name:
Title:

3

ANNEX 4

to the ABL Guarantee and Collateral Agreement

JOINDER AND RELEASE

JOINDER AND RELEASE, dated as of [                     ], [           ] (this “Joinder”) by and among [                    ] (“Assignor”), [                        ] (“Assignee”) and ROYAL BANK OF CANADA, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement referred to below and for the other Secured Parties (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in the ABL Guarantee and Collateral Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, LBM MIDCO, LLC, a Delaware limited liability company (together with its successors and assigns, “Holding”), LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower, collectively the “Borrowers” and each individually a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and the Administrative Agent, the Issuing Lender, the Collateral Agent and the other parties party thereto are parties to an ABL Credit Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, Assignor (as the direct parent of the Parent Borrower), the Parent Borrower and certain other subsidiaries of Borrower entered into the ABL Guarantee and Collateral Agreement, dated as of August 20, 2015 (the “ABL Guarantee and Collateral Agreement”) by and among Assignor, the Parent Borrower, certain of the Borrower’s Subsidiaries and the Collateral Agent, pursuant to which, among other things, they agreed to jointly and severally, unconditionally and irrevocably, guarantee all of the obligations of the Parent Borrower under the Credit Agreement and grant security interests in and pledge property and assets, including the Pledged Collateral, in favor of the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, Assignee is acquiring from Assignor all of the Capital Stock of the Borrower;

WHEREAS, in connection therewith, Section 9.16(e) of the ABL Guarantee and Collateral Agreement requires Assignee to assume all of the obligations of Assignor under the ABL Guarantee and Collateral Agreement and the other Loan Documents to which Assignor is a party; and

WHEREAS, upon the assumption of Assignor’s obligations by Assignee, the Assignor shall be automatically released from its obligations under the ABL Guarantee and

Collateral Agreement and any other instrument or document furnished pursuant thereto, and pursuant to Section 9.16(e) of the ABL Guarantee and Collateral Agreement the Collateral Agent shall, among other things, take such actions as may be reasonably requested to evidence such release.

NOW, THEREFORE, IT IS AGREED:

1.              By executing and delivering this Joinder, Assignee hereby expressly assumes all of the obligations of Assignor under the ABL Guarantee and Collateral Agreement and each other Loan Document to which Assignor is a party and agrees that it will be bound by the provisions of the ABL Guarantee and Collateral Agreement and such other Loan Documents. Pursuant to Section 9.16(e) of the ABL Guarantee and Collateral Agreement, Assignee hereby succeeds to, and is substituted for, and shall exercise every right and power of, Assignor under the ABL Guarantee and Collateral Agreement and the other Loan Documents to which Assignor is a party, and shall be thereafter be deemed to be “Holding” for purposes of the ABL Guarantee and Collateral Agreement and the other Loan Documents and a “Guarantor”, “Granting Party” and “Pledgor” for purposes of the ABL Guarantee and Collateral Agreement as if originally named therein and the Assignor is hereby expressly, irrevocably and unconditionally discharged from all debts, obligations, covenants and agreements under the ABL Guarantee and Collateral Agreement and the other Loan Documents to which it is a party.

2.              The Collateral Agent hereby confirms and acknowledges the release of Assignor from its Guarantee and all other obligations under the ABL Guarantee and Collateral Agreement and all other obligations thereunder and under the other Loan Documents.

3.              The Collateral Agent hereby confirms and acknowledges that the Lien pursuant to the ABL Guarantee and Collateral Agreement on all Security Collateral of Assignor, and any Lien pursuant to any other Loan Document on the property or assets of Assignor, have been automatically released.

4.              Assignee hereby represents and warrants that each of the representations and warranties made by Assignee, in its capacity as a Guarantor, Grantor and Pledgor, in each case solely with respect to the representations and warranties made by Holding, contained in Section 4 of the ABL Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Joinder Agreement) as if made on and as of such date. Assignee hereby grants, as and to the same extent as provided in the ABL Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the Pledged Collateral (as such term is defined in the ABL Guarantee and Collateral Agreement) of Assignee, subject to subsection 3.3 of the ABL Guarantee and Collateral Agreement and with the limitations as applicable to Holding.

5.              GOVERNING LAW. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND

5

INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

6

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be duly executed and delivered as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Acknowledged and Agreed to as
of the date hereof by:

ROYAL BANK OF CANADA,
as Collateral Agent and Administrative
Agent

By:
Name:
Title:

7

EXHIBIT C

to

ABL CREDIT AGREEMENT

FORM OF ABL/TERM LOAN INTERCREDITOR AGREEMENT

[See attached.]

EXECUTION VERSION

INTERCREDITOR AGREEMENT

by and among

ROYAL BANK OF CANADA

as ABL Agent,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as First Lien Term Loan Agent

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Second Lien Term Loan Agent

Dated as of August 20, 2015

Table of Contents

Page

ARTICLE 1 Definitions	2

Section 1.1 UCC Definitions	2
Section 1.2 Other Definitions	3
Section 1.3 Rules of Construction	34

ARTICLE 2 Lien Priority	35

Section 2.1 Agreement to Subordinate	35
Section 2.2 Waiver of Right to Contest Liens	39
Section 2.3 Remedies Standstill	41
Section 2.4 Exercise of Rights	44
Section 2.5 No New Liens	51
Section 2.6 Waiver of Marshalling	54

ARTICLE 3 Actions of the Parties	55

Section 3.1 Certain Actions Permitted	55
Section 3.2 Agent for Perfection	56
Section 3.3 Sharing of Information and Access	57
Section 3.4 Insurance	58
Section 3.5 No Additional Rights For the Credit Parties Hereunder	58
Section 3.6 Actions Upon Breach	58
Section 3.7 Inspection Rights	59
Section 3.8 License for Term Loan Priority Collateral	61
Section 3.9 Agent Discretion	62

ARTICLE 4 Application of Proceeds	62

Section 4.1 Application of Proceeds	62
Section 4.2 Specific Performance	66
Section 4.3 Sale of Collateral Comprising Both ABL Priority Collateral and Term Loan Priority Collateral; Certain Proceeds of Capital Stock or Intercompany Loans	67

ARTICLE 5 Intercreditor Acknowledgements and Waivers	68

Section 5.1 Notice of Acceptance and Other Waivers	68
Section 5.2 Modifications to ABL Documents and Term Loan Documents	73
Section 5.3 Reinstatement and Continuation of Agreement	78

ARTICLE 6 Insolvency Proceedings	80

Section 6.1 DIP Financing	80

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Table of Contents

(continued)

EXHIBITS

Exhibit A	—	Form of Additional Indebtedness Designation
Exhibit B	—	Form of Additional Indebtedness Joinder
Exhibit C	—	Form of Joinder of ABL Credit Agreement, First Lien Term Loan Credit Agreement or Second Lien Term Loan Credit Agreement

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INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of August 20, 2015 by and among Royal Bank of Canada, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “ABL Agent”) for the ABL Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “First Lien Term Loan Agent”) for the First Lien Term Loan Secured Parties and Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “Second Lien Term Loan Agent”) for the Second Lien Term Loan Secured Parties. Capitalized terms defined in Article 1 hereof are used in this Agreement as so defined.

RECITALS

A.                                    Pursuant to the Original ABL Credit Agreement, the ABL Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B.                                    Pursuant to the ABL Guarantees, the ABL Guarantors have agreed to guarantee the payment and performance of the ABL Borrowers’ obligations under the ABL Documents.

C.                                    As a condition to the effectiveness of the Original ABL Credit Agreement and to secure the obligations of the ABL Credit Parties under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral.

D.                                    Pursuant to the Original First Lien Term Loan Credit Agreement, the First Lien Term Loan Credit Agreement Lenders have agreed to make certain loans to or for the benefit of the First Lien Term Loan Borrower.

E.                                     Pursuant to the First Lien Term Loan Guarantees, the First Lien Term Loan Guarantors have agreed to guarantee the payment and performance of the First Lien Term Loan Borrower’s obligations under the First Lien Term Loan Documents.

F.                                      As a condition to the effectiveness of the Original First Lien Term Loan Credit Agreement and to secure the obligations of the First Lien Term Loan Credit Parties under and in connection with the First Lien Term Loan Documents, the First Lien Term Loan Credit Parties have granted to the First Lien Term Loan Agent (for the benefit of the First Lien Term Loan Secured Parties) Liens on the Collateral.

G.                                    Pursuant to the Original Second Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement Lenders have agreed to make certain loans to or for the benefit of the Second Lien Term Loan Borrower.

H.                                   Pursuant to the Second Lien Term Loan Guarantees, the Second Lien Term Loan Guarantors have agreed to guarantee the payment and performance of the Second Lien Term Loan Borrower’s obligations under the Second Lien Term Loan Documents.

I.                                        As a condition to the effectiveness of the Original Second Lien Term Loan Credit Agreement and to secure the obligations of the Second Lien Term Loan Credit Parties under and in connection with the Second Lien Term Loan Documents, the Second Lien Term Loan Credit Parties have granted to the Second Lien Term Loan Agent (for the benefit of the Second Lien Term Loan Secured Parties) Liens on the Collateral.

J.                                        Pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Term Indebtedness” (and as either “Additional First Lien Term Indebtedness” or “Additional Second Lien Term Indebtedness”, as the case may be) by executing and delivering the Additional Indebtedness Designation and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Term Indebtedness and any other applicable Additional Term Secured Party shall thereafter constitute Additional Term Secured Parties (and either “Additional First Lien Term Secured Parties” or “Additional Second Lien Term Secured Parties”, as the case may be), and any Additional Term Agent for any such Additional Term Secured Parties shall thereafter constitute an Additional Term Agent (and either an “Additional First Lien Term Agent” or an “Additional Second Lien Term Agent”, as the case may be), for all purposes under this Agreement.

K.                                    Each of the ABL Agent (on behalf of the ABL Secured Parties), the First Lien Term Loan Agent (on behalf of the First Lien Term Loan Secured Parties) and the Second Lien Term Loan Agent (on behalf of the Second Lien Term Loan Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties, the First Lien Term Loan Credit Parties and the Second Lien Term Loan Credit Parties, desire to agree to the relative priority (as between the ABL Secured Parties on one hand and the First Lien Term Loan Collateral Secured Parties and the Second Lien Term Loan Collateral Secured Parties on the other hand) of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.1       UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

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Section 1.2       Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean Royal Bank of Canada in its capacity as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original ABL Credit Agreement or any subsequent ABL Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any ABL Credit Agreement.

“ABL Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Credit Agreement Lender or an ABL Agent or an Affiliate of an ABL Credit Agreement Lender or an ABL Agent, in each case, on the date the applicable ABL Credit Agreement became effective, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more ABL Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“ABL Bank Products Provider” shall mean any Person (other than an ABL Bank Products Affiliate) that has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Company in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“ABL Borrowers” shall mean the Company and certain of its Subsidiaries, in their capacities as borrowers under the ABL Credit Agreement, together with its and their respective successors and assigns.

“ABL Collateral Documents” shall mean all “Security Documents” as defined in the Original ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented, waived or modified from time to time.

“ABL Collateral Representative” shall mean (a) if the Original ABL Credit Agreement is then in effect, the ABL Agent acting for the ABL Secured Parties, and (b) if the Original ABL Credit Agreement is not then in effect, the ABL Agent under the relevant subsequent ABL Credit Agreement acting for the ABL Secured Parties.

“ABL Commingled Collateral” shall have the meaning set forth in Section 3.7(a) hereof.

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“ABL Credit Agreement” shall mean (i) if the Original ABL Credit Agreement is then in effect, the Original ABL Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original ABL Credit Agreement or (y) any subsequent ABL Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Term Loan Collateral Representative, that the obligations under such ABL Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the ABL Credit Agreement shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the ABL Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under any ABL Credit Agreement.

“ABL Credit Parties” shall mean the ABL Borrowers, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any ABL Document.

“ABL Documents” shall mean the ABL Credit Agreement, the ABL Guarantees, the ABL Collateral Documents, any ABL Hedging Agreements, and those other ancillary agreements as to which the ABL Agent or any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantors” shall mean, collectively, Holding and each direct and indirect Subsidiary of the Company (together with its successors and assigns), other than an ABL Borrower, that at any time is a guarantor under any of the ABL Guarantees and any other Person who becomes a guarantor under any of the ABL Guarantees.

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“ABL Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Agent or an ABL Credit Agreement Lender or an Affiliate of an ABL Agent or an ABL Credit Agreement Lender, in each case, on the date the applicable ABL Credit Agreement became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more ABL Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Hedging Agreements” shall mean any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate or any ABL Bank Products Provider and any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate or any ABL Hedging Provider.

“ABL Hedging Provider” shall mean any Person (other than an ABL Hedging Affiliate) that has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Company in accordance with the terms of one or more ABL Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“ABL Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the “administrative agent” or “agent” under the ABL Credit Agreement, the ABL Credit Agreement Lenders or any of them, any ABL Bank Products Affiliates, any ABL Hedging Affiliates, any ABL Bank Products Providers or any ABL Hedging Providers, under any ABL Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of ABL Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Permitted Access Right” shall have the meaning set forth in Section 3.7(a).

“ABL Priority Collateral” shall mean all Collateral consisting of the following:

(1)                                 all Accounts (other than Accounts which constitute identifiable Proceeds of Term Loan Priority Collateral);

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(2)                                 (x) all Deposit Accounts and Securities Accounts (and all Money, cash, Cash Equivalents, checks, other negotiable instruments, funds and other evidences of payments, Securities and Security Entitlements, in each case, credited thereto or deposited therein), and (y) all cash and Cash Equivalents, in each case other than (i) the Asset Sales Proceeds Account and all cash, checks and other property held therein or credited thereto, (ii) Capital Stock of direct and indirect Subsidiaries of Holding and (iii) identifiable Proceeds of Term Loan Priority Collateral;

(3)                                 all Inventory;

(4)                                 to the extent involving or governing any of the items referred to in the preceding clauses (1) through (3), all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), all Documents, General Intangibles (including data processing software and excluding Intellectual Property and Capital Stock of direct and indirect Subsidiaries of the Company), Instruments (including Promissory Notes), Letter of Credit Rights and Commercial Tort Claims, provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (3) shall be included in the ABL Priority Collateral;

(5)                                 to the extent involving or governing any of the items referred to in the preceding clauses (1) through (4), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6)                                 all books and Records relating to the foregoing (including all books, databases, customer lists, credit files, computer files and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(7)                                 all collateral security and guarantees with respect to any of the foregoing and all accessions to, substitutions for and replacements of the foregoing, and all Proceeds of the foregoing, including cash, Cash Equivalents, Money, instruments, securities (other than Capital Stock of direct and indirect Subsidiaries of the Company), financial assets, Investment Property (other than Capital Stock of direct and indirect Subsidiaries of the Company), insurance proceeds (including proceeds of business interruption insurance) and Deposit Accounts and Securities Accounts directly received as Proceeds of any ABL Priority Collateral described in the preceding clauses (1) through (4) (such Proceeds, “ABL Priority Proceeds”); provided, however, that no Proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such Proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets (as defined in the next succeeding sentence) be ABL Priority Collateral.

As used in this definition of “ABL Priority Collateral”, the term “Excluded Assets” shall have the meaning provided in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in the ABL Collateral Documents relating thereto, or

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in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) or in the ABL Collateral Documents relating thereto.

“ABL Priority Proceeds” shall have the meaning set forth in the definition of ABL Priority Collateral of this Agreement.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” shall mean the ABL Agent and all ABL Credit Agreement Lenders, all ABL Bank Products Affiliates, all ABL Hedging Affiliates, all ABL Bank Products Providers and all ABL Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any ABL Credit Agreement.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional First Lien Term Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional First Lien Term Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional First Lien Term Credit Facility.

“Additional First Lien Term Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional First Lien Term Credit Party with the obligations of such Additional First Lien Term Credit Party thereunder being secured by one or more Additional First Lien Term Collateral Documents, (b) was an Additional First Lien Term Agent or an Additional First Lien Term Credit Facility Lender or an Affiliate of an Additional First Lien Term Agent or an Additional First Lien Term Credit Facility Lender, in each case, on the date the Applicable Additional First Lien Term Credit Facility became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional First Lien Term Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional First Lien Term Bank Products Provider” shall mean any Person (other than an Additional First Lien Term Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional First Lien Term Credit Party with the obligations of such Additional First Lien Term Credit Party thereunder being secured by one or more Additional First Lien Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional First Lien Term Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional First Lien Term Borrower” shall mean any Additional First Lien Term Credit Party that incurs or issues Additional Indebtedness under any Additional First Lien Term Credit Facility, together with its successors and assigns.

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“Additional First Lien Term Collateral Documents” shall mean all “Security Documents” as defined in any Additional First Lien Term Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional First Lien Term Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional First Lien Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional First Lien Term Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional First Lien Term Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional First Lien Term Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional First Lien Term Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Original First Lien Term Loan Credit Agreement whether or not then in effect.

“Additional First Lien Term Credit Facility Lenders” shall mean one or more holders of Additional First Lien Term Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional First Lien Term Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under any Additional First Lien Term Credit Facility.

“Additional First Lien Term Credit Party” shall mean the Company, Holding (so long as it is a guarantor under any of the Additional First lien Term Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional First Lien Term Document, and any other Person who becomes a guarantor under any of the Additional First Lien Term Guarantees.

“Additional First Lien Term Documents” shall mean any Additional First Lien Term Credit Facilities, any Additional First Lien Term Guarantees, any Additional First Lien Term Collateral Documents, any Additional First Lien Term Hedging Agreements, those other ancillary agreements as to which any Additional First Lien Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional First Lien Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional First Lien Term Agent, in connection with any of the foregoing or any Additional First Lien Term Credit Facility, including any intercreditor or joinder agreement among any of the Additional First Lien Term Secured Parties or among any of the First Lien Term Loan Secured Parties and Additional First Lien Term

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Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional First Lien Term Guarantees” shall mean any one or more guarantees of any Additional First Lien Term Obligations of any Additional First Lien Term Credit Party by any other Additional First Lien Term Credit Party in favor of any Additional First Lien Term Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional First Lien Term Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional First Lien Term Credit Party with the obligations of such Additional First Lien Term Credit Party thereunder being secured by one or more Additional First Lien Term Collateral Documents, (b) was an Additional First Lien Term Agent or an Additional First Lien Term Credit Facility Lender or an Affiliate of an Additional First Lien Term Agent or an Additional First Lien Term Credit Facility Lender, in each case, on the date the applicable Additional First Lien Term Credit Facility became effective or at the time of entry into such Additional First Lien Term Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional First Lien Term Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional First Lien Term Hedging Agreements” shall mean any Bank Products Agreements between any Additional First Lien Term Credit Party and any Additional First Lien Term Bank Products Affiliate or Additional First Lien Term Bank Products Provider and any Hedging Agreements between any Additional First Lien Term Credit Party and any Additional First Lien Term Hedging Affiliate or Additional First Lien Term Hedging Provider.

“Additional First Lien Term Hedging Provider” shall mean any Person (other than an Additional First Lien Term Hedging Affiliate) that has entered into a Hedging Agreement with an Additional First Lien Term Credit Party with the obligations of such Additional First Lien Term Credit Party thereunder being secured by one or more Additional First Lien Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional First Lien Term Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional First Lien Term Indebtedness” shall mean any Additional Indebtedness that is designated by the Company as “Additional First Lien Term Indebtedness” in the relevant Additional Indebtedness Designation in accordance with Section 7.11 hereof.

“Additional First Lien Term Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional First Lien Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional First Lien Term Credit Party from time to time to any Additional First Lien Term Agent, any Additional First Lien Term Secured

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Parties or any of them, including any Additional First Lien Term Bank Products Affiliate, Additional First Lien Term Hedging Affiliate, Additional First Lien Term Bank Products Provider or Additional First Lien Term Hedging Provider, under any Additional First Lien Term Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional First Lien Term Credit Party, would have accrued on any Additional First Lien Term Obligation, whether or not a claim is allowed against such Additional First Lien Term Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional First Lien Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional First Lien Term Secured Parties” shall mean all Additional First Lien Term Agents, all Additional First Lien Term Credit Facility Lenders, all Additional First Lien Term Bank Products Affiliates, all Additional First Lien Term Bank Products Providers, all Additional First Lien Term Hedging Affiliates, all Additional First Lien Term Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any Additional First Lien Term Credit Facility; and with respect to any Additional First Lien Term Agent shall mean the Additional First Lien Term Secured Parties represented by such Additional First Lien Term Agent.

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien on Collateral by:

(a)                                 prior to the Discharge of First Lien Term Loan Obligations, Section 7.2 of the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other First Lien Term Loan Credit Agreement then in effect if the Original First Lien Term Loan Credit Agreement is not then in effect (which covenant is designated in such First Lien Term Loan Credit Agreement as applicable for purposes of this definition);

(b)                                 prior to the Discharge of Second Lien Term Loan Obligations, Section 7.2 of the Original Second Lien Term Loan Credit Agreement (if the Original Second Lien Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Second Lien Term Loan Credit Agreement then in effect if the Original Second Lien Term Loan Credit Agreement is not then in effect (which covenant is designated in such Second Lien Term Loan Credit Agreement as applicable for purposes of this definition);

(c)                                  prior to the Discharge of ABL Obligations, Section 8.2 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition); and

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(d)                                 prior to the Discharge of Additional Term Obligations, any negative covenant restricting Liens contained in any applicable Additional Term Credit Facility then in effect (which covenant is designated in such Additional Term Credit Facility as applicable for purposes of this definition); and

(2)                                 is designated as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (w) for purposes of the preceding clause (1)(a), prior to the Discharge of First Lien Term Loan Obligations, in the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect), or in any other First Lien Term Loan Credit Agreement then in effect (if the Original First Lien Term Loan Credit Agreement is not then in effect), (x) for purposes of the preceding clause (1)(b), prior to the Discharge of Second Lien Term Loan Obligations, in the Original Second Lien Term Loan Credit Agreement (if the Original Second Lien Term Loan Credit Agreement is then in effect), or in any other Second Lien Term Loan Credit Agreement then in effect (if the Original Second Lien Term Loan Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(c), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) and (z) for purposes of the preceding clause (1)(d), prior to the Discharge of Additional Term Obligations, in the applicable Additional Term Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company with respect to Additional Indebtedness substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Term Agents in respect of the Additional Indebtedness subject to an Additional Indebtedness Designation, on behalf of one or more Additional Term Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Second Lien Term Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Second Lien Term Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Second Lien Term Credit Facility.

“Additional Second Lien Term Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional Second Lien Term Credit Party with the obligations of such Additional Second Lien Term Credit Party thereunder being secured by one or more Additional Second Lien Term Collateral Documents, (b) was an Additional Second Lien Term Agent or an Additional Second Lien Term Credit Facility Lender or an Affiliate of an Additional Second Lien Term Agent or an Additional Second Lien Term Credit Facility Lender, in each case, on the date the Applicable Additional Second Lien Term

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Credit Facility became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional Second Lien Term Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Second Lien Term Bank Products Provider” shall mean any Person (other than an Additional Second Lien Term Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Second Lien Term Credit Party with the obligations of such Additional Second Lien Term Credit Party thereunder being secured by one or more Additional Second Lien Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Second Lien Term Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Second Lien Term Borrower” shall mean any Additional Second Lien Term Credit Party that incurs or issues Additional Indebtedness under any Additional Second Lien Term Credit Facility, together with its successors and assigns.

“Additional Second Lien Term Collateral Documents” shall mean all “Security Documents” as defined in any Additional Second Lien Term Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Second Lien Term Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Second Lien Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Second Lien Term Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Second Lien Term Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Second Lien Term Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional Second Lien Term Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Original Second Lien Term Loan Credit Agreement whether or not then in effect.

“Additional Second Lien Term Credit Facility Lenders” shall mean one or more holders of Additional Second Lien Term Indebtedness (or commitments therefor) that is or may

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be incurred under one or more Additional Second Lien Term Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under any Additional Second Lien Term Credit Facility.

“Additional Second Lien Term Credit Party” shall mean the Company, Holding (so long as it is a guarantor under any of the Additional Second lien Term Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Second Lien Term Document, and any other Person who becomes a guarantor under any of the Additional Second Lien Term Guarantees.

“Additional Second Lien Term Documents” shall mean any Additional Second Lien Term Credit Facilities, any Additional Second Lien Term Guarantees, any Additional Second Lien Term Collateral Documents, any Additional Second Lien Term Hedging Agreements, those other ancillary agreements as to which any Additional Second Lien Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Second Lien Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Second Lien Term Agent, in connection with any of the foregoing or any Additional Second Lien Term Credit Facility, including any intercreditor or joinder agreement among any of the Additional Second Lien Term Secured Parties or among any of the Second Lien Term Loan Secured Parties and Additional Second Lien Term Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Second Lien Term Guarantees” shall mean any one or more guarantees of any Additional Second Lien Term Obligations of any Additional Second Lien Term Credit Party by any other Additional Second Lien Term Credit Party in favor of any Additional Second Lien Term Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Second Lien Term Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional Second Lien Term Credit Party with the obligations of such Additional Second Lien Term Credit Party thereunder being secured by one or more Additional Second Lien Term Collateral Documents, (b) was an Additional Second Lien Term Agent or an Additional Second Lien Term Credit Facility Lender or an Affiliate of an Additional Second Lien Term Agent or an Additional Second Lien Term Credit Facility Lender, in each case, on the date the applicable Additional Second Lien Term Credit Facility became effective or at the time of entry into such Additional Second Lien Term Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional Second Lien Term Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Second Lien Term Hedging Agreements” shall mean any Bank Products Agreements between any Additional Second Lien Term Credit Party and any Additional Second Lien Term Bank Products Affiliate or Additional Second Lien Term Bank Products Provider and any Hedging Agreements between any Additional Second Lien Term

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Credit Party and any Additional Second Lien Term Hedging Affiliate or Additional Second Lien Term Hedging Provider.

“Additional Second Lien Term Hedging Provider” shall mean any Person (other than an Additional Second Lien Term Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Second Lien Term Credit Party with the obligations of such Additional Second Lien Term Credit Party thereunder being secured by one or more Additional Second Lien Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Second Lien Term Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Second Lien Term Indebtedness” shall mean any Additional Indebtedness that is designated by the Company as “Additional Second Lien Term Indebtedness” in the relevant Additional Indebtedness Designation in accordance with Section 7.11 hereof.

“Additional Second Lien Term Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Second Lien Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Second Lien Term Credit Party from time to time to any Additional Second Lien Term Agent, any Additional Second Lien Term Secured Parties or any of them, including any Additional Second Lien Term Bank Products Affiliate, Additional Second Lien Term Hedging Affiliate, Additional Second Lien Term Bank Products Provider or Additional Second Lien Term Hedging Provider, under any Additional Second Lien Term Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Second Lien Term Credit Party, would have accrued on any Additional Second Lien Term Obligation, whether or not a claim is allowed against such Additional Second Lien Term Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Second Lien Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Second Lien Term Secured Parties” shall mean all Additional Second Lien Term Agents, all Additional Second Lien Term Credit Facility Lenders, all Additional Second Lien Term Bank Products Affiliates, all Additional Second Lien Term Bank Products Providers, all Additional Second Lien Term Hedging Affiliates, all Additional Second Lien Term Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any Additional Second Lien Term Credit Facility; and with respect to any Additional Second Lien Term Agent shall mean the Additional Second Lien Term Secured Parties represented by such Additional Second Lien Term Agent.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

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(a)                                 prior to the Discharge of First Lien Term Loan Obligations, Section 7.1 of the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other First Lien Term Loan Credit Agreement then in effect if the Original First Lien Term Loan Credit Agreement is not then in effect (which covenant is designated in such First Lien Term Loan Credit Agreement as applicable for purposes of this definition);

(b)                                 prior to the Discharge of Second Lien Term Loan Obligations, Section 7.1 of the Original Second Lien Term Loan Credit Agreement (if the Original Second Lien Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Second Lien Term Loan Credit Agreement then in effect if the Original Second Lien Term Loan Credit Agreement is not then in effect (which covenant is designated in such Second Lien Term Loan Credit Agreement as applicable for purposes of this definition);

(c)                                  prior to the Discharge of ABL Obligations, Section 8.1 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition); and

(d)                                 prior to the Discharge of Additional Term Obligations, any negative covenant restricting Indebtedness contained in any Additional Term Credit Facility then in effect (which covenant is designated in such Additional Term Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (w) for purposes of the preceding clause (a), prior to the Discharge of First Lien Term Loan Obligations, in the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect), or in any other First Lien Term Loan Credit Agreement then in effect (if the Original First Lien Term Loan Credit Agreement is not then in effect), (x) for purposes of the preceding clause (b), prior to the Discharge of Second Lien Term Loan Obligations, in the Original Second Lien Term Loan Credit Agreement (if the Original Second Lien Term Loan Credit Agreement is then in effect), or in any other Second Lien Term Loan Credit Agreement then in effect (if the Original Second Lien Term Loan Credit Agreement is not then in effect), (y) for purposes of the preceding clause (c), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (d), prior to the Discharge of Additional Term Obligations, in the applicable Additional Term Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

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“Additional Term Agent” shall mean the Additional First Lien Term Agent and the Additional Second Lien Term Agent.

“Additional Term Collateral Documents” shall mean the Additional First Lien Term Collateral Document and the Additional Second Lien Term Collateral Documents.

“Additional Term Credit Facilities” shall mean the Additional First Lien Term Credit Facilities and the Additional Second Lien Term Credit Facilities.

“Additional Term Credit Facility Lenders” shall mean the Additional First Lien Term Credit Facility Lenders and the Additional Second Lien Term Credit Facility Lenders.

“Additional Term Credit Party” shall mean any Additional First Lien Term Credit Party and any Additional Second Lien Term Credit Party.

“Additional Term Documents” shall mean the Additional First Lien Term Documents and the Additional Second Lien Term Documents.

“Additional Term Guarantees” shall mean the Additional First Lien Term Guarantees and the Additional Second Lien Term Guarantees.

“Additional Term Guarantor” shall mean any Additional Term Credit Party that at any time has provided an Additional Term Guarantee.

“Additional Term Hedging Affiliate” shall mean any Additional First Lien Term Hedging Affiliate and any Additional Second Lien Term Hedging Affiliate.

“Additional Term Hedging Provider” shall mean any Additional First Lien Term Hedging Provider and any Additional Second Lien Term Hedging Provider.

“Additional Term Indebtedness” shall mean any Additional First Lien Term Indebtedness and any Additional Second Lien Term Indebtedness.

“Additional Term Obligations” shall mean the Additional First Lien Term Obligations and the Additional Second Lien Term Obligations.

“Additional Term Recovery” shall have the meaning set forth in Section 5.3(d).

“Additional Term Secured Parties” shall mean the Additional First Lien Term Secured Parties and the Additional Second Lien Term Secured Parties.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlling” and “Controlled” have meanings correlative thereto.

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“Agreement” shall mean this Intercreditor Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof.

“Agent” shall mean the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent, as applicable.

“Asset Sales Proceeds Account” shall mean one or more Deposit Accounts or Securities Accounts holding only the proceeds of any sale or disposition of any Term Loan Priority Collateral and the Proceeds of investment thereof.

“Bank Products Affiliate” shall mean any ABL Bank Products Affiliate, any First Lien Term Loan Bank Products Affiliate, any Second Lien Term Loan Bank Products Affiliate, any Additional First Lien Term Bank Products Affiliate or any Additional Second Lien Term Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including processing and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except Indebtedness arising from services described in items (a) through (c) of this definition).

“Bank Products Provider” shall mean any ABL Bank Products Provider, any First Lien Term Loan Bank Products Provider, any Second Lien Term Loan Bank Products Provider, any Additional First Lien Term Bank Products Provider or any Additional Second Lien Term Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” shall mean any of the ABL Borrowers, the First Lien Term Loan Borrower, the Second Lien Term Loan Borrower, any Additional First Lien Term Borrower and any Additional Second Lien Term Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

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“Capitalized Lease Obligation” shall have the meaning set forth in the Original ABL Credit Agreement.

“Capital Stock” shall have the meaning set forth in the Original ABL Credit Agreement.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall have the meaning set forth in the Original ABL Credit Agreement on the date hereof (or as modified from time to time to the extent such modifications, taken as a whole, are not materially adverse to the First Lien Term Loan Secured Parties or the Second Lien Term Loan Secured Parties), and any other cash equivalents similar to such “Cash Equivalents” described therein.

“Collateral” shall mean all Property now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted or purported to be granted to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent under any of the ABL Collateral Documents, the First Lien Term Loan Collateral Documents, the Second Lien Term Loan Collateral Documents, the Additional First Lien Term Collateral Documents or the Additional Second Lien Term Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

“Commodities Agreement” shall mean, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” shall mean LBM Borrower, LLC, a Delaware Limited Liability Company, and any successor in interest thereto.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Securities Account, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Controlling Term Holders” shall mean (i) prior to the Discharge of the First Lien Term Loan Collateral Obligations, the “Controlling Senior Priority Secured Parties”, as defined in the First/Second Lien Intercreditor Agreement and (ii) thereafter, the Secured Parties whose Agent is the “Junior Priority Representative”, as defined in the First/Second Lien Intercreditor Agreement.

“Copyrights” shall mean all (a) copyright rights in any work subject to the copyright laws of the United States, whether registered or unregistered and whether published or unpublished, including copyrights in computer software and the content thereof, and internet web sites and the content thereof, (b) all derivative works, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the tangible medium of fixation, (c) registrations, recordings and applications for registration of any

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such copyright rights in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, and (d) rights to obtain all renewals thereof.

“Credit Documents” shall mean the ABL Documents, the First Lien Term Loan Documents, the Second Lien Term Loan Documents and any Additional Term Documents.

“Credit Facility” shall mean the ABL Credit Agreement, the First Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement or any Additional Term Credit Facility, as applicable.

“Credit Parties” shall mean the ABL Credit Parties, the First Lien Term Loan Credit Parties, the Second Lien Term Loan Credit Parties and any Additional Term Credit Parties.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of ABL Obligations” shall mean:

(a)                                 the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid at the time under the applicable ABL Credit Agreement, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable ABL Credit Agreement at such time; and

(b)                                 the termination of all then outstanding commitments to extend credit under the ABL Documents at such time.

“Discharge of Additional First Lien Term Obligations” shall mean if any Indebtedness shall at any time have been incurred under any Additional First Lien Term Credit Facility, with respect to each Additional First Lien Term Credit Facility:

(a)                                 the payment in full in cash of the applicable Additional First Lien Term Obligations that are outstanding and unpaid at the time all Additional First Lien Term Indebtedness under such Additional First Lien Term Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional First Lien Term Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable Additional First Lien Term Credit Facility at such time; and

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(b)                                 the termination of all then outstanding commitments to extend credit under the Additional First Lien Term Documents at such time.

“Discharge of Additional Second Lien Term Obligations” shall mean if any Indebtedness shall at any time have been incurred under any Additional Second Lien Term Credit Facility, with respect to each Additional Second Lien Term Credit Facility:

(a)                                 the payment in full in cash of the applicable Additional Second Lien Term Obligations that are outstanding and unpaid at the time all Additional Second Lien Term Indebtedness under such Additional Second Lien Term Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Second Lien Term Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable Additional Second Lien Term Credit Facility at such time; and

(b)                                 the termination of all then outstanding commitments to extend credit under the Additional Second Lien Term Documents at such time.

“Discharge of Additional Term Obligations” shall mean the Discharge of Additional First Lien Term Obligations and the Discharge of Additional Second Lien Term Obligations.

“Discharge of First Lien Term Loan Collateral Obligations” shall mean the Discharge of First Lien Term Loan Obligations and (if applicable) the Discharge of Additional First Lien Term Obligations for each Additional First Lien Term Credit Facility.

“Discharge of First Lien Term Loan Obligations” shall mean:

(a)                                 the payment in full in cash of the applicable First Lien Term Loan Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable First Lien Term Loan Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such First Lien Term Loan Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable First Lien Term Loan Credit Agreement at such time; and

(b)                                 the termination of all then outstanding commitments to extend credit under the First Lien Term Loan Documents at such time.

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“Discharge of Second Lien Term Loan Collateral Obligations” shall mean the Discharge of Second Lien Term Loan Obligations and (if applicable) the Discharge of Additional Second Lien Term Obligations for each Additional Second Lien Term Credit Facility.

“Discharge of Second Lien Term Loan Obligations” shall mean:

(a)                                 the payment in full in cash of the applicable Second Lien Term Loan Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Second Lien Term Loan Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Second Lien Term Loan Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable Second Lien Term Loan Credit Agreement at such time; and

(b)                                 the termination of all then outstanding commitments to extend credit under the Second Lien Term Loan Documents at such time.

“Discharge of Term Loan Collateral Obligations” shall mean the Discharge of First Lien Term Loan Collateral Obligations and the Discharge of Second Lien Term Loan Collateral Obligations.

“Disposition” shall mean any sale, issuance, conveyance, transfer, lease, license or other disposition.

“Dollar” and “$” shall mean lawful money of the United States.

“Event of Default” shall mean an Event of Default under the ABL Credit Agreement, any First Lien Term Loan Credit Agreement, any Second Lien Term Loan Credit Agreement or any Additional Term Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)                                 the taking of any action to enforce or realize upon any Lien on Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien on Collateral;

(b)                                 the exercise of any right or remedy provided to a secured creditor on account of a Lien on Collateral under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien on Collateral;

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(c)                                  the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)                                 the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)                                  the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)                                   the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)                                  the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)                                 the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral, provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations, (iii) the establishment or change of borrowing base and/or availability reserves, collateral, Accounts or Inventory ineligibles, or other conditions for advances, (iv) the changing of advance rates or advance sub-limits, (v) the imposition of a default rate or late fee, (vi) the collection and application (including pursuant to “cash dominion” provisions) of Accounts or other monies deposited from time to time in Commodity Accounts, Deposit Accounts or Securities Accounts, in each case, against the ABL Obligations pursuant to the provisions of the ABL Documents (including the notification of account debtors, depositary institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent), (vii) the cessation of lending or termination of commitments pursuant to the provisions of the ABL Documents, the First Lien Term Loan Documents, the Second Lien Term Loan Documents or any applicable Additional Term Documents, (viii) the consent by the ABL Agent to disposition by any Grantor of any of the ABL Priority Collateral or the consent by the Term Loan Collateral Representative to disposition by any Grantor of any of the Term Loan Priority Collateral or (ix) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“First/Second Lien Intercreditor Agreement” shall mean the intercreditor agreement entered into on the date of this Agreement between the First Lien Term Loan Agent and the Second Lien Term Loan Agent as the same may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“First Lien Term Loan Agent” shall mean Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent under the Original First Lien Term Loan Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original First Lien Term Loan Credit Agreement or any subsequent First Lien Term

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Loan Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any First Lien Term Loan Credit Agreement.

“First Lien Term Loan Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a First Lien Term Loan Credit Party with the obligations of such First Lien Term Loan Credit Party thereunder being secured by one or more First Lien Term Loan Collateral Documents, (b) was a First Lien Term Loan Agent, a First Lien Term Loan Credit Agreement Lender or an Affiliate of a First Lien Term Loan Agent or a First Lien Term Loan Credit Agreement Lender, in each case, on the date the applicable First Lien Term Loan Credit Agreement became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more First Lien Term Loan Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“First Lien Term Loan Bank Products Provider” shall mean any Person (other than a First Lien Term Loan Bank Products Affiliate) that has entered into a Bank Products Agreement with a First Lien Term Loan Credit Party with the obligations of such First Lien Term Loan Credit Party thereunder being secured by one or more First Lien Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more First Lien Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“First Lien Term Loan Borrower” shall mean the Company, in its capacity as the borrower under the First Lien Term Loan Credit Agreement, together with its successors and assigns.

“First Lien Term Loan Collateral Documents” shall mean all “Security Documents” as defined in the Original First Lien Term Loan Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any First Lien Term Loan Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Term Loan Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“First Lien Term Loan Collateral Obligations” shall mean the First Lien Term Loan Obligations and any Additional First Lien Term Obligations.

“First Lien Term Loan Collateral Secured Parties” shall mean the First Lien Term Loan Secured Parties and any Additional First Lien Term Secured Parties.

“First Lien Term Loan Credit Agreement” shall mean (i) if the Original First Lien Term Loan Credit Agreement is then in effect, the Original First Lien Term Loan Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan

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agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original First Lien Term Loan Credit Agreement or (y) any subsequent First Lien Term Loan Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such First Lien Term Loan Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Collateral Representative (other than any ABL Collateral Representative being replaced in connection with such joinder) and the Term Loan Collateral Representative (other than any Term Loan Collateral Representative being replaced in connection with such joinder), that the obligations under such First Lien Term Loan Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the First Lien Term Loan Credit Agreement shall be deemed a reference to any First Lien Term Loan Credit Agreement then in existence.

“First Lien Term Loan Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the First Lien Term Loan Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under the First Lien Term Loan Credit Agreement.

“First Lien Term Loan Credit Parties” shall mean the First Lien Term Loan Borrower, the First Lien Term Loan Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any First Lien Term Loan Document.

“First Lien Term Loan Documents” shall mean the First Lien Term Loan Credit Agreement, the First Lien Term Loan Guarantees, the First Lien Term Loan Collateral Documents, any Bank Products Agreements between any First Lien Term Loan Credit Party and any First Lien Term Loan Bank Products Affiliate or any First Lien Term Loan Bank Products Provider, any Hedging Agreements between any First Lien Term Loan Credit Party and any First Lien Term Loan Hedging Affiliate or any First Lien Term Loan Hedging Provider, and those other ancillary agreements as to which the First Lien Term Loan Agent or any First Lien Term Loan Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any First Lien Term Loan Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the First Lien Term Loan Agent, in connection with any of the foregoing or any First Lien Term Loan Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“First Lien Term Loan Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the First Lien Term Loan Guarantors in favor of the First Lien Term Loan Agent, and all other guarantees of any First Lien Term Loan Obligations of any First Lien Term Loan Credit Party by any other First Lien Term Loan Credit Party in favor of any

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First Lien Term Loan Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“First Lien Term Loan Guarantors” shall mean, collectively, Holding and each direct and indirect Subsidiary of the First Lien Term Loan Borrower that at any time is a guarantor under any of the First Lien Term Loan Guarantees and any other Person who becomes a guarantor under any of the First Lien Term Loan Guarantees.

“First Lien Term Loan Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with a First Lien Term Loan Credit Party with the obligations of such First Lien Term Loan Credit Party thereunder being secured by one or more First Lien Term Loan Collateral Documents, (b) was a First Lien Term Loan Agent, a First Lien Term Loan Credit Agreement Lender or an Affiliate of a First Lien Term Loan Agent or a First Lien Term Loan Credit Agreement Lender, in each case, on the date the applicable First Lien Term Loan Credit Agreement became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more First Lien Term Loan Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“First Lien Term Loan Hedging Provider” shall mean any Person (other than a First Lien Term Loan Hedging Affiliate) that has entered into a Hedging Agreement with a First Lien Term Loan Credit Party with the obligations of such First Lien Term Loan Credit Party thereunder being secured by one or more First Lien Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more First Lien Term Loan Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“First Lien Term Loan Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any First Lien Term Loan Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each First Lien Term Loan Credit Party from time to time to the First Lien Term Loan Agent, the “administrative agent” or “agent” under the First Lien Term Loan Credit Agreement, the First Lien Term Loan Credit Agreement Lenders or any of them, including any First Lien Term Loan Bank Products Affiliates, any First Lien Term Loan Hedging Affiliates, any First Lien Term Loan Bank Products Providers or any First Lien Term Loan Hedging Providers under any First Lien Term Loan Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such First Lien Term Loan Credit Party, would have accrued on any First Lien Term Loan Obligation, whether or not a claim is allowed against such First Lien Term Loan Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement for amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the First Lien Term Loan Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

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“First Lien Term Loan Recovery” shall have the meaning set forth in Section 5.3(b).

“First Lien Term Loan Secured Parties” shall mean the First Lien Term Loan Agent, all First Lien Term Loan Credit Agreement Lenders, all First Lien Term Loan Bank Products Affiliates, all First Lien Term Loan Bank Products Providers, all First Lien Term Loan Hedging Affiliates, all First Lien Term Loan Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any First Lien Term Loan Credit Agreement.

“General Intangibles” shall mean all “general intangibles” as such term is defined in the Uniform Commercial Code.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the ABL Collateral Documents, in the First Lien Term Loan Collateral Documents, in the Second Lien Term Loan Collateral Documents or in the Additional Term Collateral Documents, as the context requires.

“Guarantee” shall mean, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any such obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the date hereof, or entered into in connection with any acquisition or disposition of assets permitted under the First Lien Term Loan Documents, Second Lien Term Loan Documents, ABL Documents and Additional Term Documents (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guarantor” shall mean any of the ABL Guarantors, the First Lien Term Loan Guarantors, the Second Lien Term Loan Guarantors and any Additional Term Guarantors.

“Hedging Affiliate” shall mean any ABL Hedging Affiliate, any First Lien Term Loan Hedging Affiliate, any Second Lien Term Loan Hedging Affiliate or any Additional Term Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any Additional Term Hedging Provider, any ABL Hedging Provider, any First Lien Term Loan Hedging Provider or any Second Lien Term Loan Hedging Provider, as applicable.

“Holding” shall mean LBM Midco, LLC, a Delaware limited liability company, and any successor thereto.

“Indebtedness” shall have the meaning provided in the Original ABL Credit Agreement on the date hereof (or as modified from time to time to the extent such modifications, taken as a whole, are not materially adverse to First Lien Term Loan Secured Parties or the Second Lien Term Loan Secured Parties).

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Intellectual Property” shall mean, with respect to any Credit Party, the collective reference to such Credit Party’s Trade Secrets, Copyrights, Patents, Trademarks and the IP Agreements, all rights therein, and all rights to sue at law or in equity for any past, present or future infringement, misappropriation, violation, misuse or other impairment thereof, including the right to receive injunctive relief and all Proceeds and damages therefrom.

“Intercompany Loans” shall mean any amounts owing by any Grantor to the Company or any of its Subsidiaries, whether or not evidenced by a promissory note.

“Inventory” shall have the meaning assigned in the Uniform Commercial Code as of the date hereof.

“IP Agreements” shall mean any and all written United States agreements, now or hereafter in effect, relating to the license, development, use, manufacture, distribution, sale or

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disclosure of any Copyrights, Patents, Trademarks, Trade Secrets or other Intellectual Property to which any Grantor, now or hereafter, is a party.

“Lien” shall mean any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any Additional Term Agent or any Additional Term Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Original ABL Credit Agreement” shall mean that certain ABL Credit Agreement dated as of the date hereof by and among, among others, the ABL Borrowers, Royal Bank of Canada, as administrative agent and issuing bank, the ABL Credit Agreement Lenders and the ABL Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original First Lien Term Loan Credit Agreement” shall mean that certain First Lien Term Loan Credit Agreement dated as of the date hereof by and among, among others, the First Lien Term Loan Borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent, the First Lien Term Loan Credit Agreement Lenders and the First Lien Term Loan Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Second Lien Term Loan Credit Agreement” shall mean that certain Second Lien Term Loan Credit Agreement dated as of the date hereof by and among, among others, the Second Lien Term Loan Borrower, Credit Suisse, as administrative agent, the Second Lien Term Loan Credit Agreement Lenders and the Second Lien Term Loan Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Other Intercreditor Agreement” shall mean an intercreditor agreement that may be entered into after the date of this Agreement between the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent.

“Party” shall mean, at any time, the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent, and “Parties” shall mean all of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent, in each case if then party to this Agreement.

“Patents” shall mean (a) all letters patent of the United States, all registrations, recordings and extensions thereof, and all applications for letters patent of the United States, including patent registrations, statutory invention registrations, utility models, recordings and

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pending applications in the United States Patent and Trademark Office, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and in the case of (a) and (b), all the inventions disclosed or claimed therein and all improvements thereto, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Payment Collateral” shall mean all Accounts, Instruments, Chattel Paper, Letter-Of-Credit Rights, Deposit Accounts (other than the Asset Sales Proceeds Account), Securities Accounts, and Payment Intangibles, together with all Supporting Obligations, in each case composing a portion of the Collateral.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Priority Collateral” shall mean the ABL Priority Collateral or the Term Loan Priority Collateral.

“Proceeds” shall mean (a) all “proceeds” as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.

“Requisite ABL Holders” shall mean those ABL Secured Parties necessary to validly consent to the requested action in accordance with the applicable ABL Documents.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and its successors.

“Second Lien Term Loan Agent” shall mean Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent under the Original Second Lien Term Loan Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Second Lien Term Loan Credit Agreement or any subsequent Second Lien Term Loan Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any Second Lien Term Loan Credit Agreement.

“Second Lien Term Loan Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a Second Lien Term Loan Credit Party with the obligations of such Second Lien Term Loan Credit Party thereunder being secured by one or more Second Lien Term Loan Collateral Documents, (b) was a Second Lien Term Loan Agent, a Second Lien Term Loan Credit Agreement Lender or an Affiliate of a Second Lien Term Loan

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Agent or a Second Lien Term Loan Credit Agreement Lender, in each case, on the date the applicable Second Lien Term Loan Credit Agreement became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Second Lien Term Loan Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Second Lien Term Loan Bank Products Provider” shall mean any Person (other than a Second Lien Term Loan Bank Products Affiliate) that has entered into a Bank Products Agreement with a Second Lien Term Loan Credit Party with the obligations of such Second Lien Term Loan Credit Party thereunder being secured by one or more Second Lien Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more Second Lien Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Second Lien Term Loan Borrower” shall mean the Company, in its capacity as the borrower under the Second Lien Term Loan Credit Agreement, together with its successors and assigns.

“Second Lien Term Loan Collateral Documents” shall mean all “Security Documents” as defined in the Original Second Lien Term Loan Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Second Lien Term Loan Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Term Loan Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“Second Lien Term Loan Collateral Obligations” shall mean the Second Lien Term Loan Obligations and any Additional First Lien Term Obligations.

“Second Lien Term Loan Collateral Secured Parties” shall mean the Second Lien Term Loan Secured Parties and any Additional Second Lien Term Secured Parties.

“Second Lien Term Loan Credit Agreement” shall mean (i) if the Original Second Lien Term Loan Credit Agreement is then in effect, the Original Second Lien Term Loan Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Second Lien Term Loan Credit Agreement or (y) any subsequent Second Lien Term Loan Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to

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time); provided, that the requisite creditors party to such Second Lien Term Loan Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Collateral Representative (other than any ABL Collateral Representative being replaced in connection with such joinder) and the Term Loan Collateral Representative (other than any Term Loan Collateral Representative being replaced in connection with such joinder), that the obligations under such Second Lien Term Loan Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Second Lien Term Loan Credit Agreement shall be deemed a reference to any Second Lien Term Loan Credit Agreement then in existence.

“Second Lien Term Loan Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the Second Lien Term Loan Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under the Second Lien Term Loan Credit Agreement.

“Second Lien Term Loan Credit Parties” shall mean the Second Lien Term Loan Borrower, the Second Lien Term Loan Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Second Lien Term Loan Document.

“Second Lien Term Loan Documents” shall mean the Second Lien Term Loan Credit Agreement, the Second Lien Term Loan Guarantees, the Second Lien Term Loan Collateral Documents, any Bank Products Agreements between any Second Lien Term Loan Credit Party and any Second Lien Term Loan Bank Products Affiliate or any Second Lien Term Loan Bank Products Provider, any Hedging Agreements between any Second Lien Term Loan Credit Party and any Second Lien Term Loan Hedging Affiliate or any Second Lien Term Loan Hedging Provider, and those other ancillary agreements as to which the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Second Lien Term Loan Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Second Lien Term Loan Agent, in connection with any of the foregoing or any Second Lien Term Loan Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Second Lien Term Loan Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the Second Lien Term Loan Guarantors in favor of the Second Lien Term Loan Agent, and all other guarantees of any Second Lien Term Loan Obligations of any Second Lien Term Loan Credit Party by any other Second Lien Term Loan Credit Party in favor of any Second Lien Term Loan Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Second Lien Term Loan Guarantors” shall mean, collectively, Holding and each direct and indirect Subsidiary of the Second Lien Term Loan Borrower that at any time is a guarantor under any of the Second Lien Term Loan Guarantees and any other Person who becomes a guarantor under any of the Second Lien Term Loan Guarantees.

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“Second Lien Term Loan Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with a Second Lien Term Loan Credit Party with the obligations of such Second Lien Term Loan Credit Party thereunder being secured by one or more Second Lien Term Loan Collateral Documents, (b) was a Second Lien Term Loan Agent, a Second Lien Term Loan Credit Agreement Lender or an Affiliate of a Second Lien Term Loan Agent or a Second Lien Term Loan Credit Agreement Lender, in each case, on the date the applicable Second Lien Term Loan Credit Agreement became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Second Lien Term Loan Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Second Lien Term Loan Hedging Provider” shall mean any Person (other than a Second Lien Term Loan Hedging Affiliate) that has entered into a Hedging Agreement with a Second Lien Term Loan Credit Party with the obligations of such Second Lien Term Loan Credit Party thereunder being secured by one or more Second Lien Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more Second Lien Term Loan Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Second Lien Term Loan Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Second Lien Term Loan Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Second Lien Term Loan Credit Party from time to time to the Second Lien Term Loan Agent, the “administrative agent” or “agent” under the Second Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement Lenders or any of them, including any Second Lien Term Loan Bank Products Affiliates, any Second Lien Term Loan Hedging Affiliates, any Second Lien Term Loan Bank Products Providers or any Second Lien Term Loan Hedging Providers under any Second Lien Term Loan Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Second Lien Term Loan Credit Party, would have accrued on any Second Lien Term Loan Obligation, whether or not a claim is allowed against such Second Lien Term Loan Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement for amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Second Lien Term Loan Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Second Lien Term Loan Recovery” shall have the meaning set forth in Section 5.3(c).

“Second Lien Term Loan Secured Parties” shall mean the Second Lien Term Loan Agent, all Second Lien Term Loan Credit Agreement Lenders, all Second Lien Term Loan Bank Products Affiliates, all Second Lien Term Loan Bank Products Providers, all Second Lien

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Term Loan Hedging Affiliates, all Second Lien Term Loan Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any Second Lien Term Loan Credit Agreement.

“Secured Parties” shall mean the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and the Additional Term Secured Parties.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Term Loan Collateral Obligations” shall mean the First Lien Term Loan Collateral Obligations and the Second Lien Term Loan Collateral Obligations.

“Term Loan Collateral Representative” shall mean (a) until the Discharge of the First Lien Term Loan Collateral Obligations, the “Senior Priority Representative”, as defined in the First/Second Lien Term Intercreditor Agreement and (b) thereafter, the “Junior Priority Representative”, as defined in the First/Second Lien Term Intercreditor Agreement.

“Term Loan Priority Collateral Documents” shall mean the First Lien Term Loan Documents, the Second Lien Term Loan Documents, any Additional First Lien Term Documents and any Additional Second Lien Term Documents, as applicable.

“Term Loan Priority Collateral” shall mean all Collateral other than the ABL Priority Collateral, including all Real Property, Equipment, Intellectual Property and Capital Stock of any direct or indirect Subsidiaries of the Company, collateral security and guarantees with respect to any Term Loan Priority Collateral and all cash, Money, instruments, securities, financial assets and deposit accounts directly received as Proceeds of any Term Loan Priority Collateral; provided, however, that no Proceeds of Proceeds will constitute Term Loan Priority Collateral unless such Proceeds of Proceeds would otherwise constitute Term Loan Priority Collateral or are credited to any Asset Sales Proceeds Account, provided, further that under no circumstance shall Excluded Assets (as defined in the next succeeding sentence) be Term Loan Priority Collateral. As used in this definition of “Term Loan Priority Collateral”, the term “Excluded Assets” shall have the meaning provided (x) prior to the Discharge of First Lien Term Loan Obligations, in the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect), or in any other Additional First Lien Term Credit Facility then in effect (if the Original First Lien Term Loan Credit Agreement is not then in effect) or the First Lien Term Loan Collateral Documents relating thereto, and (y) from and after the Discharge of First Lien Term Loan Obligations, in the applicable Additional First Lien Term Credit Facility then in effect which is designated as applicable for the purposes of this definition or the Additional First Lien Term Collateral Documents relating thereto.

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“Trade Secrets” shall mean (a) all trademarks, service marks, domain names, trade names, corporate names, company names, business names, fictitious business names, trade dress, logos, slogans, other source or business identifiers, now existing or hereafter adopted or acquired, whether registered or unregistered, in each case arising under the laws of the United States or any state thereof, and all registrations, recordings and applications for registration filed in connection with the foregoing, including registrations, recordings and applications for registration in the United States Patent and Trademark Office or any similar offices in any State of the United States and all common-law rights related thereto, (b) all goodwill associated therewith or symbolized thereby and (c) all extensions or renewals thereof.

“Trademarks” shall mean all confidential and proprietary information, including know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, in each case arising under the laws of the United States or any state thereof, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

Section 1.3 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such

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obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE 2

Lien Priority

Section 2.1 Agreement to Subordinate. (a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent or the ABL Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to the First Lien Term Loan Agent or the First Lien Term Loan Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to the Second Lien Term Loan Agent or the Second Lien Term Loan Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to any Additional Term Agent or any Additional Term Secured Parties in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent (or the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties or any Additional Term Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the ABL Documents, the First Lien Term Loan Documents, the Second Lien Term Loan Documents or any Additional Term Documents, (iv) whether the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the ABL Agent or the ABL Secured Parties, the First Lien Term Loan Agent or the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent or the Second Lien Term Loan Secured Parties or any Additional Term Agent or any Additional Term Secured Parties securing any of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations (in the case of the ABL Obligations), the ABL Obligations (in the case of the First Lien Term Loan Obligations or Additional First Lien Term Obligations) or the ABL Obligations, the First Lien Term Loan Obligations or any Additional First Lien Term Obligations (in the case of the Second Lien Term Loan Obligations or Additional Second Lien Term Obligations) , respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties, the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties and any Additional Term Agent, on behalf of itself and any Additional Term Secured Party represented thereby, hereby agree that:

(1)                                 any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the First Lien Term Loan Agent or any First Lien

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Term Loan Secured Party that secures all or any portion of the First Lien Term Loan Obligations and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional First Lien Term Agent or any Additional First Lien Term Secured Party that secures all or any portion of the Additional First Lien Term Obligations, shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2)                                 any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party that secures all or any portion of the Second Lien Term Loan Obligations and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional Second Lien Term Agent or any Additional Second Lien Term Secured Party that secures all or any portion of the Additional Second Lien Term Obligations, shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(3)                                 any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party in the ABL Priority Collateral to secure all or any portion of the First Lien Term Loan Obligations and all Liens granted to any Additional First Lien Term Agent or any Additional First Lien Term Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional First Lien Term Obligations;

(4)                                 any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party in the ABL Priority Collateral to secure all or any portion of the Second Lien Term Loan Obligations and all Liens granted to any Additional Second Lien Term Agent or any Additional Second Lien Term Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional Second Lien Term Obligations;

(5)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties in the Term Loan Priority Collateral to secure all or any portion of the First Lien Term Loan Obligations;

(6)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the Second Lien Term Loan Agent and the Second

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Lien Term Loan Secured Parties in the Term Loan Priority Collateral to secure all or any portion of the Second Lien Term Loan Obligations;

(7)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the First Lien Term Loan Agent or any First Lien Term Loan Secured Party that secures all or any portion of the First Lien Term Loan Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations;

(8)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party that secures all or any portion of the Second Lien Term Loan Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations;

(9)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to any Additional Term Agent or any Additional Term Secured Parties in the Term Loan Priority Collateral to secure all or any portion of any Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties); and

(10)                          any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(b)                                 Notwithstanding any failure by any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties or any Additional Term Secured Parties:

(1)                                 the priority and rights as between the ABL Secured Parties, on the one hand, and the First Lien Term Loan Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein;

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(2)                                 the priority and rights as between the ABL Secured Parties, on the one hand, and the Second Lien Term Loan Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein; and

(3)                                 the priority and rights as between the ABL Secured Parties, on the one hand, and any Additional Term Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between any applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties); and

(c)                                  The First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, acknowledges and agrees that concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Liens upon all of the Collateral in which the First Lien Term Loan Agent has been granted Liens and the First Lien Term Loan Agent hereby consents thereto. The Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, acknowledges and agrees that concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Liens upon all of the Collateral in which the Second Lien Term Loan Agent has been granted Liens and the Second Lien Term Loan Agent hereby consents thereto. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that (x) concurrently herewith, the First Lien Term Loan Agent, for the benefit of itself and the First Lien Term Loan Secured Parties, has been granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto, (y) concurrently herewith, the Second Lien Term Loan Agent, for the benefit of itself and the Second Lien Term Loan Secured Parties, has been granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto and (z) any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties, may be granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens, and the ABL Agent hereby consents thereto. Any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, acknowledges and agrees, concurrently upon becoming a party hereto, that the ABL Agent, for the benefit of itself and the ABL Secured Parties, was granted Liens upon all of the Collateral in which such Additional Term Agent is being granted Liens and such Additional Term Agent hereby consents thereto. The subordination of Liens by the First Lien Term Loan Agent in favor of the ABL Agent, by the Second Lien Term Loan Agent in favor of the ABL Agent, by any Additional Term Agent in favor of the ABL Agent and by the ABL Agent in favor of the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent or any Additional Term Agent to the Liens of any other Person.

(d)                                 Lien priority as among the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations and the Additional Term Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties (including pursuant to the

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First/Second Lien Intercreditor Agreement and if entered into in the future, any Other Intercreditor Agreement).

Section 2.2 Waiver of Right to Contest Liens. (a) The First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the First Lien Term Loan Agent, for itself and on behalf of the First Lien Term Loan Secured Parties, agrees that none of the First Lien Term Loan Agent or the First Lien Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the First Lien Term Loan Agent, for itself and on behalf of the First Lien Term Loan Secured Parties, hereby waives any and all rights it or the First Lien Term Loan Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(b)                                 The Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the Second Lien Term Loan Agent, for itself and on behalf of the Second Lien Term Loan Secured Parties, agrees that none of the Second Lien Term Loan Agent or the Second Lien Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the Second Lien Term Loan Agent, for itself and on behalf of the Second Lien Term Loan Secured Parties, hereby waives any and all rights it or the Second Lien Term Loan Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(c)                                  The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any First Lien Term Loan Agent and any First Lien Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL

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Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party under the First Lien Term Loan Documents, with respect to the Term Loan Priority Collateral. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the First Lien Term Loan Agent or any First Lien Term Loan Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral.

(d)                                 The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Second Lien Term Loan Agent and any Second Lien Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party under the Second Lien Term Loan Documents, with respect to the Term Loan Priority Collateral. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral.

(e)                                  The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional Term Agent and any Additional Term Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Term Agent or any Additional Term Secured Party under any Additional Term Documents, with respect to the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Term Agent or any Additional Term Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral (except as may be

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separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(f)                                   Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(g)                                  For the avoidance of doubt, the assertion of priority rights established under the terms of this Agreement or in any separate writing between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3       Remedies Standstill. (a) The First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, agrees that, until the Discharge of ABL Obligations, neither the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, as applicable) nor any First Lien Term Loan Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the First Lien Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Term Loan Collateral Representative may Exercise Any Secured Creditor Remedies under the First Lien Term Loan Documents or applicable law as to any ABL Priority Collateral pursuant to the provisions of the First/Second Lien Term Loan Intercreditor Agreement; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Collateral Representative, the First Lien Term Loan Agent or any First Lien Term Loan Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(b)                                 The Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that, until the Discharge of ABL Obligations, neither the

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Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, as applicable) nor any Second Lien Term Loan Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the Second Lien Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Term Loan Collateral Representative may Exercise Any Secured Creditor Remedies under the Second Lien Term Loan Documents or applicable law as to any ABL Priority Collateral pursuant to the provisions of the First/Second Lien Term Loan Intercreditor Agreement; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Collateral Representative, the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(c)                                  The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of First Lien Term Loan Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. From and after the date upon which the Discharge of First Lien Term Loan Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Collateral Representative), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(d)                                 The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of Second Lien Term Loan Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. From and after the date upon which the Discharge of Second

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Lien Term Loan Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Collateral Representative), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(e)                                  The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of Additional Term Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral (except, in each case, as may be separately otherwise agreed in writing by and between an Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. From and after the date upon which the Discharge of Additional Term Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Collateral Representative), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(f)                                   Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that until the Discharge of ABL Obligations, neither such Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) nor any such Additional Term Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by such Additional First Lien Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Term Loan Collateral Representative may Exercise Any Secured Creditor Remedies under the applicable Additional Term Documents or applicable law as to any ABL Priority Collateral pursuant to the provisions of the First/Second Lien Term Loan Intercreditor Agreement; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional Term Agent or Additional Term Secured Party

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is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(g)                                  Notwithstanding any other provision of this Agreement, nothing contained herein shall be construed to prevent (i) the ABL Agent or any ABL Secured Party from objecting to any proposed retention of Collateral by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party in full or partial satisfaction of any First Lien Term Loan Obligations, (ii) the ABL Agent or any ABL Secured Party from objecting to any proposed retention of Collateral by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party in full or partial satisfaction of any Second Lien Term Loan Obligations, (iii) the First Lien Term Loan Agent or any First Lien Term Loan Secured Party, or the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party, or any Additional First Lien Term Agent or any Additional First Lien Term Secured Party or any Additional Second Lien Term Agent or any Additional Second Lien Term Secured Party, from objecting to any proposed retention of Collateral by the ABL Agent or any ABL Secured Party in full or partial satisfaction of any ABL Obligations, (iv) the ABL Agent or any ABL Secured Party from objecting to any proposed retention of Collateral by any Additional First Lien Term Agent or any Additional First Lien Term Secured Party in full or partial satisfaction of any Additional First Lien Term Obligations, or (v) the ABL Agent or any ABL Secured Party, or the First Lien Term Loan Agent from objecting to any proposed retention of Collateral by any Additional Second Lien Term Agent or any Additional Second Lien Term Secured Party in full or partial satisfaction of any Additional Second Lien Term Obligations.

(h)                                 Nothing in this Agreement shall prohibit the receipt by any Secured Party of the required payments of interest, principal and other amounts owed in respect of the ABL Obligations, First Lien Term Loan Obligations, Second Lien Term Loan Obligations or Additional Term Obligations, as the case may be, so long as such receipt is not the direct or indirect result of the Exercise of Secured Creditor Remedies by any Secured Party in respect of the Collateral in contravention of this Agreement.

Section 2.4       Exercise of Rights.

(a)                                 Notice of ABL Agent’s Lien.

(i)                                     Without limiting Section 2.3 hereof and subject to Section 2.4(f), the First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any First Lien Term Loan Secured Party with respect to any ABL Priority Collateral, the First Lien Term Loan Agent or such First Lien Term Loan Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, the First Lien Term Loan Agent agrees, for and on behalf of itself and the First Lien Term Loan Secured Parties, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect

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thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(ii)                                  Without limiting Section 2.3 hereof and subject to Section 2.4(f), the Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Second Lien Term Loan Secured Party with respect to any ABL Priority Collateral, the Second Lien Term Loan Agent or such Second Lien Term Loan Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, the Second Lien Term Loan Agent agrees, for and on behalf of itself and the Second Lien Term Loan Secured Parties, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(iii)                               Without limiting Section 2.3 hereof and subject to Section 2.4(f), any Additional First Lien Term Agent, for and on behalf of itself and any Additional First Lien Term Secured Parties represented thereby, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional First Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any such Additional First Lien Term Secured Party with respect to any ABL Priority Collateral, such Additional First Lien Term Agent or Additional First Lien Term Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, any Additional First Lien Term Agent agrees, for and on behalf of itself and any Additional First Lien Term Secured Parties represented thereby, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(iv)                              Without limiting Section 2.3 hereof and subject to Section 2.4(f), any Additional Second Lien Term Agent, for and on behalf of itself and any Additional Second Lien Term Secured Parties represented thereby, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional Second Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any such Additional Second Lien Term Secured Party with respect to any ABL Priority Collateral, such Additional Second Lien Term Agent or Additional Second Lien Term

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Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, any Additional Second Lien Term Agent agrees, for and on behalf of itself and any Additional Second Lien Term Secured Parties represented thereby, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(b)                                 Notice of First Lien Term Loan Agent’s Lien.

(i)                                     Without limiting Section 2.3 hereof and subject to Section 2.4(f), the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of First Lien Term Loan Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to the Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties, unless the First Lien Term Loan Agent otherwise consents in writing. In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the Discharge of First Lien Term Loan Obligations, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the First Lien Term Loan Agent’s and the First Lien Term Loan Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold, unless the First Lien Term Loan Agent otherwise consents in writing.

(c)                                  Notice of Second Lien Term Loan Agent’s Lien.

(i)                                     Without limiting Section 2.3 hereof and subject to Section 2.4(f), the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of Second Lien Term Loan Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to the Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties, unless the Second Lien Term Loan Agent otherwise consents in writing. In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the Discharge of Second Lien Term Loan Obligations, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect

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thereto shall state prominently and clearly that the sale is subject to the Second Lien Term Loan Agent’s and the Second Lien Term Loan Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold, unless the Second Lien Term Loan Agent otherwise consents in writing.

(d)                                 Notice of Additional Term Agent’s Lien.

Without limiting Section 2.3 hereof and subject to Section 2.4(f), the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of Additional Term Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to any Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional Term Agent and any Additional Term Secured Parties (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the Discharge of Additional Term Obligations, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional Term Agent’s and any Additional Term Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(e)                                  No Other Restrictions.

(i)                                     Except as expressly set forth in this Agreement, each of the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, the ABL Agent, the ABL Secured Parties, any Additional Term Agent and any Additional Term Secured Parties shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing in the First/Second Lien Intercreditor Agreement or otherwise by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby), provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Sections 2.3 and 4.1 hereof. The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) may enforce the provisions of the ABL Documents, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the First Lien Term Loan Documents, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the Second Lien Term Loan Documents, any Additional First Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the

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provisions of the Additional First Lien Term Documents, any Additional Second Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the Additional Second Lien Term Documents, and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing in the First/Second Lien Intercreditor Agreement or otherwise by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby); provided, however, that each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional First Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Second Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that the ABL Agent’s failure to provide any such copies to any other such Party shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents, the First Lien Term Loan Agent’s failure to provide any such copies to any other such Party shall not impair any of the First Lien Term Loan Agent’s rights hereunder or under any of the First Lien Term Loan Documents, the Second Lien Term Loan Agent’s failure to provide any such copies to any other such Party shall not impair any of the Second Lien Term Loan Agent’s rights hereunder or under any of the Second Lien Term Loan Documents, any failure by any Additional First Lien Term Agent to provide any such copies to any other such Party shall not impair any of such Additional First Lien Term Agent’s rights hereunder or under any of the Additional First Lien Term Documents and any failure by any Additional Second Lien Term Agent to provide any such copies to any other such Party shall not impair any of such Additional Second Lien Term Agent’s rights hereunder or under any of the Additional Second Lien Term Documents.

(ii)                                  Each of the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the First Lien Term Loan Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(iii)                               Each of the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the Second Lien Term Loan Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken

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(iv)                              Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the First Lien Term Loan Agent or any other First Lien Term Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Second Lien Term Loan Agent or any other Second Lien Term Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Term Agent or any other Additional Term Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(v)                                 Each of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and each Additional Term Secured Party agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(f)                                   Release of Liens.

(i)                                     In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral (including upon termination or discharge of a subsidiary guarantee), so long as such sale, transfer or other disposition (or release or discharge)

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is then permitted by the ABL Documents or (C) the release of the ABL Secured Parties’ Lien on all or any portion of the ABL Priority Collateral, which release under clause (C) shall have been approved by the Requisite ABL Holders, in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of ABL Obligations and not in connection with a Discharge of ABL Obligations (and irrespective of whether an Event of Default has occurred), (x) the First Lien Term Loan Agent agrees, on behalf of itself and the First Lien Term Loan Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens securing the ABL Obligations), such sale, transfer, disposition or release will be free and clear of the Liens on such ABL Priority Collateral securing the First Lien Term Loan Obligations, and the First Lien Term Loan Agent’s and the First Lien Term Loan Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action; (y) the Second Lien Term Loan Agent agrees, on behalf of itself and the Second Lien Term Loan Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens securing the ABL Obligations) such sale, transfer, disposition or release will be free and clear of the Liens on such ABL Priority Collateral securing the Second Lien Term Loan Obligations, and the Second Lien Term Loan Agent’s and the Second Lien Term Loan Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action and (z) any Additional Term Agent agrees, on behalf of itself and any Additional Term Secured Parties represented thereby, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens securing the ABL Obligations) such sale, transfer, disposition or release will be free and clear of the Liens on such ABL Priority Collateral securing the Additional Term Obligations, and such Additional Term Agent’s and the applicable Additional Term Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each of the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Collateral Representative in connection therewith. Each of the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent hereby appoints the ABL Collateral Representative and any officer or duly authorized person of the ABL Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Collateral Representative’s own name, from time to time, in the ABL Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(ii)                                  In the event of (A) any private or public sale of all or any portion of the Term Loan Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Term Loan Collateral Representative, (B) any sale, transfer or other

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disposition of all or any portion of the Term Loan Priority Collateral (including upon termination or discharge of a subsidiary guarantee), so long as such sale, transfer or other disposition (or release or discharge) is then permitted by the Term Loan Priority Collateral Documents, or (C) the release of the First Lien Term Loan Collateral Secured Parties’ and Second Lien Term Loan Collateral Secured Parties’ Liens on all or any portion of the Term Loan Priority Collateral, which release under clause (C) shall have been approved by the requisite First Lien Term Loan Collateral Secured Parties (as determined pursuant to the applicable First Lien Term Loan Collateral Priority Documents) and the requisite Second Lien Term Loan Collateral Secured Parties (as determined pursuant to the applicable Second Lien Term Loan Collateral Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of First Lien Term Loan Collateral Obligations and Second Lien Term Loan Collateral Obligations and not in connection with a Discharge of First Lien Term Loan Collateral Obligations or Second Lien Term Loan Collateral Obligations (and irrespective of whether an Event of Default has occurred), the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens securing the First Lien Term Loan Obligations, Second Lien Term Loan Obligations and any Additional Term Obligations), such sale or release will be free and clear of the Liens on such Term Loan Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Term Loan Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Term Loan Collateral Representative in connection therewith. The ABL Agent hereby appoints the Term Loan Collateral Representative and any officer or duly authorized person of the Term Loan Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the Term Loan Collateral Representative’s own name, from time to time, in the Term Loan Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5       No New Liens. (a) Until the Discharge of ABL Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

(i)                                     No First Lien Term Loan Secured Party shall knowingly acquire or hold (x) any guarantee of First Lien Term Loan Obligations by any Person unless such Person also provides a guarantee of the ABL Obligations, or (y) any Lien on any assets of any Credit Party securing any First Lien Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any First Lien Term Loan Secured Party shall nonetheless acquire or hold any guarantee of First Lien Term Loan Obligations by any Person who does not provide a guarantee of the ABL Obligations

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or any Lien on any assets of any Credit Party securing any First Lien Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the First Lien Term Loan Agent (or the relevant First Lien Term Loan Secured Party) shall, without the need for any further consent of any other First Lien Term Loan Secured Party and notwithstanding anything to the contrary in any other First Lien Term Loan Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such guarantee or Lien.

(ii)                                  No Second Lien Term Loan Secured Party shall knowingly acquire or hold (x) any guarantee of Second Lien Term Loan Obligations by any Person unless such Person also provides a guarantee of the ABL Obligations, or (y) any Lien on any assets of any Credit Party securing any Second Lien Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Second Lien Term Loan Secured Party shall nonetheless acquire or hold any guarantee of Second Lien Term Loan Obligations by any Person who does not provide a guarantee of the ABL Obligations or any Lien on any assets of any Credit Party securing any Second Lien Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the Second Lien Term Loan Agent (or the relevant Second Lien Term Loan Secured Party) shall, without the need for any further consent of any other Second Lien Term Loan Secured Party and notwithstanding anything to the contrary in any other Second Lien Term Loan Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such guarantee or Lien.

(iii)                               No Additional Term Secured Party shall knowingly acquire or hold (x) any guarantee of Additional Term Obligations by any Person unless such Person also provides a guarantee of the ABL Obligations, or (y) any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Additional Term Secured Party shall nonetheless acquire or hold any guarantee of Additional Term Obligations by any Person who does not provide a guarantee of the ABL Obligations or any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional Term Agent (or the relevant Additional Term Secured Party) shall, without the need for any further consent of any other Additional Term Secured Party and notwithstanding anything to the contrary in any other Additional Term Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such guarantee or Lien.

(b)                                 Until the Discharge of First Lien Term Loan Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby), no ABL Secured Party shall knowingly acquire or hold (x) any guarantee of ABL Obligations by any

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Person unless such Person also provides a guarantee of the First Lien Term Loan Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the First Lien Term Loan Agent under the First Lien Term Loan Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the First Lien Term Loan Obligations or any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the First Lien Term Loan Agent under the First Lien Term Loan Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such guarantee or Lien for the benefit of the First Lien Term Loan Agent as security for the First Lien Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the First Lien Term Loan Agent in writing of the existence of such guarantee or Lien.

(c)                                  Until the Discharge of Second Lien Term Loan Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby), no ABL Secured Party shall knowingly acquire or hold (x) any guarantee of ABL Obligations by any Person unless such Person also provides a guarantee of the Second Lien Term Loan Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Second Lien Term Loan Agent under the Second Lien Term Loan Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Second Lien Term Loan Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Second Lien Term Loan Agent under the Second Lien Term Loan Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such guarantee or Lien for the benefit of the Second Lien Term Loan Agent as security for the Second Lien Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Second Lien Term Loan Agent in writing of the existence of such guarantee or Lien.

(d)                                 Until the Discharge of Additional First Lien Term Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby), no ABL Secured Party shall knowingly acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Additional First Lien Term Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional First Lien Term Agent under the Additional First Lien Term Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Additional First Lien Term Obligations or any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional First Lien Term Agent under the Additional First Lien Term Documents, subject

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to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such guarantee or Lien for the benefit of each Additional First Lien Term Agent as security for the Additional First Lien Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional First Lien Term Agent in writing of the existence of such guarantee or Lien.

(e)                                  Until the Discharge of Additional Second Lien Term Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby), no ABL Secured Party shall knowingly acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Additional Second Lien Term Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Second Lien Term Agent under the Additional Second Lien Term Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Additional Second Lien Term Obligations or any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Second Lien Term Agent under the Additional Second Lien Term Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such guarantee or Lien for the benefit of each Additional Second Lien Term Agent as security for the Additional Second Lien Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Second Lien Term Agent in writing of the existence of such guarantee or Lien.

(f)                                   No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing, to acquire, hold, accept or continue to hold any Lien in any asset of any Credit Party, or any guarantee from any Person.

Section 2.6                                    Waiver of Marshalling. Until the Discharge of ABL Obligations, the First Lien Term Loan Agent on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees (including in its capacity as Term Loan Collateral Representative, if applicable) not to assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of Term Loan Collateral Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties (including in its capacity as ABL Collateral Representative, if applicable) agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the

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benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral, as applicable, or any other similar rights a junior secured creditor may have under applicable law (except as may be separately otherwise agreed in writing by and between the applicable Term Loan Collateral Representative and the ABL Agent).

ARTICLE 3

Actions of the Parties

Section 3.1       Certain Actions Permitted. Notwithstanding anything herein to the contrary:

(a)                                 the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent may make such demands or file such claims in respect of the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, the ABL Obligations or the Additional Term Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time;

(b)                                 in any Insolvency Proceeding commenced by or against any Borrower or any other Credit Party, each First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party may file a proof of claim or statement of interest with respect to its respective First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, the ABL Obligations and any Additional Term Obligations;

(c)                                  each First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of such First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party, including without limitation any claims secured by the Collateral, if any, in each case if not inconsistent with the terms of this Agreement;

(d)                                 each First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not inconsistent with the terms of this Agreement; and

(e)                                  each First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party shall be entitled to file any proof of claim and other filings and make any arguments and motions (including in support of or opposition to the confirmation or approval of any plan of reorganization) in order to preserve or protect its Liens on the Collateral that are, in each case, not inconsistent with the terms of this Agreement, with respect to the First Lien Term Loan Obligations, the Second Lien

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Term Loan Obligations, the ABL Obligations and any Additional Term Obligations and the Collateral.

Section 3.2       Agent for Perfection. (a) The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), for and on behalf of itself and each ABL Secured Party, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and each First Lien Term Loan Secured Party, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and each Second Lien Term Loan Secured Party, and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and each Additional Term Secured Party represented thereby, as applicable, each agree to hold all Control Collateral and Cash Collateral that is part of the Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as non-fiduciary, gratuitous bailee and agent for the benefit of each other (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code) solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. Without limiting the foregoing, with respect to any Deposit Accounts subject to control agreements in favor of the ABL Agent, the ABL Agent agrees to also hold control granted thereunder as gratuitous agent for the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent and acknowledges that it has control over such Deposit Accounts on behalf of the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent (such acknowledgment being intended, among other things, to satisfy the requirements of Section 9-104(a)(5) of the Uniform Commercial Code) subject to the terms and conditions of this Section 3.2. Each of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent hereby accepts such appointments pursuant to this Section 3.2(a) and acknowledges and agrees that it shall hold and control, as applicable, the Control Collateral for the benefit of the other Secured Parties with respect to any Control Collateral and that any proceeds received thereby under any Control Collateral shall be applied in accordance with Section 4. For purposes of this Section 3.2, “control” shall be deemed to also be defined as set forth in the Uniform Commercial Code. None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), the ABL Secured Parties, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Second Lien Term Loan Secured Parties, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), or any Additional Term Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Control Collateral or the Cash Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person.

(b)                                 The duties or responsibilities of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the other Parties for purposes of perfecting the Lien held by the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent or any Additional

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Term Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any Additional Term Agent, any Additional Term Secured Parties, or any other Person. The First Lien Term Loan Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any Additional Term Agent, any Additional Term Secured Parties, or any other Person. The Second Lien Term Loan Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, any Additional Term Agent, any Additional Term Secured Parties, or any other Person. Any Additional Term Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any other Additional Term Agent or any Additional Term Secured Parties represented by any other Additional Term Agent, or any other Person. In the event that (a) the First Lien Term Loan Agent or any First Lien Term Loan Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, (b) the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, (c) the ABL Agent or any ABL Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, or (d) any Additional Term Agent or any Additional Term Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then the First Lien Term Loan Agent, such First Lien Term Loan Secured Party, the Second Lien Term Loan Agent, such Second Lien Term Loan Secured Party, the ABL Agent, such ABL Secured Party, such Additional Term Agent, or such Additional Term Secured Party, as applicable, shall promptly pay over such Proceeds or Collateral to (i) in the case of ABL Priority Collateral or Proceeds thereof, the ABL Collateral Representative, or (ii) in the case of Term Loan Priority Collateral or Proceeds thereof, the Term Loan Collateral Representative, in each case, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of this Agreement. Each Credit Party shall deliver all Control Collateral and all Cash Collateral required to be delivered pursuant to the Credit Documents (i) in the case of ABL Priority Collateral or Proceeds thereof, to the ABL Collateral Representative, or (ii) in the case of Term Loan Priority Collateral or Proceeds thereof, to the Term Loan Collateral Representative.

Section 3.3       Sharing of Information and Access. In the event that the ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and records of any First Lien Term Loan Credit Party or Second Lien Term Loan Credit Party that contain information identifying or pertaining to the Term Loan Priority Collateral, such Party shall, upon request of the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof. In the event that the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent shall, in the exercise of its rights under the First Lien Term Loan Collateral Documents, the Second Lien Term Loan Collateral Documents, the Additional Term Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party that contain

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information identifying or pertaining to any of the ABL Priority Collateral, such Party shall, upon written request from the ABL Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof.

Section 3.4       Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating primarily to ABL Priority Collateral and the Term Loan Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating primarily to Term Loan Priority Collateral. The ABL Collateral Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Term Loan Collateral Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Term Loan Priority Collateral. If required pursuant to the terms of the applicable Credit Documents, all proceeds of such insurance shall be remitted to the ABL Collateral Representative or to the Term Loan Collateral Representative, as the case may be, and each of the Term Loan Collateral Representative and the ABL Collateral Representative shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof.

Section 3.5       No Additional Rights For the Credit Parties Hereunder. Except as provided in Section 3.6, if any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party.

Section 3.6       Actions Upon Breach. If any First Lien Term Loan Secured Party, any Second Lien Term Loan Secured Party, any ABL Secured Party or any Additional Term Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the ABL Collateral Representative or the Term Loan Collateral Representative, as applicable, may interpose as a defense or dilatory plea the making of this Agreement, and any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of the Credit Parties. Should any First Lien Term Loan Secured Party, any Second Lien Term Loan Secured Party or any Additional Term Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the ABL Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, the ABL Agent (in its own name or in the name of the ABL Credit Parties) may obtain relief against such First Lien Term Loan Secured Party, Second Lien Term Loan Secured

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Party or Additional Term Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each First Lien Term Loan Agent, Second Lien Term Loan Agent or Additional Term Agent, for and on behalf of itself and each Secured Party represented thereby, that the ABL Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each First Lien Term Loan Agent, Second Lien Term Loan Agent or Additional Term Agent, for and on behalf of itself and each Secured Party represented thereby, waives any defense that the ABL Secured Parties cannot demonstrate damage or be made whole by the awarding of damages. Should any ABL Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Term Loan Priority Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, the First Lien Term Loan Agent, Second Lien Term Loan Agent or Additional Term Agent (in its own name or in the name of the First Lien Term Loan Credit Parties or Second Lien Term Loan Credit Parties, as applicable) may obtain relief against such ABL Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the ABL Agent, for and on behalf of itself and each ABL Secured Party, that the First Lien Term Loan Secured Parties’, Second Lien Term Loan Secured Parties’ or Additional Term Secured Parties’ damages, as applicable, from such actions may be difficult to ascertain and may be irreparable, and the ABL Agent, for and on behalf of itself and the ABL Secured Parties, waives any defense that the First Lien Term Loan Secured Parties, Second Lien Term Loan Secured Parties or Additional Term Secured Parties, as applicable, cannot demonstrate damage or be made whole by the awarding of damages.

Section 3.7       Access Rights. (a) Without limiting any rights the ABL Collateral Representative or any other ABL Secured Party may otherwise have under applicable law or by agreement, the ABL Collateral Representative and the ABL Secured Parties may, at any time and whether or not the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other First Lien Term Loan Secured Party, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other Second Lien Term Loan Secured Party or any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other Additional Term Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies (the “ABL Permitted Access Right”), upon reasonable advance notice, access ABL Priority Collateral that (A) is stored or located in or on, or at any location containing, (B) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Term Loan Priority Collateral (collectively, the “ABL Commingled Collateral”), and use any Term Loan Priority Collateral (including equipment, processors, computers and other machinery) for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of inventory involving and completing work-in process, taking possession of, moving, selling, storing or otherwise dealing with, or to Exercise Any Secured Creditor Remedies with respect to, the ABL Commingled Collateral, in each case without notice to, the involvement of or interference by any First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party or liability to any First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party, except as specifically provided below. In addition, subject to the terms hereof, the ABL

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Collateral Representative may advertise and conduct public auctions or private sales of the ABL Priority Collateral without notice to, the involvement of or interference by any First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party (including the Term Loan Collateral Representative) or liability to any First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party (including the Term Loan Collateral Representative). In the event that any ABL Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies with respect to any ABL Commingled Collateral, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may not sell, assign or otherwise transfer the related Term Loan Priority Collateral prior to the expiration of the 180-day period commencing on the date such ABL Secured Party begins to Exercise Any Secured Creditor Remedies, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.7. If any stay or other order that prohibits the ABL Collateral Representative and other ABL Secured Parties from commencing and continuing to Exercise Any Secured Creditor Remedies with respect to ABL Commingled Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. During the period of actual occupation, use and/or control by the ABL Collateral Representative or ABL Secured Parties (or their respective employees, agents, advisers and representatives) of any Term Loan Priority Collateral, the ABL Collateral Representative and the ABL Secured Parties shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Term Loan Priority Collateral resulting from such occupancy, use or control, and to leave such Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. In no event shall the ABL Collateral Representative or the ABL Secured Parties have any liability to the First Lien Term Loan Agent and/or to the First Lien Term Loan Secured Parties, to the Second Lien Term Loan Agent and/or to the Second Lien Term Loan Secured Parties or to any Additional Term Agent or any Additional Term Secured Parties hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Collateral Representative of its rights or the exercise by the ABL Secured Parties of their rights under this Agreement. The ABL Collateral Representative and ABL Secured Parties shall cooperate with the First Lien Term Loan Collateral Secured Parties, the Second Lien Term Loan Collateral Secured Parties and/or the Term Loan Collateral Representative in connection with any efforts made by the First Lien Term Loan Collateral Secured Parties, the Second Lien Term Loan Collateral Secured Parties and/or the Term Loan Collateral Representative to sell the Term Loan Priority Collateral.

(b)                                 The First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the other First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the other Second Lien Term Loan Secured Parties and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any other Additional Term Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Collateral Representative and the other ABL Secured Parties from exercising the ABL Permitted Access Right.

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(c)                                  Subject to the terms hereof, the Term Loan Collateral Representative may advertise and conduct public auctions or private sales of the Term Loan Priority Collateral without notice to, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party.

Section 3.8            License for Term Loan Priority Collateral. Notwithstanding anything in this Section 3 to the contrary, the Term Loan Collateral Representative, for itself and each of the First Lien Term Loan Secured Parties and the Second Lien Term Loan Secured Parties, hereby grants in favor of the ABL Collateral Representative, for itself and on behalf of the ABL Secured Parties, a nonexclusive right to use, license and/or sublicense any now existing or hereafter acquired Term Loan Priority Collateral consisting of Intellectual Property, including trademarks and trade names, for the purpose of enabling the ABL Collateral Representative to assemble, prepare for sale, advertise, market and dispose of, or to Exercise Any Secured Creditor Remedies with respect to, any and all ABL Priority Collateral, wherever such ABL Priority Collateral may be located, including all such license and right access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, in each case solely in connection with any Exercise of Secured Creditor Remedies; provided that (i) any such license shall terminate upon the sale of any applicable ABL Priority Collateral and shall not extend or transfer to the purchaser of such ABL Priority Collateral and (ii) the ABL Collateral Representative’s use of such Intellectual Property shall be reasonable and lawful. Furthermore, the Term Loan Collateral Representative, for itself and each of the First Lien Term Loan Secured Parties and Second Lien Term Loan Secured Parties, agrees that, in connection with any Exercise of Secured Creditor Remedies conducted by the Term Loan Collateral Representative in respect of Term Loan Priority Collateral, (x) any notice required to be given by the Term Loan Collateral Representative in connection with such Exercise of Secured Creditor Remedies shall contain an acknowledgement of the existence of such license and (y) the Term Loan Collateral Representative shall provide written notice to any purchaser, assignee or transferee pursuant to an Exercise of Secured Creditor Remedies that the applicable assets are subject to such license. Such license right is granted free of charge, without requirement that any monetary payment whatsoever including, without limitation, any royalty or license fee, be made to the applicable Term Loan Collateral Representative or any First Lien Term Loan Secured Parties or Second Lien Term Loan Secured Parties or any other Person by the ABL Collateral Representative or any ABL Secured Party or any other Person. The Term Loan Collateral Representative, for itself and each of the First Lien Term Loan Secured Parties and the Second Lien Term Loan Secured Parties, agrees not to interfere, hinder, restrict or delay the exercise by the ABL Collateral Representative of any such license and right granted herein and agrees to execute such documentation and complete such other acts as may be required by the ABL Collateral Representative in connection with the exercise of such license and right, including preservation of such license and right against any Person (including any voluntary or involuntary transferee of such Term Loan Priority Collateral consisting of Intellectual Property). The rights and remedies of the ABL Collateral Representative in this Section 3.8 are in addition to and not in limitation of the rights and remedies under the ABL Documents or applicable law. The provisions of this Section 3.8 are agreed to solely as among the Agents and Secured Parties and shall not be deemed to expand or otherwise modify any rights granted by any Grantor to the Agents or Secured Parties under any of the Credit Documents.

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Section 3.9            Agent Discretion. The First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and each Additional Term Agent hereby agree that notwithstanding any provision under any First Lien Term Loan Document, Second Lien Term Loan Document, ABL Document or Additional Term Document, as applicable, the ABL Collateral Representative shall have sole discretion (in consultation with the Company, if applicable) with respect to any determination concerning ABL Priority Collateral as to which such Agent would have authority to exercise under any First Lien Term Loan Document, Second Lien Term Loan Document, ABL Document or Additional Term Document, as applicable. The First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and each Additional Term Agent hereby agree that notwithstanding any provision under any First Lien Term Loan Document, Second Lien Term Loan Document, ABL Document or Additional Term Document, as applicable, the Term Loan Collateral Representative shall have sole discretion (in consultation with the Company, if applicable) with respect to any determination concerning Term Loan Priority Collateral as to which such Agent would have authority to exercise under any First Lien Term Loan Document, Second Lien Term Loan Document, ABL Document or Additional Term Document, as applicable.

ARTICLE 4

Application of Proceeds

Section 4.1            Application of Proceeds.

(a)                                 Revolving Nature of ABL Obligations. The First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties and any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, expressly acknowledge and agree that (i) the ABL Credit Agreement includes a revolving commitment and in the ordinary course of business the ABL Agent and the ABL Secured Parties will apply payments and make advances under the ABL Credit Agreement, and no application of any Payment Collateral or Cash Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition under the ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of the ABL Obligations may be modified, extended or amended from time to time, and the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the First Lien Term Loan Secured Parties (in the case of the First Lien Term Loan Agent), the Second Lien Term Loan Secured Parties (in the case of the Second Lien Term Loan Agent) or the applicable Additional Term Secured Parties (in the case of such Additional Term Agent) and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) commences the Exercise of Secured Creditor Remedies, all amounts received by the ABL Agent or any ABL Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any

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such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, or any Additional Term Obligations, or any portion thereof.

(b)                                 Revolving Nature of First Lien Term Loan Obligations. The ABL Agent, for and on behalf of itself and the ABL Secured Parties expressly acknowledges and agrees that (i) any First Lien Term Loan Credit Agreement may include a revolving commitment, and in the ordinary course of business any First Lien Term Loan Agent and First Lien Term Loan Secured Parties may apply payments and make advances thereunder; and (ii) the amount of First Lien Term Loan Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of First Lien Term Loan Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of First Lien Term Loan Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any First Lien Term Loan Agent (or any First Lien Term Loan Secured Party) commences the Exercise of Secured Creditor Remedies, all amounts received by any such First Lien Term Loan Agent or First Lien Term Loan Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, or any Additional Term Obligations, or any portion thereof.

(c)                                  Revolving Nature of Second Lien Term Loan Obligations. The ABL Agent, for and on behalf of itself and the ABL Secured Parties expressly acknowledges and agrees that (i) any Second Lien Term Loan Credit Agreement may include a revolving commitment, and in the ordinary course of business any Second Lien Term Loan Agent and Second Lien Term Loan Secured Parties may apply payments and make advances thereunder; and (ii) the amount of Second Lien Term Loan Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of Second Lien Term Loan Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of Second Lien Term Loan Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Second Lien Term Loan Agent (or any Second Lien Term Loan Secured Party) commences the Exercise of Secured Creditor Remedies, all amounts received by any such Second Lien Term Loan Agent or Second Lien Term Loan Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, or any Additional Term Obligations, or any portion thereof.

(d)                                 Revolving Nature of Additional Term Obligations. The ABL Agent, for and on behalf of itself and the ABL Secured Parties expressly acknowledges and agrees that (i)

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Additional Term Credit Facilities may include a revolving commitment, and in the ordinary course of business any Additional Term Agent and Additional Term Secured Parties may apply payments and make advances thereunder; (ii) the amount of Additional Term Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of Additional Term Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of Additional Term Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Term Agent or Additional Term Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Additional Term Agent or Additional Term Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, or any Additional Term Obligations, or any portion thereof.

(e)                                  Application of Proceeds of ABL Priority Collateral. The ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent hereby agree that all ABL Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment of the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations,

second, to the Term Loan Collateral Representative for application to the payment of the First Lien Term Loan Obligations, any Additional First Lien Term Obligations, the Second Lien Term Loan Obligations and any Additional Second Lien Term Obligations in accordance with the First/Second Lien Intercreditor Agreement and any applicable Other Intercreditor Agreement until the Discharge of Term Loan Collateral Obligations, and third, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each ABL Agent, First Lien Term Loan Agent, Second Lien Term Loan Agent and Additional Term Agent shall provide the ABL Collateral Representative and the Term Loan Collateral Representative with such information about the ABL Obligations, the First Lien Term Loan Collateral Obligations and the Second Lien Term Loan Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(f)                                   Application of Proceeds of Term Loan Priority Collateral. The ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent hereby agree that all Term Loan Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied,

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first, to the Term Loan Collateral Representative for application to the payment of the First Lien Term Loan Obligations, any Additional First Lien Term Obligations, the Second Lien Term Loan Obligations and any Additional Second Lien Term Obligations in accordance with the First/Second Lien Intercreditor Agreement and any applicable Other Intercreditor Agreement until the Discharge of Term Loan Collateral Obligations, second, to the payment of the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations, and third, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct,

except, in the case of application of Term Loan Priority Collateral and Proceeds thereof (i) as between Additional First Lien Term Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional First Lien Term Agent, on behalf of itself and the Additional First Lien Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties with respect to the Additional First Lien Term Obligations owing to any of such Additional First Lien Term Agent and Additional First Lien Term Secured Parties, and (ii) as between Additional Second Lien Term Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional Second Lien Term Agent, on behalf of itself and the Additional Second Lien Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties with respect to the Additional Second Lien Term Obligations owing to any of such Additional Second Lien Term Agent and Additional Second Lien Term Secured Parties. Each ABL Agent, First Lien Term Loan Agent, Second Lien Term Loan Agent and Additional Term Agent shall provide the ABL Collateral Representative and the Term Loan Collateral Representative with such information about the ABL Obligations or Term Loan Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(g)                                  Limited Obligation or Liability.

(i)                                     In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) shall have no obligation or liability to the First Lien Term Loan Agent, any First Lien Term Loan Secured Party, the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) shall have no obligation or liability to any Additional Term Agent or any Additional Term Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(ii)                                  In exercising remedies, whether as a secured creditor or otherwise, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement.

(iii)                               In exercising remedies, whether as a secured creditor or otherwise, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement.

(iv)                              In exercising remedies, whether as a secured creditor or otherwise, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(h)                                 Turnover of Cash Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Collateral Representative shall deliver to the Term Loan Collateral Representative or shall execute such documents as the Company or the Term Loan Collateral Representative may reasonably request to enable the Term Loan Collateral Representative to have control over any Control Collateral or Cash Collateral still in the ABL Collateral Representative’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between (i) the Term Loan Collateral Representative and (ii) the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent (other than the Term Loan Collateral Representative), any such Control Collateral or Cash Collateral held by the Term Loan Collateral Representative shall be held by it subject to the terms and conditions of the First/Second Lien Intercreditor Agreement or any applicable Other Intercreditor Agreement. Upon the Discharge of Term Loan Collateral Obligations, the Term Loan Collateral Representative shall deliver to the ABL Collateral Representative or shall execute such documents as the Company or the ABL Collateral Representative may reasonably request to enable the ABL Collateral Representative to have control over any Control Collateral or Cash Collateral still in the Term Loan Collateral Representative’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Section 4.2            Specific Performance. Each of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when

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any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), for and on behalf of itself and the ABL Secured Parties, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and any Additional Term Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Section 4.3            Sale of Collateral Comprising Both ABL Priority Collateral and Term Loan Priority Collateral; Certain Proceeds of Capital Stock or Intercompany Loans. In the event that prior to the Discharge of ABL Obligations, proceeds of the Collateral are received in connection with a Disposition, loss, condemnation or other disposition (whether voluntary or involuntary) of Collateral that involves both ABL Priority Collateral and Term Loan Priority Collateral, for the purposes of this Agreement with respect to such Disposition, loss, condemnation or other disposition, the ABL Collateral Representative and the Term Loan Collateral Representative shall use commercially reasonable efforts in good faith to allocate the Proceeds received in connection with such Disposition, loss, condemnation or other disposition of such Collateral to the ABL Priority Collateral and the Term Loan Priority Collateral. If the ABL Collateral Representative and the Term Loan Collateral Representative are unable to agree on such allocation within five (5) Business Days (or such other period of time as the ABL Collateral Representative and the Term Loan Collateral Representative agree) of the consummation of such Disposition, loss, condemnation or other disposition, (i) the ABL Priority Collateral comprised in such Collateral consisting of Accounts (as described in sub-clause (1) of the definition of “ABL Priority Collateral” but excluding any Accounts to the extent excluded pursuant to the parenthetical in such sub-clause (1) as provided for therein) shall be deemed to have a valuation equal to the net book value of each such Account (the “Accounts Amount”) and (ii) the ABL Priority Collateral comprised in such Collateral consisting of Inventory shall be deemed to have a value equal to the net book value of such Inventory (the “Inventory Amount”, and together with the Accounts Amount, the “ABL Amount”), in each case determined at the time of such Disposition, loss, condemnation or disposition, and such Proceeds shall constitute (1) first, in an amount equal to the ABL Amount, ABL Priority Collateral and (2) second, to the extent of any balance remaining in excess of the ABL Amount, Term Loan Priority Collateral, provided that to the extent that the ABL Priority Collateral subject to such Disposition, loss, condemnation or other disposition includes assets other than Accounts and Inventory, at the option of the ABL Collateral Representative, the appraised value of such other assets may be used for the purposes of the allocation of such Proceeds to the ABL Priority Collateral based on the then most current satisfactory appraisal received by the ABL Collateral Representative with respect thereto. In the event that proceeds are received in connection with a Disposition of all or substantially all of the Capital Stock issued by any Grantor or any amounts are received in respect of Capital Stock of, or Intercompany Loans issued by, any Grantor in an Insolvency Proceeding, such amounts shall be deemed to be proceeds received from a Disposition of ABL Priority Collateral and Term Loan Priority Collateral (in proportion to ABL Priority Collateral

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and Term Loan Priority Collateral owned at such time by the Grantor) and shall be applied as provided in the preceding sentence.

ARTICLE 5

Intercreditor Acknowledgements and Waivers

Section 5.1            Notice of Acceptance and Other Waivers. (a) All ABL Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives notice of acceptance of, or proof of reliance by the ABL Agent or any ABL Secured Party on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the ABL Obligations. All First Lien Term Loan Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance, by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the First Lien Term Loan Obligations. All Second Lien Term Loan Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance, by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Second Lien Term Loan Obligations. All Additional Term Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, the ABL Agent, on behalf of itself and any ABL Secured Parties, and any other Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance by any Additional Term Agent or any Additional Term Secured Parties of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Additional Term Obligations.

(b)                                 None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or

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otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to the ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any First Lien Term Loan Credit Agreement or any other First Lien Term Loan Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the First Lien Term Loan Agent or any First Lien Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c)                                  None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to the ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Second Lien Term Loan Credit Agreement or any other Second Lien Term Loan Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the ABL Credit

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Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(d)                                 None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Term Agent or any Additional Term Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to the ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Term Credit Facility or any other Additional Term Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to any Additional Term Agent or any Additional Term Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Term Agent or any Additional Term Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(e)                                  None of the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the First Lien Term Loan Secured Parties or any

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of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the First Lien Term Loan Agent or any First Lien Term Loan Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any First Lien Term Loan Credit Agreement or any of the other First Lien Term Loan Documents, whether the First Lien Term Loan Agent or any First Lien Term Loan Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the First Lien Term Loan Agent or any First Lien Term Loan Secured Party otherwise should exercise any of its contractual rights or remedies under the First Lien Term Loan Documents (subject to the express terms and conditions hereof), neither the First Lien Term Loan Agent nor any First Lien Term Loan Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The First Lien Term Loan Agent and the First Lien Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the First Lien Term Loan Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or the First Lien Term Loan Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the First Lien Term Loan Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(f)                                   None of the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Second Lien Term Loan Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Second Lien Term Loan Credit Agreement or any of the other Second Lien Term Loan Documents, whether the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party otherwise should exercise any of its contractual

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rights or remedies under the Second Lien Term Loan Documents (subject to the express terms and conditions hereof), neither the Second Lien Term Loan Agent nor any Second Lien Term Loan Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Second Lien Term Loan Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or the Second Lien Term Loan Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Second Lien Term Loan Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(g)                                  None of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional Term Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Additional Term Agent or any Additional Term Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Term Credit Facility or any of the other Additional Term Documents, whether such Additional Term Agent or any Additional Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Term Agent or any Additional Term Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Term Documents (subject to the express terms and conditions hereof), neither such Additional Term Agent nor any Additional Term Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Any Additional Term Agent and any Additional Term Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Term Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). The ABL Agent, on behalf of itself and the ABL Secured Parties agrees that none of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Additional Term Secured Parties shall incur any liability as

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a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2            Modifications to ABL Documents, First Lien Term Loan Documents and Second Lien Term Loan Documents. (a) The First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, hereby agrees that, without affecting the obligations of the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)                                  subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)                              release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)                              subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)                           otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(b)                                 The Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, hereby agrees that, without affecting the obligations of the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party (except to the extent such notice or consent is required pursuant

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to the express provisions of this Agreement), and without incurring any liability to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)                                  subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)                              release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)                              subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)                           otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(c)                                  Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Term Agent and such Additional Term Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Term Agent or any such Additional Term Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Term Agent or any such Additional Term Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

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(ii)                                  subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)                              release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)                              subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)                           otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate; except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(d)                                 The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the First Lien Term Loan Documents in any manner whatsoever, including, to:

(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the First Lien Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the First Lien Term Loan Obligations or any of the First Lien Term Loan Documents;

(ii)                                  subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the First Lien Term Loan Obligations, and in connection therewith to enter into any additional First Lien Term Loan Documents;

(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the First Lien Term Loan Obligations;

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(iv)                              release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)                              subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the First Lien Term Loan Obligations; and

(vii)                           otherwise manage and supervise the First Lien Term Loan Obligations as the First Lien Term Loan Agent shall deem appropriate.

(e)                                  The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Second Lien Term Loan Documents in any manner whatsoever, including, to:

(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Second Lien Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Second Lien Term Loan Obligations or any of the Second Lien Term Loan Documents;

(ii)                                  subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Second Lien Term Loan Obligations, and in connection therewith to enter into any additional Second Lien Term Loan Documents;

(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Second Lien Term Loan Obligations;

(iv)                              release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)                              subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Second Lien Term Loan Obligations; and

(vii)                           otherwise manage and supervise the Second Lien Term Loan Obligations as the Second Lien Term Loan Agent shall deem appropriate.

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(f)                                   The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, any Additional Term Agent and any Additional Term Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Term Documents in any manner whatsoever, including, to:

(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Term Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Term Obligations or any of the Additional Term Documents;

(ii)                                  subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Additional Term Obligations, and in connection therewith to enter into any additional Additional Term Documents;

(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Term Obligations;

(iv)                              release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)                              subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Term Obligations; and

(vii)                           otherwise manage and supervise the Additional Term Obligations as such Additional Term Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(g)                                  In addition, each ABL Agent, for and on behalf of itself and the ABL Secured Parties, First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties and any Additional Term Agent, for and on behalf of itself and the Additional Term Secured Parties represented thereby, agrees that each ABL Collateral Document and/or each Term Loan Priority Collateral Document, as applicable, consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such ABL Collateral Document and/or Term Loan Priority Collateral Document, as applicable, covering such Collateral.

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(h)                                 The ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations and any Additional Term Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any ABL Document, any First Lien Term Loan Document, any Second Lien Term Loan Document or any Additional Term Document) of the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent or the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent or the Second Lien Term Loan Secured Parties, any Additional Term Agent or any Additional Term Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the indebtedness refunding, replacing or refinancing any of the ABL Obligations, First Lien Term Loan Obligations, Second Lien Term Loan Obligations or Additional Term Obligations is to constitute ABL Obligations, First Lien Term Loan Obligations, Second Lien Term Loan Obligations or Additional Term Obligations governed by this Agreement, the holders of such indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Collateral Representative (other than any ABL Collateral Representative being replaced in connection with such joinder) and the Term Loan Collateral Representative (other than the Term Loan Collateral Representative being replaced in connection with such provider), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the ABL Documents, the First Lien Term Loan Documents, the Second Lien Term Loan Documents and any Additional Term Documents. For the avoidance of doubt, any First Lien Term Loan Obligations, Second Lien Term Loan Obligations or Additional Term Obligations may be refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under the ABL Documents, First Lien Term Loan Documents, Second Lien Term Loan Documents or Additional Term Documents) of, any of the ABL Agent or any other ABL Secured Party, the First Lien Term Loan Agent or any other First Lien Term Loan Secured Party, the Second Lien Term Loan Agent or any other Second Lien Term Loan Secured Party or any Additional Term Agent or any other Additional Term Secured Party, through the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3            Reinstatement and Continuation of Agreement. (a) If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent, the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit

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Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

(b)                                 If the First Lien Term Loan Agent or any First Lien Term Loan Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the First Lien Term Loan Obligations (a “First Lien Term Loan Recovery”), then the First Lien Term Loan Obligations shall be reinstated to the extent of such First Lien Term Loan Recovery. If this Agreement shall have been terminated prior to such First Lien Term Loan Recovery, this Agreement shall be reinstated in full force and effect in the event of such First Lien Term Loan Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent, the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations. No priority or right of the First Lien Term Loan Agent or any First Lien Term Loan Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the First Lien Term Loan Documents, regardless of any knowledge thereof which the First Lien Term Loan Agent or any First Lien Term Loan Secured Party may have.

(c)                                  If the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Second Lien Term Loan Obligations (a “Second Lien Term Loan Recovery”), then the Second Lien Term Loan Obligations shall be reinstated to the extent of such Second Lien Term Loan Recovery. If this Agreement shall have been terminated prior to such Second Lien Term Loan Recovery, this Agreement shall be reinstated in full force and effect in the event of such Second Lien Term Loan Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent, the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge,

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confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations. No priority or right of the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Second Lien Term Loan Documents, regardless of any knowledge thereof which the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party may have.

(d)                                 If any Additional Term Agent or any Additional Term Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Additional Term Obligations (an “Additional Term Recovery”), then the Additional Term Obligations shall be reinstated to the extent of such Additional Term Recovery. If this Agreement shall have been terminated prior to such Additional Term Recovery, this Agreement shall be reinstated in full force and effect in the event of such Additional Term Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of any Additional Term Agent, the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Secured Parties, the ABL Secured Parties, the First Lien Term Loan Secured Parties and the Second Lien Term Loan Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of any Additional Term Obligations, the ABL Obligations, the First Lien Term Loan Obligations or the Second Lien Term Loan Obligations. No priority or right of any Additional Term Agent or any Additional Term Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Additional Term Documents, regardless of any knowledge thereof which any Additional Term Agent or any Additional Term Secured Party may have.

ARTICLE 6

Insolvency Proceedings

Section 6.1            DIP Financing. (a) If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any ABL Credit Agreement Lenders shall agree to provide any Credit Party with, or consent to a third party providing, any Credit Party with any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then the First Lien Term Loan Agent,

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on behalf of itself and the First Lien Term Loan Secured Parties, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the First Lien Term Loan Agent securing the First Lien Term Loan Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) the First Lien Term Loan Agent retains its Lien on the Collateral to secure the First Lien Term Loan Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of the First Lien Term Loan Agent on the Term Loan Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations and (iii) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, the First Lien Term Loan Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the First Lien Term Loan Obligations, provided that (x) such Liens in favor of the ABL Agent and the First Lien Term Loan Agent shall be subject to the provisions of Section 6.1(e) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(b)                                 If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any ABL Credit Agreement Lenders shall agree to provide any Credit Party with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Second Lien Term Loan Agent securing the Second Lien Term Loan Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) the Second Lien Term Loan Agent retains its Lien on the Collateral to secure the Second Lien Term Loan Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of the Second Lien Term Loan Agent on the Term Loan Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations and (iii) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, the Second Lien Term Loan Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Second Lien Term Loan Obligations, provided that (x) such Liens in favor of the ABL Agent and the Second

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Lien Term Loan Agent shall be subject to the provisions of Section 6.1(e) hereof and (y) the foregoing provisions of this Section 6.1(b) shall not prevent the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(c)                                  If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any ABL Credit Agreement Lenders shall agree to provide any Credit Party with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it will raise no objection, and will not directly or indirectly support, or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Additional Term Agent securing the Additional Term Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Additional Term Agent retains its Lien on the Collateral to secure the Additional Term Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of such Additional Term Agent on the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations and (iii) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, such Additional Term Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Additional Term Obligations, provided that (x) such Liens in favor of the ABL Agent and such Additional Term Agent shall be subject to the provisions of Section 6.1(e) hereof and (y) the foregoing provisions of this Section 6.1(c) shall not prevent any Additional Term Agent and any Additional Term Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(d)                                 [Reserved].

(e)                                  All Liens granted to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1.

Section 6.2                                    Relief From Stay. Until the Discharge of ABL Obligations, the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, the

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Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Collateral Representative’s express written consent. Until the Discharge of the First Lien Term Loan Collateral Obligations and Second Lien Term Loan Collateral Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Term Loan Priority Collateral without the Term Loan Collateral Representative’s express written consent.

Section 6.3                                    No Contest. (a) The First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of Term Loan Priority Collateral. The Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of Term Loan Priority Collateral. Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that, prior to the Discharge of ABL Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of Term Loan Priority Collateral.

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(b)                                 The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of First Lien Term Loan Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party to any motion, relief, action or proceeding based on a claim by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the First Lien Term Loan Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of ABL Priority Collateral.

(c)                                  The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Second Lien Term Loan Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party to any motion, relief, action or proceeding based on a claim by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the Second Lien Term Loan Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of ABL Priority Collateral.

(d)                                 The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Additional Term Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (i) any request by any Additional Term Agent or any Additional Term Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by any Additional Term Agent or any Additional Term Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Term Agent or any Additional Term Secured Party that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to such Additional Term Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of ABL Priority Collateral.

Section 6.4                                    Asset Sales. The First Lien Term Loan Agent agrees, on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent agrees, on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent agrees, on behalf of itself and any Additional Term Secured Parties represented thereby, that it will not oppose any sale consented to by the ABL Agent or the ABL Collateral Representative of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy

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Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. The ABL Agent agrees, on behalf of itself and the ABL Secured Parties that it will not oppose any sale consented to by the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent or the Term Loan Collateral Representative of any Term Loan Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

Section 6.5           Separate Grants of Security and Separate Classification. (1) Each First Lien Term Loan Secured Party, the First Lien Term Loan Agent, each Additional First Lien Term Secured Party and each Additional First Lien Term Agent (2) each Second Lien Term Loan Secured Party, the Second Lien Term Loan Agent, each Additional Second Lien Term Secured Party and each Additional Second Lien Term Agent and (3) each ABL Secured Party and the ABL Agent acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents, the First Lien Term Loan Collateral Documents, the Additional First Lien Term Collateral Documents, the Second Lien Term Loan Collateral Documents and the Additional Second Lien Term Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, (1) the First Lien Term Loan Obligations and Additional First Lien Term Obligations, (2) the Second Lien Term Loan Obligations and Additional Second Lien Term Obligations and (3) the ABL Obligations are fundamentally different from each other and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of (1) the ABL Secured Parties, (2) the First Lien Term Loan Secured Parties and the Additional First Lien Term Secured Parties and (3) the Second Lien Term Loan Secured Parties and the Additional Second Lien Term Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims, First Lien Term Loan Obligation claims, Second Lien Term Loan Obligation claims, Additional First Lien Term Obligation claims and Additional Second Lien Term Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Term Loan Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), (1) the ABL Secured Parties or (2) the First Lien Term Loan Secured Parties and the Additional First Lien Term Secured Parties, or (3) the Second Lien Term Loan Secured Parties and the Additional Second Lien Term Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from each pool of Priority Collateral for each of the ABL Secured Parties, the First Lien Term Loan Secured Parties and the Additional First Lien Term Secured Parties and the Second Lien Term Loan Secured Parties and the Additional Second Lien Term Secured Parties, before any distribution is made from the applicable pool of Priority Collateral in respect of the claims held by the other Secured Parties, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from the applicable pool of Priority Collateral to the extent necessary to

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effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject with respect to the First Lien Term Loan Obligations, the Second lien Term Loan Obligations, any Additional First Lien Term Obligations and any Additional Second Lien Term Obligations to the First/Second Lien Intercreditor Agreement and to any separate agreement by and between any Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and any other Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, with respect to the Additional Term Obligations owing to any of such Additional Term Agent and Additional Term Secured Parties.

Section 6.6       Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code.

Section 6.7       ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the First Lien Term Loan Agent, the Second Lien Term Loan Agent any Additional Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                                     any lack of validity or enforceability of any ABL Document;

(ii)                                  any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

(iii)                               any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee thereof;

(iv)                              the commencement of any Insolvency Proceeding in respect of any Borrower or any Credit Party; or

(v)                                 any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the First Lien Term Loan Agent, the Second Lien Term Loan Agent any Additional Term Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8       First Lien Term Loan Obligations Unconditional. All rights of the First Lien Term Loan Agent hereunder, and all agreements and obligations of the ABL Agent, the Second Lien Term Loan Agent any Additional Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                                     any lack of validity or enforceability of any First Lien Term Loan Document;

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(ii)                                  any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Lien Term Loan Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Lien Term Loan Document;

(iii)                               any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the First Lien Term Loan Obligations or any guarantee thereof;

(iv)                              the commencement of any Insolvency Proceeding in respect of any Borrower or any Credit Party; or

(v)                                 any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the First Lien Term Loan Obligations, or of any of the ABL Agent, the Second Lien Term Loan Agent, any Additional Term Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9       Second Lien Term Loan Obligations Unconditional. All rights of the Second Lien Term Loan Agent hereunder, and all agreements and obligations of the ABL Agent, the First Lien Term Loan Agent any Additional Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                                     any lack of validity or enforceability of any Second Lien Term Loan Document;

(ii)                                  any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Lien Term Loan Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Second Lien Term Loan Document;

(iii)                               any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Second Lien Term Loan Obligations or any guarantee thereof;

(iv)                              the commencement of any Insolvency Proceeding in respect of any Borrower or any Credit Party; or

(v)                                 any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Second Lien Term Loan Obligations, or of any of the ABL Agent, the First Lien Term Loan Agent, any Additional Term Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.10          Additional Term Obligations Unconditional. All rights of any Additional Term Agent hereunder, and all agreements and obligations of the ABL Agent, the

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First Lien Term Loan Agent, the Second Lien Term Loan Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                                     any lack of validity or enforceability of any Additional Term Document;

(ii)                                  any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Additional Term Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Additional Term Document;

(iii)                               any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Additional Term Obligations or any guarantee thereof;

(iv)                              the commencement of any Insolvency Proceeding in respect of any Borrower or any Credit Party; or

(v)                                 any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Additional Term Obligations, or of any of the ABL Agent, the First Lien Term Loan Agent , the Second Lien Term Loan Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.11          Adequate Protection. Except to the extent expressly provided in Section 6.1, Section 6.3 and this Section 6.11, nothing in this Agreement shall limit the rights of (w) the ABL Agent and the ABL Secured Parties, (x) the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties, (y) the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties, or (z) any Additional Term Agent and any Additional Term Secured Parties, respectively, from seeking or requesting adequate protection with respect to their interests in the Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that:

(a)                                 in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that the First Lien Term Loan Agent shall also be granted a senior Lien on such collateral as security for the First Lien Term Loan Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the First Lien Term Loan Obligations,

(b)                                 in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that the Second Lien Term Loan

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Agent shall also be granted a senior Lien on such collateral as security for the Second Lien Term Loan Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Second Lien Term Loan Obligations,

(c)                                  in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that any Additional Term Agent shall also be granted a senior Lien on such collateral as security for the Additional Term Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties),

(d)                                 in the event that the First Lien Term Loan Agent, on behalf of itself or any of the First Lien Term Loan Secured Parties, seeks or requests adequate protection in respect of the First Lien Term Loan Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the First Lien Term Loan Agent, on behalf of itself and each of the First Lien Term Loan Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the First Lien Term Loan Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations,

(e)                                  in the event that the Second Lien Term Loan Agent, on behalf of itself or any of the Second Lien Term Loan Secured Parties, seeks or requests adequate protection in respect of the Second Lien Term Loan Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the Second Lien Term Loan Agent, on behalf of itself and each of the Second Lien Term Loan Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Second Lien Term Loan Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations, and

(f)                                   in the event that any Additional Term Agent, on behalf of itself or any Additional Term Secured Parties, seeks or requests adequate protection in respect of the Additional Term Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Additional Term Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations.

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ARTICLE 7

Miscellaneous

Section 7.1       Rights of Subrogation. The First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, agrees that no payment by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the First Lien Term Loan Agent or any First Lien Term Loan Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the First Lien Term Loan Agent or any First Lien Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

The Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that no payment by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of First Lien Term Loan Obligations shall have occurred. Following the Discharge of First Lien Term Loan Obligations, the First Lien Term Loan Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the First Lien Term Loan Obligations resulting from payments to the First Lien Term Loan Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the First Lien Term Loan Agent are paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of

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subrogation in respect thereof until the Discharge of Second Lien Term Loan Obligations shall have occurred. Following the Discharge of Second Lien Term Loan Obligations, the Second Lien Term Loan Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Second Lien Term Loan Obligations resulting from payments to the Second Lien Term Loan Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Second Lien Term Loan Agent are paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to any Additional Term Agent or any Additional Term Secured Party represented thereby pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties shall have occurred. Following the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties, such Additional Term Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the applicable Additional Term Obligations resulting from payments to such Additional Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional Term Agent are paid by such Person upon request for payment thereof.

Any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that no payment by such Additional Term Agent or any such Additional Term Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle such Additional Term Agent or any such Additional Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as such Additional Term Agent or any such Additional Term Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

Section 7.2       Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may

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interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3       Representations. The First Lien Term Loan Agent represents and warrants to the ABL Agent, the Second Lien Term Loan Agent and any Additional Term Agent that it has the requisite power and authority under the First Lien Term Loan Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the First Lien Term Loan Secured Parties. The Second Lien Term Loan Agent represents and warrants to the ABL Agent, the First Lien Term Loan Agent and any Additional Term Agent that it has the requisite power and authority under the Second Lien Term Loan Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Second Lien Term Loan Secured Parties. The ABL Agent represents and warrants to the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties. Any Additional Term Agent represents and warrants to the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any other Additional Term Agent that it has the requisite power and authority under the applicable Additional Term Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Term Secured Parties represented thereby.

Section 7.4       Amendments. (a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by (i) prior to the Discharge of First Lien Term Loan Obligations, the First Lien Term Loan Agent, (ii) prior to the Discharge of Second Lien Term Loan Obligations, the Second Lien Term Loan Agent, (iii) prior to the Discharge of ABL Obligations, the ABL Agent, (iv) prior to the Discharge of Additional First Lien Term Obligations in respect of any Additional First Lien Term Credit Facility, the applicable Additional First Lien Term Agent and (v) prior to the Discharge of Additional Second Lien Term Obligations in respect of any Additional Second Lien Term Credit Facility, the applicable Additional Second Lien Term Agent. Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Term Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement in substantially the form of Exhibit C attached hereto as provided for in the definition of “ABL Credit Agreement”, “First Lien Term Loan Credit Agreement” or “Second Lien Term Loan Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Term Agent that is not then a Party, or any Additional Term Secured Party not then represented by an Additional Term Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Term Agent or Additional Term Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Term Agent or Additional Term Secured Party ever becomes a Party or beneficiary hereof), and any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or

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indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.

(b)                                 In the event that the ABL Agent that is the ABL Collateral Representative or the Requisite ABL Holders enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each First Lien Term Loan Collateral Document and each Additional First Lien Term Collateral Document, in each case without the consent of, or any action by, any First Lien Term Loan Agent or any First Lien Term Loan Secured Party or any Additional First Lien Term Agent or Additional First Lien Term Secured Party, as applicable; provided that such amendment, waiver or consent does not materially adversely affect the rights of the First Lien Term Loan Secured Parties or the Additional First Lien Term Secured Parties, as applicable, or the interests of the First Lien Term Loan Secured Parties or the Additional First Lien Term Secured Parties, as applicable, in the Term Loan Priority Collateral (it being understood that the release of any Liens securing the First Lien Term Loan Obligations or Additional First Lien Term Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such First Lien Term Loan Secured Parties or the Additional First Lien Term Secured Parties, as applicable, in the Term Loan Priority Collateral). The ABL Agent shall give written notice of such amendment, waiver or consent to the First Lien Term Loan Agent and each Additional First Lien Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any First Lien Term Loan Collateral Document or any Additional First Lien Term Collateral Document as set forth in this Section 7.4(b).

(c)                                  In the event that the ABL Agent that is the ABL Collateral Representative or the Requisite ABL Holders represented thereby enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Second Lien Term Loan Collateral Document and each Additional Second Lien Term Collateral Document, in each case without the consent of, or any action by, any Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party or any Additional Second Lien Term Agent or Additional Second Lien Term Secured Party, as applicable; provided that such amendment, waiver or consent does not materially adversely affect the rights of the Second Lien Term Loan Secured Parties or the Additional Second Lien Term Secured Parties, as applicable, or the interests of the Second Lien Term Loan Secured Parties or the Additional Second Lien

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Term Secured Parties, as applicable, in the Term Loan Priority Collateral (it being understood that the release of any Liens securing the Second Lien Term Loan Obligations or Additional Second Lien Term Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such Second Lien Term Loan Secured Parties or the Additional Second Lien Term Secured Parties, as applicable, in the Term Loan Priority Collateral). The ABL Agent shall give written notice of such amendment, waiver or consent to the Second Lien Term Loan Agent and each Additional Second Lien Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Second Lien Term Loan Collateral Document or any Additional Second Lien Term Collateral Document as set forth in this Section 7.4(c).

(d)                                 In the event that the First Lien Term Loan Agent that is the Term Loan Collateral Representative or the requisite First Lien Term Loan Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any First Lien Term Loan Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Term Loan Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, or any First Lien Term Loan Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document without the consent of, or any action by, the ABL Agent or any ABL Secured Party; provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral) (it being understood that the release of any Liens securing the ABL Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such ABL Secured Parties in the ABL Collateral). The First Lien Term Loan Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(d).

(e)                                  In the event that the Second Lien Term Loan Agent that is the Term Loan Collateral Representative or the requisite Second Lien Term Loan Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Second Lien Term Loan Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Second Lien Term Loan Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, or any Second Lien Term Loan Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document without the consent of, or any action by, the ABL Agent or any ABL Secured Party; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with

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respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral) (it being understood that the release of any Liens securing the ABL Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such ABL Secured Parties in the ABL Collateral). The Second Lien Term Loan Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(e).

(f)                                   In the event that any Additional First Lien Term Agent that is the Term Loan Collateral Representative or the requisite Additional First Lien Term Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional First Lien Term Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional First Lien Term Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Additional First Lien Term Agent, the Additional First Lien Term Secured Parties, or any Additional First Lien Term Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document without the consent of, or any action by, the ABL Agent or any ABL Secured Party (except as may be separately otherwise agreed in writing by and between such Additional First Lien Term Agent, on behalf of itself and the Additional First Lien Term Secured Parties represented thereby and the ABL Agent, on behalf of itself and the ABL Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral) (it being understood that the release of any Liens securing the ABL Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such ABL Secured Parties in the ABL Collateral). The applicable Additional First Lien Term Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(f).

(g)                                  In the event that any Additional Second Lien Term Agent that is the Term Loan Collateral Representative or the requisite Additional Second Lien Term Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional Second Lien Term Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional Second Lien Term Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Additional Second Lien Term Agent, the Additional Second Lien Term Secured Parties, or any Additional Second Lien Term Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document without the consent of, or any action by, the ABL Agent or any ABL Secured Party (except as may be separately otherwise agreed in writing by and

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between such Additional Second Lien Term Agent, on behalf of itself and the Additional Second Lien Term Secured Parties represented thereby and the ABL Agent, on behalf of itself and the ABL Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral) (it being understood that the release of any Liens securing the ABL Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such ABL Secured Parties in the ABL Collateral). The applicable Additional Second Lien Term Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(g).

Section 7.5       Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or, in the case of an electronic mail, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	Royal Bank of Canada
Agency Services Group
4th Floor, 20 King Street West
Toronto, Ontario
M5H 1C4
	Facsimile No.:	(416) 842-4023
	Attention:	Manager, Agency Services Group

First Lien Term Loan Agent:	Credit Suisse AG
Eleven Madison Avenue, 6th Floor
New York, NY 10010
Attention: Loan Operations — Boutique
Management
Tel: (212) 538-3525
Fax: 212-325-8315
E-mail: list.ops-collateral@credit-suisse.com

Second Lien Term Loan Agent:	Credit Suisse AG

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Eleven Madison Avenue, 6th Floor
New York, NY 10010
Attention: Loan Operations — Boutique
Management
Tel: (212) 538-3525
Fax: 212-325-8315
E-mail: list.ops-collateral@credit-suisse.com

Any Additional Term Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Term Agent pursuant to Section 7.11.

Section 7.6       No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7       Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations, the Discharge of First Lien Term Loan Obligations, the Discharge of Second Lien Term Loan Obligations and the Discharge of Additional Term Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10 hereof. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, the First Lien Term Loan Agent, any First Lien Term Loan Secured Party, the Second Lien Term Loan Agent, any Second Lien Term Loan Secured Party, any Additional Term Agent or any Additional Term Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, such ABL Secured Party, such First Lien Term Loan Secured Party, such Second Lien Term Loan Secured Party, such Additional Term Agent or such Additional Term Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8       Governing Law: Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding

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among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9       Counterparts. This Agreement may be executed in any number of counterparts (including by telecopy and other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10          No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, each Additional Term Agent, the Additional Term Secured Parties and, with respect to Sections 2.4(f), 5.2, 7.4 and 7.11, the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11          Designation of Additional Indebtedness; Joinder of Additional Term Agents. (a) The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness, and as either Additional First Lien Term Indebtedness or Additional Second Lien Term Indebtedness, for purposes of this Agreement, upon complying with the following conditions:

(i)                                     one or more Additional Term Agents for one or more Additional Term Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Term Agent shall have delivered such executed Additional Indebtedness Joinder to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement;

(ii)                                  at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company) prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement complete and correct copies of any Additional Term Credit Facility, Additional Term Guarantees and Additional Term Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Term Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii)                               the Company shall have executed and delivered to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement an Additional Indebtedness Designation, with respect to such Additional Indebtedness, which Additional Indebtedness Designation shall designate such Additional Indebtedness as Additional First Lien Term Indebtedness or Additional Second Lien Term Indebtedness, as the case may be; and

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(iv)                              all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement.

No Additional Indebtedness may be designated both Additional First Lien Term Indebtedness and Additional Second Lien Term Indebtedness.

(b)                                 Upon satisfaction of the foregoing conditions, (i) the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Term Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Term Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Term Secured Party shall constitute an “Additional Term Secured Party”, and any Additional Term Agent for any such Additional Term Secured Party shall constitute an “Additional Term Agent”, (ii) any designated Additional First Lien Term Indebtedness shall constitute “Additional First Lien Term Indebtedness”, any Additional First Lien Term Credit Facility under which such Additional First Lien Term Indebtedness is or may be incurred shall constitute an “Additional Term Credit Facility” and an “Additional First Lien Term Credit Facility”, any holder of such Additional First Lien Term Indebtedness or other applicable Additional First Lien Term Secured Party shall constitute an “Additional Term Secured Party” and an “Additional First Lien Term Secured Party”, and any Additional First Lien Term Agent for any such Additional First Lien Term Secured Party shall constitute an “Additional First Lien Term Agent” and (iii) any designated Additional Second Lien Term Indebtedness shall constitute “Additional Second Lien Term Indebtedness”, any Additional Second Lien Term Credit Facility under which such Additional Second Lien Term Indebtedness is or may be incurred shall constitute an “Additional Term Credit Facility” and an “Additional Second Lien Term Credit Facility”, any holder of such Additional Second Lien Term Indebtedness or other applicable Additional Second Lien Term Secured Party shall constitute an “Additional Term Secured Party” and an “Additional Second Lien Term Secured Party”, and any Additional Second Lien Term Agent for any such Additional Second Lien Term Secured Party shall constitute an “Additional Second Lien Term Agent” in each case for all purposes under this Agreement. The date on which the foregoing conditions shall have been satisfied with respect to such Additional Indebtedness is herein called the “Additional Effective Date.” Prior to the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)                                  In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Agent, the First Lien Term Loan Agent, the Second Lien

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Term Loan Agent and any other Additional Term Agent then party hereto agrees (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any First Lien Term Loan Collateral Documents, Second Lien Term Loan Collateral Documents, ABL Collateral Documents, or Additional Term Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement) and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12          Term Loan Collateral Representative and ABL Collateral Representative; Notice of Change. The Term Loan Collateral Representative shall act for the First Lien Term Loan Collateral Secured Parties and Second Lien Term Loan Collateral Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Controlling Term Holders, or the requisite percentage of such Controlling Term Holders as provided in the applicable Term Loan Priority Collateral Documents (or the agent or representative with respect thereto). Until a Party (other than the existing Term Loan Collateral Representative) receives written notice from the existing Term Loan Collateral Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Term Loan Collateral Representative, such Party shall be entitled to act as if the existing Term Loan Collateral Representative is in fact the Term Loan Collateral Representative. Each Party (other than the existing Term Loan Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the Term Loan Collateral Representative which facially appears to be from the then existing Term Loan Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Term Loan Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Term Loan Collateral Representative.

The ABL Collateral Representative shall act for the ABL Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite ABL Holders from time to time. Until a Party (other than the existing ABL Collateral Representative) receives written notice from the existing ABL Collateral Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the ABL Collateral Representative, such Party shall be entitled to act as if the existing ABL Collateral Representative is in fact the ABL Collateral Representative. Each Party (other than the existing ABL Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the ABL Collateral Representative which facially appears to be from the then existing ABL Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing ABL Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the ABL Collateral Representative.

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Section 7.13 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of (a) the ABL Secured Parties, as one class and (b) the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties, collectively, as another class. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations and any Additional Term Obligations as and when the same shall become due and payable in accordance with their terms (such obligations to pay being absolute and unconditional). For the avoidance of doubt, as among the First Lien Term Loan Collateral Secured Parties and the Second Lien Term Loan Collateral Secured Parties, nothing herein is intended to alter their relative rights and obligations, which shall continue to be governed by the First/Second Lien Intercreditor Agreement or any applicable Other Intercreditor Agreement, or to require that such rights and obligations be treated as a single class in any Insolvency Proceeding.

Section 7.14 Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not (i) invalidate or render unenforceable such provision in any other jurisdiction or (ii) invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16 Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17 VENUE; JURY TRIAL WAIVER. (a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY

101

SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b)                                 EACH PARTY HERETO HEREBY (I) WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS, (II) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (III) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.17(B). EACH PARTY HERETO FURTHER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)                                  EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.18 Intercreditor Agreement. This Agreement is the “ABL/Term Loan Intercreditor Agreement” referred to in the ABL Credit Agreement, the ABL Collateral Documents, the First Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement, any Additional Term Credit Facility and the Term Loan Priority Collateral Documents. Nothing in this Agreement shall be deemed to subordinate the right of any ABL Secured Party to receive payment to the right of any First Lien Term Loan Secured Party, any Second Lien Term Loan Secured Party or any Additional Term Secured Party to receive payment or to subordinate the right of any First Lien Term Loan Secured Party, any Second Lien Term Loan Secured Party or any Additional Term Secured Party to receive payment to the right of any ABL Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the ABL Secured Parties, on the one hand, and the First Lien Term Loan Secured

102

Parties, the Second Lien Term Loan Secured Parties or any Additional Term Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19 No Warranties or Liability. The First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent each acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any other First Lien Term Loan Document, any other Second Lien Term Loan Document or any other Additional Term Document. Except as otherwise provided in this Agreement, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document, any First Lien Term Loan Document, any Second Lien Term Loan Document or any Additional Term Document, the provisions of this Agreement shall govern. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the First Lien Term Loan Documents, the Second Lien Term Loan Documents, the ABL Documents or any Additional Term Documents.

Section 7.21 Information Concerning Financial Condition of the Credit Parties. None of the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations. The First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent or any Additional Term Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

Section 7.22 Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 2.5, 4.1, 6.1 and 6.9 hereof) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

[Signature pages follow]

103

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, the First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties and the Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

ROYAL BANK OF CANADA,
in its capacity as the ABL Agent

By:
Name:
Title:

[Signature Page to ABL ICA]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
in its capacity as the First Lien Term Loan Agent

By:
Name:
Title:

By:
Name:
Title:

105

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
in its capacity as the Second Lien Term Loan Agent

By:
Name:
Title:

By:
Name:
Title:

106

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any Additional Term Agent and any Additional Term Secured Parties and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Credit Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as expressly provided therein.

107

CREDIT PARTIES:

LBM BORROWER, LLC

By:
Name:
Title:

[Signature Page to ABL ICA]

LBM MIDCO, LLC

By:
Name:
Title:

[Signature Page to ABL ICA]

Feldman Lumber – US LBM, LLC

By: US LBM Holdings, LLC, its Sole Member

By:
Name:
Title:

[Signature Page to ABL ICA]

US LBM Holdings, LLC
BEP/Lyman, LLC
Musselman Lumber - US LBM, LLC
Direct Cabinet Sales - US LBM, LLC
Shelly Enterprises - US LBM, LLC
Standard Supply & Lumber - US LBM, LLC
Coastal Roofing Supply - US LBM, LLC
Lumber Specialties - US LBM, LLC
Fond du Lac Property - US LBM, LLC
East Haven Builders Supply - US LBM, LLC
Bellevue Builders Supply - US LBM, LLC
Kentucky Indiana Lumber - US LBM, LLC
Desert Lumber - US LBM, LLC
Jones Lumber - US LBM, LLC
Bear Truss - US LBM, LLC
Bear Truss Property, LLC
H & H Lumber - US LBM, LLC
American Masons & Building Supply - US LBM, LLC
LS Property, LLC
Richardson Gypsum - US LBM, LLC
Universal Supply Company, LLC
Wisconsin Building Supply - US LBM, LLC
Wallboard Supply Company - US LBM, LLC
Lampert Yards - US LBM, LLC
Hines Buildings Supply - US LBM, LLC
Kirkland Property - US LBM, LLC
Hampshire Property - US LBM, LLC
EHBS Manchester Properties, LLC
John H. Myers & Son - US LBM, LLC
Rosen Materials of Nevada LLC
Rosen Brick America, LLC
Rosen Materials, LLC

By:
Name:
Title:

[Signature Page to ABL ICA]

EXHIBIT A

to the ABL/Term Loan Intercreditor Agreement

[FORM OF] ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of                         , 20   , by LBM Borrower, LLC (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of August 20, 2015 between Royal Bank of Canada, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Term Loan Agent”) for the First Lien Term Loan Secured Parties and Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Term Loan Agent”) for the Second Lien Term Loan Secured Parties.(1) Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Term Credit Facility], dated as of                      , 20   (the “Additional Term Credit Facility”), among [list any applicable Credit Party], [list Additional Term Secured Parties] [and Additional Term Agent, as agent (the “Additional Term Agent”)].(2)

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, and any Additional Term Agent that:

(1)                                 the Additional Indebtedness incurred or to be incurred under the Additional Term Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)                                 all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

(1)                                 Revise as appropriate to refer to any successor ABL Agent, First Lien Term Loan Agent or Second Lien Term Loan Agent and to add reference to any previously added Additional Term Agent.

(2)                                 Revise as appropriate to refer to the relevant Additional Term Credit Facility, Additional Term Secured Parties and any Additional Term Agent.

Section 2.                                           Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness and as Additional [First Lien] / [Second Lien] Term Indebtedness under the Intercreditor Agreement.

[Remainder of page intentionally left blank]

2

IN WITNESS OF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

LBM BORROWER, LLC

By:
Name:
Title:

3

EXHIBIT B

to the ABL/Term Loan Intercreditor Agreement

[FORM OF] ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                   , 20   , among LBM Borrower, LLC (the “Company”), Royal Bank of Canada, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)(3) for the ABL Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Term Loan Agent”)(4) for the First Lien Term Loan Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Term Loan Agent”)(5) for the Second Lien Term Loan Secured Parties, [list any previously added Additional Term Agent] [and insert name of each Additional Term Agent under any Additional Term Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, the First Lien Term Loan Agent [and] the Second Lien Term Loan Agent [and (list any previously added Additional Term Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Term Credit Facility], dated as of                  , 20   (the “Additional Term Credit Facility”), among [list any applicable Credit Party], [list any applicable Additional Term Secured Parties (the “Joining Additional Term Secured Parties”)] [and insert name of each applicable Additional Term Agent (the “Joining Additional Term Agent”)].(6)

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Term Credit Facility as Additional Indebtedness and as Additional [First Lien] [Second Lien] Term Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Term Agent, for itself and on behalf of the Joining Additional Term Secured Parties,](7) hereby agrees with the ABL Agent, the First Lien

(3)                                 Revise as appropriate to refer to any successor ABL Agent.

(4)                                 Revise as appropriate to refer to any successor First Lien Term Loan Agent.

(5)                                 Revise as appropriate to refer to any successor Second Lien Term Loan Agent.

(6)                                 Revise as appropriate to refer to the relevant Additional Term Credit Facility, Additional Term Secured Parties and any Additional Term Agent.

(7)                                 Revise as appropriate to refer to any Additional Term Agent being added hereby and any Additional Term Secured Parties represented thereby.

Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent party to the Intercreditor Agreement as follows:

Section 1.                     Agreement to be Bound. The [Joining Additional Term Agent, for itself and on behalf of the Joining Additional Term Secured Parties,](8) hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Term Credit Facility, be deemed to be a party to the Intercreditor Agreement.

Section 2.                     Recognition of Claims. (a) The ABL Agent (for itself and on behalf of the ABL Secured Parties), the First Lien Term Loan Agent (for itself and on behalf of the First Lien Term Loan Secured Parties), the Second Lien Term Loan Agent (for itself and on behalf of the Second Lien Term Loan Secured Parties) and [each of] the Additional Term Agent[s] (for itself and on behalf of any Additional Term Secured Parties represented thereby) hereby agree that the interests of the respective Secured Parties in the Liens granted to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, or any Additional Term Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Secured Parties, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Secured Parties as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent or any Secured Party may be entitled or subject. The ABL Agent (for itself and on behalf of the ABL Secured Parties), the First Lien Term Loan Agent (for itself and on behalf of the First Lien Term Loan Secured Parties), the Second Lien Term Loan Agent (for itself and on behalf of the Second Lien Term Loan Secured Parties) and any Additional Term Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Term Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Term Obligations represented by the Additional Term Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Term Credit Facility or other applicable Additional Term Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Term Agent (for itself and on behalf of the Joining Additional Term Secured Parties] (a) recognize[s] the existence and validity of the ABL Obligations, the existence and validity of the First Lien Term Loan Obligations, the existence and validity of the Second Lien Term Loan Obligations [and the existence and validity of the Additional Term Obligations](9) and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the First Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement, the other ABL Documents, First Lien Term Loan Documents or Second Lien Term Loan Documents or the Additional Term Credit Facility or the Additional Term Documents](10), as the case may be,

(8)                                 Revise references throughout as appropriate to refer to the party or parties being added.

(9)                                 Add reference to any previously added Additional Term Obligations as appropriate.

(10)                          Add reference to any previously added Additional Term Credit Facility and related Additional Term Documents as appropriate.

2

are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3.                     Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Term Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4.                     Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

3

[Add Signatures]

4

EXHIBIT C

to the ABL/Term Loan Intercreditor Agreement

[FORM OF] [ABL CREDIT AGREEMENT] [FIRST LIEN TERM LOAN CREDIT AGREEMENT] [SECOND LIEN TERM LOAN CREDIT AGREEMENT] [ADDITIONAL TERM CREDIT FACILITY] JOINDER

JOINDER, dated as of                 , 20 ,   among Royal Bank of Canada in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)(11) for the ABL Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Term Loan Agent”)(12) for the First Lien Term Loan Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Term Loan Agent”)(13) for the Second Lien Term Loan Secured Parties, [list any previously added Additional Term Agent] [and insert name of additional ABL Secured Parties, ABL Agent, First Lien Term Loan Secured Parties, First Lien Term Loan Agent, Second Lien Term Loan Secured Parties, Second Lien Term Loan Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent(14), the First Lien Term Loan Agent(15) [and] the Second Lien Term Loan Agent(16) [and (list any previously added Additional Term Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of                , 20   (the “Joining [ABL Credit Agreement][First Lien Term Loan Credit Agreement][Second Lien Term Loan Credit Agreement][Additional Term Credit Facility]”), among [list any applicable Credit Party], [list any applicable new ABL Secured Parties, First Lien Term Loan Secured Parties, Second Lien Term Loan Secured Parties or Additional Term Secured Parties, as applicable (the “Joining [ABL Secured Parties][First Lien Term Loan Secured Parties][Second Lien Term Loan Secured Parties][Additional Term Secured Parties]”)]

(11)                          Revise as appropriate to refer to any successor ABL Agent.

(12)                          Revise as appropriate to refer to any successor First Lien Term Loan Agent.

(13)                          Revise as appropriate to refer to any successor Second Lien Term Loan Agent.

(14)                          Revise as appropriate to describe predecessor ABL Agent or ABL Secured Parties, if joinder is for a new ABL Credit Agreement.

(15)                          Revise as appropriate to describe predecessor First Lien Term Loan Agent or First Lien Term Loan Secured Parties, if joinder is for a new First Lien Term Loan Credit Agreement.

(16)                          Revise as appropriate to describe predecessor Second Lien Term Loan Agent or Second Lien Term Loan Secured Parties, if joinder is for a new Second Lien Term Loan Credit Agreement.

[and insert name of each applicable Agent (the “Joining [ABL][First Lien Term Loan][Second Lien Term Loan][Additional Term] Agent”)].(17)

The Joining [ABL][First Lien Term Loan][Second Lien Term Loan][Additional Term] Agent, for itself and on behalf of the Joining [ABL Secured Parties][First Lien Term Loan Secured Parties][Second Lien Term Loan Secured Parties][Additional Term Secured Parties],(18) hereby agrees with the Company and the other Grantors, the [ABL][First Lien Term Loan][Second Lien Term Loan][Additional Term] Agent and any other Additional Term Agent party to the Intercreditor Agreement as follows:

Section 1.                     Agreement to be Bound. The [Joining [ABL][First Lien Term Loan][Second Lien Term Loan][Additional Term] Agent, for itself and on behalf of the Joining [ABL Secured Parties][First Lien Term Loan Secured Parties][ Second Lien Term Loan Secured Parties][Additional Term Secured Parties],](19) hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [ABL] [First Lien Term Loan] [Second Lien Term Loan] [Additional Term] Agent. As of the date hereof, the Joining [ABL Credit Agreement][First Lien Term Loan Credit Agreement][ Second Lien Term Loan Credit Agreement][Additional Term Credit Facility] shall be deemed [the][a] [ABL Credit Agreement][First Lien Term Loan Credit Agreement] [Second Lien Term Loan Credit Agreement] [Additional Term Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2.                       Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ABL] [First Lien Term Loan] [Second Lien Term Loan] [Additional Term] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3.                       Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

(17)                          Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

(18)                          Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.

(19)                          Revise references throughout as appropriate to refer to the party or parties being added.

2

[ADD SIGNATURES]

3

EXHIBIT D

to

ABL CREDIT AGREEMENT

FORM OF MORTGAGE

(1)This instrument was prepared in consultation with

counsel in the state in which the Premises is

located by the attorney named below and after

recording, please return to:

Paul Hastings LLP

75 East 55th Street

New York, NY 10022

Attention: [•]

Telephone: [•]

Facsimile: [•]

Email: [•]

STATE OF

COUNTY OF

ABL MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT

OF LEASES AND RENTS FINANCING STATEMENT AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS FINANCING STATEMENT AND FIXTURE FILING (as amended, modified or supplemented from time to time, the “Mortgage”) is made and entered into as of the [ ]day of [              ], 20[   ], by [                           , a    ], with an address as of the date hereof at [       ], Attention: [       ] (the “Mortgagor”), for the benefit of ROYAL BANK OF CANADA, with an address as of the date hereof at [       ], (“RBC”), in its capacity as Collateral Agent for the Secured Parties (as such terms are defined in the Guarantee and Collateral Agreement defined below), with an address as of the date hereof at [       ], Attention: [       ] (in such capacity, together with its successors and assigns in such capacity, the “Mortgagee”).

RECITALS:

WHEREAS, pursuant to that certain ABL Credit Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Credit Agreement”), among LBM BORROWER, LLC, a Delaware limited liability company (the “Borrower”) (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (as further defined in subsection 1.1 of the Credit Agreement, the “Lenders”), the Collateral Agent, the Administrative Agent, and the other parties thereto, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

(1)    Local counsel to advise as to any recording requirements for the cover page, including need for recording tax notification or a separate tax affidavit.

WHEREAS, the Borrower is a member of an affiliated group of companies that includes Holding, the Borrower, the Borrower’s Subsidiaries and the Mortgagor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to the Mortgagor in connection with the operation of its business;

WHEREAS, the Borrower and the Mortgagor are engaged in related businesses, and each will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, the Mortgagor is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Mortgagor shall execute and deliver this Mortgage to the Mortgagee for the benefit of the Secured Parties;

WHEREAS, concurrently with the entering into of the Credit Agreement, Holding, the Borrower and certain Subsidiaries of the Borrower have entered into that certain ABL Guarantee and Collateral Agreement (as amended, supplemented, waived, or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of RBC, as Collateral Agent and Administrative Agent for the Lenders from time to time parties to the Credit Agreement;

WHEREAS, the Mortgagor will receive substantial benefit from the execution and performance of the obligations under the Credit Agreement, and is, therefore, willing to enter into this Mortgage; and

WHEREAS, this Mortgage is given by the Mortgagor in favor of the Mortgagee for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations (as defined in the Guarantee and Collateral Agreement) of the Mortgagor (such Obligations of the Mortgagor being hereinafter referred to as the “Obligations”).

W I T N E S S E T H:

NOW THEREFORE, the Mortgagor, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has irrevocably granted, released, sold, remised, bargained, assigned, pledged, warranted, mortgaged, transferred and conveyed, and does hereby grant, release, sell, remise, bargain, assign, pledge, warrant, mortgage, transfer and convey to the Mortgagee, for the benefit of the Secured Parties, and the Mortgagee’s successors and assigns, with the power of sale (subject to applicable law) a continuing security interest in and to, and lien upon, all of the Mortgagor’s right, title and interest in and to the following described land, real property interests, buildings, improvements, fixtures and proceeds:

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(a)                                 All that tract or parcel of land and other real property interests in [  ] County, [     ], as more particularly described in Exhibit A attached hereto and made a part hereof, together with any greater or additional estate therein as hereafter may be acquired by the Mortgagor (the “Land”), and all of the Mortgagor’s right, title and interest in and to rights appurtenant thereto, including, without limitation, mineral rights, air rights, water rights, sewer rights, easement rights and rights of way;

(b)                                 All buildings and improvements of every kind and description now or hereafter erected or placed on the Land (the “Improvements”) and fixtures now or hereafter owned by the Mortgagor and attached to or installed in or located on and used in connection with the aforesaid Land and Improvements (collectively, the “Fixtures”) (hereinafter, the Land, the Improvements and the Fixtures may be collectively referred to as the “Premises”). As used in this Mortgage, the term “Premises” shall mean all, or, where the context permits or requires, any portion of the above or any interest therein; and

(c)                                  Subject to the terms of the Guarantee and Collateral Agreement, any and all cash proceeds and noncash proceeds from the conversion, voluntary or involuntary, of any of the Premises or any portion thereof into cash or liquidated claims, including (i) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Premises, (ii) payments (in any form whatsoever) made or due and payable to the Mortgagor in connection with any condemnation, seizure or similar proceeding and (iii) other amounts from time to time paid or payable under or in connection with any of the Premises, including, without limitation, refunds of real estate taxes and assessments, including interest thereon, but in each case under this clause (c) excluding Excluded Assets (as defined in the Guarantee and Collateral Agreement).

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging and all permits, licenses and rights relating to the use, occupation and operation of thereof or any business conducted thereon, subject to Liens permitted by the Credit Agreement (including Permitted Liens), to the Mortgagee, for the benefit of the Secured Parties, to secure the Obligations; provided that, upon (i) the Obligations Satisfaction Date (as defined below) or (ii) the full satisfaction of the conditions set forth in the Credit Agreement for the release of this Mortgage in accordance with the terms thereof, the lien and security interest of this Mortgage shall cease, terminate and be void and the Mortgagee or its successor or assign shall at the cost and expense of the Mortgagor promptly cause a release of this Mortgage to be filed in the appropriate office; and until the Obligations are fully satisfied, it shall remain in full force and virtue.

As additional security for said Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor hereby unconditionally assigns to the Mortgagee, for the benefit of the Secured Parties, all the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the “Rents and Profits”), which assignment constitutes a present, absolute and unconditional assignment and not an assignment for additional security only, reserving only to the Mortgagor a license to collect and

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apply the same as the Mortgagor chooses as long as no Event of Default has occurred and is continuing. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Obligations or solvency of the Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by the Mortgagee (such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.

As additional collateral and further security for the Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor does hereby assign by way of security and grants to the Mortgagee, for the benefit of the Secured Parties, a security interest in all of the right, title and the interest of the Mortgagor in and to any and all real property leases, rental agreements and all other occupancy agreements (collectively, the “Leases”) with respect to the Premises or any part thereof, and the Mortgagor agrees to execute and deliver to the Mortgagee such additional instruments, in form and substance reasonably satisfactory to the Mortgagee, as may hereafter be requested by the Mortgagee to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed to impose upon the Mortgagee any obligation or liability with respect thereto.

The Mortgagor covenants, represents and agrees as follows:

ARTICLE I

Obligations Secured

1.1                               Obligations. The Mortgagee and the Lenders have agreed to establish a secured credit facility in favor of the Borrower pursuant to the terms of the Credit Agreement. This Mortgage is given to secure the payment and performance by the Mortgagor of the Obligations. [The maximum amount of the Obligations secured hereby will not exceed $       , plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amounts shall be secured hereby.](2)

1.2                               [Future] Advances. This Mortgage is given to secure the Obligations of the Mortgagor and the repayment of the aforesaid obligations (including, without limitation, the Obligations of the Mortgagor with respect to each advance of any Loan, any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances[ and readvances] thereof that may subsequently be made to the Mortgagor, the Borrower or any other Loan Party by the Lenders

(2)    To be included in states that impose mortgage recording tax and subject to applicable laws.

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pursuant to the Credit Agreement or any other Loan Document, and all renewals, modifications, replacements and extensions thereof). The lien of such future advances[ and readvances] shall relate back to the date of this Mortgage. [Portions of the Loans represent revolving credit and letter of credit accommodations, all or any part of which may be advanced to or for the benefit of the Borrower or the Guarantors (as defined in the Guarantee and Collateral Agreement), repaid by the Borrower or the Guarantors and re-advanced to or for the benefit of the Borrower or the Guarantors from time to time subject to the terms of the Credit Agreement.] The Mortgagor agrees that if the outstanding balance of any Obligation[ or revolving credit or letter of credit accommodation] or all of the Loans, principal and interest, is ever repaid to zero, the lien of this Mortgage shall not be or be deemed released or extinguished by operation of law or implied intent of the parties. This Mortgage shall remain in full force and effect as to any further advances made under the Credit Agreement, any Hedging Agreement, Bank Products Agreement or Management Guarantee (entered into with any Bank Products Provider (as defined in the Guarantee and Collateral Agreement), Hedging Provider (all as defined in the Guarantee and Collateral Agreement) or Management Credit Provider (as defined in the Guarantee and Collateral Agreement), as applicable), after any such zero balance until such time as the Loans and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party (as defined in the Guarantee and Collateral Agreement) in respect of the provision of cash management services) then due and owing shall have been paid in full[, the Commitments have been terminated and no Letters of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized in a manner satisfactory to the applicable issuing lender)] (the date upon which all of such events have occurred, the “Obligations Satisfaction Date”) or this Mortgage has been cancelled or released of record in accordance with the requirements of the Credit Agreement, and the Mortgagor waives, to the fullest extent permitted by applicable law, the operation of any applicable statute, case law or regulation having a contrary effect.

ARTICLE II

Mortgagor’s Covenants, Representations and Agreements

2.1                               Title to Property. The Mortgagor hereby represents and warrants to the Mortgagee and each other Secured Party that the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to the Mortgagor or to the Loan Documents to which the Mortgagor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Mortgagee and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 2.1, be deemed to be a reference to the Mortgagor’s knowledge.

2.2                               Taxes and Fees; Maintenance of Premises. The Mortgagor agrees to comply with subsections 7.3, 7.5(b)(i) and 11.5 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.3                               Reimbursement. The Mortgagor agrees to comply with subsection 7.5(b)(iii) of the Credit Agreement in accordance with and to the extent provided therein.

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2.4                               Additional Documents. The Mortgagor agrees to take any and all actions reasonably required to create and maintain the Lien of this Mortgage as against the Premises, and to protect and preserve the validity thereof, in each case in accordance with and to the extent provided in subsection 7.9(d) of the Credit Agreement.

2.5                               Restrictions on Sale or Encumbrance. The Mortgagor agrees to comply with subsections 8.1, 8.2, 8.4, 8.6[ and][,] 8.9 [and 8.3](3) of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.6                               Fees and Expenses. The Mortgagor will promptly pay upon demand any and all reasonable costs and expenses of the Mortgagee, including, without limitation, reasonable attorneys’ fees actually incurred by the Mortgagee, to the extent required under the Credit Agreement.

2.7                               Insurance.

(a)                                 Types Required. The Mortgagor shall maintain insurance for the Premises as set forth in subsections 7.5(a) and 7.5(b)(i) of the Credit Agreement to the extent applicable.

(b)                                 Insurance Generally. The Mortgagor agrees to comply with subsection 7.5(b)(ii) of the Credit Agreement in accordance with and to the extent provided therein.

(c)                                  Use of Proceeds. Insurance proceeds shall be applied or disbursed as set forth in subsection 7.5 of the Credit Agreement to the extent and as applicable.

2.8                               Eminent Domain. All proceeds or awards relating to condemnation or other taking of the Premises pursuant to the power of eminent domain shall be applied pursuant to subsection 8.4 of the Credit Agreement to the extent and as applicable.

2.9                               Releases and Waivers. The Mortgagor agrees that no release by the Mortgagee of any portion of the Premises, the Rents and Profits or the Leases, no subordination of lien, no forbearance on the part of the Mortgagee to collect on any Obligations, Loans, or any part thereof, no waiver of any right granted or remedy available to the Mortgagee and no action taken or not taken by the Mortgagee shall, except to the extent expressly released, in any way have the effect of releasing the Mortgagor from full responsibility to the Mortgagee for the complete discharge of each and every of the Mortgagor’s obligations hereunder.

2.10                        Compliance with Law. The Mortgagor agrees to comply with subsections 7.4 and 7.8 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

(3)    To be included only if the Mortgagor is the Borrower.

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2.11                        Inspection. The Mortgagor agrees to comply with subsection 7.6 of the Credit Agreement in accordance with and to the extent provided therein.

2.12                        Security Agreement.

(a)                                 This Mortgage is hereby made and declared to be a security agreement encumbering the Fixtures, and the Mortgagor grants to the Mortgagee, for the benefit of the Secured Parties, a security interest in the Fixtures. The Mortgagor grants to the Mortgagee, for the benefit of the Secured Parties, all of the rights and remedies of a secured party under the laws of the state in which the Premises are located. A financing statement or statements reciting this Mortgage to be a security agreement with respect to the Fixtures may be appropriately filed by the Mortgagee.

(b)                                 This Mortgage constitutes a fixture filing and financing statement as those terms are used in the UCC. The Mortgagor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Mortgagor) are as set forth in the preamble of this Mortgage and a statement indicating the types, or describing the items, of collateral is set forth hereinabove. The Mortgagor warrants that the Mortgagor’s exact legal name is correctly set forth in the preamble of this Mortgage. The Mortgagee shall be deemed to be the “Secured Party” with the address as set forth in the preamble of this Mortgage and shall have the rights of a secured party under the UCC.

(c)                                  This Mortgage will be filed in the real property records.

(d)                                 As of the date hereof, the Mortgagor is a [ ] organized under the laws of the State of [ ], and the Mortgagor’s organizational identification number is [ ](4).

2.13 Mortgage Recording Tax. The Mortgagor shall pay upon the recording hereof any and all mortgage recording taxes or any such similar fees and expenses due and payable to record this Mortgage in the appropriate records of the county in which the Premises is located.

ARTICLE III

Events of Default

An Event of Default shall exist and be continuing under the terms of this Mortgage upon the existence and during the continuance of an Event of Default under the terms of the Credit Agreement.

(4)    Local counsel to advise if bracketed text is required.

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ARTICLE IV

Foreclosure

4.1                               Acceleration of Obligations; Foreclosure. Upon the occurrence and during the continuance of an Event of Default, the entire balance of the Obligations, including all accrued interest, shall become due and payable to the extent such amounts become due and payable under the Credit Agreement. Provided an Event of Default has occurred and is continuing, upon failure to pay the Obligations or reimburse any other amounts due under the Loan Documents in full at any stated or accelerated maturity and in addition to all other remedies available to the Mortgagee at law or in equity, the Mortgagee may foreclose the lien of this Mortgage by judicial or non-judicial proceeding in a manner permitted by applicable law. The Mortgagor hereby waives, to the fullest extent permitted by law, any statutory right of redemption in connection with such foreclosure proceeding.

4.2                               Proceeds of Sale. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Credit Agreement and any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) (subject to any applicable provisions of applicable law).

ARTICLE V

Additional Rights and Remedies of the Mortgagee

5.1                               Rights Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee, immediately and without additional notice and without liability therefor to the Mortgagor, except for gross negligence, willful misconduct, bad faith or unlawful conduct, may do or cause to be done any or all of the following to the extent permitted by applicable law, and subject to the terms of any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement): (a) enter the Premises and take exclusive physical possession thereof; (b) invoke any legal remedies to dispossess the Mortgagor if the Mortgagor remains in possession of the Premises without the Mortgagee’s prior written consent; (c) exercise its right to collect the Rents and Profits; (d) generally, supervise, manage and contract with reference to the Premises as if the Mortgagee were equitable owner of the Premises, hold, lease, develop, operate or otherwise use the Premises or any part thereof upon such terms and conditions as the Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as the Mortgagee deems necessary or desirable), and apply all rents and other amounts collected by the Mortgagee in connection therewith in accordance with the provisions hereof; (e) enter into contracts for the completion, repair and maintenance of the Improvements thereon; (f) institute proceedings for the complete foreclosure of the Mortgage, either by judicial action or by power of sale, in which case the Premises may be sold for cash or credit in one or more parcels; (g) expend Loan funds and any rents, income and profits derived from the Premises for the payment of any taxes, insurance premiums, assessments and charges for completion, repair and maintenance of the Improvements, preservation of the Lien of this Mortgage and satisfaction and fulfillment of any liabilities or obligations of the Mortgagor

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arising out of or in any way connected with the Premises whether or not such liabilities and obligations in any way affect, or may affect, the Lien of this Mortgage; (h) take such steps to protect and enforce the specific performance of any covenant, condition or agreement in this Mortgage, the Credit Agreement or the other Loan Documents, or to aid the execution of any power herein granted; and (i) exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity. At any foreclosure sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against all other Persons claiming or seeking to claim the property sold or any part thereof, by, through or under the Mortgagor. The Mortgagee or any of the Secured Parties may be a purchaser at such sale and if the Mortgagee is the highest bidder, subject to the terms of any applicable Intercreditor Agreement, the Mortgagee shall credit the portion of the purchase price that would be distributed to the Mortgagee against the indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Premises is waived to the extent permitted by applicable law. With respect to any notices required or permitted under the UCC to the extent applicable, the Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. The Mortgagor also agrees that any of the foregoing rights and remedies of the Mortgagee may be exercised at any time during the continuance of an Event of Default independently of the exercise of any other such rights and remedies, and the Mortgagee may continue to exercise any or all such rights and remedies until (i) the Event of Default is cured, (ii) foreclosure and the conveyance of the Premises to the high bidder, or (iii) the outstanding principal amount of the Loans, accrued and unpaid interest thereon (if any), and any other amounts then due and owing under the Credit Agreement and any other Loan Document to the Lenders or the Mortgagee are paid in full.

5.2                               Appointment of Receiver. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement), the Mortgagee shall be entitled, without additional notice and without regard to the adequacy of any security for the Obligations secured hereby, whether the same shall then be occupied as a homestead or not, or the solvency of any party bound for its payment, to make application for the appointment of a receiver to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Obligations and secured hereby. The receiver shall have all the rights and powers provided for under the laws of the state in which the Premises are located, including without limitation, the power to execute leases, and the power to collect the rents, sales proceeds, issues, profits and proceeds of the Premises during the pendency of such foreclosure suit, as well as during any further times when the Mortgagor, its successors or assigns, except for the intervention of such receiver, would be entitled to collect such rents, sales proceeds, issues, proceeds and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. Receiver’s fees, reasonable attorneys’ fees and costs incurred in connection with the appointment of a receiver pursuant to this Section 5.2 shall be secured by this Mortgage. Notwithstanding the appointment of any receiver, trustee or other custodian,

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subject to any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement), the Mortgagee shall be entitled to retain possession and control of any cash or other instruments at the time held by or payable or deliverable under the terms of the Mortgage to the Mortgagee to the fullest extent permitted by law.

5.3                               Waivers. No waiver of a prior Event of Default shall operate to waive any subsequent Event(s) of Default. All remedies provided in this Mortgage, the Credit Agreement or any of the other Loan Documents are cumulative and may, at the election of the Mortgagee, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.

5.4                               Delivery of Possession After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale, the Mortgagor or the Mortgagor’s successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.

5.5                               Marshalling. The Mortgagor hereby waives, in the event of foreclosure of this Mortgage or the enforcement by the Mortgagee of any other rights and remedies hereunder, any right otherwise available in respect to marshalling of assets which secure any Loan and any other indebtedness secured hereby or to require the Mortgagee to pursue its remedies against any other such assets.

5.6                               Protection of Premises. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may take such actions, including, but not limited to disbursements of such sums, as the Mortgagee in its sole but reasonable discretion deems necessary to protect the Mortgagee’s interest in the Premises.

ARTICLE VI

General Conditions

6.1                               Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their successors and assigns to the extent permitted under the Credit Agreement. The term “Mortgagee” shall include the Collateral Agent on the date hereof and any successor Collateral Agent under the Loan Documents. The word “person” shall include any individual, partnership, corporation, limited liability company, business trust, joint stock

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company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, and the word “Premises” shall include any portion of the Premises or interest therein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

6.2                               Notices. All notices, requests and other communications shall be given in accordance with subsection 11.2 of the Credit Agreement.

6.3                               Severability. If any provision of this Mortgage is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

6.4                               Headings. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Mortgage nor the intent of any provision hereof.

6.5                               Intercreditor Agreements.

(a)                                 Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by the Mortgagee hereunder are subject to the provisions of any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement). The Mortgagee acknowledges and agrees that the relative priority of the Liens granted to the Mortgagee, any Agent and any Additional Agent (as such terms are defined in the applicable Intercreditor Agreements (as defined in the Guarantee and Collateral Agreement)) shall be determined solely pursuant to the applicable Intercreditor Agreements (as defined in the Guarantee and Collateral Agreement), and not by priority as a matter of law or otherwise.

(b)                                 The liens granted pursuant to this Mortgage shall, prior to the Discharge of Additional Obligations (as defined in the Guarantee and Collateral Agreement) that are Senior Priority Obligations (as defined in the Guarantee and Collateral Agreement), be pari passu and equal in priority to the liens granted to any Additional Agent (as defined in the Guarantee and Collateral Agreement) for the benefit of the holders of the applicable Additional Obligations (as defined in the Guarantee and Collateral Agreement) that are Senior Priority Obligations to secure such Additional Obligations that are Senior Priority Obligations pursuant to the applicable Additional Collateral Documents (as defined in the Guarantee and Collateral Agreement) (except as may be separately otherwise agreed between the Collateral Agent (as defined in the Guarantee and Collateral Agreement), on behalf of itself and the Secured Parties (as defined in the Guarantee and Collateral Agreement), and any Additional Agent, on behalf of itself and the Additional Secured Parties (as defined in the Guarantee and Collateral Agreement) represented thereby).

(c)                                  Subject to the provisions of the applicable Intercreditor Agreements (as defined in the Guarantee and Collateral Agreement), the lien of the Mortgage and security interest granted hereunder are expressly senior and superior to the lien and

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security interest granted (i) to any Agent (as defined in any applicable Intercreditor Agreement) pursuant to the Loan Documents and (ii) to any Additional Agent pursuant to any Additional Documents (as such terms are defined in any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement)).

6.6                               Conflicting Terms.

(a)                                 In the event of any conflict between the terms of this Mortgage and any of the Intercreditor Agreements (as defined in the Guarantee and Collateral Agreement), (i) the terms of the Base Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) shall govern and control any conflict between the Mortgagee, the Agent and/or any Additional Agent, (ii) the terms of the ABL/Term Loan Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) shall govern and control any conflict between the Agent, the First Lien Collateral Agent (as defined in the Guarantee and Collateral Agreement), the Second Lien Collateral Agent (as defined in the Guarantee and Collateral Agreement) and any Additional Agent, in the case of the ABL/Term Loan Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) and (iii) the terms of any Other Intercreditor Agreement shall govern and control any conflict between the Mortgagee and any other party to such Other Intercreditor Agreement, in each case other than with respect to Section 6.7 of this Mortgage. In the event of any such conflict, the Mortgagor may act (or omit to act) in accordance with any of the applicable Intercreditor Agreements, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

(b)                                 In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Credit Agreement shall control and supersede the provisions of this Mortgage with respect to such conflicts other than with respect to Section 6.7 of this Mortgage.

6.7                               Governing Law. This Mortgage shall be governed by and construed in accordance with the internal law of the state in which the Premises are located.

6.8                               Application of the Foreclosure Law. If any provision in this Mortgage shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with such laws.

6.9                               Written Agreement. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with subsection 11.1 of the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to the Base Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) that would have the effect, directly or indirectly, through any reference herein to the Base Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) or otherwise, of waiving, amending, supplementing or otherwise modifying this Mortgage, or any term or provision hereof, or any right or obligation of

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the Mortgagor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by the Mortgagor and the Mortgagee in accordance with this Section 6.9.

6.10                        Waiver of Jury Trial. Subsection 11.15 of the Credit Agreement is hereby incorporated by reference.

6.11                        Request for Notice. The Mortgagor requests that a copy of any statutory notice of default and a copy of any statutory notice of sale hereunder be mailed to the Mortgagor in accordance with the requirements in Section 6.2 of this Mortgage.

6.12                        Counterparts. This Mortgage may be executed by one or more of the parties on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.13                        Release. If any of the Premises shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request and at the sole cost and expense of the Mortgagor, shall execute and deliver to the Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Premises. The Mortgagor shall deliver to the Mortgagee prior to the date of the proposed release, a written request for release.

6.14                        [Last Dollars Secured; Priority. This Mortgage secures only a portion of the Obligations owing or which may become owing by the Mortgagor to the Secured Parties. The parties agree that any payments or repayments of such Obligations shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.](5)

6.15                        State Specific Provisions. In the event of any inconsistencies between this Section 6.15 and any of the other terms and provisions of this Mortgage, the terms and provisions of this Section 6.15 shall control and be binding.

(a)                                 [                                  ]

(b)                                 [                                  ]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(5)    To be included in mortgages for states with a mortgage recording tax, to the extent required.

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IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage as of the above written date.

MORTGAGOR:

[ ]

By:

Name: Title:

[ADD STATE NOTARY FORM FOR MORTGAGOR](6)

(6)    Local counsel to confirm signature page and notary block which are acceptable for recording in the jurisdiction.

14

Exhibit A

Legal Description

[To be attached.]

EXHIBIT E

to

ABL CREDIT AGREEMENT

FORM OF PREPAYMENT NOTICE

ROYAL BANK OF CANADA

as Administrative Agent under the

Credit Agreement referred to below

Royal Bank of Canada

200 Vesey Street

New York, NY 10281

Attention: [•]

Facsimile: [•]

[Date]

Reference is made to the ABL Credit Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and Royal Bank of Canada, as administrative agent, collateral agent, issuing bank and as swingline lender (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, LBM BORROWER, LLC in its capacity as Borrower Representative, hereby gives you notice that, pursuant to subsection 4.4(a) of the Credit Agreement, [identity of the prepaying Borrower] intends to make a prepayment as follows:

Date of Prepayment: [date of prepayment]

[Tranche: [applicable Tranche being repaid]](1)

[Type of Loans: [Revolving Credit Loan, Incremental ABL Loan, Extended ABL Loan,

Swingline Loans, or a combination thereof]

[Eurocurrency Loans, ABR Loans or a combination thereof]](2)

[Letter(s) of Credit: [identity of the applicable Letter(s) of Credit](3)

Amount of Prepayment: $[•]

[if a combination of types of loans, specify the principal amount allocable to each]

(1) If prepayment is in respect of Loans.

(2) If prepayment is in respect of Loans.

(3) If prepayment is in respect of Reimbursement Obligations.

Conditions to Prepayment (if any): [conditions to prepayment]

Order of Application of Partial Prepayments: [order of application]

LBM BORROWER, LLC

By:
Name:
Title:

2

EXHIBIT F

to

ABL CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Loan(s) held by the undersigned or, if the undersigned is not a Lender, to the Loan(s) held by the Lender of which the undersigned is a beneficiary or member, pursuant to the ABL Credit Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among LBM Borrower, LLC, a Delaware limited liability company (“Acquisition Sub” and the “Parent Borrower”), LBM MIDCO, LLC, a Delaware limited liability company (“Holding”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and ROYAL BANK OF CANADA, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties, as an issuing lender and as swingline lender. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

1.                                      If the undersigned is a Lender, the undersigned is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) registered in its name, and if the undersigned is not a Lender, the undersigned is a beneficiary or member of a Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes;

2.                                      If the undersigned is a Lender, the income from the Loan(s) held by the undersigned, and if the undersigned is not a Lender, the income from the Loan(s) held by the Lender of which the undersigned is a beneficiary or member, is not effectively connected with the conduct of a trade or business within the United States;

3.                                      The undersigned is not a “bank” (as such term is used in Section 881(c)(3)(A) of the Code), is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements;

4.                                      The undersigned is not a “10-percent shareholder” of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

5.                                      The undersigned is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Parent Borrower and the Administrative Agent (or, in the case of a beneficiary or member of a Lender, such Lender) with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN, or if applicable, W-8BEN-E (or successor forms). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Parent Borrower and the Administrative Agent (or, in the case of a beneficiary or member of a Lender, such Lender) in writing within thirty days of such change and (2) the undersigned shall furnish the Parent Borrower and the Administrative Agent (or, in the case of a beneficiary or member of a Lender, such Lender) with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Parent Borrower to the undersigned, or in either of the two calendar years preceding such payment.

2

[NAME OF LENDER OR BENEFICIARY OR
MEMBEROF A LENDER]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

3

EXHIBIT G

to

ABL CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the ABL Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of August 20, 2015, among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Parent Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Royal Bank of Canada, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties (as defined therein), as an issuing lender and as swingline lender. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(the “Assignor”) and                                    (the “Assignee”) agree as follows:

1.             The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.             The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent Borrower or any of its Subsidiaries or any other obligor or the performance or observance by the Parent Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].(1)

3.             The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in subsections 5.1 and 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and

(1) Should only be included when specifically required by the Assignee and/or the Assignor, as the case may be.

decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in subsection 10.5 of the Credit Agreement; (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to subsection 4.11(b) of the Credit Agreement; and (g) represents and warrants that it is neither a Disqualified Lender nor a Defaulting Lender.

4.             The effective date of this Assignment and Acceptance shall be [                      ], [                 ] (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to subsection 11.16 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.             Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

6.             From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 thereof.

7.             Notwithstanding any other provision hereof, if the consents of the Parent Borrower and the Administrative Agent hereto are required under subsection 11.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

8.             This Assignment and Acceptance shall be governed by and construed in accordance with the law of the State of New York.

2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

3

SCHEDULE 1

to

EXHIBIT G

ASSIGNMENT AND ACCEPTANCE

Re: ABL Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of August 20, 2015, among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Parent Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Royal Bank of Canada, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), as an issuing lender and as swingline lender.

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Aggregate Amount of
	Commitment/Loans under	Amount of Commitment/Loans
Assigned Facility	Assigned Facility for Assignor	Assigned

	$	$

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Accepted for recording in the Register:	Consented To:

ROYAL BANK OF CANADA,	[LBM BORROWER, LLC
as Administrative Agent

By:
By:	Name:
Name:	Title:](1)
Title:
ROYAL BANK OF CANADA,
as Administrative Agent

By:
Name:
Title:

ROYAL BANK OF CANADA,
as Issuing Lender

By:
Name:
Title:

ROYAL BANK OF CANADA,
as Swingline Lender

By:
Name:
Title:

[[ ],
as [Issuing Lender][Swingline Lender]

By:
Name:
Title:](2)

(1) Insert only as required by subsection 11.6 of the Credit Agreement.

(2) To include other Issuing/Swingline Lender(s) as applicable.

2

EXHIBIT H

to

ABL CREDIT AGREEMENT

FORM OF OFFICER’S CERTIFICATE

LBM BORROWER, LLC

Pursuant to subsection 6.1(h) of that certain ABL Credit Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Parent Borrower”), LBM Midco, LLC, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and Royal Bank of Canada, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as an issuing lender and as swingline lender, the undersigned hereby certifies, on behalf of the Parent Borrower, that:

1.             On and as of the date hereof, both before and after giving effect to any Extension of Credit to occur on the date hereof and the application of the proceeds thereof, (i) the representations and warranties relating to Target, its subsidiaries and their respective business made by the Acquisition Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that the Parent Borrower has the right to terminate its obligations (or otherwise decline to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement) are true and correct in all material respects (except to the extent such representation and warranty speaks to an earlier date, in which case such representation and warranty is true and correct in all material respects on and as of such earlier date) and (ii) the Specified Representations are true and correct in all material respects, except to the extent they relate to an earlier date, in which case such Specified Representations are true and correct in all material respects on and as of such date as if made on and as of such date.

2.             On the date hereof, all conditions set forth in subsection 6.1 of the Credit Agreement have been satisfied (except as explicitly set forth in the provisos to subsection 6.1(a), subsection 6.1(i) and subsection 6.1(j)) or waived.

IN WITNESS WHEREOF, the undersigned has hereunto set her name as of the date first written above.

LBM BORROWER, LLC

By:
Name:
Title:

EXHIBIT I

to

ABL CREDIT AGREEMENT

FORM OF SECRETARY’S CERTIFICATE

[                      , 2015]

Reference is hereby made to that certain ABL Credit Agreement, dated August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among LBM Borrower, LLC, a Delaware limited liability company (the “Parent Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and Royal Bank of Canada, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), as an issuing lender and as swingline lender.

The undersigned, [ ], [ ] of [ ] (the “Company”), certifies solely on behalf of [ ], in [his][her] capacity as [ ] and not individually, as follows:

(a)           Attached hereto as Annex 1 is a true, correct and complete copy of the [certificate of incorporation][certificate of formation][other charter document] of the Company, as amended through the date hereof (the “Charter”), as certified by the Secretary of State of the State of [Delaware][Nevada][Florida][New York]. The Charter is in full force and effect on the date hereof, has not been amended or cancelled and no amendment to the Charter is pending or proposed. To the best of the undersigned’s knowledge, no steps have been taken and no proceedings are pending for the merger, consolidation, conversion, dissolution, termination or liquidation of the Company and no such proceedings are threatened or contemplated.

(b)           Attached hereto as Annex 2 is a true, correct and complete copy of the [bylaws][limited liability company agreement][other operating agreement] of the Company, as amended through the date hereof (the “Operating Agreement”) as in effect at all times since the adoption thereof to and including the date hereof. Such Operating Agreement has not been amended, repealed, modified, superseded, revoked or restated, and such Operating Agreement is in full force and effect on the date hereof and no amendment to the Operating Agreement is pending.

(c)           Attached hereto as Annex 3 is a true, correct and complete copy of the [unanimous] written consent of the [Board of Directors][managers][other authorizing body] of the Company (the “Authorizing Body”), dated [ ], 2015 (the “Resolutions”), authorizing, among other things, the execution, delivery and performance of each of the Loan Documents to which the Company is a party and the transactions contemplated thereby. The Resolutions (i) were duly adopted by the Authorizing Body and have not been amended, modified, superseded, revoked or rescinded in any respect, (ii) are in full force and effect on the date hereof, (iii) are the only proceedings of the Authorizing Body [or any committee thereof] relating to or affecting the Loan Documents to which the Company is a party and the matters referred to therein and (iv) have been filed [with the minutes of the proceedings of the Authorizing Body][with the minute book of the Company][in accordance with the Operating Agreement]. [As of the date hereof, there were no vacancies or unfilled newly-created [directorships][manager positions] on the Authorizing Body].

(d)           Attached hereto as Annex 4 is a list of the persons who, as of the date hereof, are duly elected and qualified officers of the [sole member of the] Company holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers or true facsimiles thereof, and each of such officers is duly authorized to execute and deliver, on behalf of the [sole member of the] Company, the Loan Documents to which the Company is a party and any of the other documents contemplated thereby.

Debevoise & Plimpton LLP and Richards, Layton & Finger, P.A. are entitled to rely on this certificate in connection with any opinions they are delivering pursuant to the Loan Documents to which the Company is a party.

[The remainder of this page is intentionally left blank.]

2

IN WITNESS WHEREOF, the [sole member of the] Company has caused this certificate to be executed on its behalf by its [ ], as of the day first set forth above.

By:
Name:
Title:

I, [ ], am the duly elected and acting [ ] of the [sole member of the] Company, and do hereby certify in such capacity on behalf of the [sole member of the] Company and not in my individual capacity that [ ] is the duly elected, qualified and acting [ ] of the [sole member of the] Company and that the signature appearing above is [his][her] genuine signature or a true facsimile thereof.

IN WITNESS WHEREOF, the [sole member of the] Company has caused this certificate to be executed on its behalf by its [ ], as of the date first set forth above.

By:
Name:
Title:

[Signature Page to Secretary’s Certificate of [Name of Company]]

3

Annex 1 — Charter

4

Annex 2 - Operating Agreement

5

Annex 3 - Resolutions

6

Annex 4 -Incumbency Certificate

Name	Title	Signature

[•]	[•]

[•]	[•]

[•]	[•]

7

EXHIBIT J

to

ABL CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

[See attached]

EXHIBIT J

to

ABLCREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

Reference is hereby made to that certain ABL Credit Agreement, dated as of August 20, 2015 (including all annexes, exhibits and schedules thereto and as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms that are not defined herein have the meanings ascribed to such terms in the Credit Agreement), among LBM BORROWER, LLC, a Delaware limited liability company (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto, Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), ROYAL BANK OF CANADA, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), as an issuing lender and as swingline lender.

As of the last Business Day of the Fiscal Period ended [•], 20[•] (the “Determination Date”), I, [•], the [•] of the Parent Borrower, hereby certify to the Administrative Agent in my representative capacity on behalf of the Parent Borrower and the other Qualified Loan Parties and not in my individual capacity that to the best of my knowledge and belief (i) the statements and calculations of the Borrowing Base set forth on Annex A hereto (and the schedules attached thereto) are true and correct as of the Determination Date and (ii) such calculations have been made in accordance with the requirements of the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Base Certificate to be executed and delivered on the         day of [•], 20[•].

LBM BORROWER, LLC

By:
Name:
Title:

[Signature Page to ABL Borrowing Base Certificate]

ANNEX A

BORROWING BASE

[See attached]

EXHIBIT K

to

ABL CREDIT AGREEMENT

[Reserved]

EXHIBIT L

to

ABL CREDIT AGREEMENT

FORM OF L/C REQUEST

Dated [                              ](1)

ROYAL BANK OF CANADA, as Issuing Lender and Administrative Agent, under the ABL Credit Agreement, dated as of August 20, 2015 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among LBM BORROWER, LLC, a Delaware limited liability company (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), LBM Midco, LLC, the several banks and other financial institutions from time to time party thereto (the “Lenders”), ROYAL BANK OF CANADA, as an issuing lender (in such capacity, an “Issuing Lender”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender.

Attention:

Letter of Credit Issuer:

with a copy to:

(2)

Attention:

(1) Date of L/C Request.

(2) Insert name and address of Issuing Lender in the case of a L/C Request to any Issuing Lender other than ROYAL BANK OF CANADA.

Exhibit L

to

ABL Credit Agreement

IN WITNESS WHEREOF, the Parent Borrower has caused this certificate to be executed on its behalf by its [chief financial officer] as of the date first written above.

LBM BORROWER, LLC

By:
Name:
Title: [Chief Financial Officer]

4

Exhibit L

to

ABL Credit Agreement

Ladies and Gentlemen:

Pursuant to Subsection 3.2 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [Commercial L/C] [Standby Letter of Credit] (“L/C”) for the account of the undersigned on(3)[             ] (the “Date of Issuance”) in the aggregate Stated Amount of(4) [             ]. The requested L/C shall be denominated in Dollars.

For purposes of this L/C Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meanings provided therein.

The beneficiary of the requested L/C will be of [    ](5) and such L/C will be in support of [     ](6) and will have a stated expiration date of [    ](7)

We hereby certify that:

(A)                               the representations and warranties contained in the Credit Agreement or the other Loan Documents are true and correct in all material respects on the date hereof except to the extent such representations and warranties relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; and

(B)                               no Default or Event of Default has occurred and is continuing nor, immediately after giving effect to the issuance of the L/C requested hereby, would such a Default or Event of Default occur.

Copies of all documentation with respect to the supported transaction are attached hereto.

(3) Date of issuance shall be (x) a Business Day and (y) at least five Business Days from the date hereof (or such shorter period as is acceptable to the respective Issuing Lender in any given case).

(4) Insert aggregate Stated Amount (in currency specified in footnote 3).

(5) Insert name and address of beneficiary.

(6) Insert a description of relevant obligations.

(7) Insert the last date upon which drafts may be presented which, unless otherwise agreed by the Administrative Agent, may not be later than the earlier of (A) one year after its date of issuance and (B) the 5th Business Day prior to the Termination Date (subject, if requested by the applicable Parent Borrower and agreed to by the Issuing Lender, to auto-renewals for successive periods not exceeding one year and ending prior to the 5th Business Day prior to the Termination Date).

2

Exhibit L

to

ABL Credit Agreement

LBM BORROWER, LLC
[SUBSIDIARY BORROWERS]

By:
Name:
Title:

EXHIBIT M

to

ABL CREDIT AGREEMENT

FORM OF SWINGLINE LOAN PARTICIPATION CERTIFICATE

[                   ], 2015

[Name of Lender]

Ladies and Gentlemen:

Pursuant to Subsection 2.4 of the ABL Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of August 20, 2015, among LBM BORROWER, LLC, a Delaware limited liability company (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), LBM Midco, LLC, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), ROYAL BANK OF CANADA, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), as an issuing lender and as swingline lender (in such capacity, the “Swingline Lender”), the undersigned hereby acknowledges receipt from you on the date hereof of DOLLARS ($) as payment for a participating interest in the following Swingline Loan:

Date of Swingline Loan:

Principal Amount of Swingline Loan:

Very truly yours,

ROYAL BANK OF CANADA,
as Swingline Lender

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT N

to

ABL CREDIT AGREEMENT

[Reserved]

EXHIBIT O

to

ABL CREDIT AGREEMENT

[Reserved]

EXHIBIT P

to

ABL CREDIT AGREEMENT

[Reserved]

EXHIBIT Q

to

ABL CREDIT AGREEMENT

[Reserved]

EXHIBIT R

to

ABL CREDIT AGREEMENT

[Reserved]

EXHIBIT S

to

ABL CREDIT AGREEMENT

FORM OF BORROWING/CONTINUATION/CONVERSION NOTICE

[Royal Bank of Canada,

as Administrative Agent under the

Credit Agreement referred to below

200 Vesey Street

New York, NY 10281

Attention: Manager, Agency Services Group

Facsimile: (416) 842-4023](1)

[Royal Bank of Canada,

as Swingline Lender under the

Credit Agreement referred to below

200 Vesey Street

New York, NY 10281

Attention: Jackie Dias and Ashish Jawa

Facsimile: (212) 428-2372 and (212) 428-2372](2)

[DATE]

Ladies and Gentlemen:

This [Borrowing][Continuation][Conversion] Notice is delivered to you pursuant to subsection [2.2](3)[2.4(a)](4) [4.2(a)](5) [4.2(b)](6) of that certain ABL Credit Agreement dated as of August 20th, 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), Royal Bank of Canada, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties (as defined therein), as an issuing lender and as swingline lender. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

[Pursuant to Section 2.4(c)(ii)(x) of the Credit Agreement, on any day where the outstanding Swingline Loans exceed $[5.0 million](7), the Parent Borrower hereby instructs the Swingline Lender to request each Lender, including the Swingline Lender, to make a Revolving Credit Loan as an ABR Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of all Swingline Loans made in Dollars in an amount equal to such Lender’s Commitment Percentage of the principal

(1) To include in all instances other than Borrowings of Swingline Loans or conversions of Swingline Loans to Revolving Credit Loans.

(2) To include for Borrowings of Swingline Loans or conversions of Swingline Loans to Revolving Credit Loans.

(3) For Revolving Credit Borrowing.

(4) For Swingline Loans.

(5) For Conversion Notices.

(6) For Continuation Notices.

(7) Parent Borrower to update as necessary pursuant to Section 2.4(c)(ii)(x) of the Credit Agreement.

amount of all of the Swingline Loans outstanding (on such date) prior to 11:00 A.M., New York City time on the next succeeding business day.](8)

The Borrower hereby requests (select one):

☐              A Borrowing of Loans

☐              A conversion of Loans made on

☐              A continuation of Loans made on to be made on the following terms:

(a)           Class of Borrowing(9)

(b)           Date of Borrowing, conversion or continuation (which is a Business Day)

(c)            Principal amount(10)

(d)           Type of Loan(11)

(e)            Interest Period and the last day thereof(12)

(f)             Wire instructions for Borrower account(s) and amount of requested Borrower to be allocated to the Borrower

(g)            Identity of Borrower

☐              A conversion of all outstanding Swingline Loans to Revolving Credit Loans pursuant to the procedures in Section 2.4(c) of the Credit Agreement

LBM BORROWER, LLC

By:
Name:
Title:

(8) Only include this paragraph in connection with the Borrowing of Swingline Loans or the conversion of Swingline Loans to Revolving Credit Loans.

(9) E.g., Revolving Credit Loans, Incremental ABL Loans, Extended ABL Loans or Swingline Loans.

(10) Eurocurrency Loans to be in a minimum amount of $500,000 or a whole multiple of $500,000 in excess thereof.

(11) Specify ABR Loans or Eurocurrency Loans.

(12) Applicable for Eurocurrency Loans only.

EXHIBIT T

to

ABL CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

Date: [          ], 2015

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of LBM Borrower, LLC, a Delaware limited liability company (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.                                      This certificate is furnished to the Administrative Agent and the Lenders pursuant to subsection 6.1(m) of the ABL Credit Agreement, dated as of August 20, 2015, among the Borrower, LBM Midco, LLC, the several banks and other financial institutions from time to time party thereto and Royal Bank of Canada, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as an issuing lender and as swingline lender (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.                                      For purposes of this certificate, the terms below shall have the following definitions:

(a)                                 “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)                                 “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)                                  “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of each of the Transactions, determined in accordance with GAAP consistently applied.

(d)                                 “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the consummation of each of the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)                                  “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)                                   “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of each of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.                                      For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)                                 I have reviewed the financial statements (including the pro forma financial statements) referred to in subsection 6.1 of the Credit Agreement.

(b)                                 I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)                                  As Chief Financial Officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4.                                      Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of each of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

2

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

LBM BORROWER, LLC

By:
Name:
Title: Chief Financial Officer

3

EXHIBIT U

to

ABL CREDIT AGREEMENT

FORM OF SUBSIDIARY BORROWER JOINDER

AGREEMENT

THIS SUBSIDIARY BORROWER JOINDER AGREEMENT, dated as of [             ], [20     ] (this “Joinder”), by and among [  ] ([each an] [the] “Applicant Subsidiary Borrower” [and collectively, the “Applicant Subsidiary Borrowers”]), LBM Borrower, LLC (the “Parent Borrower”) and the Administrative Agent (as defined below).

RECITALS:

WHEREAS, the Parent Borrower and the Administrative Agent are parties to the ABL Credit Agreement, dated as of August 20, 2015 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among LBM BORROWER, LLC, a Delaware limited liability company (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, LBM Midco, LLC, the several banks and other financial institutions from time to time party thereto (the “Lenders”), ROYAL BANK OF CANADA, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties, as an issuing lender and as swingline lender; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, additional Subsidiaries of the Parent Borrower may join the Facility as Subsidiary Borrowers by entering into one or more Subsidiary Borrower Joinders with the Parent Borrower and the Administrative Agent; [and]

WHEREAS, each Applicant Subsidiary Borrower has indicated its desire to become a Subsidiary Borrower pursuant to the terms of the Credit Agreement[; and][.]

[WHEREAS, each Applicant Subsidiary Borrower is currently a party to the Guarantee and Collateral Agreement,] [WHEREAS, each Applicant Subsidiary Borrower shall become a party to the Guarantee and Collateral Agreement, concurrently herewith by executing an Assumption Agreement in accordance with the terms of the Guarantee and Collateral Agreement.](1)

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.                                      Each Applicant Subsidiary Borrower hereby acknowledges, agrees and confirms that, by its execution of this Joinder, such Applicant Subsidiary Borrower will be deemed to be a party to the Credit Agreement and a “Subsidiary Borrower” for all purposes of

(1) Insert latter recital for Subsidiary Borrowers not party to the Guarantee and Collateral Agreement.

the Credit Agreement and the other Loan Documents, and shall have all of the obligations of a Subsidiary Borrower thereunder as if it has executed the Credit Agreement and the other Loan Documents.

2.                                      Each Applicant Subsidiary Borrower acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and the Guarantee and Collateral Agreement and the schedules and exhibits relating thereto. The information on the schedules to the Credit Agreement and each of the Security Documents are amended to provide the information shown on the attached Schedule A. Each Applicant Subsidiary Borrower agrees that, upon the request to the Administrative Agent by any Lender, in order to evidence such Lender’s Loans, such Applicant Subsidiary Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1 and Exhibit A-2 to the Credit Agreement, as applicable, with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all applicable Loans made by such Lender to such Applicant Subsidiary Borrower.

3.                                      The Parent Borrower confirms that all of its and its Subsidiaries’ obligations under the Credit Agreement and the Guarantee and Collateral Agreement are, and upon each Applicant Subsidiary Borrower becoming a Subsidiary Borrower shall continue to be, in full force and effect, except as otherwise set forth therein. Each Applicant Subsidiary Borrower hereby agrees that upon becoming a Subsidiary Borrower it will assume all obligations of a Subsidiary Borrower as set forth in the Credit Agreement and shall deliver or cause to be delivered all legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Joinder.

4.                                      The Applicant Subsidiary Borrower represents and warrants to the Administrative Agent and the Lenders that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.                                      This Joinder may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

6.                                      This Joinder, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

7.                                      GOVERNING LAW. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF

CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.                                      Any provision of this Joinder which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.                                      This Joinder may be executed by one or more of the parties to this Joinder on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder as of the date first above written.

[APPLICANT SUBSIDIARY BORROWER]

By:
Name:
Title:

Attention:
Telephone:
Facsimile:

LBM BORROWER, LLC

By:
Name:
Title:

ROYAL BANK OF CANADA,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT V-1

to

ABL CREDIT AGREEMENT

[Reserved]

EXHIBIT V-2

to

ABL CREDIT AGREEMENT

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [                     ] (this “Lender Joinder Agreement”), by and among the bank or financial institution party hereto (the “Additional Commitment Lender”), LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”) and ROYAL BANK OF CANADA, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as an issuing lender and as swingline lender. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

RECITALS:

WHEREAS, reference is made to the ABL Credit Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and the Administrative Agent; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrowers may [increase the Commitments by obtaining the Incremental Revolving Commitments] [borrow Incremental ABL Term Loans] by entering into one or more Lender Joinder Agreements with the Additional Commitment Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.                                      The Additional Commitment Lender party hereto hereby agrees to commit to provide its respective Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Such Additional Commitment Lender (a) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in subsections 5.1 and 7.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Additional Commitment Lender as a Lender contained in subsection 10.5 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to subsection 4.11(b) of the Credit Agreement.

2.                                      The Additional Commitment Lender hereby agrees to make its [Incremental Revolving Commitment][Incremental ABL Term Loan] on the following terms and conditions on the Effective Date set forth on Schedule A pertaining to such Additional Commitment Lender attached hereto:

1.                              Additional Commitment Lender to Be a Lender. Such Additional Commitment Lender acknowledges and agrees that upon its execution of this Lender Joinder Agreement that such Additional Commitment Lender shall on and as of the Effective Date set forth on Schedule A become a “Lender” with respect to the Incremental Facility Increase committed as indicated on Schedule A, under, and for all purposes of, the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder, and shall make available such amount to fund its ratable share of outstanding [Incremental Revolving Commitment][Incremental ABL Term Loans] on the Effective Date as the Administrative Agent may instruct.

2.                              Certain Delivery Requirements. Such Additional Commitment Lender has delivered or shall deliver herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Commitment Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to subsection 4.11 of the Credit Agreement.

3.                              [Parent Borrower’s Certifications. By its execution of this Lender Joinder Agreement, the undersigned officer of Parent Borrower to the best of his knowledge, hereby certifies that:

(i) the representations and warranties made by the Parent Borrower and its Restricted Subsidiaries contained herein and in the other Loan Documents are true and correct in all material respects on and as of closing date of such Incremental Facility except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date; and

(ii) no Event of Default has occurred and is continuing.]

4.                              [Certain Amendments. Such amendments to Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of subsection 2.6 of the Credit Agreement.]

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5.                              Credit Agreement Governs. Except as set forth in this Lender Joinder Agreement, Incremental Facility Increases shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

6.                              Notice. For purposes of the Credit Agreement, the initial notice address of such Additional Commitment Lender shall be as set forth below its signature below.

7.                              Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the Incremental Facility Increase made by such Additional Commitment Lender in the Register.

8.                              Amendment, Modification and Waiver. This Lender Joinder Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

9.                              Entire Agreement. This Lender Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

10.                       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.                       Severability. Any provision of this Lender Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.                       Counterparts. This Lender Joinder Agreement may be executed by one or more of the parties to this Lender Joinder Agreement on any number of separate counterparts (including by telecopy and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL COMMITMENT LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

ROYAL BANK OF CANADA,
as Administrative Agent

By:
Name:
Title:

LBM BORROWER, LLC
as Borrower

By:
Name:
Title:

4

SCHEDULE A

INCREMENTAL FACILITY INCREASE

[Incremental
Revolving
	Commitment]		Aggregate Amount
Additional	[Incremental	Principal	of
Commitment	ABL Term	Amount	All Incremental	Maturity
Lender	Loan]	Committed	Facilities	Date

		$	$

Effective Date of Lender Joinder Agreement:

EXHIBIT W

to

ABL CREDIT AGREEMENT

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

[See attached.]

[FORM OF] INTERCOMPANY SUBORDINATION AGREEMENT

Dated as of [•], 2015

(A)                               Reference is made to (i) that certain First Lien Credit Agreement, dated as of August 20, 2015, among LBM Borrower, LLC, a Delaware limited liability company (the “Borrower”), LBM Midco, LLC, a Delaware limited liability company (“Holding”), the several banks and other financial institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (in such capacity, the “First Lien Administrative Agent”) and Collateral Agent (in such capacity, the “First Lien Collateral Agent”), (ii) that certain Second Lien Credit Agreement, dated as of August 20, 2015, among the Borrower, Holding, the several banks and other financial institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (in such capacity, the “Second Lien Administrative Agent”) and Collateral Agent (in such capacity, the “Second Lien Collateral Agent”), (iii) that certain ABL Credit Agreement, dated as of August 20, 2015, among the Borrower, Holding, the several banks and other financial institutions from time to time party thereto and Royal Bank of Canada, as Administrative Agent (in such capacity, the “ABL Administrative Agent”) and Collateral Agent (in such capacity, the “ABL Collateral Agent”), (iv) that certain First/Second Lien Intercreditor Agreement, dated as of August 20, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “First/Second Lien Intercreditor Agreement”), between the First Lien Collateral Agent and the Second Lien Collateral Agent and (v) that certain ABL/Term Loan Intercreditor Agreement, dated as of August 20, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “ABL/Term Loan Intercreditor Agreement”), between the First Lien Collateral Agent, the Second Lien Collateral Agent and the ABL Agent. Terms used herein but not otherwise defined shall have the meaning ascribed to such term in the ABL/Term Loan Intercreditor Agreement.

(B)                               All Indebtedness of each of the undersigned that is a Credit Party (in such capacity for the purposes of this Intercompany Subordination Agreement, an “Obligor”) to each of the other undersigned Restricted Subsidiaries (as defined in the First Lien Credit Agreement) of the Borrower that is not a Credit Party (in such capacity for the purposes of this Intercompany Subordination Agreement, a “Subordinated Creditor”) now or hereafter existing (whether created directly or acquired by assignment or otherwise), and all interest, premiums, costs, expenses or indemnification amounts thereon or payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt”.

Section 1.                                           Subordination. Each Subordinated Creditor and each Obligor agrees that the Subordinated Debt is and shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all the ABL Obligations, First Lien Term Loan Collateral Obligations and Second Lien

Term Loan Collateral Obligations (collectively, the “Obligations”) of any such Obligor now or hereafter existing under any Credit Facility. For the purposes of this Intercompany Subordination Agreement, the Obligations shall not be deemed to have been paid in full until the Discharge of ABL Obligations and the Discharge of Term Loan Collateral Obligations.

Section 2.                                           Events of Subordination.

(a)                                 In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Obligor or its debts, whether voluntary or involuntary, in a proceeding under any bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Obligor or otherwise, the Secured Parties shall be entitled to receive payment in full of the Obligations before any Subordinated Creditor is entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Person designated for such purpose pursuant to the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement and any Other Intercreditor Agreement (the “Applicable Representative”) for the account of the Secured Parties for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations in accordance with the terms of the ABL/Term Loan Intercreditor Agreement, the First/Second Lien Intercreditor Agreement and any Other Intercreditor Agreement, until the Obligations shall have been paid in full.

(b)                                 Subject to clause (a) above, in the event that any Event of Default shall have occurred and be continuing and the ABL Administrative Agent, at the request of the Required Lenders (as defined in ABL Credit Agreement), or the First Lien Administrative Agent, at the request of the Required Lenders (as defined in First Lien Credit Agreement), or the Second Lien Administrative Agent, at the request of the Required Lenders (as defined in Second Lien Credit Agreement), or any Additional Term Agent, at the request of the required lenders (or equivalent term as defined in the applicable Additional Term Credit Facility), as applicable, gives written notice thereof to each Subordinated Creditor, then no payment (including any payment that may be payable by reason of any other indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all

2

or any of the Subordinated Debt, unless and until (A)(x) the Obligations shall have been paid in full or (y) such Event of Default shall have been cured or waived, (B) consented to by the Applicable Representative or (C) such payment is made to facilitate payment of the Obligations.

(c)                                  Except as otherwise set forth in Section 2(a) and (b) above, any Obligor is permitted to pay, and any Subordinated Creditor is entitled to receive, any payment or prepayment of principal, interest or otherwise on the Subordinated Debt to the extent not prohibited by any Credit Facility then in effect.

Section 3.                                           In Furtherance of Subordination. Each Subordinated Creditor agrees as follows:

(a)                                 If any proceeding referred to in Section 2(a) above is commenced by or against any Obligor,

(i)                                     the Applicable Representative is hereby irrevocably authorized and empowered (in its own name or in the name of each Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 2(a) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Applicable Representative or the Secured Parties; and

(ii)                                  the Subordinated Creditor shall duly and promptly take such action as the Applicable Representative may request (A) to collect the Subordinated Debt for the account of the Secured Parties and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Applicable Representative such powers of attorney, assignments, or other instruments as the Applicable Representative may request in order to enable the Applicable Representative to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(b)                                 In the event of any Insolvency Proceeding, each Subordinated Creditor may (unless otherwise directed by the Applicable Representative), exercise any right it may otherwise have to:

(i)                                     accelerate any of the Subordinated Debt, or

(ii)                                  declare them prematurely due and payable or payable on demand;

3

(iii)                               exercise any right of set-off or take or receive any payment in respect of any Subordinated Debt; or

(iv)                              claim and prove in such proceeding for the Subordinated Debt owing to it.

(c)                                  All payments or distributions upon or with respect to the Subordinated Debt which are received by each Subordinated Creditor contrary to the provisions of this Intercompany Subordination Agreement shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Applicable Representative for the account of the Secured Parties in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations in accordance with the terms of the ABL/Term Loan Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and any Other Intercreditor Agreement.

(d)                                 The Applicable Representative is hereby authorized to demand specific performance of this Intercompany Subordination Agreement, whether or not any Obligor shall have complied with any of the provisions hereof applicable to it, at any time when any Subordinated Creditor shall have failed to comply with any of the provisions of this Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

Section 4.                                           Limitation.

Notwithstanding anything in Sections 1, 2 and 3 or any other provision of this Intercompany Subordination Agreement to the contrary, the provisions of this Intercompany Subordination Agreement shall apply, and any intercompany loan shall be subordinated and otherwise subject to the provisions set forth herein, in each case only to the extent permitted by applicable law and not giving effect to material adverse Tax (as defined in the First Lien Credit Agreement) consequences.

Section 5.                                           Rights of Subrogation. Each Subordinated Creditor agrees that no payment or distribution to the Applicable Representative or the Secured Parties pursuant to the provisions of this Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any right of subrogation in respect thereof until the Discharge of Term Loan Collateral Obligations and the Discharge of ABL Obligations.

Section 6.                                           Obligations Hereunder Not Affected. All rights and interests of the Agents and the Secured Parties hereunder, and all agreements and obligations of each

4

Subordinated Creditor and each Obligor under this Intercompany Subordination Agreement, shall remain in full force and effect irrespective of:

(a)                                 any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Obligations or any part thereof;

(b)                                 any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of any Guarantee (as defined in each Credit Facility) or any Obligations;

(c)                                  the application of security and directing the order or manner of sale thereof as the Applicable Representative and the Secured Parties in their sole discretion may determine;

(d)                                 the release or substitution of one or more of any endorsers or other guarantors of any of the Obligations;

(e)                                  the taking of, or failure to take any action which might in any manner or to any extent vary the risks of any Guarantor or which might operate as a discharge of such Guarantor;

(f)                                   any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Obligor, any other Guarantor or a Subordinated Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Obligor, any other Guarantor or a Subordinated Creditor;

(g)                                  any defense based on any claim that such Guarantor’s or Subordinated Creditor’s obligations exceed or are more burdensome than those of any Obligor, any other Guarantor or any other subordinated creditor, as applicable;

(h)                                 the benefit of any statute of limitations affecting such Guarantor’s or Subordinated Creditor’s liability hereunder;

(i)                                     any right to proceed against any Obligor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

(j)                                    any benefit of and any right to participate in any security now or hereafter held by any Secured Party, and

5

(k)                                 to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

Section 7.                                           Amendments, Etc. No amendment or waiver of any provision of this Intercompany Subordination Agreement, and no consent to any departure by any Subordinated Creditor or any Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by such Obligor and each Subordinated Creditor and (i) prior to the Discharge of First Lien Term Loan Collateral Obligations, each First Lien Term Loan Agent and Additional First Lien Term Agent then party to this Intercompany Subordination Agreement, (ii) prior to the Discharge of Second Lien Term Loan Collateral Obligations, each Second Lien Term Loan Agent and Additional Second Lien Term Agent then party to this Intercompany Subordination Agreement and (iii) prior to the Discharge of ABL Obligations, the ABL Agent then party to this Intercompany Subordination Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon the addition of an Additional Term Agent as a party to the Intercreditor Agreement pursuant to the terms thereof, the Subordinated Creditor and the Obligor may, without the consent of any party hereto, amend this Intercompany Subordination Agreement to add such Additional Term Agent as a party to this Intercompany Subordination Agreement by execution of a joinder to this Intercompany Subordination Agreement substantially in the form set forth in Annex A hereto.

Section 8.                                           Releases. Notwithstanding any provision of this Intercompany Subordination Agreement to the contrary, in connection with a sale or other disposition of all the Capital Stock of any Subordinated Creditor (other than to the Borrower or any Restricted Subsidiary) or any other transaction or occurrence as a result of which such Subordinated Creditor ceases to be a Restricted Subsidiary of the Borrower, each Agent party hereto shall, upon receipt from the Borrower of a written request for the release of such Subordinated Creditor from its obligations hereunder, identifying such Subordinated Creditor, together with a certification by the Borrower stating that such transaction is in compliance with the applicable Credit Facility, at the sole cost and expense of the Borrower, execute, acknowledge and deliver (without recourse and without representation or warranty) to the Borrower and such Subordinated Creditor such releases, instruments or other documents and do or cause to be done all other acts, as the Borrower or such Subordinated Creditor shall reasonably request to evidence or effect the release of such Subordinated Creditor from its obligations hereunder (if any). For the avoidance of doubt, upon such sale or other disposition or other transaction or occurrence, the Subordinated Debt of the Subordinated Creditor shall cease to be subject to the provisions of Sections 2 and 3 of this Intercompany Subordination Agreement.

Section 9.                                           No Waiver; Remedies; Conflict of Terms. No failure to exercise and no delay in exercising, on the part of the Applicable Representative or any Secured

6

Party, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. In the event of any conflict between the terms of this Intercompany Subordination Agreement and the terms of any Credit Facility, the terms of the Credit Facility shall govern.

Section 10.                                    Joinder.

(a)                                 If any Restricted Subsidiary makes any loan to or grants any credit to or makes any other financial arrangement having similar effect with any Obligor, the Borrower shall cause the Restricted Subsidiary giving that loan, granting that credit or making that other financial arrangement (if not already a Party as a Subordinated Creditor) to accede to this Intercompany Subordination Agreement as a Subordinated Creditor pursuant to clause (b) hereof.

(b)                                 Upon execution and delivery after the date hereof by any Restricted Subsidiary of a joinder agreement in substantially the form of Exhibit B hereto, each such Restricted Subsidiary shall become an Obligor and/or a Subordinated Creditor, as applicable, hereunder with the same force and effect as if originally named as an Obligor or a Subordinated Creditor, as applicable, hereunder. The rights and obligations of each Obligor and each Subordinated Creditor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor or Subordinated Creditor as a party to this Intercompany Subordination Agreement.

Section 11.                                    Governing Law; Jurisdiction; Etc.

THE VALIDITY, PERFORMANCE AND ENFORCEMENT OF THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Intercompany Subordination Agreement or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that

7

such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any Obligor, any Subordinated Creditor or any Agent, as the case may be, at the address specified in the relevant Credit Facility;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY

WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING

RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AND

FOR ANY COUNTERCLAIM THEREIN.

[Remainder of page left intentionally blank]

8

IN WITNESS WHEREOF, each Subordinated Creditor, the Borrower, Holding and each other Obligor have caused this Intercompany Subordination Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

OBLIGORS AND SUBORDINATED CREDITORS:

[ ]

By:
Name:
Title:

[SIGNATURE [PAGE]

Intercompany Subordination Agreement

Agreed and acknowledged as of the date above written:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as First Lien Administrative Agent and First Lien Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Second Lien Administrative Agent and Second Lien Collateral Agent

By:
Name:
Title:

[SIGNATURE [PAGE]

Intercompany Subordination Agreement

ROYAL BANK OF CANADA as ABL Administrative Agent and ABL Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE [PAGE]

Intercompany Subordination Agreement

Exhibit A to the Intercompany Subordination Agreement

Additional Agent Form of Joinder

This JOINDER AGREEMENT, dated as of              , 20   (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of              , 20    (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among LBM Borrower, LLC, a Delaware limited liability company, the other Subordinated Creditors and Obligors from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as First Lien Administrative Agent, First Lien Collateral Agent, Second Lien Administrative Agent and Second Lien Collateral Agent and Royal Bank of Canada, as ABL Administrative Agent and ABL Collateral Agent. All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercompany Subordination Agreement.

Reference is made to that certain [insert name of Additional Term Credit Facility], dated as of      , 20   (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Term Secured Parties (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Term Agent (the “Joining Additional Agent”)].

Section 6 of the Intercompany Subordination Agreement permits each Additional Term Agent party to the ABL/Term Loan Intercreditor Agreement or the First/Second Lien Intercreditor Agreement to become party to the Intercompany Subordination Agreement.

Accordingly, [the Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,] hereby agrees with the Obligor, the Subordinated Creditor, the First Lien Administrative Agent, First Lien Collateral Agent, Second Lien Administrative Agent, Second Lien Collateral Agent, any other Additional Term Agent, the ABL Collateral Agent and the ABL Administrative Agent party to the Intercompany Subordination Agreement as follows:

1.                                      Agreement to be Bound. The [Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,] hereby agrees to be bound by the terms and provisions of the Intercompany Subordination Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a Party to the Intercompany Subordination Agreement.

2.                                      Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

A-1

3.                                      Miscellaneous. THE VALIDITY, PERFORMANCE AND ENFORCEMENT OF THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[SIGNATURES]

A-2

Exhibit B to the Intercompany Subordination Agreement

Additional Obligor and/or Subordinated Creditor Form of Joinder

This JOINDER AGREEMENT, dated as of        , 201   (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of            , 20    (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among LBM Borrower, LLC, a Delaware limited liability company, the other Subordinated Creditors and Obligors from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as First Lien Administrative Agent, First Lien Collateral Agent, Second Lien Administrative Agent and Second Lien Collateral Agent and Royal Bank of Canada, as ABL Administrative Agent and ABL Collateral Agent. All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercompany Subordination Agreement.

1.                                      Joinder in the Intercompany Subordination. The undersigned hereby agrees that on and after the date hereof, it shall be [an “Obligor”] [and] [a “Subordinated Creditor”] under and as defined in the Intercompany Subordination Agreement, hereby assumes and agrees to perform all of the obligations of [an Obligor] [and] [a Subordinated Creditor] thereunder and agrees that it shall comply with and be fully bound by the terms of the Intercompany Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2.                                      Unconditional Joinder. The undersigned acknowledges that its obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as [an Obligor] [and] [a Subordinated Creditor] under the Intercompany Subordination Agreement.

3.                                      Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[ ]

By:
Name:
Title:

B-1

Schedule A

to ABL Credit Agreement

Commitments and Addresses

Name of Lender	Commitment
Royal Bank of Canada	$45,000,000
Credit Suisse AG, Cayman Islands Branch	$28,000,000
Barclays Bank PLC	$19,500,000
SunTrust Bank	$40,000,000
Wells Fargo Bank, National Association	$42,500,000
Total	$175,000,000

Royal Bank of Canada

200 Vesey Street

New York, New York 10281

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Barclays Bank PLC

745 Seventh Avenue

New York, New York 10019

SunTrust Bank

303 Peachtree Street

Atlanta, Georgia 30308

Wells Fargo Bank, National Association

10 S. Wacker Drive

Chicago, Illinois 60606

1

Schedule B

to ABL Credit Agreement

Location of Eligible Inventory

See attached.

Company Name	Location Number	Location Name	Address	Owned/Leased

Wisconsin Building Supply	301 & 352	Green Bay	1990 Larsen Road, Green Bay, WI	Leased

Wisconsin Building Supply	302	Marinette	WI 536 US 41, Marinette, WI	Leased

Wisconsin Building Supply	303	Plover	2200 Highway B, Plover, WI	Leased

Wisconsin Building Supply	304	Appleton	222 N Lilas Drive, Appleton, WI	Leased

Wisconsin Building Supply	305	Windsor	6368 Lake Road, Windsor, WI	Leased

Wisconsin Building Supply	306	Sussex	W232 N5700 Highway 164, Sussex, WI	Leased

Wisconsin Building Supply	307	Onalaska	N5566 Frontage Road, Onalaska, WI 54650	Leased

Wisconsin Building Supply	308	Fond Du Lac	450 W Johnson Street Fond Du Lac, WI 54935	Leased

Wisconsin Building Supply	350	Green Bay Truss	1745 Moraine Terrace, Green Bay, WI	Leased

Bellevue Builders Supply	101	Schenectady	498/500/504 Duanesburg Road, Schenectady, NY	Leased
	101	Schenectady	154 Princeton Road, Schenectdady, NY	Leased

Bellevue Builders Supply	102	Richmondville	Route 7 East, Richmondville, NY	Leased

Bellevue Builders Supply	103	Sidney	101 Main Street, Sidney, NY	Leased

East Haven Builders Supply	201	East Haven	662 Coe Avenue, East Haven, CT	Leased
	201	East Haven	123 Proto Drive, East Haven, CT	Leased
	201	East Haven	193 Silver Sands Road, East Haven, CT	Leased
	201	East Haven	193 Silver Sands Road, East Haven, CT	Leased

East Haven Builders Supply	203	Newtown	2 Turnberry Ln, Newton, CT	Leased

East Haven Builders Supply	204	Millwood	87 Millwood Road, Millwood, NY	Leased
East Haven Builders Supply	204	Millwood	87 Millwood Road, Millwood, NY	Leased

East Haven Builders Supply	205	Manchester	170 Colonial Road, Manchester, CT	Leased

East Haven Builders Supply	250	UCC Truss	320 West Main Street, Branford, CT	Leased

American Masons	206	American Masons	3250 Main Street, Hartford, CT	Leased

Hines Building Supply	504	Alsip	12600 Hamlin Court, Alsip, IL	Leased

Hines Building Supply	505	Wheaton	703 W. Wesley, Wheaton, IL 60187	Leased

Hines Building Supply	506	Grayslake	939 South Route 83, Grayslake, IL	Leased
Hines Building Supply	506	Grayslake	206 E Main St Twin Lakes WI 53181	Leased

Hines Building Supply	507	Deck Center	2175 Aucutt Road, Montgomery IL 60538	Leased
Hines Building Supply	507	Deck Center	1207 Foundry Ct, St Charles, IL 60174	Leased

Hines Building Supply	508	Roofing	29W002 Main Street, Warrenville, IL 60555	Leased

Hines Building Supply	509	Bloomington	902-908 White Oak Road, Bloomington, IL	Leased

Hines Building Supply	599	Buffalo Grove	1050 Corporate Grove Drive, Buffalo Grove, IL	Leased

Universal Supply Co.	499	Administration	582 S Egg Harbor Road, Hammonton, NJ	Leased
Universal Supply Co.	401	Millwork	582 S Egg Harbor Road, Hammonton, NJ	Leased
Universal Supply Co.	401	Millwork	590 Egg Harbor Road, Hammonton, NJ	Leased
Universal Supply Co.	402	Gloucester	1331 Crescent Blvd (Route 130), Gloucester, NJ	Leased
Universal Supply Co.	403	Vineland	2005 S Delsea Drive, Vineland, NJ	Leased
Universal Supply Co.	404	Cape May	1130 Route 9 South, Cape May Courthouse, NJ	Leased
Universal Supply Co.	405	Manahawkin	1015 E Bay Avenue, Manahawkin, NJ	Leased
Universal Supply Co.	406	Kitchens	3168 Fire Road, EHT, NJ	Leased
Universal Supply Co.	407	Hammonton	851 S White Horse Pike, Hammonton , NJ	Leased
Universal Supply Co.	408	Pleasantville	816 Doughty Road, Pleasantville, NJ	Leased
Universal Supply Co.	409	Lakewood	945 Airport Road, Lakewood, NJ 08701	Leased
	409	Lakewood
Universal Supply Co.	410	Trenton	292 3rd Street, Trenton, NJ	Leased
Universal Supply Co.	411	Haddonfield	50 Tanner Street, Suite G, Haddonfield, NJ 08033	Leased
Universal Supply Co.	412	Ship Bottom	2500 Long Beach Boulevard Unit C4A, Ship Bottom, NJ 08008	Leased
Universal Supply Co.	413	Brunswick	1002 Jersey Avenue, New Brunswick, NJ	Leased
Universal Supply Co.	414	A&C Fastener	111 Pulaski Avenue, Block 402 Lot 2, Riverside NJ 08075	Leased

John H Myers	701	York	2200 Monroe Street, York, PA	Leased
John H Myers	704	Dallastown	217 E Maple St, Dallastown, PA	Leased
John H Myers	705	Bel Air or Forest Hill (A 505 Gernary Road, Forest Hill, Maryland 2150 (Also 504 Bynum Road)		Leased

John H Myers	707	Hanover	108 Ram Drive, Hanover, PA	Leased
John H Myers	708	Camp Hill	3442 Simpson Ferry Road, Camp Hill, PA	Leased
John H Myers	709	Chambersburg	1090 S Main Street, Chambersburg, PA	Leased

Lyman Lumber	801	Chanhassen	18930 West 78th Street, Chanhassen, MN 55317	Leased
Lyman Lumber	801-852	Chanhassen	6575 141st Avenue NW, Suite 200 Ramsey, MN 55303	Leased
Lyman Lumber	811	LRS	5320 West 23rd Street, St. Louis Park, MN 55416 Suite 180	Leased
Lyman Lumber	899	Corporate	Suite 200, 520 3rd Streeet, Excelsior, MN 55331	Leased
Lyman Lumber	853	ABC Exterior	2460 Galpin Court, Chanhassen, MN 55317	Leased

Shelly Enterprises	901	Souderton 1	64 Highland Ave.,PA 18964	Leased
Shelly Enterprises	901	Souderton 2	60 Penn Avenue, Souderton, PA 18964	Leased

Shelly Enterprises	902	Perkasie 1	North 7th Street, Perkasie, PA 18944	Leased
Shelly Enterprises	902	Perkasie 2	124 North Eighth Street, Perksie, PA 18944	Leased

Shelly Enterprises	904	Kimberton	629 Pike Sprints Rd., Kimberton, PA 19442	Leased

Shelly Enterprises	907	Quakertown	1090 Walnut Bank Farm Road, Quakertown, PA 18951	Leased

Shelly Enterprises	908	Bethlehem	6410 Airport Road, Bethlehem, PA 18017	Leased

Shelly Enterprises	914	Downingtown	150 E. Pennsylvania Ave, Suite 410, Downingtown, PA 19335	Leased

Shelly Enterprises	950/999	Telford	3110-3120 Old State Road, Telford PA 18969	Leased

Musselman Lumber	1001	New Holland	200 Brimmer Avenue New Holland PA 17557	Leased

Musselman Lumber	1002	Ephrata	1120 South Sate Street Ephrata PA 17522	Leased

Jones Lumber	1101	Baco Raton	4500 Oak Circle, Baco Raton, FL 33431	Leased

Jones Lumber	1102	Fort Pierce	7408 Commercial Circle, Fort Pierce, FL 34951	Leased

Coastal Roofing Supply	1201	Rockledge	285 Barnes Blvd, Rockledge, FL 32955	Leased

Coastal Roofing Supply	1202	Clearwater	11620 43rd St N, Clearwater, FL 33762	Leased

Desert Lumber	1301	Desert Lumber	4950 North Berg St. North Las Vegas, NV 89081	Leased
Desert Lumber	1303	Desert Lumber	5555 S Arville Street, Las Vegas, NV 89118	Leased
Desert Lumber	1301	Desert Lumber	4950 North Berg St. North Las Vegas, NV 89081	Leased
Desert Lumber	1302	DSF	4717 W. Post Road, Las Vegas, NV 89081	Leased

Desert Lumber	1350	Desert Truss	6050 Howdy Wells, Las Vegas, NV 89081	Leased

Desert Lumber	1351	Integrity Truss	477 N 5575 W,Cedar City, UT 84721	Leased
Desert Lumber	1351	Integrity Truss	912 Airport Road, Cedar City, UT 84721	Leased

Feldman	1401	Metropolitan	1281 Metropolitan Ave., Brooklyn, NY 11237	Leased

Feldman	1402	TS Boyland (Hop)	692 Thomas S. Boyland Street, Brooklyn, NY 11212	Leased

Feldman	1403	Great Neck	251 East Shore Road, Great Neck, NY 11023	Leased

Feldman	1404	Maspeth	58-30 57th Street, Maspeth, NY 11378	Leased

Feldman	1405	Paterson	100 Dale Avenue, Paterson, NJ	Leased
Feldman	1405	Paterson	108-112 Railroad Avenue, Paterson, NJ	Leased
Feldman	1405	Paterson	153-169 Dale Avenue, Paterson, NJ	Leased

Richardson Gypsum	1406	Richardson	317 Courtland Ave, Stamford, CT 06906	Leased

Standard Lumber	1501	Grand Rapids	1535 Kalamazoo Ave SE, Grand Rapids, MI 49507	Leased

Standard Lumber	1502	Ada	6566 E Fulto, Ada, MI 49301	Leased

Standard Lumber	1504	Holland	767 Chicago Drive, Holland, MI 49423	Leased

Standard Lumber	1506	Ludington	5151 W US 10-31, Ludington, MI 49431	Leased

Standard Lumber	1507	Sparta	350 S State St, Sparta, MI 49345	Leased

Standard Lumber	1508	Kitchens	1450 Kalamazoo Ave SE, Grand Rapids, MI 49507	Leased

Standard Lumber	1510	Montague	9760 N US 31, Montague, MI 49437	Leased

Standard Lumber	1511	Grand Valley	O-377 Lake Michigan Dr NW, Grand Rapids, MI 49534	Leased

Standard Lumber	1550	Standard Truss	3147 Fruit Ridge, NW, Walker, MI 49544	Leased

Standard Lumber	1508	Traverse City Kitchen	1701 S Airport Road, Traverse City, MI	Leased

KI Lumber	1631-1699	Louisville Planning	1600 South Floyd Street, 227, 301 and 311 East Lee Street, Louisville, KY	Leased

KI Lumber	1631-1699	KI Admin	1601 South Floyd Street, Louisville, KY (227 East Lee Street)	Leased

KI Lumber	1601-1611-1621-1641	Louisville	4025 Collins Lane, Louisville, KY	Leased

KI Lumber	1602-1652	Lexington	2525 Palumbo Drive, Lexington, KY	Leased

KI Lumber	1603-1653	Evansville	1700 N Kentucky Ave, Evansville, IN	Leased

KI Lumber	1650-1651	Shelbyville Truss	151 Breighton Circle, Shelbyville, KY	Leased

KI Lumber	1605	Clarksville	5301 U.S. Highway 31 North, Clarksville, IN	Leased

KI Lumber			4010 Collins Lane, Louisvile, KY 40245	Leased

Wallboard Supply	1705	Braintree	116 Lundquist Dr, Braintree, MA 02184	Leased

Wallboard Supply	1701	Londonderry	523-527 Mammoth Road, Londonderry, NH 03034	Leased

Wallboard Supply	1702	Portland	242 Riverside St, Portland, ME 04103	Leased

Wallboard Supply	1704	Hermon	674 Cold Brook Road, Hermon, ME 04401	Leased

Wallboard Supply	1703	Williston	121 Commerce St, Williston, VT 05495	Leased
Wallboard Supply	1703	Williston	96 Commerce Street, Williston, VT 05495	Leased

Lumber Specialties	1850	Dyersville Truss	951 North Linn Ave, Suite #4, New Hampton, IA 50659	Leased

Lampert	1901	Amery	201 Keller Ave S, Amery WI 54001	Leased
Lampert	1902	Apple Valley	14555 Galaxie, Ave, Apple Valley, MN 55124	Leased
Lampert	1903	Augusta	112 Railway St, Augusta, WI 54722	Leased
Lampert	1904	Blue Earth	1201 Buccaneer Drive, Blue Earth, MN 56013	Leased
Lampert	1905	Chetek	617 Knapp St, Chetek, WI 54728	Leased
Lampert	1907	Eagle River	613 N Railroad St, Eagle River, WI 54521	Leased
Lampert	1908	Faribault	320 NW 8th Ave, Faribault, MN 55021	Leased
Lampert	1909	Pella	221 South St, Pella, IA	Leased
Lampert	1910	Janesville	110 East Front, Janesville, MN 56048	Leased
Lampert	1911	Lake Elmo	9220 Hudson Blvd, Lake Elmo, MN 55042	Leased
Lampert	1913	LeMars	1955 24th St SW, LeMars, IA 51031	Leased
Lampert	1914	Mauston	804 N Union St, Mauston, WI 53948	Leased
Lampert	1915	North Branch	39451 Flink Ave, North Branch, MN 55056	Leased
Lampert	1916	Northfield	1125 S Hwy 3, Northfield, MN 55057	Leased
Lampert	1917	Rice Lake	2420 S Main St, Rice Lake, WI 54868	Leased
Lampert	1918	St. Croix Falls	2213 US Highway 8, St Croix Falls, WI 54024	Leased
Lampert	1919	Sioux Falls	4040 S Grange, Sioux Falls, SD 57105	Leased

Lampert	1920	Sister Bay	2603 S Bay Shore Dr, Sister Bay, WI 54234	Leased
Lampert	1921	Spooner	1000 Roundhouse Road, Spooner, WI 54801	Leased
Lampert	1922	Commercial Sales	475 Cleveland Ave N, St Paul, MN 55104	Leased
Lampert	1923	Sturgeon Bay	621 S Duluth Ave, Sturgeon Bay, WI 54235	Leased
Lampert	1924	Webster City	2010 W 2nd St, Webster City, IA 50595	Leased
Lampert	1925	Wells	120 N Broadway, Wells, MN 56097	Leased
Lampert	1926	Worthington	849 10th St, Worthington, MN 56187	Leased
Lampert	1927	Adams	636 S Main St, Adams, WI 53910	Leased
Lampert	1929	Rockford	6601 Bleck Drive, Rockford, MN 55373	Leased
Lampert	1930	Cumberland	1300 1st Ave, Cumberland, WI 54829	Leased
Lampert	1932	Ladysmith	305 Fritz Ave W, Ladysmith, WI 54848	Leased
Lampert	1933	Moose Lake	108 S Arrowhead Lane, Moose Lake, MN 55767	Leased
Lampert	1935	Ridgeland	119 Main St W, Ridgeland, WI 54763	Leased
Lampert	1936	Sandstone	123 N Main St, Sandstone, MN 55072	Leased
Lampert	1938	Washington Island	1851 Townline road, Washington Island, WI 54246	Leased
Lampert	1939	Windom	121 1st Ave, Windom, MN 56101	Leased
Lampert	1940	Fargo	4115 32nd Ave SW, Fargo, ND 58103	Leased
Lampert	1999	Lampert GO	1850 Como Avenue, St Paul, MN 55108	Leased

Direct Cabinet	2001	Dayton	180 Herrod Boulevard, Dayton, NI 08810	Leased
Direct Cabinet	2002	Clark	265 Central Avenue, Clark, NJ 07066	Leased
Direct Cabinet	2003	Red Bank	160 Newman Springs Road East, Suite 6, Red Bank, NJ 07701	Leased
Direct Cabinet	2004	Manahawkin	712 East Bay Ave, Manahawkin, NJ 08050	Leased
Direct Cabinet	2006	Boca Raton	7600 North Federal Highway 103, Boca Raton, FL 33487	Leased
Direct Cabinet	2007	Cherry Hill	3030 Springdale Roiad Unit 500, Red Bank, NJ 08003	Leased

Rosen	2106	Ft. Myers	12330 Metro Parkway, Ft. Myers, FL 33966	Leased
Rosen	2102	Lakeland	3618 Waterfield Rd. Lakeland, FL 33804	Leased
Rosen	2105	Miami	14850 SW 137th Street, Miami, FL 33196	Leased
Rosen	2115	Reno	7970 Security Circle, Reno, NV 89506	Leased
Rosen	2108	Riviera Beach	1601 Australian Ave. Riviera Beach, FL 33404	Leased
Rosen	2103	Tampa	1102 North 50th Street, Tampa, FL 33619	Leased
Rosen	2111	Daytona Beach	200 South Segrave Street, Daytona Beach, FL 32114	Leased
Rosen	2101	Edgewood	301 West Mary Jess Road, Edewood, FL 32839	Leased
Rosen	2199	Sunrise	1371 Sawgrass Corporate Parkway, Sunrise, FL 33323	Leased
Rosen	2104	Wildwood	4399 CR 156 Wildwood, FL 34785	Leased
Rosen	2116	Chicago	9650 Joliet Road Countryside, IL 60525	Leased
Rosen	2112	Jonesboro	8734 Roberts Road Jonesboro, GA 30238	Leased
Rosen	2113	Covington	11130 Bobby Williams Parkway, Covington GA 30014	Leased
Rosen	2156	Las Vegas	1818 Losee Road N Las Vegas, NV	Leased
Rosen	2130	Ft. Lauderdale	1800 NW 22nd Street Ft. Lauderdale, FL 33302	Leased
Rosen	2115	Reno	Reno, NV	Leased
Rosen	2115	Reno	Track 747 and 748 near Panther, Washoe County, NV	Leased
Rosen	2107	Jacksonville	1180 S Lane Ave. Jacksonville, FL 32205	Leased

Rosen	2117	Lawrenceville	Lawrenceville, NJ	Leased
Rosen	2117	Trenton	39 Meade Street Trenton, New Jersey	Leased
Rosen	2114	Winder	541 Bankhead Highway Winder GA 30680	Leased
Rosen	2109	Rockledge	5100 Korbin Avenue Rockledge, FL	Leased

USLBM	9990	USLBM	Apt 55B, 10 Barclay Street, New York, NY 10007	Leased

East Haven Builders Supply	205	Manchester, CT	166 Colonial Road, Manchester, CT	Owned

Wisconsin Building Supply	308	Fond Du Lac, WI	N3280 Oak Center Road, Oakfield, WI 53065	Owned

Hines Building Supply	502	Hampshire, IL	14N915 US Highway 20, Hampshire, IL	Owned
Hines Building Supply	552	Kirkland, IL	101 West Main, Kirkland, IL	Owned

Lyman Lumber	801	Chanhassen, MN	18800 West 78th Street, Chanhassen, MN	Owned
Lyman Lumber	802	Eau Claire, WI	1700 Western Avenue, Eau Claire, WI	Owned
Lyman Lumber	850	Chetek, WI	1111 8th Street, Chetek, WI	Owned
Lyman Lumber	860	Montrose, MN	100 Zephyr Ave S., Montrose, MN	Owned
Lyman Lumber	803	Superior, WI	1914 N. 13th Street, Superior, WI	Owned

Lumber Specialties	1850	Dyersville, IA	1700 Beltline Road NE, Dyersville, IA	Owned
Lumber Specialties	1850	Story City, IA	717 Holm Avenue, Story City, IA	Owned

Bear Truss	1551	St. Louis, MI	721 E. Washington Road, St.Louis, MI	Owned
Bear Truss	1552	Mancelona, MI	11093 Johnson Road, Mancelona, MI	Owned

Schedule 4.16

to ABL Credit Agreement

DDAs and Concentration Accounts

Name and	Contact
Address	Person	Account Number	Name on Account
Wells Fargo	Karen Clark	******	US LBM HOLDINGS LLC
Bank NA, PO		******	US LBM HOLDINGS LLC
Box 63020,		******	US LBM HOLDINGS LLC
San Francisco,		******	US LBM HOLDINGS LLC
CA 94163		******	US LBM HOLDINGS LLC
		******	US LBM HOLDINGS LLC
		******	UNIVERSAL SUPPLY COMPANY LLC
		******	UNIVERSAL SUPPLY COMPANY LLC
		******	UNIVERSAL SUPPLY COMPANY LLC
		******	LYMAN LUMBER LLC
		******	MUSSELMAN LUMBER - US LBM LLC
		******	DESERT LUMBER - US LBM LLC
		******	FELDMAN LUMBER US LBM LOLC
		******	STANDARD SUPPLY & LUMBER CO-US LBM LLC
		******	KENTUCKY INDIANA LUMBER - US LBM LLC
		******	WALLBOARD SUPPLY COMPANY - US LBM LLC
		******	LUMBER SPECIALTIES - US LBM LLC
		******	AMERICAN MASONS & BUILDING SUPPLY - US LBM LLC
		******	AMERICAN MASONS & BUILDING SUPPLY - US LBM LLC
		******	LAMPERT YARDS - US LBM LLC
		******	LAMPERT YARDS - US LBM LLC
		******	RICHARDSON GYPSUM - US LBM LLC
		******	DIRECT CABINETS SALES - US LBM LLC
		******	ROSEN MATERIALS LLC
		******	ROSEN MATERIALS LLC
		******	ROSEN MATERIALS LLC
		******	ROSEN MATERIALS LLC
		******	BEAR TRUSS - US LBM LLC

Trustco Bank,	Michael	******	BELLEVUE BUILDERS SUPPLY LLC
1410 Curry

3

Schedule 5.4

to ABL Credit Agreement

Road,	Parvis
Schenectacy,
NY 12306

Bank of Richmondville , PO Box 130, Richmondville , NY 12149	Rhonda Feris	******	BELLEVUE BUILDERS SUPPLY LLC

Community	Sharon	******	BELLEVUE BUILDERS SUPPLY LLC
Bank, 19	Cutting
Union Street,
Sidney, NY
13838

BMO Harris Bank NA, PO Box 94033, Palatine, IL 60094	Judy Decker	****** ****** ****** ****** ******	WISCONSIN BUILDING SUPPLY US LBM LLC WISCONSIN BUILDING SUPPLY US LBM LLC WISCONSIN BUILDING SUPPLY US LBM LLC WISCONSIN BUILDING SUPPLY US LBM LLC BEP/LYMAN LLC DBA H&H LUMBER CO

First Merit Bank NA, 2201 Roosevelt Rd, Marinette, WI 54143	Shelly Lindner	******	WISCONSIN BUILDING SUPPLY US LBM LLC

DMB Community Bank, PO Box 419, Deforest, WI 53532	Sharon Kalscheuer	******	WISCONSIN BUILDING SUPPLY US LBM LLC

M&T Bank,	Morgan	******	JOHN H MYERS & SON - US LBM LLC
430 Stouffer Ave,	Miller
Chambersburg,
PA 17201

JP Morgan	Robert	******	FELDMAN LUMBER - US LBM LLC
Chase Bank	McAward
NA, 395 North
Service Road,
Ste 302,
Melville, NY
11747

The Huntington National Bank, 50 Monroe NW, MI 231, Grand Rapids, MI 49503	Rick Mandee	******	STANDARD SUPPLY & LUMBER - US LBM LLC

Fifth Third Bank, 5870 W US 10, Ludington, MI 49431	Chris Tucker	******	STANDARD SUPPLY & LUMBER - US LBM LLC

Fifth Third Bank, 401 S 4th St., Louisville, KY 40202	Justin Preece	******	KENTUCKY INDIANA LUMBER - US LBM LLC

Fulton Bank,	Rhonda	******	MUSSELMAN LUMBER US LBM LLC
696 E Main	Messner
Street, New
Holland, PA
17557

PNC Bank,	William	******	UNIVERSAL SUPPLY COMPANY LLC
One Financial	Rymsza
Parkway,		******	US LBM HOLDINGS LLC
Kalamazoo,
MI 49008

Independent Bank, 525 S State Street, Sparta, MI 49345	Karly Hoekwater	******	STANDARD SUPPLY & LUMBER - US LBM LLC

TD Bank, 63	Matthen	******	AGINCOURT WALLBOARD LLC DBA
Nashua Road,	Pinkos		WALLBOARD SUPPLY CO INC
Londonderry,
NH 03053

Commercial	Kim Garcia	******	BEAR TRUSS - US LBM LLC
Bank, 104 N
Mill St, St
Louis, MI
48880

Grand Marsh	Tina	******	LAMPERT YARDS - US LBM LLC
State Bank,	Anderson
501 N Main
St., Adams,
WI 53910

Bremer Bank,	Jolene	******	LAMPERT YARDS - US LBM LLC
104 W Maple	Lonergan
St, Amery, WI
54001

Wells Fargo	Karen Clark	******	LAMPERT YARDS - US LBM LLC
Bank NA,

1819		******	LAMPERT YARDS - US LBM LLC
University
Ave, MAC		******	LAMPERT YARDS - US LBM LLC
N9843-0111,
Green Bay, WI		******	LAMPERT YARDS - US LBM LLC
54302
		******	LAMPERT YARDS - US LBM LLC

Unity Bank,	Juli Bethke	******	LAMPERT YARDS - US LBM LLC
207 W Lincoln
St, Augusta,
WI 54722

Sterling Bank,	Cheryl	******	LAMPERT YARDS - US LBM LLC
427 2nd St,	Razim
Chetek, WI
54728

Dairy State	Lynette	******	LAMPERT YARDS - US LBM LLC
Bank, 1405	Ross
2nd Ave,
Cumerland,
WI 54829

Peoples State	Amy Young	******	LAMPERT YARDS - US LBM LLC
Bank, 909 E
Wall St, Eagle
River, WI
54521

1st United	Mariah	******	LAMPERT YARDS - US LBM LLC
Bank, 430 4th	Hagen
St NW,
Faribault, MN
55021

Janesville	Paula Arndt	******	LAMPERT YARDS - US LBM LLC
State Bank,
201 N Main,

Janesville, WI
56048

Pioneer Bank	Debbie	******	LAMPERT YARDS - US LBM LLC
of Wisconsin,	Tinsman
400 W 9th St,
Ladysmith, WI
54848

Alerus, 990	Toni	******	LAMPERT YARDS - US LBM LLC
Helena Ave N,	Wengronow
Oakdale, MN	itz
55128

American	Jenny	******	LAMPERT YARDS - US LBM LLC
Bank, 234 5th	Kayser
Ave SW,
LeMars, IA
51031

Royal Bank,	Beth Shaw	******	LAMPERT YARDS - US LBM LLC
523 State Road
82 E, Mauston,
WI 53948

First National	Denise	******	LAMPERT YARDS - US LBM LLC
Bank of MI,	Matueski
400 Elm Ave,
Moose Lake,
MN 55767

Neighborhood	Rachel	******	LAMPERT YARDS - US LBM LLC
National Bank,	Dowd
5481 Saint
Croix Trail,
North Branch,
MN 55056

MidwestOne	Carol	******	LAMPERT YARDS - US LBM LLC
Bank, 700	Floden
Main St, Suite
100, Pella, IA
50219

Dairy State	Michelle	******	LAMPERT YARDS - US LBM LLC
Bank, 16 S	Hamilton
Main St, Rice
Lake, WI
54868

Security Bank,	Kristin	******	LAMPERT YARDS - US LBM LLC
100 Main St,	Huset
Rockford, MN
55373

Bank West,	Beth	******	LAMPERT YARDS - US LBM LLC
5921 Main St,	Svoboda
Rockford, MN
55373

Northview	Mindy	******	LAMPERT YARDS - US LBM LLC
Bank, 510	Turner
Main,
Sandstone,
MN 55072

Baylake Bank,	Markie	******	LAMPERT YARDS - US LBM LLC
217 N 4th Ave,	Struck
Sturgeon Bay,		******	LAMPERT YARDS - US LBM LLC
WI 54235
		******	LAMPERT YARDS - US LBM LLC

Johnson Bank,	Tricia	******	LAMPERT YARDS - US LBM LLC
526 River St,	Condreva
Spooner, WI
54801

Eagle Valley	Jennifer	******	LAMPERT YARDS - US LBM LLC
Bank, 2206	LoRusso
Glacier Dr, St
Croix Falls,
WI 54024

First State	Emily	******	LAMPERT YARDS - US LBM LLC
Bank, 505	Stockdale
Second St,
Webster City,
IA 50595

People State	Lisa Cain	******	LAMPERT YARDS - US LBM LLC
Bank, 98 3rd
St SE, Wells,
MN 56097

Bank Midwest,	Heidi Hill	******	LAMPERT YARDS - US LBM LLC
245 9th St,
Windom, MN
56101

United Prairie	Barb Metz	******	LAMPERT YARDS - US LBM LLC
Bank, 905
McMillan St,
Worthington,
MN 56187

City National	Lisa Ellis	******	ROSEN MATERIALS, LLC
Bank, 1450
Brickel Ave,		******	ROSEN MATERIALS, LLC
Miami, FL
33131		******	ROSEN MATERIALS OF NAVADA, LLC

		******	ROSEN BRICK AMERICA, LLC

Consents Required

None.

Schedule 5.21

to ABL Credit Agreement

Subsidiaries

Jurisdiction of
Incorporation or
Subsidiary	Equityholder(s)	Formation
US LBM Holdings, LLC	LBM Borrower, LLC – 100%	Delaware
BEP/Lyman, LLC	US LBM Holdings, LLC – 100%	Delaware
East Haven Builders Supply – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Hall and House – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Bellevue Builders Supply – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Hines Building Supply – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Universal Supply Company, LLC	US LBM Holdings, LLC – 100%	Delaware
Wisconsin Building Supply – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
John H. Myers & Son – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Feldman Lumber – US LBM, LLC	US LBM Holdings, LLC – 100%	New York
Lampert Yards – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Wallboard Supply Company – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
H&H Lumber – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Shelly Enterprises – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Musselman Lumber – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Kirkland Property – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Hampshire Property – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
EHBS Manchester Properties, LLC	US LBM Holdings, LLC – 100%	Delaware

12

Schedule 4.21

to ABL Credit Agreement

Jurisdiction of
Incorporation or
Subsidiary	Equityholder(s)	Formation
Jones Lumber – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Desert Lumber – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Coastal Roofing Supply – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Standard Supply & Lumber – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Fond du Lac Property – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Kentucky Indiana Lumber – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
American Masons & Building Supply – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Lumber Specialties – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
LS Property, LLC	US LBM Holdings, LLC – 100%	Delaware
Direct Cabinet Sales – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Richardson Gypsum – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Rosen Materials, LLC	US LBM Holdings, LLC – 100%	Florida
Bear Truss – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Bear Truss Property, LLC	US LBM Holdings, LLC – 100%	Delaware
Rosen Brick America, LLC	Rosen Materials, LLC – 100%	Florida
Rosen Materials of Nevada LLC	Rosen Materials, LLC – 100%	Nevada
Lyman Lumber Company, LLC	BEP/Lyman, LLC – 100%	Delaware
Lyman Lumber Wisconsin, LLC	BEP/Lyman, LLC – 100%	Delaware
Carpentry Contractors Company, LLC	BEP/Lyman, LLC – 100%	Delaware
Automated Building Components, LLC	BEP/Lyman, LLC – 100%	Delaware
Hines Chicago Building Supply – US LBM, LLC	Hines Building Supply – US LBM, LLC – 100%	Delaware
Wallboard Supply Braintree, LLC	Wallboard Supply Company – US LBM, LLC – 100%	Delaware

13

Insurance

Company	Policy Number	Insured	Coverages	Deductible ($)
Pennsylvania Lumbermens Mutual.	29-U033- 01-14	US LBM Holdings, LLC	• Commercial Property Full Reported Values. No specific predetermined limit of insurance	$5,000 for all perils except $100,000 for flood and 5% of TIV for earthquake.

Pennsylvania Lumbermens Mutual	29-U033- 03-14	US LBM Holdings, LLC	• Umbrella Coverage $20,000,000 ($25,000,000 for Feldman Lumber only)	$10,000 SIR, in the absence of underlying insurance.

Pennsylvania Lumbermens Mutual	29-U033-1- 14	US LBM Holdings, LLC	• General Liability Coverage $1,000,000 / $2,000,000 / $2,000,000	No Deductible

Pennsylvania Lumbermens Mutual	20-U001- 01-14 (MA) and 29-U033- 02-14 (All Other States)	US LBM Holdings, LLC	• Automobile Liability $1,000,000	No Deductible

Sentry Insurance	90-19827- 01 (WI) and #90- 19827-02 (All Other States	US LBM Holdings, LLC	• Employers’ Liability Coverage $500,000	$250,000

Sentry Insurance	90-19827- 01 (WI) and 90- 19827-02 (All Other States	US LBM Holdings, LLC	• Workers’ Compensation Coverage Statutory Benefits	$250,000

Illinoi Union Insurance Company	G27523547 001	US LBM Holdings, LLC	• Excess D&O Coverage $5,000,000 with $5,000,000 aggregate	Underlying acts as the deductible.

AIG Specialty Insurance Company	03-211-55-32	US LBM Holdings, LLC	• Directors & Officers Liability Coverage $5,000,000 with $5,000,000 aggregate (Shared with EPLI)	$25,000

14

	Policy			Deductible
Company	Number	Insured	Coverages	($)
AIG Specialty Insurance Company	03-211-55- 32	US LBM Holdings, LLC	• Employment Practices Liability Coverage $5,000,000 with $5,000,000 aggregate (shared with D&O)	$150,000

AIG Specialty Insurance Company	03-211-55- 32	US LBM Holdings, LLC	• Fiduciary Liability Coverage $5,00,0000 with $5,000,000 aggregate	$0

National Union Fire Insurance Company of Pittsburgh	01-773-01- 11	US LBM Holdings, LLC	• Crime Coverage $1,000,000 Applies for each line of coverage ie: Employee Theft, Forgerty, Money, Computer Fraud, Client’s property	$15,000

15

Schedule 7.12

to ABL Credit Agreement

Post-Closing Security Perfection

1.              The Loan Parties shall use commercially reasonable efforts to deliver to the Administrative Agent after the Closing Date, endorsements to liability insurance policies and related insurance certificates as required by Subsection 7.5.

2.              The Loan Parties shall use commercially reasonable efforts to deliver to the Collateral Agent after the Closing Date, endorsements to property insurance policies and related insurance certificates as required by Subsection 7.5

16

Schedule 8.1

to ABL Credit Agreement

Existing Indebtedness

1.              Installment Note & Security Agreement, dated as of March 8, 2013, between Univest Capital, Inc. and Shelly Enterprises, Inc.

2.              Promissory Note, dated as of November 17, 2014, made by BEP/Lyman, LLC (dba Automated Building Components) in favor of Alpine, a division of ITW Building Components Group Inc.

17

Schedule 8.2

to ABL Credit Agreement

Existing Liens

All Liens issued pursuant to:

1.              Security Agreement (Conditional Sales Contract), dated as of November 17, 2014, between BEP/Lyman, LLC d/b/a Automated Building Components, and ITW Building Components Group Inc.

2.              Installment Note & Security Agreement, dated as of March 8, 2013, between Univest Capital, Inc. and Shelly Enterprises, Inc.

3.              Liens on motor vehicles that remain outstanding at closing; such liens will be released and security interest notations on corresponding title documents removed post-closing within a commercially reasonable period of time.

18